Exhibit 99.1

            , 2015

To the Unitholders of Blackstone:

I am pleased to inform you that on October 7, 2014, the board of directors of our general partner approved a plan to separate Blackstone’s financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses from Blackstone to form an independent, publicly traded company called PJT Partners. Following completion of the transaction, the new company will be a leading global independent financial advisory firm.

We are proud of Blackstone’s roots as an advisory firm dating back to its formation in 1985 and the integral role it has played in building our successful global business and brand. The decision to pursue a separation is not one that was entered into lightly, but we believe it represents a great opportunity to make a strong advisory business even stronger and further unlock its potential value to the benefit of our common unitholders.

The spin-off will free our advisory businesses from the current constraints on their expansion opportunities that have arisen from the growth and broadening of our asset management business. Our advisory professionals have been effectively precluded from competing for engagements in many transactions where the potential for an investment by a Blackstone fund created an actual or perceived conflict of interest.

In addition, Blackstone will be better positioned to devote its full efforts and resources toward the unrestricted growth of its core asset management businesses and better serving its fund investors, free from conflict management and other challenges caused by being a part of a combined enterprise with our advisory businesses.

Paul J. Taubman will serve as PJT Partners’ Chairman and Chief Executive Officer. Before departing to found PJT Capital LP (together with its general partner and their respective subsidiaries, “PJT Capital”), an independent financial advisory firm, Mr. Taubman spent 30 years at Morgan Stanley where he served as Co-President of the Institutional Securities Group. Prior to becoming Co-President, he was the Head of Global Investment Banking and Head of its Global Mergers and Acquisitions Department. In addition to being one of the preeminent investment bankers in the world, Mr. Taubman is a proven leader with the experience and skill to lead this business in its new life as an independent public company.

We believe combining the strong heritage and track record of Blackstone’s advisory businesses with Mr. Taubman’s team and vision of creating a next generation advisory platform, will lead to substantial growth and value creation of the combined business. Moreover, we believe that the opportunity to practice at a dedicated advisory firm whose core mission is providing client-focused advice and solutions is a compelling proposition for practitioners that increasingly seek to leave behind large financial institutions.

On the distribution date, we will distribute on a pro rata basis Class A common stock of PJT Partners Inc. to our common unitholders of record as of                     , New York time, on                    , the spin-off record date. Each common unitholder of Blackstone will receive one share of Class A common stock of PJT Partners Inc. for every            common units of Blackstone held by such unitholder on the record date. The distribution of these shares will be made in book-entry form, which means that no physical share certificates will be issued. Following the spin-off, shareholders may request that their shares of Class A common stock be transferred to a brokerage or other account at any time. Prior to consummating the spin-off, PJT Partners will acquire PJT Capital.

The consummation of the spin-off and related transactions, including the acquisition of PJT Capital, is subject to certain conditions, as described in the enclosed information statement. Approval by Blackstone’s common unitholders of the spin-off, including the acquisition of PJT Capital and the distribution, is not required, nor are you required to take any action to receive your shares of Class A common stock of PJT Partners Inc.

Immediately following the spin-off, you will own both common units of Blackstone and Class A common stock of PJT Partners Inc. The common units of Blackstone will continue to trade on the New York Stock Exchange under the symbol “BX.” PJT Partners Inc. intends to have its Class A common stock listed on the New York Stock Exchange under the symbol “PJT.”

We expect that the spin-off will be tax-free to Blackstone’s common unitholders for U.S. Federal income tax purposes, except to the extent of any gain or loss recognized by a common unitholder as a result of any cash received in lieu of fractional shares. The spin-off is conditioned on, among other things, Blackstone’s receipt of an opinion of tax counsel to the effect that certain transactions in the spin-off should qualify as tax-free distributions under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and that a certain transaction in the spin-off should qualify as a tax-free reorganization under Section 368 of the Code.

We have prepared an information statement, which describes the spin-off in great detail and contains important information about PJT Partners, including historical financial statements. We are mailing to all Blackstone common unitholders a notice with instructions informing holders how to access the information statement online. We urge you to read the information statement carefully.

I want to thank you for your continued support of Blackstone, and we all look forward to your support of both companies in the future.

Yours sincerely,

Stephen A. Schwarzman

Chairman & CEO

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

SUBJECT TO COMPLETION, DATED JUNE 23, 2015

INFORMATION STATEMENT

PJT Partners Inc.

Class A Common Stock

(par value $0.01 per share)

This information statement is being sent to you in connection with the separation of PJT Partners Inc. and its consolidated subsidiaries from The Blackstone Group L.P. (together with its consolidated subsidiaries, “Blackstone”), following which PJT Partners Inc. will be an independent, publicly traded company.

The Blackstone Group L.P. will distribute on a pro rata basis to its common unitholders all of the issued and outstanding shares of Class A common stock of PJT Partners Inc. held by it. We refer to this pro rata distribution as the “distribution” and we refer to the separation of the PJT Partners business from Blackstone and related transactions, including the distribution, and the internal reorganization and acquisition by PJT Partners of PJT Capital LP (together with its general partner and their respective subsidiaries, “PJT Capital”) that will precede the distribution, as the “spin-off.” We expect that the spin-off will be tax-free to Blackstone’s common unitholders for U.S. Federal income tax purposes, except to the extent of any gain or loss recognized by a common unitholder as a result of any cash received in lieu of fractional shares. Each common unitholder of Blackstone will receive one share of Class A common stock of PJT Partners Inc. for every              common units of Blackstone held by such unitholder on                 ,        , the record date. Each share of Class A common stock of PJT Partners Inc. will have attached to it a preferred stock purchase right as further described in “Description of Our Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, Our Stockholder Rights Agreement and Certain Provisions of Delaware Law.” The distribution of shares will be made in book-entry form. Blackstone will not distribute any fractional shares of Class A common stock of PJT Partners Inc. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate net cash proceeds from the sales pro rata to each holder who would otherwise have been entitled to receive a fractional share in the spin-off. The distribution will be effective as of             , New York time, on             ,        . Immediately after the distribution becomes effective, we will be an independent, publicly traded company.

Upon completion of the spin-off, PJT Partners Inc. will be a holding company and its only material asset will be a controlling equity interest in New Advisory L.P., a holding partnership that will hold PJT Partners’ operating subsidiaries. The internal owners (as described herein) will hold Class A common stock of PJT Partners Inc. as well as common units of partnership interest in New Advisory L.P. (“Partnership Units”) that, subject to certain terms and conditions, are exchangeable at the option of the holder for a cash amount equal to the then-current market value of an equal number of shares of our Class A common stock, or, at our election, for shares of our Class A common stock on a one-for-one basis. Each Partnership Unit will have attached to it a preferred unit purchase right as further described in “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement.” The internal owners will also hold shares of Class B common stock of PJT Partners Inc. The shares of Class B common stock will have no economic rights but will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested Partnership Units of New Advisory L.P. held by such holder on all matters presented to stockholders of PJT Partners Inc. other than director elections and removals. With respect to the election and removal of directors of PJT Partners Inc., shares of Class B common stock will initially entitle holders to only one vote per share, representing significantly less than one percent of the voting power entitled to vote thereon. However, the voting power of Class B common stock with respect to the election and removal of directors of PJT Partners Inc. may be increased to up to the number of votes to which a holder is then entitled on all other matters presented to stockholders, as described under “Description of Capital Stock—Class B Common Stock.” In addition, in connection with the spin-off, PJT Partners personnel will receive various types of awards under our 2015 Omnibus Incentive Plan denominated in shares of Class A common stock of PJT Partners Inc. and partnership interests in New Advisory L.P. See “Certain Relationships and Related Party Transactions—Transaction Agreement—Founder Earn-Out Units” and “—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement” for additional information.

No vote or other action of Blackstone common unitholders is required in connection with the spin-off. We are not asking you for a proxy and you should not send us a proxy. Blackstone common unitholders will not be required to pay any consideration for the shares of Class A common stock of PJT Partners Inc. they receive in the spin-off, and they will not be required to surrender or exchange their Blackstone common units or take any other action in connection with the spin-off.

There is no current trading market for Class A common stock of PJT Partners Inc. We expect, however, that a limited trading market for Class A common stock of PJT Partners Inc., commonly known as a “when-issued” trading market, will develop at least two trading days prior to the record date for the distribution, and we expect “regular-way” trading of Class A common stock of PJT Partners Inc. will begin the first trading day after the distribution date. We intend to list Class A common stock of PJT Partners Inc. on the New York Stock Exchange (“NYSE”) under the ticker symbol “PJT”.

We are an “emerging growth company” as defined under the Federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. See “Summary—Implications of Being an Emerging Growth Company.”

In reviewing this information statement, you should carefully consider the matters described in “Risk Factors” beginning on page 34 of this information statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement is not an offer to sell, or a solicitation of an offer to buy, any securities.

The date of this information statement is            , 2015.

A Notice of Internet Availability of Information Statement Materials containing instructions describing how to access this Information Statement was first mailed to Blackstone common unitholders on or about            ,            . For Blackstone common unitholders who previously elected to receive paper copies of Blackstone’s materials, this information statement was first mailed to Blackstone common unitholders on or about            , 2015.

i

SUMMARY

This summary highlights information contained in this information statement and provides an overview of our company, our separation from Blackstone and the distribution of shares of Class A common stock of PJT Partners Inc. by The Blackstone Group L.P. to its common unitholders. For a more complete understanding of our business and the spin-off, you should read this entire information statement carefully, particularly the discussion set forth under “Risk Factors” and our audited historical financial statements, our unaudited pro forma combined financial statements and the respective notes to those statements included in this information statement.

Except as otherwise indicated or unless the context otherwise suggests, references in this information statement to “PJT Partners,” “the Company,” “our company,” “we,” “us” and “our” refer (1) prior to the consummation of the internal reorganization and the acquisition as described under “The Spin-Off—Manner of Effecting the Spin-Off,” to the financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses of Blackstone, which, together with the capital markets services business that will be retained by Blackstone, have historically constituted Blackstone’s Financial Advisory reporting segment and (2) after the consummation of such internal reorganization and acquisition, to PJT Partners Inc. and its consolidated subsidiaries, including the acquired operations of PJT Capital LP (together with its general partner and their respective subsidiaries, “PJT Capital”). Except as otherwise indicated or unless the context otherwise suggests, references in this information statement to “Blackstone” refer to The Blackstone Group L.P. and its consolidated subsidiaries. Except as otherwise indicated or unless the context otherwise suggests, we use the term “partner” in this information statement to refer to our senior professionals who hold the “partner” title.

Our Business

PJT Partners is a global independent financial advisory firm. Our veteran team of professionals, including our 33 partners, delivers a wide array of strategic advisory, restructuring and reorganization, and funds advisory services to corporations, financial sponsors, institutional investors and governments around the world. We offer a balanced portfolio of advisory services designed to help our clients realize major corporate milestones. We also provide, through Park Hill Group, fund placement and secondary advisory services for alternative investment managers, including private equity funds, real estate funds and hedge funds.

We have world-class franchises in each of the areas in which we compete. Our strategic advisory business, established in 1985, offers a broad range of financial advisory and transaction execution capability, including acquisitions, mergers, joint ventures, minority investments, asset swaps, divestitures, takeover defenses, corporate finance advisory, private placements and distressed sales. Since inception, we have advised on more than 285 announced M&A transactions with a total value of more than $580 billion. The combined value of the announced M&A transactions that we and PJT Capital advised on over the past two years was more than $195 billion. Our restructuring and reorganization business, established in 1991, is one of the world’s leading restructuring advisors, having advised on more than 390 distressed situations, both in and out of bankruptcy, involving more than $1.4 trillion of total liabilities. Park Hill Group, our funds advisory services business, is the world’s leading private equity and real estate fund placement agent, having served as a placement agent to more than 189 funds raising approximately $259 billion for a diverse range of investment strategies since its inception in 2005. Moreover, Park Hill Group is the only group among its peers with top-tier dedicated private equity, hedge fund and real estate advisory groups, as well as a dedicated team that supports secondary transactions in limited partnership interests in existing funds.

We believe the success of our business has resulted from a highly-experienced team and a relentless focus on our core principles: prioritizing our client’s interests, providing superior client service, protecting client confidentiality and avoiding conflicts of interest. As of March 31, 2015, our strategic advisory team was comprised of 105 professionals, including 11 partners, with an average of over 20 years of experience in providing corporate finance and mergers and acquisitions advice. As of March 31, 2015, our restructuring and reorganization team was comprised of 40 professionals, including 8 partners with an average of 17 years of experience advising a diverse base of clients, including companies, creditors, corporate parents, hedge funds, financial sponsors and acquirers of troubled companies. We believe that we have one of the most seasoned and experienced restructuring teams in the financial services industry, working on a significant share of the major restructuring assignments in this area. As of March 31, 2015, our Park Hill Group team was comprised of 71 professionals, including 14 partners with an average of over 20 years of experience advising and executing on all aspects of the fundraising process, and operates across seven offices around the world.

Our firm will be led by Paul J. Taubman, who will serve as our Chairman and Chief Executive Officer. Before departing in late 2012, Mr. Taubman spent 30 years at Morgan Stanley where he served as Co-President of the Institutional Securities Group. Prior to becoming Co-President, he served as Head of Global Investment Banking and Head of its Global Mergers and Acquisitions Department. In addition to being one of the preeminent investment bankers in the world, Mr. Taubman is a proven leader with the experience and skill to lead PJT Partners in its new life as an independent public company. Since departing Morgan Stanley, Mr. Taubman and PJT Capital have advised on transactions with a total value of more than $140 billion. Over the past two years, those transactions on which Mr. Taubman personally advised placed him in the top 25 in the global M&A advisory league tables, which we believe is an unprecedented achievement for an individual practitioner.

Mr. Taubman joins us with a team of veteran investment bankers, including 13 partners, who have a wealth of experience and client relationships developed over long tenures in the investment banking industry, and who share a common commitment to excellence. Through their sizable equity stake in our business, a significant portion of which is subject to performance-based vesting, the long-term incentives of Mr. Taubman and our partners will be strongly aligned with the interests of our stockholders. Upon completion of the spin-off, our partners, advisory professionals and other employees will initially own in the aggregate over        % of the equity in our business, assuming the equity awards to be received by such persons in connection with the spin-off were fully vested and earned.

We believe this spin-off will further unlock our potential by meaningfully enhancing our opportunities for organic growth, including by enhancing our ability to compete for business from financial sponsors and eliminating conflicts with Blackstone’s investing areas.

•	Conflicts with other financial sponsors. We believe the ability to compete unhindered by the inherent challenges of securing business from Blackstone competitors significantly increases the addressable market of our advisory and placement services. For instance, while transactions involving financial sponsors represented nearly a third of global M&A advisory volume by transaction value in 2014, such transactions represented only 10% of the advisory revenue generated by our strategic advisory and restructuring and reorganization businesses in the same period.

•	Conflicts with Blackstone’s investing areas. As part of Blackstone, we have been effectively precluded from competing for strategic advisory and restructuring engagements in many transactions where an investment or potential investment by a Blackstone fund created an actual or perceived conflict of interest. An advisory engagement can have the effect of precluding or limiting an investment opportunity of a Blackstone fund given that advisory clients may require Blackstone to act exclusively on behalf of a potential seller, buyer or other party in a subject transaction. As a result, we have declined to compete for many advisory assignments in order to avoid creating a potential conflict with a potential Blackstone investment opportunity. In that connection, sellers may resist engaging our strategic advisory team if they see a reasonable possibility that a Blackstone investing business could be a buyer. Investment conflicts have also been particularly prevalent as between our restructuring and reorganization practice and Blackstone’s credit business.

We believe the impact of these actual or perceived conflicts has been to artificially constrain the growth opportunities that PJT Partners might otherwise have enjoyed as an independent company, including mandates we have lost to competitors and business that we declined to compete for in the first instance.

We additionally believe we will excel in attracting and retaining world-class professionals. We believe that the opportunity to practice at a dedicated advisory firm whose core mission is providing client-focused advice and solutions is a compelling proposition for practitioners that increasingly seek to leave behind large financial institutions. Moreover, while we and PJT Capital have enjoyed great success recruiting, we believe that the freedom from conflicts and increased addressable market that will result from the spin-off will make our firm even more attractive to new hires.

Since our founding, we have earned a reputation as a trusted, long-term strategic advisor by providing thoughtful, tailored solutions to help our clients achieve their strategic, financial and fundraising goals. Together, our objective is to become the leading provider of financial advice and the top destination for advisory talent.

Our revenues for the year ended December 31, 2014 were $401.1 million. As of March 31, 2015, we employed 216 professionals across 12 offices around the world.

Our Strategy

We intend to grow our business by increasing our share of business from existing clients and developing new client relationships as we expand into new industry verticals, geographies and products. Our strategy for achieving these objectives has five components:

•	Provide World-Class Financial Advice. The creativity and depth of our advice, and the integrity and judgment with which we deliver it, are the foundations of the business we have built. As the newly independent PJT Partners, we intend to build on nearly three decades of commitment to excellence in the work we do and the delivery of superior outcomes for our clients across our full suite of advisory services.

•	Invest in New Capabilities to Better Serve Our Clients. We are focused on continuing to expand the breadth and depth of our platform and build capabilities in areas where a sizeable market opportunity clearly exists in order both to expand wallet share with existing clients and to develop new client relationships. Such efforts may include expansion into new industry verticals, geographies and product capabilities such as capital markets services. In each such case, our goal to offer increasingly comprehensive and valuable solutions to our clients will be combined with a disciplined approach to managing our financial resources and an insistence on hiring only top-tier talent.

•	Exploit Embedded Growth Opportunities. We intend to drive organic growth by exploiting opportunities that will arise from our separation from Blackstone, including relief from conflicts with Blackstone’s investing areas and an enhanced ability to compete for business from financial sponsors. For instance, we believe the ability to compete for strategic advisory engagements in transactions involving financial sponsors (which represented nearly a third of global M&A advisory volume by transaction value in 2014) unhindered by the inherent challenges of securing advisory assignments from Blackstone competitors increases by approximately 50% the addressable market of our strategic advisory services. The opportunities of our funds advisory services business have similarly been constrained as some other sponsors have been reluctant to hire us to assist with their fundraising needs. Finally, Blackstone’s ability to hire us for advisory and placement assignments will no longer be impacted by actual or perceived conflicts of interest following the spin-off.

•	Attract and Retain Best-in-Class Talent. The creativity, insightfulness and clarity of our advice, and the trusted client relationships it inspires, are the foundation of our business. We will continue to focus on hiring and retaining top-quality practitioners with expertise and relationships in new industries, products and geographies where we perceive an opportunity to fulfill existing or emerging client needs. We believe that the opportunity to practice at a dedicated advisory firm whose core mission is providing client-focused advice and solutions is a compelling proposition for practitioners that increasingly seek to leave behind large financial institutions. Moreover, while we and PJT Capital have enjoyed great success recruiting, we believe that the freedom from conflicts and increased addressable market that will result from the spin-off will make our firm even more attractive to new hires.

•	Leverage Our Diverse Platform. We have developed a scaled, diversified global advisory franchise comprised of complementary businesses, which each share our culture of excellence, teamwork and entrepreneurship. We are focused on maintaining the market leadership of our restructuring and reorganization and funds advisory services businesses in order to complement our world-class strategic advisory franchise, offering our clients a comprehensive and differentiated suite of independent advisory services and enhancing the stability of our revenue stream. As one firm, we intend to leverage the diverse capabilities and relationships of each business to deliver value for our clients.

Competitive Strengths

We intend to execute on our strategy by capitalizing on the following core strengths of our organization:

•	Trusted Advisors with Proven Track Records. We are recognized experts in strategic advisory, restructuring and reorganization and funds advisory services. Our teams act as trusted advisors to a diverse group of clients around the world. We provide clients with creative solutions addressing a range of complex strategic and fundraising challenges. With 12 offices spanning the globe, we have advised on or served as placement agent on:

•	more than 285 announced M&A transactions with a total value of more than $580 billion;

•	more than 390 distressed situations, both in and out of bankruptcy, involving more than $1.4 trillion of total liabilities; and

•	fundraising for more 189 funds that have raised approximately $259 billion for a diverse range of investment strategies.

Through our spin-off and combination with PJT Capital, we believe we can harness the legacy, scale and scope of a well-established business while capturing the entrepreneurial energy of a new firm.

•	Complementary Business Lines. Our unique and highly differentiated portfolio of industry, product, and geographical expertise will better enable us to serve our clients. Our partners and team members have relationships with hundreds of corporate executives, board members, financial sponsors and governments as well as expertise in multiple product areas, industry verticals and geographies. Through our Park Hill Group business, we have relationships with over 3,000 different institutional investors, who collectively manage over $75 trillion of capital. These unique relationships and capabilities have the potential to help us drive incremental value for clients, and growth for our company, as we operate in a more integrated and cohesive manner.

•	Veteran Team of Practitioners. As of March 31, 2015, our team consisted of 216 professionals, including 33 partners, each with an average of over 20 years of relevant experience. Many of our partners are recognized leaders in their particular areas of expertise. Our partners share a culture of being practitioners first; consistently demonstrating an active, hands-on, high-touch approach to serving clients. Our professionals adhere to core principles: prioritizing our client’s interests, providing superior client service, protecting client confidentiality and avoiding conflicts of interest.

•	Experienced Leadership to Drive Profitable Growth. Our team will be led by Mr. Taubman, one of the preeminent investment bankers in the world. Mr. Taubman is a proven leader with the experience and skill to lead PJT Partners in its new life as an independent public company, in addition to actively advising our firm’s clients. We anticipate he will continue his success in attracting and retaining new talent that is increasingly seeking to leave large financial institutions in favor of dedicated advisory firms.

Industry Trends

We believe we are well-positioned to take advantage of the following favorable trends in our industry:

•	Robust Mergers & Acquisitions Activity. M&A volume globally for 2014 was up 41% as compared to 2013, and 2014 was the most active year since 2007. We expect this trend to continue as a result of an improving global macroeconomic environment, strong corporate balance sheets, a trend toward global consolidation and an environment in which companies are increasingly pursuing strategic acquisitions as part of their growth strategy. M&A volume is subject to periodic fluctuation based on a variety of factors, including conditions in the credit markets and other macroeconomic factors. For instance, recent periods have seen a decline in the number of leveraged buyouts in excess of certain debt levels due in part to the implementation of guidance from U.S. federal banking agencies with regard to leveraged lending practices. However, we believe there continue to be ample opportunities for sponsor M&A activity. Moreover, we believe such constraints have had very little impact, if any, on M&A volumes more generally. According to Thomson Reuters, global announced M&A volume in the twelve months ended March 31, 2015 was up 16% as compared to the prior year period, and, in the three months ended March 31, 2015 was down only 7% as compared to the prior year period. As the environment for M&A continues to improve, we expect to see an increase in deal flow in which we are well-positioned to participate.

The chart below depicts global announced M&A volume over the past ten years.

Global Announced M&A Volume

($ in trillions)

Source: Thomson Reuters 2015

Note: Volume defined as ranking value including net debt of target.

•	Active Debt Markets to Drive Future Restructuring and Reorganization Activity. Both 2012 and 2013 represented record years for leveraged finance issuance in the United States as companies took advantage of historically low borrowing costs to leverage their capital structures. Given the lag between high-yield issuance and default rates, today’s historical level of current issuance should create a favorable environment for our Restructuring and Reorganization business in future periods. Moreover, we believe that restructuring activity in recent periods has been approaching a cyclical low, with high-yield default rates well below their long-term historical averages and strong demand for high-yield credit providing liquidity and access to capital for companies looking to refinance near-term maturities. We believe our leading Restructuring and Reorganization advisory franchise will position us well to capitalize on a future upturn in restructuring activity when corporate default rates moderate back to their long-term averages.

The chart below depicts the volume of global high-yield debt issuance and the default rate for speculative-grade debt since 2003.

Global High-Yield Issuance and Default Rate

($ in billions)

Source: Thomson Reuters 2015, Moody’s Annual Default Study 2015

•	Increasing Importance of Alternative Assets Driving Demand for Capital Raising Services. McKinsey and Co. estimates that global alternative assets under management (“AUM”) has grown from $3.2 trillion in 2005 to $7.2 trillion in 2013, representing a compound annual growth of 11%. Moreover, institutional investors have allocated increasingly larger portions of their portfolios to alternative asset classes. The allocation to alternative assets in pension fund portfolios increased from 5% in 2001 to 25% in 2014.

Global AUM of Alternative Assets ($ in trillions)	Pension Asset Allocation to Alternative Assets (Average percent of total portfolio AUM)

Source: McKinsey, The Trillion-Dollar Convergence: Capturing the Next Wave of Growth in Alternative Investments, August 2014	Source: Towers Watson, Global Pension Assets Study 2015, February 2015

In addition, as illustrated in the chart below, greater investor demand has led to a 14% compound annual growth rate in global capital raising for alternative investment strategies over the last five years.

Global Capital Raised

($ in billions)

Source: Preqin

Note: Global capital includes private equity, real estate, secondaries, distressed debt, mezzanine and other.

We expect this current trend will continue as the combination of volatile returns in public equities and low yields on traditional fixed income investments shifts investor focus to the lower correlated and absolute levels of returns offered by alternative assets. As a leading alternative asset fundraising platform, Park Hill Group is well-positioned to benefit from this tailwind. In addition, as an independent firm, Park Hill Group will be even better positioned to foster relationships with additional alternative asset managers who were previously reluctant to hire Park Hill Group when it was a part of Blackstone.

•	Growing Demand for Dedicated Advisory Services. Demand for dedicated advisory services has increased significantly over the past several years. Since 2003, dedicated advisory firms have increased their market share of global M&A advisory fees significantly from 19% to 34%. In 2014, 60% of the top 10 announced M&A deals and 60% of the top 20 announced M&A deals included a dedicated advisory firm. In addition, over the past five years, the great majority of restructurings with an announced restructuring value of at least $100 million have included a dedicated advisory firm. We believe this is the result of a growing market preference for firms whose core mission is providing client-focused advice and solutions, free from the conflicts at large financial institutions where sizable sales and trading, underwriting and lending businesses coexist with an advisory business that comprises only a small portion of revenues and profits.

•	Ongoing Challenges at Large Financial Institutions. We will seek to continue to take advantage of growth opportunities arising from the ongoing challenges at large financial institutions. These firms face increasing regulation leading to higher operating costs, compensation limitations and increased capital constraints, all of which we believe adversely affect their ability to serve clients and compete to attract and retain talented professionals. In addition, such institutions must devote substantial resources and attention to the management of internal conflicts associated with lending to clients or potential clients of their advisory businesses or trading in their securities. We believe dislocation at large financial institutions has led to an increased exodus of senior advisory talent and that we are well-positioned to take advantage of this trend as we seek to attract and retain top-tier professionals.

The Spin-Off

Overview

On October 7, 2014, the board of directors of Blackstone Group Management L.L.C. approved a plan to separate Blackstone’s financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses from Blackstone to form PJT Partners, following which PJT Partners will be an independent, publicly traded company.

In connection with the spin-off and the retention of Paul J. Taubman as our Chairman and CEO, we and Blackstone have entered into a transaction agreement (as it may be amended, the “Transaction Agreement”) with Mr. Taubman, PJT Capital LP and the other parties thereto, pursuant to which we will acquire, on the terms and subject to the conditions set forth in the Transaction Agreement, all of the outstanding equity interests in PJT Capital. Throughout this information statement, we refer to this transaction as the “acquisition.”

In connection with the spin-off, and as contemplated by the Transaction Agreement, we will enter into a Separation Agreement and several other agreements with Blackstone related to the spin-off. These agreements will set forth the principal transactions required to effect our separation from Blackstone and provide for the allocation between us and Blackstone of various assets, liabilities, rights and obligations (including employee benefits and tax-related assets and liabilities) and govern the relationship between us and Blackstone after completion of the spin-off. These agreements will also include arrangements with respect to transitional services to be provided by Blackstone to PJT Partners. See “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off—Transition Services Agreement.”

The spin-off, including the consummation of the acquisition and the distribution of shares of Class A common stock of PJT Partners Inc. as described in this information statement is subject to the satisfaction or waiver of certain conditions. In addition, we, Blackstone and Mr. Taubman have the right to terminate the Transaction Agreement and abandon the spin-off in certain circumstances, as described in this information statement. See “The Spin-Off—Conditions to the Spin-Off” and “—Termination and Abandonment of the Spin-Off.”

Organizational Structure Following the Spin-Off

In connection with the spin-off, Blackstone will undergo an internal reorganization, pursuant to which the operations that have historically constituted Blackstone’s Financial Advisory reporting segment, other than Blackstone’s capital markets services business, will be contributed to New Advisory L.P., a newly-formed holding partnership that will be controlled by PJT Partners Inc., as general partner. Blackstone’s capital markets services business, which has historically derived a majority of its revenue from transactions involving portfolio companies or investment funds of Blackstone, will not be contributed to New Advisory L.P., and Blackstone will retain this business following completion of the spin-off. In the internal reorganization, the limited partners of the holding partnerships that own Blackstone’s operating subsidiaries (the “Blackstone Holdings partnerships”) and certain individuals engaged in our business will receive Class A common stock of PJT Partners Inc., as well as common units of partnership interest in New Advisory L.P. (“Partnership Units”) that, subject to certain terms and conditions, are exchangeable at the option of the holder for cash, or, at our election, for shares of our Class A common stock on a one-for-one basis. In addition, in connection with the spin-off, PJT Partners personnel will receive various types of awards under our 2015 Omnibus Incentive Plan denominated in shares of Class A common stock of PJT Partners Inc. and partnership interests in New Advisory L.P. See “Certain Relationships and Related Party Transactions—Transaction Agreement—Founder Earn-Out Units” and “—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement” for additional information.

Prior to the distribution, New Advisory L.P. will acquire, on the terms and subject to the conditions set forth in the Transaction Agreement, all of the outstanding equity interests in PJT Capital LP. In connection with the acquisition, Mr. Taubman and the other selling holders of equity interests in PJT Capital LP will receive unvested Partnership Units in New Advisory L.P. Throughout this information statement, we use the term “internal owners” to refer collectively to (1) the limited partners of the Blackstone Holdings partnerships and certain individuals engaged in our business that will receive Class A common stock of PJT Partners Inc. and Partnership Units in New Advisory L.P. in the internal reorganization; and (2) Mr. Taubman and the other selling holders of equity interests in PJT Capital LP who will receive Partnership Units in New Advisory L.P. upon consummation of the acquisition.

Following the internal reorganization and the acquisition, The Blackstone Group L.P. will distribute on a pro rata basis to its common unitholders, all of the issued and outstanding Class A common stock of PJT Partners Inc. held by it.

Following the spin-off, PJT Partners Inc. will be a holding company and its only material asset will be its controlling equity interest in New Advisory L.P. As the sole general partner of New Advisory L.P., PJT Partners Inc. will operate and control all of the business and affairs and consolidate the financial results of New Advisory L.P. and its subsidiaries. The ownership interest of the holders of Partnership Units (other than PJT Partners Inc.) will be reflected as a non-controlling interest in PJT Partners Inc.’s consolidated financial statements.

Our internal owners will also hold all issued and outstanding shares of the Class B common stock of PJT Partners Inc. The shares of Class B common stock will have no economic rights but will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested Partnership Units of New Advisory L.P. held by such holder on all matters presented to stockholders of PJT Partners Inc. other than director elections and removals. With respect to the election and removal of directors of PJT Partners Inc., shares of Class B common stock will initially entitle holders to only one vote per share, representing significantly less than one percent of the voting power entitled to vote thereon. However, the voting power of Class B common stock with respect to the election and removal of directors of PJT Partners Inc. may be increased to up to the number of votes to which a holder is then entitled on all other matters presented to stockholders, as described under “Description of Capital Stock—Class B Common Stock.” The voting power on applicable matters afforded to holders of Partnership Units by their shares of Class B common stock is automatically and correspondingly reduced as they exchange Partnership Units for cash or for shares of Class A common stock of PJT Partners Inc. pursuant to the exchange agreement described below. If at any time the ratio at which Partnership Units are exchangeable for shares of Class A common stock of PJT Partners Inc. changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled on applicable matters will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other executive officers, will provide an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is the CEO of PJT Partners Inc.

We and the internal owners will also enter into an exchange agreement under which they (or certain permitted transferees) will have the right, subject to the terms and conditions set forth in the partnership agreement of New Advisory L.P., on a quarterly basis, from and after the first anniversary of the date of the consummation of the spin-off (subject to the terms of the exchange agreement), to exchange all or part of their Partnership Units for cash or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. The price per Partnership Unit to be received in a cash-settled exchange will be equal to the fair value of a share of our Class A common stock (determined in accordance with and subject to adjustment under the exchange agreement). In the event that PJT Partners Inc. elects to fund cash-settled exchanges of Partnership Units with new issuances of Class A common stock, the fair value of a share of our Class A common stock will be deemed to be equal to the net proceeds per share of Class A common stock received by PJT Partners Inc. in the related issuance. Accordingly, in this event, the price per Partnership Unit to which an exchanging Partnership Unitholder will be entitled may be greater than or less than the then-current market value of our Class A common stock. See “Certain Relationships and Related Person Transactions— Exchange Agreement.”

The diagram below depicts our organizational structure immediately following the spin-off. For additional detail, see “The Spin-Off—Organizational Structure Following the Spin-Off.” The information in the diagram below does not reflect shares of Class A common stock and Partnership Units that may be issued upon settlement of awards under our 2015 Omnibus Incentive Plan (or upon conversion of interests granted thereunder). See “Certain Relationships and Related Party Transactions—Transaction Agreement—Founder Earn-Out Units” and “—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement” for additional information.

(1)

The shares of Class B common stock will have no economic rights but will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested Partnership Units of New Advisory L.P. held by such holder on all matters presented to stockholders of PJT Partners Inc. other than director elections and removals. With respect to the election of directors of PJT Partners Inc., shares of Class B common stock will initially entitle holders to only one vote per share, representing significantly less than one percent of the voting power entitled to vote thereon. However, the voting power of Class B common stock with respect to the election and removal of directors of PJT Partners Inc. may be increased to up to the number of votes to which a holder is then entitled on all other matters presented to stockholders, as described under “Description of Capital Stock—Common Stock—Class B Common Stock.” Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other executive officers, will provide an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is the CEO of PJT Partners Inc. For additional information, see “The Spin-Off—Organizational Structure Following the Spin-Off.”

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies that are not emerging growth companies. These provisions include:

•	exemptions from the requirements to hold non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

•	reduced disclosure about our executive compensation arrangements.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company upon the earliest of: (1) the end of the fiscal year following the fifth anniversary of the spin-off; (2) the first fiscal year after our annual gross revenues are $1.0 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We have taken advantage of reduced disclosure regarding executive compensation arrangements in this information statement, and we may choose to take advantage of some but not all of these reduced disclosure obligations in future filings while we remain an emerging growth company. If we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold stock.

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have chosen to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

PJT Partners Inc. (formerly known as Blackstone Advisory Inc.) was incorporated in the State of Delaware on November 5, 2014 and changed its name to PJT Partners Inc. on March 3, 2015. Our headquarters are located at 345 Park Avenue, New York, New York 10154. Our telephone number is (212) 583-5000. We intend to move our principal executive offices to 280 Park Avenue, New York, New York 10017 in 2015.

Questions and Answers About the Spin-Off

The following provides only a summary of the terms of the spin-off. For a more detailed description of the matters described below, see “The Spin-Off.”

Q:	What is the spin-off?

A:

The spin-off is the series of transactions by which the Blackstone’s financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses will be separated from Blackstone to form PJT Partners, an independent, publicly traded company. On the distribution date, The Blackstone Group L.P. will distribute on a pro rata basis to its common unitholders all of the issued and outstanding shares of Class A common stock of PJT Partners Inc. held by it, as described in “The Spin-Off—Manner of Effecting the Spin-Off—Internal Reorganization” and “—Organizational Structure Following the Spin-Off.” We refer to this as the distribution. Following the spin-off, PJT Partners will be a separate company from Blackstone, and Blackstone will not retain any ownership interest in PJT Partners.

Q:	Why has Blackstone determined to separate the advisory businesses from the rest of the firm?

A:	The board of directors of Blackstone Group Management L.L.C. has determined that the separation of the advisory businesses is in the best interests of Blackstone, its common unitholders and other stakeholders because such separation will provide the following key benefits:

•	Relief from Conflict-related Constraints on Growth and Greater Strategic Focus of Management’s Efforts and Resources. Separation from Blackstone will meaningfully enhance our opportunities for organic growth, including by eliminating conflicts with Blackstone’s investing areas and enhancing our ability to compete for business from financial sponsors. As a part of Blackstone, our professionals have been effectively precluded from competing for strategic advisory and restructuring engagements in many transactions where the potential for an investment by a Blackstone fund created an actual or perceived conflict of interest. As Blackstone’s investing businesses have grown broader and larger, the potential for such conflicts has grown commensurately, with the result that Blackstone has not been free to aggressively grow our advisory business out of concern for compounding such conflicts. As an independent firm, free from such conflicts, we believe that we will be able to more effectively compete for new client engagements and significantly expand our platform into new product industries and transaction execution capabilities. Moreover, we will be free to compete for advisory and placement assignments from financial sponsors unhindered by the inherent challenges of securing such assignments from Blackstone competitors.

In addition, Blackstone will be better positioned to devote its full efforts and resources toward the unrestricted growth of its core asset management businesses and better serving its fund investors, free from conflict management and other challenges caused by being a part of a combined enterprise with our advisory businesses.

•	Unlocking Multiple Value. We believe that peer advisory firms of PJT Partners have historically traded at significantly higher earnings multiples than asset managers. As a pure-play advisory business, we believe this value will be unlocked to the benefit of PJT Partners’ owners, including the common unitholders of Blackstone.

•	Improved Management Incentive Tools. In multi-business companies such as Blackstone, it is difficult to structure incentives that reward professionals in a manner directly related to the performance of their respective business units. The spin-off will enable us to grant equity compensation to our senior management and other professionals tied directly to our business, creating a strong alignment of interest with our public stockholders and resulting in incentives that will be less diluted and more effective.

•	Enhanced Focus on Clients. Both Blackstone and we believe that, as a unified, independently managed, stand-alone company, our management will be able to more closely align internal resources, including senior management time, with the unique priorities of the clients of our business.

•	Ability to Utilize Equity as an Acquisition Currency. The spin-off will enable us to use our equity as currency to pursue certain financial and strategic objectives, including tax-free merger transactions. In addition, future strategic transactions with similar businesses will be more easily facilitated through the use of our equity as consideration.

Q:	Why is the separation of Blackstone’s advisory businesses structured as a spin-off?

A:	On October 7, 2014, the board of directors of Blackstone Group Management L.L.C. approved a plan to separate Blackstone’s financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses from Blackstone to form PJT Partners. Blackstone determined, and continues to believe, that a spin-off is the method of separation that is most advantageous to its common unitholders by enabling them to share in the growth of the business that the separation will afford. Blackstone also believes that a spin-off is the most efficient way to accomplish this separation for various reasons, including that: (1) a spin-off would enable our business to be separated from Blackstone in a manner that is expected to be generally tax-free; and (2) a spin-off offers a higher degree of certainty of completion in a timely manner, lessening disruption to current business operations. After consideration of strategic alternatives, Blackstone believes that a spin-off will enhance the long-term value of both Blackstone and PJT Partners. See “The Spin-Off—Reasons for the Spin-Off.”

Q:	What will I receive in the spin-off?

A:	As a holder of Blackstone common units, you will retain your Blackstone common units and will receive one share of Class A common stock of PJT Partners Inc. for every common units of Blackstone you own as of the record date. The number of Blackstone common units you own and your proportionate interest in Blackstone will not change as a result of the spin-off. See “The Spin-Off.”

Q:	Will Blackstone retain any ownership of PJT Partners following the spin-off?

A:	Immediately upon consummation of the spin-off, PJT Partners will be owned entirely by Blackstone’s unitholders and the professionals engaged in our business. Blackstone will not retain any ownership interest in us immediately following the spin-off.

Q:	Are there any conditions to the consummation of the spin-off?

A:	Yes. The spin-off, including the consummation of the acquisition and the distribution of shares of Class A common stock of PJT Partners Inc. is subject to the satisfaction or waiver of certain conditions, as described in this information statement. In addition, we, Blackstone and Mr. Taubman have the right to terminate the Transaction Agreement and abandon the spin-off in certain circumstances, as described in this information statement. See “The Spin-Off—Conditions to the Spin-Off” and “—Termination and Abandonment of the Spin-Off.”

Q:	What will be the organizational structure of PJT Partners following the spin-off?

A:	Following the spin-off, PJT Partners will be organized in an “UP-C” structure. Accordingly, upon completion of the spin-off, PJT Partners Inc. will be a holding company and its only material asset will be its controlling equity interest in New Advisory L.P., a holding partnership that will hold PJT Partners’ operating subsidiaries. As the sole general partner of New Advisory L.P., PJT Partners Inc. will operate and control all of the business and affairs and consolidate the financial results of New Advisory L.P. and its subsidiaries. The ownership interest of the holders of Partnership Units (other than PJT Partners Inc.) will be reflected as a non-controlling interest in PJT Partners Inc.’s consolidated financial statements. Subject to certain terms and conditions, the Partnership Units in New Advisory L.P. are exchangeable at the option of the holder for a cash amount equal to the then-current market value of an equal number of shares of our Class A common stock, or, at our election, for shares of our Class A common stock on a one-for-one basis. Each Partnership Unit will have attached to it a preferred unit purchase right as further described in “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement.” For additional information, see “The Spin-Off—Organizational Structure Following the Spin-Off.”

Q:	What is being distributed in the spin-off?

A:	Upon consummation of the spin-off:

•	New Advisory L.P. is expected to have a total of million Partnership Units issued and outstanding, of which:

•	million Partnership Units (or %) will be held by our internal owners; and

•	million Partnership Units (or %) will be held by PJT Partners Inc.; and

•	PJT Partners Inc. is expected to have a total of million shares of Class A common stock issued and outstanding, of which:

•	million shares (or %) will be held by our internal owners; and

•	million shares (or %) will be distributed to the common unitholders of Blackstone in the spin-off.

The number of shares of Class A common stock to be distributed to the common unitholders of Blackstone is based on the number of common units of Blackstone expected to be outstanding as of            ,            , the record date, and assuming a distribution ratio of            . Accordingly, upon consummation of the spin-off, the shares of Class A common stock of PJT Partners Inc. to be received by Blackstone common unitholders is expected to represent        % of the economic interest in PJT Partners Inc. (        % of the economic interest in the PJT Partners business). The exact number of shares of Class A common stock of PJT Partners Inc. to be distributed will be calculated on the record date and will reflect any repurchases of common units of Blackstone and issuances of common units of Blackstone, including issuances in connection with the exchange of Blackstone Holdings partnership units and in respect of Blackstone equity incentive plans between the date the board of directors of Blackstone Group Management L.L.C. declares the dividend for the distribution and the record date for the distribution.

Our internal owners will also hold all of the issued and outstanding shares of Class B common stock of PJT Partners Inc., which have no economic rights but entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes on matters presented to stockholders of PJT Partners Inc. that is equal to the aggregate number of vested and unvested Partnership Units of New Advisory L.P. held by such holder on all matters presented to stockholders of PJT Partners Inc. other than director elections and removals. With respect to the election and removal of directors of PJT Partners Inc., shares of Class B common stock will initially entitle holders to only one vote per share, representing significantly less than one percent of the voting power entitled to vote thereon. However, the voting power of Class B common stock with respect to the election and removal of directors of PJT Partners Inc. may be increased to up to the number of votes to which a holder is then entitled on all other matters presented to stockholders, as described under “Description of Capital Stock—Common Stock—Class B Common Stock.” Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other executive officers, will provide an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is the CEO of PJT Partners Inc.

Accordingly, upon consummation of the spin-off, and based on the assumptions described above regarding the shares outstanding on the record date and the distribution ratio, the shares of Class A common stock of PJT Partners Inc. to be received by Blackstone common unitholders is expected to represent:

•	% of the voting power in PJT Partners Inc. with regard to the election and removal of directors of PJT Partners Inc.; and

•	% of the voting power in PJT Partners Inc. with regard to all other matters presented to stockholders of PJT Partners Inc.

The foregoing discussion does not reflect shares of Class A common stock and Partnership Units that may be issued upon settlement of awards under our 2015 Omnibus Incentive Plan (or upon conversion of interests granted thereunder). See “Certain Relationships and Related Party Transactions—Transaction Agreement—Founder Earn-Out Units” and “—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement” for additional information.

See “The Spin-Off—Manner of Effecting the Spin-Off—Internal Reorganization” and “—Organizational Structure Following the Spin-Off” and “Description of Capital Stock—Common Stock” for additional information.

Q:	When is the record date for the distribution?

A:	The record date is , .

Q:	When will the distribution occur?

A:	The distribution date of the spin-off is , . We expect that it will take the distribution agent, acting on behalf of Blackstone, up to two weeks after the distribution date to fully distribute the shares of Class A common stock of PJT Partners Inc. to Blackstone common unitholders.

Q:	What do I have to do to participate in the spin-off?

A:	Nothing. You are not required to take any action, although you are urged to read this entire document carefully. No approval by Blackstone common unitholders of the spin-off, including the consummation of the acquisition and the distribution, is required or sought. You are not being asked for a proxy. No action is required on your part to receive your shares of Class A common stock of PJT Partners Inc. You will neither be required to pay anything for the new shares nor be required to surrender any common units of Blackstone to participate in the spin-off.

Q:	How will fractional shares be treated in the spin-off?

A:	Fractional shares of Class A common stock of PJT Partners Inc. will not be distributed. Fractional shares of Class A common stock of PJT Partners Inc. to which Blackstone common unitholders of record would otherwise be entitled will be aggregated and sold in the public market by the distribution agent at prevailing market prices. The aggregate net cash proceeds of the sales will be distributed ratably to those common unitholders who would otherwise have received fractional shares of Class A common stock of PJT Partners Inc. See “The Spin-Off—Treatment of Fractional Shares” for a more detailed explanation. Receipt of the proceeds from these sales will generally result in a taxable gain or loss to those common unitholders. Each common unitholder entitled to receive cash proceeds from these common units should consult his, her or its own tax advisor as to such common unitholder’s particular circumstances. The tax consequences of the spin-off are described in more detail under “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off.”

Q:	What are the U.S. Federal income tax consequences of the spin-off?

A:	The spin-off is expected to be tax-free to Blackstone’s common unitholders for U.S. Federal income tax purposes, except to the extent of any gain or loss recognized by a common unitholder as a result of any cash received in lieu of fractional shares. The spin-off is conditioned on the receipt by Blackstone of an opinion of tax counsel to the effect that certain transactions in the internal reorganization should qualify as tax-free distributions under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and that a certain transaction in the internal reorganization should qualify as a tax-free reorganization under Section 368 of the Code. Blackstone expects to receive such opinion at or prior to the time of the consummation of the spin-off. Although Blackstone has no current intention to do so, such condition is solely for the benefit of Blackstone and its common unitholders and may be waived by Blackstone with the consent of Mr. Taubman. The tax consequences of the spin-off are described in more detail under “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off.”

Q:	Will the Class A common stock of PJT Partners Inc. be listed on a stock exchange?

A:	Yes. Although there is not currently a public market for Class A common stock of PJT Partners Inc., before completion of the spin-off, PJT Partners Inc. will apply to list its Class A common stock on the New York Stock Exchange (the “NYSE”) under the symbol “PJT.” We anticipate that trading of Class A common stock of PJT Partners Inc. will commence on a “when-issued” basis at least two trading days prior to the record date. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. “When-issued” trades generally settle within four trading days after the distribution date. On the first trading day following the distribution date, any “when-issued” trading with respect to Class A common stock of PJT Partners Inc. will end and “regular-way” trading will begin. “Regular-way” trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full trading day following the date of the transaction. See “Trading Market.”

Q:	Will my common units of Blackstone continue to trade?

A:	Yes. Blackstone common units will continue to be listed and trade on the NYSE under the symbol “BX.”

Q:	If I sell, on or before the distribution date, common units of Blackstone that I held on the record date, am I still entitled to receive shares of Class A common stock of PJT Partners Inc. distributable with respect to the common units of Blackstone that I sold?

A:	Beginning on or shortly before the record date and continuing through the distribution date for the spin-off, Blackstone common units will begin to trade in two markets on the New York Stock Exchange: a “regular-way” market and an “ex-distribution” market. If you hold common units of Blackstone as of the record date for the distribution and choose to sell those shares in the “regular-way” market after the record date for the distribution and on or before the distribution date, you also will be selling the right to receive the shares of Class A common stock of PJT Partners Inc. in connection with the spin-off. However, if you hold common units of Blackstone as of the record date for the distribution and choose to sell those common units in the “ex-distribution” market after the record date for the distribution and on or before the distribution date, you will still receive the shares of Class A common stock of PJT Partners Inc. in the spin-off.

Q:	Will the spin-off affect the trading price of my Blackstone common units?

A:	Yes, the trading price of common units of Blackstone immediately following the distribution is expected to be lower than immediately prior to the distribution because its trading price will no longer reflect the value of the PJT Partners business. However, we cannot predict the price at which the Blackstone common units will trade following the spin-off.

Q:	What indebtedness will PJT Partners have following the spin-off?

A:	We expect to procure, substantially concurrently with the completion of the spin-off, from one or more financing sources a revolving credit facility for New Advisory L.P. in an aggregate principal amount of up to $ million. We expect the revolving credit facility will have a maturity of and will be on market terms (including pricing). We do not expect to have any borrowings under the revolving credit facility outstanding upon consummation of the spin-off.

Q:	Who will comprise the senior management team after the spin-off?

A:

Our senior management team will be led by Paul J. Taubman who will serve as our Chairman and Chief Executive Officer. Before departing to found PJT Capital, Mr. Taubman spent 30 years at Morgan Stanley where he served as Co-President of the Institutional Securities Group. Prior to becoming Co-President, he was the Head of Global Investment Banking and Head of its Global Mergers and Acquisitions Department. Mr. Taubman leads a talented team of executive officers that, collectively, have an average of years of relevant experience. We expect to identify additional members of the senior management team prior to the distribution date. See “Management” for information on our executive officers.

Q:	What will PJT Partners’ dividend policy be after the spin-off?

A:	Subject to applicable law, we intend to pay a quarterly cash dividend to holders of our Class A common stock in an amount per share to be determined prior to the consummation of the spin-off, although we may reduce or discontinue entirely the payment of such dividends at any time. The declaration, amount and payment of future dividends to holders of our Class A common stock will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, cash flows, capital requirements, cash settlement of Partnership Unit exchanges level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our board of directors deem relevant. See “Dividend Policy.”

Q:	What are the anti-takeover effects of the spin-off?

A:	Some provisions of the amended and restated certificate of incorporation of PJT Partners Inc. and the amended and restated bylaws of PJT Partners Inc., Delaware law and possibly the credit agreement governing PJT Partners’ new revolving credit facility, as each will be in effect immediately following the spin-off, may have the effect of making more difficult an acquisition of control of PJT Partners in a transaction not approved by PJT Partners Inc.’s board of directors. See “Description of Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, Our Stockholder Rights Plan and Certain Provisions of Delaware Law.”

In addition, as described below, at the request of Blackstone we will adopt a stockholder rights agreement to be executed prior to the spin-off. Although holders of shares of our Class B common stock will initially own in excess of         % of the equity in our business by virtue of their ownership of Partnership Units in New Advisory L.P., their shares of Class B common stock will initially only entitle such holders to significantly less than one percent of the voting power for the election and removal of directors of PJT Partners Inc. Accordingly, in the absence of a rights plan, a short-term investor would be able to acquire an outsized percentage of the voting power for the election and removal of directors of PJT Partners Inc., and pursue an agenda that may not be in the long-term best interests of our company, without making a commensurately significant investment in the ownership of our business. Due to these highly unusual circumstances, Blackstone and we believe a stockholder rights agreement is prudent as it will permit our board of directors to manage our affairs for the long term benefit of our stockholders and allow all stockholders to realize the full value of their investment.

We intend to submit the stockholder rights agreement to our stockholders for approval at the 2016 annual meeting and, unless such approval is obtained, the stockholder rights agreement will expire by its terms on            , 2016. Our stockholder rights agreement provides recognized stockholder protections, including automatic expiration in 12 months unless approved by stockholders (in which case it will expire in three years) and no features that would limit the ability of a future board of directors to redeem the rights or otherwise make the stockholder rights agreement non-applicable to a particular transaction prior to a person or group becoming an “acquiring person.”

Pursuant to the stockholder rights agreement, holders of our Class A common stock will be granted rights to purchase from us additional shares of our Class A common stock in the event that a person or group acquires beneficial ownership of 15% or more of the then-outstanding Class A common stock without approval of our board of directors, subject to exceptions for, among other things, persons beneficially owning 15% or more of our Class A common stock as of the date of the initial filing with the Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form 10 of which this information statement forms a part (or that would beneficially own 15% or more of our Class A common stock by virtue of the spin-off if the spin-off were consummated as of the date of such initial filing). The rights will expire on the earliest to occur of (1) the third anniversary of the consummation of the spin-off, (2) the time at which the rights are redeemed pursuant to the stockholder rights agreement, (3) the time at which the rights are exchanged pursuant to the stockholder rights agreement, and (4)            , 2016 if stockholder approval has not been obtained. The stockholder rights agreement could make it more difficult for a third-party to acquire our Class A common stock without the approval of our board of directors. Acquisitions of shares of our Class A common stock as a result of acquiring additional Blackstone common units prior to the spin-off or shares representing our Class A common stock in the when-issued trading market or as a result of the spin-off will each be included in determining the beneficial ownership of a person and all such acquisitions will be taken into account in determining whether a person is an acquiring person under the terms of the stockholder rights agreement. Therefore, a person could become an acquiring person under the terms of the stockholder rights agreement simultaneously with the acquisition of our Class A common stock in the spin-off. Even if a person is initially an exempt person under the terms of the stockholder rights agreement, such person could lose such status as a result of pre-spin-off acquisitions. See “Description of Our Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, Our Stockholder Rights Agreement and Certain Provisions of Delaware Law.” In addition, each Partnership Unit will have attached to it a preferred unit purchase right as further described in “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement.”

Certain provisions of the limited partnership agreement of New Advisory L.P. may also prevent, delay, or make more difficult, a transaction or a change in control that might involve a premium price for holders of our Class A common stock or otherwise be in their best interests. These provisions include, among others:

•	rights of limited partners of New Advisory L.P., subject to certain exceptions and qualifications, to approve certain change of control transactions involving us; and

•	following the occurrence of a “Board Change of Control,” as described under “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement,” rights of limited partners of New Advisory L.P. to consent to certain corporate actions and transactions.

See “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement.”

Furthermore, under the Tax Matters Agreement, PJT Partners will agree, subject to certain exceptions, not to enter into certain transactions for a period of two years following the internal reorganization involving an acquisition (including by reason of an issuance) of any class of common stock of PJT Partners Inc. or any other transactions that could cause certain transactions in the internal reorganization to be taxable to one of the two corporate subsidiaries that will distribute their interest in our business to other Blackstone entities (the “Distributing Corporations”). PJT Partners Inc. and New Advisory L.P. will also agree to indemnify Blackstone, and Blackstone will agree to indemnify us and our subsidiaries, for any tax that we, our subsidiaries or a Distributing Corporation may incur from any such transaction to the extent an indemnifying party’s actions caused such tax liability, whether or not the indemnified party consented to such transaction or the indemnifying party was otherwise permitted to enter into such transaction under the terms of the Tax Matters Agreement, and for all or a portion of any tax liabilities resulting from the spin-off under certain other circumstances. Generally, a Distributing Corporation will recognize a taxable gain in connection with the spin-off if there are one or more acquisitions of capital stock of PJT Partners Inc. (including issuances of shares of PJT Partners Inc.’s Class A common stock and exchanges of Partnership Units of New Advisory L.P. for shares of such stock) representing a certain percentage or more of its then-outstanding stock, measured by vote or value, and the acquisitions are deemed to be part of a plan or a series of related transactions that include certain transactions in the internal reorganization. Any such acquisition of common stock of any class of PJT Partners Inc. within two years before or after the internal reorganization (with exceptions, including public trading by less-than-5% shareholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted. As a result, PJT Partners’ obligations may discourage, delay or prevent a change of control of PJT Partners Inc. See “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off—Tax Matters Agreement.”

Q:	What are the risks associated with the spin-off?

A:	There are a number of risks associated with the spin-off and ownership of Class A common stock of PJT Partners Inc. These risks are discussed under “Risk Factors.”

Q:	How will the spin-off affect PJT Partners’ relationship with its clients?

A:	We believe the spin-off will enable us to better focus on our clients and to align our resources with their priorities. As we seek to enter into new engagements with our clients, we expect to continue to provide information to enable them to have ongoing confidence in our management, our professionals and our ability to perform, including our financial stability.

Q:	What agreements will PJT Partners and Blackstone enter into to effect the separation?

A:	PJT Partners will enter into a Separation Agreement with Blackstone and will enter into several other agreements that will set forth the principal transactions required to effect our separation from Blackstone and provide for the allocation between us and Blackstone of various assets, liabilities, rights and obligations (including employee benefits and tax-related assets and liabilities). These agreements will also provide arrangements for employee matters, tax matters, intellectual property matters and other specified liabilities, rights and obligations attributable to periods before and, in some cases, after the spin-off. These agreements will also include arrangements with respect to transitional services to be provided by Blackstone to PJT Partners. The Separation Agreement will provide, in general, that PJT Partners will indemnify Blackstone against any and all liabilities arising out of PJT Partners’ business as constituted in connection with the spin-off and any other liabilities and obligations assumed by PJT Partners, and that Blackstone will indemnify PJT Partners against any and all liabilities arising out of the businesses of Blackstone as constituted in connection with the spin-off and any other liabilities and obligations assumed by Blackstone. See “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off.”

Q:	Where can I get more information?

A.	If you have any questions relating to the mechanics of the distribution, you should contact the distribution agent at:

Address:

Toll Free Number:

Toll Number:

Before the spin-off, if you have any questions relating to the spin-off, you should contact Blackstone at:

Investor Relations

The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

+1 888-756-8443 (United States)

+1 646-313-6590 (International)

BlackstoneInvestorRelations@blackstone.com

Summary of the Spin-Off

Distributing Company	The Blackstone Group L.P., a Delaware limited partnership.

Distributed Company	PJT Partners Inc., a Delaware corporation.

Distributed Securities	All of the issued and outstanding shares of Class A common stock of PJT Partners Inc., other than the shares held by our internal owners, as described under “The Spin-Off—Organizational Structure Following the Spin-Off.”

Class A common stock of PJT Partners Inc. outstanding after giving effect to the spin-off:	shares (or shares if all outstanding Partnership Units held by the limited partners of New Advisory L.P. were exchanged for newly issued shares of Class A common stock on a one-for-one basis), of which:

•	% will be held by holders of Blackstone common units (or % if all outstanding Partnership Units held by the limited partners of New Advisory L.P. were exchanged for newly issued shares of Class A common stock on a one-for-one basis).

•	% will be held by our internal owners (or % if all outstanding Partnership Units held by the limited partners of New Advisory L.P. were exchanged for newly issued shares of Class A common stock on a one-for-one basis).

The number of shares of Class A common stock to be distributed to the common unitholders of Blackstone is based on the number of common units of Blackstone expected to be outstanding as of , , the record date, and a distribution ratio of one share of Class A common stock of PJT Partners Inc. for every common units of The Blackstone Group L.P. held. The exact number of shares of Class A common stock to be distributed will be calculated on the record date and will reflect any repurchases of common units of Blackstone and issuances of common units of Blackstone, including issuances in connection with the exchange of Blackstone Holdings Partnership units and in respect of Blackstone equity incentive plans between the date the board of directors of Blackstone Group Management L.L.C. declares the dividend for the distribution and the record date for the distribution.

Voting power in PJT Partners Inc. held by Blackstone common unitholders after giving effect to the spin-off:	•	% of the voting power in PJT Partners Inc. with regard to the election and removal of directors of PJT Partners Inc.; and

•	% of the voting power in PJT Partners Inc. with regard to all other matters presented to stockholders of PJT Partners Inc.

Combined voting power in PJT Partners Inc. held by internal owners after giving effect to the spin-off:	•	% of the voting power in PJT Partners Inc. with regard to the election and removal of directors of PJT Partners Inc.; and

•	% of the voting power in PJT Partners Inc. with regard to all other matters presented to stockholders of PJT Partners Inc.

Voting rights	Each share of Class A common stock of PJT Partners Inc. entitles its holder to one vote on all matters to be voted on by stockholders generally.

Our internal owners will also hold all issued and outstanding shares of the Class B common stock of PJT Partners Inc. The shares of Class B common stock will have no economic rights but will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested Partnership Units of New Advisory L.P. held by such holder on all matters presented to stockholders of PJT Partners Inc. other than director elections and removals. With respect to the election and removal of directors of PJT Partners Inc., shares of Class B common stock will initially entitle holders to only one vote per share, representing significantly less than one percent of the voting power entitled to vote thereon. However, the voting power of Class B common stock with respect to the election and removal of directors of PJT Partners Inc. may be increased to up to the number of votes to which a holder is then entitled on all other matters presented to stockholders, as described under “Description of Capital Stock—Class B Common Stock.” The voting power on applicable matters afforded to holders of Partnership Units by their shares of Class B common stock is automatically and correspondingly reduced as they exchange Partnership Units for cash or for shares of Class A common stock of PJT Partners Inc. pursuant to the exchange agreement. If at any time the ratio at which Partnership Units are exchangeable for shares of Class A common stock of PJT Partners Inc. changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled on applicable matters will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other executive officers, will provide an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is the CEO of PJT Partners Inc.

Record Date	The record date for the distribution is , 2015.

Distribution Date	The distribution date is , 2015.

Internal Reorganization and Acquisition

As part of the spin-off, Blackstone will undergo an internal reorganization, which we refer to as the “internal reorganization,” pursuant to which the operations that have historically constituted Blackstone’s Financial Advisory reporting segment, other than Blackstone’s capital markets services business, will be contributed to New Advisory L.P., a newly-formed holding partnership that will be controlled by PJT Partners Inc., as general partner. Blackstone’s capital markets services business, which has historically derived a majority of its revenue from transactions involving portfolio companies or investment funds of Blackstone, will not be contributed to New Advisory L.P., and Blackstone will retain this business following completion of the spin-off. In the internal reorganization, the limited partners of the Blackstone Holdings partnerships and certain individuals engaged in our business will receive Class A common stock of PJT Partners Inc., as well as Partnership Units in New Advisory L.P. that, subject to certain terms and conditions, are exchangeable at the option of the holder for cash, or, at our election, for shares of our Class A common stock on a one-for-one basis. In addition, in connection with the spin-off, PJT Partners personnel will receive various types of awards under our 2015 Omnibus Incentive Plan denominated in shares of Class A common stock of PJT Partners Inc. and partnership interests in New Advisory L.P. See “Certain Relationships and Related Party Transactions—Transaction Agreement—Founder Earn-Out Units” and “—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement” for additional information.

Prior to the distribution, New Advisory L.P. will acquire, on the terms and subject to the conditions set forth in the Transaction Agreement, all of the outstanding equity interests in PJT Capital LP. In connection with the acquisition, Mr. Taubman and the other selling holders of equity interests in PJT Capital LP will receive unvested Partnership Units in New Advisory L.P. Throughout this information statement, we use the term “internal owners” to refer collectively to (1) the limited partners of the Blackstone Holdings partnerships and certain individuals engaged in our business that will receive Class A common stock of PJT Partners Inc. and Partnership Units in New Advisory L.P. in the internal reorganization; and (2) Mr. Taubman and the other selling holders of equity interests in PJT Capital LP who will receive Partnership Units in New Advisory L.P. upon consummation of the acquisition.

Following the internal reorganization and the acquisition, The Blackstone Group L.P. will distribute on a pro rata basis to its common unitholders, all of the issued and outstanding Class A common stock of PJT Partners Inc. held by it.

See “The Spin-Off—Manner of Effecting the Spin-Off—Internal Reorganization.” And “—Organizational Structure Following the Spin-Off.”

Distribution Ratio	Each holder of Blackstone common units will receive one share of Class A common stock of PJT Partners Inc. for every common units of Blackstone held at , New York time, on , .

The Distribution

On the distribution date, Blackstone will release the shares of Class A common stock of PJT Partners Inc. held by it to the distribution agent to distribute to Blackstone common unitholders. The distribution of shares will be made in book-entry form, which means that no physical share certificates will be issued. It is expected that it will take the distribution agent up to two weeks to issue shares of Class A common stock of PJT Partners Inc. to you or to your bank or brokerage firm electronically on your behalf by way of direct registration in book-entry form. Trading of our shares will not be affected during that time. Following the spin-off, shareholders whose shares are held in book-entry form may request that their shares of Class A common stock of PJT Partners Inc. be transferred to a brokerage or other account at any time. You will not be required to make any payment, surrender or exchange your Blackstone common units or take any other action to receive your shares of Class A common stock of PJT Partners Inc.

Fractional Shares	The distribution agent will not distribute any fractional shares of Class A common stock of PJT Partners Inc. to Blackstone common unitholders. Fractional shares of Class A common stock of PJT Partners Inc. to which Blackstone common unitholders of record would otherwise be entitled will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of the sales will be distributed ratably to those common unitholders who would otherwise have received fractional shares of Class A common stock of PJT Partners Inc. Receipt of the proceeds from these sales will generally result in a taxable gain or loss to those common unitholders. Each common unitholder of Blackstone entitled to receive cash proceeds from these shares should consult his, her or its own tax advisor as to such common unitholder’s particular circumstances. The tax consequences of the spin-off are described in more detail under “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off.”

Conditions to the Spin-Off	Our obligations and the obligations of Blackstone and PJT Capital to consummate the spin-off, including the acquisition and related transactions and the distribution, are subject to the satisfaction or waiver of certain conditions, including the following:

•	there shall be no (1) injunction, restraining order or decree of any nature of any governmental authority in effect that restrains, prohibits or makes illegal the spin-off, including acquisition, or the consummation of the related transactions or (2) pending action which seeks to restrain or prohibit the spin-off, including the acquisition or the consummation of the related transactions;

•

all regulatory approvals and other consents required for the spin-off, including the consummation of acquisition, the consummation of the related transactions, and the performance by Blackstone, us and PJT Capital of our respective obligations under the Transaction Agreement and related agreements, shall have been obtained and be in full force and effect, and the applicable waiting period under the Hart-Scott-Rodino Act (the “HSR Act”) shall have expired or been earlier terminated (the

Federal Trade Commission (the “FTC”) granted early termination of the waiting period under the HSR Act with respect to the acquisition on December 18, 2014);

•	the internal reorganization shall have occurred in accordance with the Separation Agreement;

•	the Class A common stock of PJT Partners Inc. shall have been approved for listing on the NYSE, subject to official notice of distribution;

•	(1) our Registration Statement on Form 10, of which this information statement forms a part, shall have been declared effective by the SEC and shall not be the subject of any stop order suspending its effectiveness or any actions initiated or threatened by the SEC seeking a stop order (2) all other necessary permits or filings under state securities or “blue sky laws”, the Securities Act of 1933, as amended (the “Securities Act”) and the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”) relating to the issuance and trading of the Class A shares shall have been obtained and shall be in effect and (3) any applicable notice periods required by applicable stock exchange rules or any of the foregoing securities laws shall have expired;

•	all necessary actions shall have been taken to adopt the form of amended and restated certificate of incorporation and amended and restated bylaws filed by PJT Partners Inc. with the SEC as exhibits to the Registration Statement on Form 10, of which this information statement forms a part;

•	Blackstone shall have (1) obtained an opinion, in form and substance reasonably satisfactory to Blackstone, from a nationally recognized solvency valuation firm with respect to the capital adequacy and solvency of PJT Partners Inc. and New Advisory L.P. after giving effect to the spin-off, including the internal reorganization, the acquisition and the distribution and (2) provided a written copy of such opinion to PJT Capital; and

•	each of the Separation Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement and the other ancillary agreements shall have been executed by each party.

In addition, the obligations of Blackstone and us to consummate the spin-off, including the acquisition and related transactions and the distribution, are subject to additional conditions, including the following:

•	certain fundamental representations and warranties of Mr. Taubman, PJT Capital LP and the other seller parties in the Transaction Agreement shall be true and correct in all respects both as of the date of the Transaction Agreement and as of the distribution date (except to the extent expressly made as of an earlier date, in which case as of such date);

•	all other representations and warranties of Mr. Taubman, PJT Capital LP and the other seller parties in the Transaction Agreement (without giving effect to any materiality or material adverse effect qualifications) shall be true and correct both as of the date of the Transaction Agreement and as of the distribution date (except to the extent expressly made as of an earlier date, in which case as of such date) except for those instances in which the failure of the representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect;

•	Mr. Taubman, PJT Capital LP and PJT Management, LLC shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants and conditions, contained in the Transaction Agreement to be performed or complied with by them prior to or at the distribution date;

•	there shall not have been a “key man event” with respect to Mr. Taubman determined in accordance with the Transaction Agreement;

•	PJT Capital LP shall have delivered a certificate with respect to certain matters regarding the Foreign Investment in Real Property Tax Act of 1980; and

•	Blackstone shall have obtained an opinion from its tax counsel, in form and substance reasonably satisfactory to Blackstone, to the effect that certain transactions in the internal reorganization should qualify as tax-free distributions under Section 355 of the Code, and that a certain transaction in the internal reorganization should qualify as a tax-free reorganization under Section 368 of the Code.

In addition, the obligations of Mr. Taubman and PJT Capital to consummate the spin-off, including the acquisition and related transactions and the distribution, are subject to additional conditions, including the following:

•	certain fundamental representations and warranties of Blackstone and us contained in the Transaction Agreement shall be true and correct in all respects both as of the date of the Transaction Agreement and as of the distribution date (except to the extent expressly made as of an earlier date, in which case as of such date);

•	all other representations and warranties of Blackstone and us in the Transaction Agreement (without giving effect to any materiality or material adverse effect qualifications) shall be true and correct both as of the date of the Transaction Agreement and as of the distribution date (except to the extent expressly made as of an earlier date, in which case as of such date) except for those instances in which the failure of the representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect; and

•	Blackstone and we shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants and conditions, contained in the Transaction Agreement to be performed or complied with by Blackstone and us prior to or at the distribution date.

Termination of the Transaction Agreement and Abandonment of the Spin-Off:	The Transaction Agreement may be terminated and the spin-off may be abandoned:

•	at any time by mutual written consent of Mr. Taubman and us;

•	by either Mr. Taubman or us, if the consummation of the spin-off, including the acquisition, shall not have occurred on or prior to the termination date specified in the Transaction Agreement (the “Termination Date”), so long as Mr. Taubman and PJT Capital (in case of such termination by Mr. Taubman) or we and Blackstone (in case of such termination by us), as applicable, are not in material breach of our respective obligations under the Transaction Agreement at the time of such termination;

•	by Mr. Taubman, if we or Blackstone are in breach of any of our respective representations, warranties, covenants, agreements or obligations contained in the Transaction Agreement, which breach (1) would result in the failure of any of the mutual conditions to the spin-off or any of the conditions for the benefit of PJT Capital to be satisfied by the Termination Date, and (2) has not been cured by the Termination Date or is not capable of being cured prior to the Termination Date; provided, that none of Mr. Taubman or PJT Capital is in material breach of their representations, warranties, covenants, agreements or obligations under the Transaction Agreement at the time of such termination;

•	by us, if Mr. Taubman or PJT Capital are in breach of their respective representations, warranties, covenants, agreements or obligations contained in the Transaction Agreement, which breach (1) would result in the failure of any of the mutual conditions to the spin-off or the conditions for the benefit of us and Blackstone) to be satisfied by the Termination Date and (2) has not been cured by the Termination Date or is not capable of being cured prior to the Termination Date; provided, that we and Blackstone are not in material breach of our respective representations, warranties, covenants, agreements or obligations under the Transaction Agreement at the time of such termination; or

•	by us, at any time following a “key man event” with respect to Mr. Taubman, provided that we must exercise such right to terminate within thirty (30) calendar days following us or Blackstone first becoming aware of the occurrence of such “key man event.”

Trading Market and Symbol	We intend to list the Class A common stock of PJT Partners Inc. on the NYSE under the ticker symbol “PJT”. We anticipate that, at least two trading days prior to the record date, trading of shares of Class A common stock of PJT Partners Inc. will begin on a “when-issued” basis and will continue up to and including the distribution date, and we expect “regular-way” trading of Class A common stock of PJT Partners Inc. will begin the first trading day after the distribution date. We also anticipate that, at least two trading days prior to the record date, there will be two markets in Blackstone common units: a “regular-way” market on which Blackstone common units will trade with an entitlement for the purchaser of Blackstone common units to shares of Class A common stock of PJT Partners Inc. to be distributed pursuant to the distribution, and an “ex-distribution” market on which Blackstone common units will trade without an entitlement for the purchaser of Blackstone common units to shares of Class A common stock of PJT Partners Inc. For more information, see “Trading Market.”

Tax Consequences	The spin-off is expected to be tax-free to Blackstone’s common unitholders for U.S. Federal income tax purposes, except to the extent of any gain or loss recognized by a common unitholder as a result of any cash received in lieu of fractional shares. The spin-off is conditioned on Blackstone’s receipt of an opinion of tax counsel, in form and substance reasonably satisfactory to Blackstone, to the effect that certain transactions in the internal reorganization should qualify as tax-free distributions under Section 355 of the Code, and that a certain transaction in the internal reorganization should qualify as a tax-free reorganization under Section 368 of the Code. See “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off.”

Each common unitholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the spin-off to such common unitholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Agreements with Blackstone Related to Spin-Off	•	Separation Agreement. We will enter into a Separation Agreement and other agreements with Blackstone related to the spin-off. These agreements will set forth the principal transactions required to effect our separation from Blackstone, provide for the allocation between us and Blackstone of various assets, liabilities, rights and obligations (including employee benefits and tax-related assets and liabilities) and govern the relationship between us and Blackstone after completion of the spin-off.

•	Transition Services Agreement. We and New Advisory L.P. intend to enter into one or more Transition Services Agreements with Blackstone pursuant to which certain services will be provided on an interim basis following the distribution.

•

Other Agreements. We and New Advisory L.P. also intend to enter into an Employee Matters Agreement that will set forth the agreements between us and Blackstone concerning certain employee compensation and benefit matters. Further, we and New Advisory L.P. intend to enter into a Tax Matters Agreement with Blackstone regarding the sharing of taxes incurred before and after completion of the spin-off, certain indemnification rights with respect to tax matters and certain restrictions on our conduct following the distribution intended to preserve the expected tax-free status of the spin-off. We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off,” and describe some of the risks of these arrangements under “Risk Factors—Risks Relating to the Spin-Off.”

Dividend Policy	Subject to applicable law, we intend to pay a quarterly cash dividend to holders of our Class A common stock in an amount per share to be determined prior to the consummation of the spin-off, although we may reduce or discontinue entirely the payment of such dividends at any time. The declaration, amount and payment of future dividends to holders of our Class A common stock will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, cash flows, capital requirements, cash settlement of Partnership Unit exchanges, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our board of directors deem relevant. See “Dividend Policy.”

Redemption rights of holders of Partnership Units	Prior to completing the spin-off, we will enter into an exchange agreement with our internal owners under which they (or certain permitted transferees) will have the right, subject to the terms and conditions set forth in the partnership agreement of New Advisory L.P., on a quarterly basis, from and after the first anniversary of the date of the consummation of the spin-off (subject to the terms of the exchange agreement), to exchange all or part of their Partnership Units for cash or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. The price per Partnership Unit to be received in a cash-settled exchange will be equal to the fair value of a share of our Class A common stock (determined in accordance with and subject to adjustment under the exchange agreement). In the event that PJT Partners Inc. elects to fund cash-settled exchanges of Partnership Units with new issuances of Class A common stock, the fair value of a share of our Class A common stock will be deemed to be equal to the net proceeds per share of Class A common stock received by PJT Partners Inc. in the related issuance. Accordingly, in this event, the price per Partnership Unit to which an exchanging Partnership Unitholder will be entitled may be greater than or less than the then-current market value of our Class A common stock. See “Certain Relationships and Related Person Transactions—Exchange Agreement.”

Tax Matters

Future stock-settled exchanges of Partnership Units for shares of Class A common stock and certain future cash-settled exchanges of Partnership Units are expected to result in increases in the tax basis of the tangible and intangible assets of New Advisory L.P. These increases in tax basis may increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of tax that PJT Partners Inc. would otherwise be required to pay in the future. Prior to the completion of the spin-off, we will enter into a tax receivable agreement with the holders of Partnership Units (other than PJT Partners Inc.) that provides for the payment by PJT Partners Inc. to exchanging holders of Partnership Units of 85% of the benefits, if any, that PJT Partners Inc. is deemed to realize as a result of these increases in tax basis and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

Transfer Agent	.

Risk Factors	We face both general and specific risks and uncertainties relating to our business, our relationship with Blackstone and our being an independent, publicly traded company. We also are subject to risks relating to the spin-off. You should carefully read the risk factors set forth in the section entitled “Risk Factors” in this information statement.

In this information statement, unless otherwise indicated, the number of shares of Class A common stock and Partnership Units outstanding and the other information based thereon does not reflect shares of Class A common stock and Partnership Units that may be issued upon settlement of awards under our 2015 Omnibus Incentive Plan (or upon conversion of interests granted thereunder). See “Certain Relationships and Related Party Transactions—Transaction Agreement—Founder Earn-Out Units” and “—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement” for additional information.

Summary Historical and Unaudited Pro Forma Financial Data

The following table presents the summary historical financial data for PJT Partners. The statement of operations data for each of the years in the three-year period ended December 31, 2014 and the statement of financial condition data as of December 31, 2014 and 2013 set forth below are derived from our audited combined financial statements included in this information statement. The statement of operations data for the three months ended March 31, 2015 and March 31, 2014 and the statement of financial condition data as of March 31, 2015 is derived from the unaudited condensed combined financial statements for PJT Partners included elsewhere in this information statement. The statement of financial condition data as of December 31, 2012 are derived from our unaudited combined financial statements that are not included in this information statement. PJT Partners’ financial data are not indicative of our future performance and do not necessarily reflect what our financial position and results of operations would have been had we been operating as an independent, publicly traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of the spin-off from Blackstone.

The summary unaudited pro forma financial data as of and for the three months ended March 31, 2015 and for the year ended December 31, 2014 has been prepared to reflect the spin-off, including: (1) in the case of the unaudited pro forma combined statement of operations, a provision for corporate income taxes; (2) PJT Partners’ new capitalization structure as a result of the spin-off, including to reflect the allocation of income (loss) between PJT Partners Inc. and redeemable non-controlling interests and the final settlement of Blackstone’s remaining net investment in PJT Partners; (3) in the case of the unaudited pro forma statement of financial condition, the recording of deferred tax assets principally related to PJT Partners’ goodwill and intangible assets; (4) the issuance of restricted stock awards to certain employees at the time of the distribution and to reflect PJT Partners’ terms applicable to year-end annual compensation awards; (5) the reversal of severance charges related to the reorganization, spin-off and acquisition; (6) the impact of a transition services agreement between PJT Partners and Blackstone with respect to services previously provided by Blackstone, including finance, information technology, human resources and facilities; and (7) the settlement of intercompany account balances between PJT Partners and Blackstone. The unaudited pro forma statement of operations data presented for the three months ended March 31, 2015 and the year ended December 31, 2014 assume the spin-off and related transactions occurred on January 1, 2014. The unaudited pro forma statement of financial condition data assume the spin-off occurred on March 31, 2015. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information and we believe such assumptions are reasonable under the circumstances.

The unaudited pro forma combined financial statements are not necessarily indicative of our results of operations or financial condition had the distribution and our anticipated post-spin-off capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had we been operating as an independent, publicly traded company during such periods. In addition, they are not indicative of our future results of operations or financial condition.

You should read this summary financial data together with “Unaudited Pro Forma Combined Financial Statements,” “Capitalization,” “Selected Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes included in this information statement.

	As of and for the Three Months Ended March 31,			As of and for the Year Ended December 31,
	Pro Forma (1)			Pro Forma (1)
	2015	2015	2014	2014		2014	2013	2012
	(Dollars in Thousands)
Statement of Operations Data
Revenues	$82,325	$82,325	$68,231		$401,069	$401,069	$396,954	$354,617
Expenses
Compensation and Benefits	79,725	79,635	85,440		306,500	317,478	339,778	318,255
Non-Compensation Expenses	18,446	17,379	18,738		77,917	76,053	70,976	75,553

Total Expenses	98,171	97,014	104,178		384,417	393,531	410,754	393,808

Income (Loss) Before Provision (Benefit) for Taxes	(15,846)	(14,689)	(35,947)		16,652	7,538	(13,800)	(39,191)
Provision (Benefit) for Taxes	(1,089)	1,418	69		17,032	3,046	3,373	3,357

Net Income (Loss)	(14,757)	$(16,107)	$(36,016)		(380)	$4,492	$(17,173)	$(42,548)

Net Income Attributable to Redeemable Non-Controlling Interest Holders

Net Income Attributable to PJT Partners	$			$

Statement of Financial Condition Data
Total Assets	$381,485	$358,594			$370,133	$347,951	$319,662	$313,873
Total Liabilities	$36,930	$37,257			$12,610	$15,631	$18,334	$28,285
Redeemable Non-Controlling Interests	$—	$—		$		$—	$—	$—
Total Equity	$344,555	$321,337			$357,523	$332,320	$301,328	$285,588
Other Data
Adjusted Net Income (2)	$(4,309)	$(2,923)	$(10,735)		$87,727	$98,569	$67,250	$43,693
Partners at period-end (3)		33	39			39	37	39
Professionals at period-end (3)		216	246			262	249	249

(1)	Refer to “Unaudited Pro Forma Combined Financial Statements.”
(2)	Adjusted Net Income is a measure not prepared under accounting principles generally accepted in the United States of America (“GAAP”), and represents Net Income (Loss) Attributable to PJT Partners excluding Transaction-Related charges and after current period taxes. Transaction-Related charges arise from the spin-off and related transactions, Blackstone’s initial public offering (“IPO”) and special equity awards from reissued IPO units and other corporate actions, including acquisitions. Transaction-Related charges include equity-based compensation charges, amortization of intangible assets, severance, occupancy and professional fees. For a further discussion about Adjusted Net Income and a reconciliation to Net Income (Loss) Attributable to PJT Partners, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Combined Results of Operations—Adjusted Net Income.”
(3)	As of March 31, 2015, we had 216 professionals, including 33 partners.

RISK FACTORS

You should carefully consider each of the following risks, which we believe are the principal risks that we face and of which we are currently aware, and all of the other information in this information statement. Some of the risks described below relate to our business, while others relate to the spin-off. Other risks relate principally to the securities markets and ownership of our common stock.

Should any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially and adversely affected, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Relating to Our Business

Our future growth will depend on, among other things, our ability to successfully identify, recruit and develop talent and will require us to commit additional resources.

Our future growth will depend on, among other things, our ability to successfully identify and recruit individuals and teams to join our firm. It typically takes time for these professionals to become profitable and effective. During that time, we may incur significant expenses and expend significant time and resources toward training, integration and business development aimed at developing this new talent. If we are unable to recruit and develop profitable professionals, we will not be able to implement our growth strategy and our financial results could be materially adversely affected.

In addition, sustaining growth will require us to commit additional management, operational and financial resources and to maintain appropriate operational and financial systems to adequately support expansion, especially in instances where we open new offices that may require additional resources before they become profitable. See “—Our growth strategy may involve opening or acquiring new offices and would involve hiring new partners and other senior professionals for these offices, which would require substantial investment by us and could materially and adversely affect our operating results.” There can be no assurance that we will be able to manage our expanding operations effectively, and any failure to do so could materially adversely affect our ability to grow revenue and control our expenses.

Changing market conditions can adversely affect our business in many ways, including by reducing the volume of the transactions involving our business, which could materially reduce our revenue.

As a participant in the financial services industry, we are materially affected by conditions in the global financial markets and economic conditions throughout the world. For example, a substantial portion of our revenue is directly related to the volume and value of the transactions in which we are involved. During periods of unfavorable market or economic conditions, the volume and value of M&A transactions may decrease, thereby reducing the demand for our M&A advisory services and increasing price competition among financial services companies seeking such engagements. In addition, during periods of strong market and economic conditions, the volume and value of restructuring and reorganization transactions may decrease, thereby reducing the demand for our restructuring and reorganization advisory services and increasing price competition among financial services companies seeking such engagements. Our results of operations would be adversely affected by any such reduction in the volume or value of such advisory transactions. Further, in the period following an economic downturn, the volume and value of M&A transactions typically takes time to recover and lags a recovery in market and economic conditions.

Our profitability may also be adversely affected by our fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions. The future market and economic climate may deteriorate because of many factors beyond our control, including rising interest rates or inflation, terrorism or political uncertainty.

Our revenue in any given period is dependent on the number of fee-paying clients in such period, and a significant reduction in the number of fee-paying clients in any given period could reduce our revenue and adversely affect our operating results in such period.

A substantial portion of our revenue in any given period is dependent on the number of fee-paying clients in such period. We had 100 clients and 96 clients that generated fees equal to or greater than $1 million in 2014 and 2013, respectively. We may lose clients as a result of the sale or merger of a client, a change in a client’s senior management, competition from other financial advisors and financial institutions and other causes. A significant reduction in the number of fee-paying clients in any given period could reduce our revenue and adversely affect our operating results in such period.

The composition of the group comprising our largest clients varies significantly from year to year, and a relatively small number of clients may account for a significant portion of our consolidated revenues in any given period. As a result, our operating results, financial condition and liquidity may be significantly affected by the loss of a relatively small number of mandates or the failure of a relatively small number of assignments to be completed. However, no client accounted for more than 10% of our revenues for the years ended December 31, 2014, 2013 or 2012.

We have recorded net losses in the past and we may experience net losses in the future.

Although we have achieved profitability on a segment pre-tax income basis, we have recorded consolidated net losses in four of the five years ended December 31, 2014. These net losses were inclusive in each period of significant non-cash charges, consisting primarily of equity-based compensation charges associated with the vesting of equity in Blackstone that our internal owners received in connection with Blackstone’s IPO and long-term retention programs, as well as the amortization of intangible assets that were recorded in connection with Blackstone’s IPO and the related reorganization. We expect such non-cash charges to continue to be significant in future periods and, as a result, we may likely continue to record net losses in future periods.

If the number of debt defaults, bankruptcies or other factors affecting demand for our restructuring and reorganization advisory services declines, our recapitalization and restructuring business could suffer.

We provide various financial restructuring and reorganization and related advice to companies in financial distress or to their creditors or other stakeholders. A number of factors affect demand for these advisory services, including general economic conditions, the availability and cost of debt and equity financing, governmental policy and changes to laws, rules and regulations, including those that protect creditors. In addition, providing restructuring and reorganization advisory services entails the risk that the transaction will be unsuccessful, takes considerable time and can be subject to a bankruptcy court’s discretionary power to disallow or discount our fees. If the number of debt defaults, bankruptcies or other factors affecting demand for our restructuring and reorganization advisory services declines, our restructuring and reorganization business would be adversely affected.

We depend on the efforts and reputations of Mr. Taubman and other key personnel.

We depend on the efforts and reputations of Mr. Taubman and our other executive officers. Our senior leadership team’s reputations and relationships with clients and potential clients are critical elements in the success of our business. Mr. Taubman and our other senior executives are important to our success because they are instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, maintaining relationships with our clients, and identifying business opportunities. The loss of one or more of these executives or other key individuals could impair our business and development until qualified replacements are found. We may not be able to replace these individuals quickly or with persons of equal experience and capabilities. Although we have employment agreements with certain of these individuals, we cannot prevent them from terminating their employment with us. In addition, our non-compete agreements with such individuals may not be enforced by the courts. The loss of the services of any of them, in particular Mr. Taubman, could have a material adverse effect on our business, including our ability to attract clients.

Our separation from Blackstone and transition to an independent, publicly traded company may adversely affect our ability to retain and motivate our partners and other key personnel, which could adversely affect our business, results and financial condition.

Our future success and growth depends to a substantial degree on our ability to retain and motivate our partners and other key personnel. Our professionals possess substantial experience and expertise and have strong relationships with our clients. As a result, the loss of these professionals could jeopardize our relationships with clients and result in the loss of client engagements. We may not be successful in our efforts to retain and motivate the required personnel as the market for qualified advisory and funds advisory services professionals is extremely competitive. As part of the internal reorganization, our partners will receive certain equity incentives in PJT Partners Inc. in replacement of, and subject to the same vesting terms, settlement dates and transfer restrictions as, existing equity incentives in Blackstone. A significant portion of these replacement equity incentives will be subject to near-term vesting. Replacement awards with respect to             shares of our Class A common stock,             representing     % of the shares of our Class A common stock to be received by our partners in connection with the spin-off, is scheduled to vest within the next twelve months. Accordingly, the efficacy of this equity as a retention tool may be diminished as a result of this near-term vesting. In addition, distributions in respect of equity interests in PJT Partners Inc. may not equal the cash distributions previously received by our partners prior to the spin-off in respect of their equity interests in Blackstone. Furthermore, there is no guarantee that our compensation and non-competition arrangements with our partners provide sufficient incentives or protections to prevent our partners from resigning to join our competitors, whether as a result of our separation from Blackstone, new leadership or otherwise. In addition, some of our competitors have more resources than us which may allow them to attract some of our existing employees through compensation or otherwise. The departure of a number of partners or groups of professionals could have a material adverse effect on our business and profitability.

Our revenue and profits are highly volatile on a quarterly basis and may cause the price of our Class A common stock to fluctuate and decline.

Our revenue and profits are highly volatile. We earn advisory fees, generally from a limited number of engagements that generate significant fees at key transaction milestones, such as closing, the timing of which is outside of our control. We expect that we will continue to rely on advisory fees for a substantial portion of our revenue for the foreseeable future. Accordingly, a decline in our advisory engagements or the market for advisory services would adversely affect our business. In addition, our financial results will likely fluctuate from quarter to quarter based on the timing of when fees are earned, and high levels of revenue in one quarter will not necessarily be predictive of continued high levels of revenue in future periods. Because advisory revenue is volatile and represents a significant portion of our total revenue, we may experience greater variations in our revenue and profits than other larger, more diversified competitors in the financial services industry. Fluctuations in our quarterly financial results could, in turn, lead to large adverse movements in the price of our Class A common stock or increased volatility in our stock price generally.

Because in many cases we are not paid until the successful consummation of the underlying transaction, our revenue is highly dependent on market conditions and the decisions and actions of our clients, interested third parties and governmental authorities. For example, we may be engaged by a client in connection with a sale or divestiture, but the transaction may not occur or be consummated because, among other things, anticipated bidders may not materialize, no bidder is prepared to pay our client’s price or because our client’s business experiences unexpected operating or financial problems. We may be engaged by a client in connection with an acquisition, but the transaction may not occur or be consummated for a number of reasons, including because our client may not be the winning bidder, failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or stockholder approvals, failure to secure necessary financing, adverse market conditions or because the target’s business experiences unexpected operating or financial problems. In these circumstances, we often do not receive significant advisory fees, despite the fact that we have devoted considerable resources to these transactions.

In addition, with respect to Park Hill Group, our funds advisory services business, we face the risk that we may not be able to collect on all or a portion of the fees that we recognize. The placement fees earned by Park Hill Group are generally recognized by us for accounting purposes upon the successful subscription by an investor in a client’s fund and/or the closing of that fund. However, those fees are typically actually paid by a Park Hill Group client over a period of time (for example, two to three years) following such successful subscription by an investor in a client’s fund and/or the closing of that fund with interest. There is a risk that during that period of time, Park Hill Group may not be able to collect on all or a portion of the fees Park Hill Group is due for the funds advisory services it has already provided to such client. For instance, a Park Hill Group client’s fund may be liquidated prior to the time that all or a portion of the fees due to Park Hill Group for its funds advisory services are due to be paid. Moreover, to the extent fewer assets are raised for funds or interest by investors in alternative asset funds declines, the placement fees earned by Park Hill Group would be adversely affected.

In addition, we face the risk that certain clients may not have the financial resources to pay our agreed-upon advisory fees. Certain clients may also be unwilling to pay our advisory fees in whole or in part, in which case we may have to incur significant costs to bring legal action to enforce our engagement agreement to obtain our advisory fees. We were unable to collect $0.3 million and $2.3 million of the advisory and placement fees recognized in 2013 and 2014, respectively, representing less than one percent of the fees recognized in each period.

Our joint ventures, strategic investments and acquisitions may result in additional risks and uncertainties in our business.

In addition to recruiting and internal expansion, we may grow our core business through joint ventures, strategic investments or acquisitions. In the event we make strategic investments or acquisitions, we would face numerous risks and would be presented with financial, managerial and operational challenges, including the difficulty of integrating personnel, financial, accounting, technology and other systems and management controls.

Our failure to deal appropriately with actual, potential or perceived conflicts of interest could damage our reputation and materially adversely affect our business.

We confront actual, potential or perceived conflicts of interest in our business. For instance, we face the possibility of an actual, potential or perceived conflict of interest where we represent a client on a transaction in which an existing client is a party. We may be asked by two potential clients to act on their behalf on the same transaction, including two clients as potential buyers in the same acquisition transaction, and we may act for both clients if both clients agree to us doing so. In each of these situations, we face the risk that our current policies, controls and procedures may not timely identify or appropriately manage such conflicts of interest.

It is possible that actual, potential or perceived conflicts could give rise to client dissatisfaction, litigation or regulatory enforcement actions. Appropriately identifying and managing actual or perceived conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation which could materially adversely affect our business in a number of ways, including a reluctance of some potential clients and counterparties to do business with us.

Employee misconduct, which is difficult to detect and deter, could harm us by impairing our ability to attract and retain clients and by subjecting us to legal liability and reputational harm.

There is a risk that our employees could engage in misconduct that would adversely affect our business. For example, our business often requires that we deal with confidential matters of great significance to our clients. If our employees were to improperly use or disclose confidential information provided by our clients, we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial position, current client relationships and ability to attract future clients. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent misconduct may not be effective in all cases. If our employees engage in misconduct, our business could be materially adversely affected.

In recent years, the U.S. Department of Justice (the “DOJ”) and the SEC have devoted greater resources to enforcement of the Foreign Corrupt Practices Act (the “FCPA”). In addition, the United Kingdom has recently significantly expanded the reach of its anti-bribery laws. While we have developed and implemented policies and procedures designed to ensure strict compliance by us and our personnel with the FCPA, such policies and procedures may not be effective in all instances to prevent violations. Any determination that we have violated the FCPA or other applicable anti-corruption laws could subject us to, among other things, civil and criminal penalties, material fines, profit disgorgement, injunctions on future conduct, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business prospects, financial position or the market value of our common units.

We may face damage to our professional reputation if our services are not regarded as satisfactory or for other reasons.

As an advisory service firm, we depend to a large extent on our relationships with our clients and reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses.

We face strong competition from other financial advisory firms, many of which have greater resources and broader product and services offerings than we do.

The financial services industry is intensely competitive, and we expect it to remain so. Our competitors are other investment banking and financial advisory firms. We compete on both a global and a regional basis, and on the basis of a number of factors, including depth of client relationships, industry knowledge, transaction execution skills, our range of products and services, innovation, reputation and price. In addition, in our business there are usually no long-term contracted sources of revenue. Each revenue-generating engagement typically is separately solicited, awarded and negotiated.

We have experienced significant competition when obtaining advisory mandates, and we may experience pricing pressures in our business in the future as some of our competitors may seek to obtain increased market share by reducing fees.

Our primary competitors are large financial institutions, many of which have far greater financial and other resources than us and have the ability to offer a wider range of products and services than we offer. In addition, we may be at a competitive disadvantage with regard to certain of our competitors who are able to and often do, provide financing or market making services that are often a crucial component of the types of transactions on which we advise. In addition to our larger competitors, over the last few years a number of independent investment banks that offer independent advisory services have emerged, with several showing rapid growth. As these independent firms or new entrants into the market seek to gain market share there could be pricing pressures, which would adversely affect our revenues and earnings.

In addition, Park Hill Group operates in a highly competitive environment and the barriers to entry into the funds advisory services business are low.

As a member of the financial services industry, we face substantial litigation risks.

Our role as advisor to our clients on important transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and other transactions. Our activities may subject us to the risk of significant legal liabilities to our clients and affected third parties, including shareholders of our clients who could bring securities class actions against us. In recent years, the volume of claims and amount of damages claimed in litigation and regulatory proceedings against financial services companies have been increasing. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. Our engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us in all cases, including when a client does not have the financial capacity to pay under the indemnity. As a result, we may incur significant legal expenses in defending against or settling litigation. In addition, we may have to spend a significant amount to adequately insure against these potential claims. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously harm our business prospects.

Extensive and evolving regulation of our business and the business of our clients exposes us to the potential for significant penalties and fines due to compliance failures, increases our costs and may result in limitations on the manner in which our business is conducted.

As a participant in the financial services industry, we are subject to extensive regulation in the U.S. and internationally. We are subject to regulation by governmental and self-regulatory organizations in the jurisdictions in which we operate. As a result of market volatility and disruption in recent years, the U.S. and other governments have taken unprecedented steps to try to stabilize the financial system including providing assistance to financial institutions and taking certain regulatory actions. The full extent of the effects of these actions and of legislative and regulatory initiatives (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) effected in connection with, and as a result of, such extraordinary disruption and volatility is uncertain, both as to the financial markets and participants in general, and as to us in particular.

Our ability to conduct business and our operating results, including compliance costs, may be adversely affected as a result of any new requirements imposed by the SEC, FINRA or other U.S. or foreign governmental regulatory authorities or self-regulatory organizations that regulate financial services firms or supervise financial markets. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. In addition, some of our clients or prospective clients may adopt policies that exceed regulatory requirements and impose additional restrictions affecting their dealings with us. Accordingly, we may incur significant costs to comply with U.S. and international regulation. In addition, new laws or regulations or changes in enforcement of existing laws or regulations applicable to our clients may adversely affect our business. For example, changes in antitrust enforcement could affect the level of mergers and acquisitions activity and changes in applicable regulations could restrict the activities of our clients and their need for the types of advisory services that we provide to them.

In addition, several states and municipalities in the United States, such as California, Illinois, New York State, and New York City have adopted “pay-to-play” and placement agent rules which, in addition to imposing registration and reporting requirements, limit our ability to charge fees in connection with certain engagements of Park Hill Group or restrict or prohibit the use of placement agents in connection with investments by public pension funds. These types of measures could materially and adversely impact our Park Hill Group business.

Our failure to comply with applicable laws or regulations could result in adverse publicity and reputational harm as well as fines, suspensions of personnel or other sanctions, including revocation of the registration of us or any of our subsidiaries as a financial advisor and could impair executive retention or recruitment. In addition, any changes in the regulatory framework could impose additional expenses or capital requirements on us, result in limitations on the manner in which our business is conducted, have an adverse impact upon our financial condition and business and require substantial attention by senior management. In addition, our business is subject to periodic examination by various regulatory authorities, and we cannot predict the outcome of any such examinations.

Our business is subject to various operational risks.

We face various operational risks related to our business on a day-to-day basis. We rely heavily on financial, accounting, communication and other information technology systems, and the people who operate them. These systems, including the systems of third parties on whom we rely, may fail to operate properly or become disabled as a result of tampering or a breach of our network security systems or otherwise, including for reasons beyond our control.

Our clients typically provide us with sensitive and confidential information. We are dependent on information technology networks and systems to securely process, transmit and store such information and to communicate among our locations around the world and with our clients, alliance partners and vendors. We may be subject to attempted security breaches and cyber-attacks and, while none have had a material impact to date, a successful breach could lead to shutdowns or disruptions of our systems or third-party systems on which we rely and potential unauthorized disclosure of sensitive or confidential information. Breaches of our or third-party network security systems on which we rely could involve attacks that are intended to obtain unauthorized access to our proprietary information, destroy data or disable, degrade or sabotage our systems, often through the introduction of computer viruses, cyber-attacks and other means and could originate from a wide variety of sources, including unknown third parties outside the firm. Although we take various measures to ensure the integrity of our and third-party systems on which we rely, there can be no assurance that these measures will provide adequate protection. If our or third-party systems on which we rely are compromised, do not operate properly or are disabled, we could suffer a disruption of our business, financial losses, liability to clients, regulatory sanctions and damage to our reputation.

We operate a business that is highly dependent on information systems and technology. Any failure to keep accurate books and records can render us liable to disciplinary action by governmental and self-regulatory authorities, as well as to claims by our clients. We rely on third-party service providers for certain aspects of our business. Any interruption or deterioration in the performance of these third parties or failures of their information systems and technology could impair our operations, affect our reputation and adversely affect our business.

In addition, a disaster or other business continuity problem, such as a pandemic, other man-made or natural disaster or disruption involving electronic communications or other services used by us or third parties with whom we conduct business, could lead us to experience operational challenges, and our inability to timely and successfully recover could materially disrupt our business and cause material financial loss, regulatory actions, reputational harm or legal liability.

We may not be able to generate sufficient cash in the future to service any future indebtedness.

Our ability to make scheduled payments on or to refinance any future debt obligations depends on our financial condition and operating performance. We cannot provide assurance that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, and interest on, any future indebtedness. If our cash flows and capital resources are insufficient to fund any future debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance such indebtedness.

Our international operations are subject to certain risks, which may affect our revenue.

In 2014, we earned approximately 18.1% of our advisory and placement fees from our international operations. We intend to grow our non-U.S. business, and this growth is important to our overall success. In addition, many of our larger clients are non-U.S. entities seeking to enter into transactions involving U.S. businesses. Our international operations carry special financial and business risks, which could include the following:

•	greater difficulties in managing and staffing foreign operations;

•	language and cultural differences;

•	fluctuations in foreign currency exchange rates that could adversely affect our results;

•	unexpected changes in trading policies, regulatory requirements, tariffs and other barriers;

•	longer transaction cycles;

•	higher operating costs;

•	adverse consequences or restrictions on the repatriation of earnings;

•	potentially adverse tax consequences, such as trapped foreign losses;

•	less stable political and economic environments; and

•	civil disturbances or other catastrophic events that reduce business activity.

If our international business increases relative to our total business, these factors could have a more pronounced effect on our operating results.

Our Funds Advisory Services business is dependent on the availability of private capital for deployment in illiquid asset classes such as private equity, hedge and real estate funds for clients we serve.

Park Hill Group provides fund placement and secondary advisory services for alternative investment managers, including private equity funds, real estate funds and hedge funds. Our ability to find suitable engagements and earn fees in this business depends on the availability of private and public capital for investments in illiquid assets such as private equity, hedge and real estate funds. Our ability to assist fund managers and sponsors raise capital from investors depends on a number of factors, including many that are outside our control, such as the general economic environment and changes in the weight investors give to alternative asset investments as part of their overall investment portfolio among asset classes. Following the onset of the financial crisis, there was a shortage of capital available for investment in such asset classes, and far fewer new funds were raised than in the period preceding the crisis. Additionally, certain investors, such as public pension plans, may have policies prohibiting the use of placement agents by fund sponsors or managers in connection with a limited partner’s investment. To the extent private and public capital focused on illiquid investment opportunities for our clients remains limited, the results of Park Hill Group may be adversely affected.

We may enter into new lines of business which may result in additional risks and uncertainties in our business.

We currently generate substantially all of our revenue from our strategic advisory, restructuring and reorganization and funds advisory services businesses. However, we may grow our business by entering into new lines of business. To the extent we enter into new lines of business, we will face numerous risks and uncertainties, including risks associated with actual or perceived conflicts of interest because we would no longer be limited to the advisory business, the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk, the required investment of capital and other resources and the loss of clients due to the perception that we are no longer focusing on our core business.

Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. In addition, certain aspects of our cost structure, such as costs for compensation, occupancy and equipment rentals, communication and information technology services, and depreciation and amortization will be largely fixed, and we may not be able to timely adjust these costs to match fluctuations in revenue related to our entering into new lines of business. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations could be materially adversely affected.

Fluctuations in foreign currency exchange rates could adversely affect our results.

Because our financial statements are denominated in U.S. dollars and we receive a portion of our net revenue in other currencies (including euros and pound sterling), we are exposed to fluctuations in foreign currencies. In addition, we pay certain of our expenses in such currencies. We have not entered into any transactions to hedge our exposure to these foreign exchange fluctuations through the use of derivative instruments or otherwise. An appreciation or depreciation of any of these currencies relative to the U.S. dollar would result in an adverse or beneficial impact, respectively, to our financial results.

The cost of compliance with international broker-dealer, employment, labor, benefits and tax regulations may adversely affect our business and hamper our ability to expand internationally.

Since we operate our business both in the U.S. and internationally, we are subject to many distinct broker-dealer, employment, labor, benefits and tax laws in each country in which we operate, including regulations affecting our employment practices and our relations with our employees and service providers. If we are required to comply with new regulations or new interpretations of existing regulations, or if we are unable to comply with these regulations or interpretations, our business could be adversely affected or the cost of compliance may make it difficult to expand into new international markets. Additionally, our competitiveness in international markets may be adversely affected by regulations requiring, among other things, the awarding of contracts to local contractors, the employment of local citizens and/or the purchase of services from local businesses or favoring or requiring local ownership.

Risks Relating to the Spin-Off

We face the following risks in connection with the spin-off:

We may be responsible for U.S. Federal income tax liabilities that relate to the distribution.

The spin-off is conditioned on the receipt of an opinion of tax counsel to the effect that certain transactions in the internal reorganization should qualify as tax-free distributions under Section 355 of the Code, and a certain transaction in the internal reorganization should qualify as a tax-free reorganization under Section 368 of the Code. Blackstone’s receipt of the opinion of tax counsel will satisfy a condition to completion of the spin-off. An opinion of tax counsel is not binding on the Internal Revenue Service (the “IRS”). Accordingly, the IRS may reach conclusions with respect to the spin-off that are different from the conclusions reached in the opinion. The opinion will be based on certain factual statements and representations, which, if incomplete or untrue in any material respect, could cause the tax consequences of the transactions to be different than those set forth in the opinion.

Blackstone is not aware of any facts or circumstances that would cause any such factual statements or representations in the opinion of tax counsel to be incomplete or untrue or cause the facts on which the opinion will be based to be materially different from the facts at the time of the spin-off. If, notwithstanding the receipt of the opinion of tax counsel, the IRS were to successfully assert that certain transactions in the internal reorganization were not tax-free distributions under Section 355 of the Code or that a certain transaction in the internal reorganization did not qualify as a tax-free reorganization under Section 368 of the Code, one or both of the Distributing Corporations or we would recognize a substantial tax liability.

Even if such transactions in the internal reorganization otherwise qualify as tax-free distributions for U.S. Federal income tax purposes, such transactions will be taxable to one or both of the Distributing Corporations (but not to Blackstone common unitholders) pursuant to Section 355(e) of the Code if there are one or more acquisitions (including by reason of issuances) of the stock of us in excess of specified thresholds, measured by vote or value, or acquisitions of the stock of one or both of the Distributing Corporations representing 50% or more, measured by vote or value, of the then-outstanding stock of us or such Distributing Corporation and the acquisition or acquisitions are deemed to be part of a plan or series of related transactions that include the transactions in the internal reorganization. Any acquisition of any class of our common stock or stock of a Distributing Corporation within two years before or after the distribution (with exceptions, including public trading by less-than-5% shareholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted. The resulting tax liability may have a material adverse effect on the business, financial condition, results of operations or cash flows of us or Blackstone.

We will agree not to enter into certain transactions that could cause any portion of the spin-off to be taxable to the Distributing Corporations, including under Section 355(e) of the Code. Pursuant to the Tax Matters Agreement, PJT Partners Inc. and New Advisory L.P. will agree to indemnify Blackstone for any tax to a Distributing Corporation resulting from certain acquisitions of the stock of PJT Partners Inc., whether or not Blackstone consented to such actions or PJT Partners Inc. or New Advisory L.P. was otherwise permitted to take such action under the Tax Matters Agreement. In addition, if certain transactions in the internal reorganization were taxable or became taxable, then under U.S. Treasury regulations we would be severally liable for the resulting U.S. Federal income tax liability of one of the Distributing Corporations. These obligations may discourage, delay or prevent a change of control of PJT Partners Inc. See “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off.”

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the distribution.

Our financial results previously were included within the consolidated results of Blackstone, and we believe that our financial reporting and internal controls were appropriate for a subsidiary of a public company. However, we were not directly subject to the reporting and other requirements of the Exchange Act. As a result of the distribution, we will be directly subject to reporting and other obligations under the Exchange Act. Once we are no longer an emerging growth company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), which will require annual management assessments of the effectiveness of our internal controls over financial reporting. Our independent registered public accounting firm is not required to express an opinion as to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company,” as defined in the JOBS Act. At such time, however, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. These reporting and other obligations may place significant demands on our management, administrative and operational resources, including accounting systems and resources.

The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes-Oxley Act, we are required to maintain effective disclosure controls and procedures and internal controls over financial reporting. To comply with these requirements, we may need to upgrade our systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. We expect to incur additional annual expenses for the purpose of addressing these requirements, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our financial condition, results of operations or cash flows.

We do not have a recent operating history as an independent company and our historical and pro forma financial information may not be a reliable indicator of our future results.

The historical and pro forma financial information we have included in this information statement has been derived from the consolidated financial statements of Blackstone, and in the case of the pro forma financial information is based on certain assumptions as described therein, and does not necessarily reflect what our financial position, results of operations and cash flows would have been as a separate, stand-alone entity during the periods presented. Blackstone did not account for us, and we were not operated, as a single stand-alone entity for the periods presented even if we represented an important business in the historical consolidated financial statements of Blackstone. In addition, the historical and pro forma information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future. For example, following the spin-off, changes will occur in our cost structure, funding and operations, including changes in our tax structure, increased costs associated with reduced economies of scale and increased costs associated with becoming a public, stand-alone company.

We are an emerging growth company, and any decision on our part to comply with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we currently intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our registration statements, periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years following the completion of the spin-off. We will cease to be an emerging growth company upon the earliest of: (1) the end of the fiscal year following the fifth anniversary of the spin-off; (2) the first fiscal year after our annual gross revenues are $1.0 billion or more; (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (4) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this accommodation allowing for delayed adoption of new or revised accounting standards, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We may be unable to achieve some or all of the benefits that we expect to achieve from the spin-off.

As an independent, publicly traded company, we believe that our business will benefit from, among other things, (1) relief from conflict-related constraints on growth and greater strategic focus of management’s efforts and resources, (2) unlocking multiple value, (3) improved management incentive tools, (4) enhanced focus on clients and (5) the ability to utilize equity as an acquisition currency. However, by separating from Blackstone, we may be more susceptible to market fluctuations and other adverse events than we would have been were we still a part of Blackstone. In addition, we may not be able to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all. For example, while we believe that separation from Blackstone will meaningfully enhance our opportunities for organic growth, our relationships with certain clients could be adversely affected because certain partners and other professionals historically engaged in our business will not continue to work for PJT Partners following the spin-off.

Following the consummation of the spin-off, we will not be able to rely upon Blackstone for working capital requirements or other financial support functions as we have done historically, and we will depend on our ability to generate cash from operations, financings or asset sales to maintain sufficient working capital.

We have historically relied upon Blackstone for working capital requirements on a short-term basis and for other financial support functions. After the spin-off, we will not be able to rely on the earnings, assets or cash flow of Blackstone, and we will be responsible for servicing our own debt, and obtaining and maintaining sufficient working capital. Blackstone has historically provided financing to us at rates consistent with those under Blackstone’s revolving credit facility, which we believe are not representative of the cost of financing that we will incur as a stand-alone company. Accordingly, we expect to incur higher debt-servicing costs on new indebtedness than we would have incurred otherwise as a subsidiary of Blackstone and/or not have access to other less expensive sources of capital from short-term debt markets. As a stand-alone company, the availability and cost of our financing will depend on a variety of factors, such as financial market conditions generally, including the availability of credit to the financial services industry, our performance and credit ratings. We expect to procure, substantially concurrently with the completion of the spin-off, from one or more financing sources a revolving credit facility for New Advisory L.P. in an aggregate principal amount of up to $             million. We expect the revolving credit facility will have a maturity of             and will be on market terms (including pricing). We do not expect to have any borrowings under the revolving credit facility outstanding upon consummation of the spin-off. Our ability to make payments on and to refinance our indebtedness, including borrowings under our new revolving credit facility, as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are not able to repay or refinance our debt as it becomes due, we may be forced to sell assets or take other disadvantageous actions, including (1) reducing financing in the future for working capital, capital expenditures and general corporate purposes or (2) dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in our industry could be impaired. The lenders who hold such debt could also accelerate amounts due, which could potentially trigger a default or acceleration of any of our other debt. In addition, we may increase our debt or raise additional capital following the spin-off, subject to restrictions in our debt agreements. If our cash flow from operations is less than we anticipate, or if our cash requirements are more than we expect, we may require more financing. However, debt or equity financing may not be available to us on terms acceptable to us, if at all. If we incur additional debt or raise equity through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of our common stock, particularly in the event of liquidation. The terms of the debt may also impose additional and more stringent restrictions on our operations than we currently have. If we raise funds through the issuance of additional equity, your percentage ownership in us would decline. If we are unable to raise additional capital when needed, it could affect our financial health, which could negatively affect your investment in us. Also, regardless of the terms of our debt or equity financing, the amount of our stock that we can issue may be limited because the issuance of our stock may cause certain transactions in the internal reorganization to be taxable to one or both of the Distributing Corporations under Section 355(e) of the Code, and under the Tax Matters Agreement, New Advisory L.P. could be required to indemnify Blackstone for that tax. See “The Spin-Off—U.S. Federal Income Tax Consequences of the Spin-Off.”

Restrictions in the credit agreement governing the revolving credit facility that we may enter into in connection with the spin-off may impair our ability to finance our future operations or capital needs or engage in other business activities that may be in our interests.

We expect to procure, substantially concurrently with the completion of the spin-off, from one or more financing sources a revolving credit facility for New Advisory L.P. in an aggregate principal amount of up to $         million.

We expect that the credit agreement governing any such revolving credit facility may contain a number of significant covenants that, among other things, would restrict our ability to:

•	sell assets;

•	incur more indebtedness;

•	repay certain indebtedness;

•	make certain investments or business acquisitions;

•	make certain capital expenditures;

•	engage in business mergers or consolidations; and

•	engage in certain transactions with subsidiaries and affiliates.

These restrictions could impair our ability to finance our future operations or capital needs or engage in other business activities that may be in our interests. In addition, such credit agreement could also require us to maintain compliance with certain financial ratios, including those relating to earnings before interest, taxes, depreciation and amortization and consolidated indebtedness. Our ability to comply with these ratios and covenants may be affected by events beyond our control. A breach of the provisions of our credit agreement or our inability to comply with the required financial ratios or covenants included therein could result in a default thereunder. In the event of any such default, the lenders under the credit agreement could elect to:

•	declare all outstanding debt, accrued interest and fees to be due and immediately payable; and

•	require us to apply all of our available cash to repay our outstanding senior debt.

The spin-off may expose us to potential liabilities arising out of state and Federal fraudulent conveyance laws and legal distribution requirements.

The spin-off could be challenged under various state and Federal fraudulent conveyance laws. An unpaid creditor or an entity vested with the power of such creditor (such as a trustee or debtor-in-possession in a bankruptcy) could claim that Blackstone did not receive fair consideration or reasonably equivalent value in the spin-off, and that the spin-off left Blackstone insolvent or with unreasonably small capital or that Blackstone intended or believed it would incur debts beyond its ability to pay such debts as they mature. If a court were to agree with such a plaintiff, then such court could void the spin-off as a fraudulent transfer and could impose a number of different remedies, including without limitation, returning our assets or your shares in our company to Blackstone or providing Blackstone with a claim for money damages against us in an amount equal to the difference between the consideration received by Blackstone and the fair market value of our company at the time of the spin-off.

The measure of insolvency for purposes of the fraudulent conveyance laws may vary depending on which jurisdiction’s law is applied. Generally, however, an entity would be considered insolvent if the fair saleable value of its assets is less than the amount of its liabilities (including the probable amount of contingent liabilities), and such entity would be considered to have unreasonably small capital if it lacked adequate capital to conduct its business in the ordinary course and pay its liabilities as they become due. No assurance can be given as to what standard a court would apply to determine insolvency or that a court would determine that Blackstone was solvent at the time of or after giving effect to the spin-off, including the distribution of our common stock.

The distribution by Blackstone of the Class A common stock of PJT Partners Inc. in the spin-off could also be challenged under state corporate distribution statutes. Under the Delaware Revised Uniform Limited Partnership Act, a limited partnership may not make distributions to its partners to the extent that at the time of the distribution, after giving effect to the distribution, the fair value of the assets of the limited partnership (excluding the fair value of property that is subject to a liability for which the recourse of creditors is limited, except to the extent that the fair value of that property exceeds such liability) will exceed the total liabilities of such limited partnership (excluding liabilities to its partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specified property of such limited partnership). No assurance can be given that a court will not later determine that the distribution by Blackstone of Class A common stock of PJT Partners Inc. in the spin-off was unlawful.

Under the Separation Agreement, from and after the spin-off, we will be responsible for the debts, liabilities and other obligations related to the business or businesses which we own and operate following the consummation of the spin-off. Although we do not expect to be liable for any obligations not expressly assumed by us pursuant to the Separation Agreement, it is possible that we could be required to assume responsibility for certain obligations retained by Blackstone should Blackstone fail to pay or perform its retained obligations. See “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off—Distribution Agreement.”

As an independent company we will lose certain benefits and synergies that we enjoyed when we were part of Blackstone.

As part of Blackstone, we can take advantage of its size and purchasing power in procuring certain goods and services such as insurance and health care benefits, and technology such as computer software licenses. We also rely on Blackstone to provide various corporate functions. After the spin-off, as a separate, independent entity, we may be unable to obtain these goods, services and technologies at prices or on terms as favorable to us as those we obtained prior to the distribution. We may also incur costs for functions previously performed by Blackstone that are higher than the amounts reflected in our historical financial statements, which could cause our profitability to decrease.

In addition, we believe our business historically benefited from certain synergies that resulted from being part of Blackstone, including referrals of assignments from Blackstone’s investment professionals, as well as the ability to leverage Blackstone’s extensive global network of professionals and senior management contacts and relationships in sourcing potential mandates and advisory engagements. We also benefitted from our unique relationship with Blackstone’s investment businesses, including from competitive advantages in winning advisory mandates on transactions sponsored by Blackstone’s private equity and real estate funds. As an independent company, we will not benefit from these synergies to the same degree that we did when we were part of Blackstone, and expect that referrals from Blackstone’s investment professionals will be more limited.

Risks Relating to Our Organizational Structure

PJT Partners Inc.’s only material asset after completion of the spin-off will be its interest in New Advisory L.P., and it is accordingly dependent upon distributions from New Advisory L.P. to pay taxes, make payments under the tax receivable agreement or pay dividends.

PJT Partners Inc. will be a holding company and will have no material assets other than its ownership of Partnership Units. PJT Partners Inc. has no independent means of generating revenue. PJT Partners Inc. intends to cause New Advisory L.P. to make distributions to holders of its Partnership Units in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the tax receivable agreement and dividends, if any, declared by it. Deterioration in the financial condition, earnings or cash flow of New Advisory L.P. and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that PJT Partners Inc. needs funds, and New Advisory L.P. is restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

Payments of dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. Any financing arrangement that we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, New Advisory L.P. is generally prohibited under Delaware law from making a distribution to a partner to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of New Advisory L.P. (with certain exceptions) exceed the fair value of its assets. Subsidiaries of New Advisory L.P. are generally subject to similar legal limitations on their ability to make distributions to New Advisory L.P.

A significant portion of the voting power in PJT Partners Inc. is controlled by our internal owners, whose interests may differ from those of our public stockholders.

Our internal owners own shares of our Class A common stock and our Class B common stock. The shares of Class B common stock will have no economic rights but will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested Partnership Units of New Advisory L.P. held by such holder on all matters presented to stockholders of PJT Partners Inc. other than director elections and removals. With respect to the election and removal of directors of PJT Partners Inc., shares of Class B common stock will initially entitle holders to only one vote per share, representing significantly less than one percent of the voting power entitled to vote thereon. However, the voting power of Class B common stock with respect to the election and removal of directors of PJT Partners Inc. may be increased to up to the number of votes to which a holder is then entitled on all other matters presented to stockholders, as described under “Description of Capital Stock—Common Stock—Class B Common Stock.” Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other executive officers, will provide an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is the CEO of PJT Partners Inc. Immediately following the spin-off, our internal owners will hold approximately     % of the voting power of PJT Partners Inc. with regard to the election and removal of directors, and approximately     % of the combined voting power of PJT Partners Inc., with regard to all other matters presented to stockholders of PJT Partners Inc. As a result, upon consummation of the spin-off, our internal owners, including Mr. Taubman, have the ability to exercise influence over the outcome of all matters requiring stockholder approval, other than director elections and removals, including those related to equity compensation plans, certain related party transactions, and certain significant issuances of Class A common stock and other significant transactions, such as those involving a change of control or sale of all or substantially all of our assets. This concentration of ownership could deprive our Class A stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock. Moreover, our internal owners, including Mr. Taubman, may gain the ability in the future to exercise significant influence over the outcome of director elections, as well.

In addition, immediately following the spin-off, our internal owners will own     % of the Partnership Units. Because they hold all or a portion of their ownership interest in our business directly in New Advisory L.P., rather than through PJT Partners Inc., our internal owners may have conflicting interests with holders of shares of our Class A common stock. For example, if New Advisory L.P. makes distributions to PJT Partners Inc., the limited partners of New Advisory L.P. will also be entitled to receive such distributions pro rata in accordance with the percentages of their respective partnership interests in New Advisory L.P. and their preferences as to the timing and amount of any such distributions may differ from those of our public stockholders. Our internal owners may also have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, especially in light of the existence of the tax receivable agreement that we will enter in connection with the spin-off, whether and when to incur new indebtedness, and whether and when PJT Partners Inc. should terminate the tax receivable agreement and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration these internal owners’ tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

PJT Partners Inc. will be required to make payments under a tax receivable agreement for most of the benefits relating to certain tax depreciation or amortization deductions that we may claim as a result of certain increases in tax basis.

Holders of Partnership Units (other than PJT Partners Inc.) will have the right, subject to the terms and conditions set forth in the partnership agreement of New Advisory L.P., on a quarterly basis, from and after the first anniversary of the date of the consummation of the spin-off (subject to the terms of the exchange agreement), to exchange all or part of their Partnership Units for cash or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. Stock-settled exchanges and certain of these cash-settled exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of New Advisory L.P. These increases in tax basis may increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of tax that PJT Partners Inc. would otherwise be required to pay in the future, although the IRS may challenge all or part of that tax basis increase, and a court could sustain such a challenge.

Prior to the completion of the spin-off, we will enter into a tax receivable agreement with the holders of Partnership Units (other than PJT Partners Inc.) that provides for the payment by PJT Partners Inc. to exchanging holders of Partnership Units of 85% of the benefits, if any, that PJT Partners Inc. is deemed to realize as a result of these increases in tax basis and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

This payment obligation is an obligation of PJT Partners Inc. and not of New Advisory L.P. While the actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of New Advisory L.P., the payments that PJT Partners Inc. may make under the tax receivable agreement will be substantial. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by the holders of Partnership Units. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

In certain cases, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits PJT Partners Inc. realizes in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain changes of control, or if, at any time, PJT Partners Inc. elects an early termination of the tax receivable agreement, PJT Partners Inc.’s obligations under the tax receivable agreement (with respect to all Partnership Units whether or not previously exchanged) would be calculated by reference to the value of all future payments that holders of Partnership Units would have been entitled to receive under the tax receivable agreement using certain valuation assumptions, including that PJT Partners Inc. will have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and, in the case of an early termination election, that any Partnership Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A common stock at the time of termination. In addition, holders of Partnership Units will not reimburse us for any payments previously made under the tax receivable agreement if such tax basis increase is successfully challenged by the IRS. PJT Partners Inc.’s ability to achieve benefits from any tax basis increase, and the payments to be made under the tax receivable agreement, will depend upon a number of factors, including the timing and amount of our future income. As a result, even in the absence of a change of control or an election to terminate the tax receivable agreement, payments under the tax receivable agreement could be in excess of PJT Partners Inc.’s actual cash tax savings.

There may be a material negative effect on our liquidity if the payments under the tax receivable agreement exceed the actual cash tax savings that PJT Partners Inc. realizes in respect of the tax attributes subject to the tax receivable agreement and/or if distributions to PJT Partners Inc. by New Advisory L.P. are not sufficient to permit PJT Partners Inc. to make payments under the tax receivable agreement after it has paid taxes and other expenses. Based upon certain assumptions described in greater detail below under “Certain Relationships and Related Person Transactions—Tax Receivable Agreement,” we estimate that if PJT Partners Inc. were to exercise its termination right immediately following the spin-off, the aggregate amount of these termination payments would be approximately $         million. The foregoing number is merely an estimate and the actual payments could differ materially. We may need to incur additional indebtedness to finance payments under the tax receivable agreement to the extent our cash resources are insufficient to meet our obligations under the tax receivable agreement as a result of timing discrepancies or otherwise.

Anti-takeover provisions in our organizational documents and Delaware law and our Stockholder Rights Plan might discourage or delay acquisition attempts for us that you might consider favorable.

Our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that may make the merger or acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:

•	authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of Class A common stock;

•	provide that our Board of Directors will be divided into three classes, with terms of the directors of only one class expiring in any given year;

•	prohibit Class A common stockholders from acting by written consent unless such action is recommended by all directors then in office, but permit Class B common stockholders to act by written consent without requiring any such recommendation;

•	provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of 80% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote;

•	provide that certain provisions of our amended and restated certificate of incorporation, including those providing for a classified board of directors, may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only with the approval of 80% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote;

•	establish advance notice procedures and minimum stock ownership requirements for stockholder nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings, as well as provide for director qualification requirements; and

•	provide that (1) our chief executive officer will, at the applicable time, be nominated for election as a director, and will serve as the chairman of our board of directors upon such election, (2) our chief executive officer will serve as the chairman of the nominating and governance committee of the board of directors for so long as such service is permitted under the NYSE Listing Rules and (3) the chairman of our board of directors shall select the chairman and other members of the nominating and governance committee of our board of directors.

In addition, at the request of Blackstone we will adopt a stockholder rights agreement, to be executed prior to the spin-off, under which holders of our Class A common stock will be granted rights to purchase from us additional shares of our Class A common stock in the event that a person or group acquires beneficial ownership of 15% or more of the then-outstanding Class A common stock without approval of our board of directors, subject to exceptions for, among other things, persons beneficially owning 15% or more of our Class A common stock as of the date of the initial filing with the SEC of the Registration Statement on Form 10 of which this information statement forms a part (or that would beneficially own 15% or more of our Class A common stock by virtue of the spin-off if the spin-off were consummated as of the date of such initial filing). The rights will expire on the earliest to occur of (1) the third anniversary of the consummation of the spin-off, (2) the time at which the rights are redeemed pursuant to the stockholder rights agreement, (3) the time at which the rights are exchanged pursuant to the stockholder rights agreement, and (4)                    , 2016 if stockholder approval has

not been obtained. The stockholder rights agreement could make it more difficult for a third-party to acquire our Class A common stock without the approval of our board of directors. Acquisitions of shares of our Class A common stock as a result of acquiring additional Blackstone common units prior to the spin-off or shares representing our Class A common stock in the when-issued trading market or as a result of the spin-off will each be included in determining the beneficial ownership of a person and all such acquisitions will be taken into account in determining whether a person is an acquiring person under the terms of the stockholder rights agreement. Therefore, a person could become an acquiring person under the terms of the stockholder rights agreement simultaneously with the acquisition of our Class A common stock in the spin-off. Even if a person is initially an exempt person under the terms of the stockholder rights agreement, such person could lose such status as a result of pre-spin-off acquisitions. See “Description of Our Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, Our Stockholder Rights Agreement and Certain Provisions of Delaware Law.” In addition, each Partnership Unit will have attached to it a preferred unit purchase right as further described in “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement.”

Certain provisions of the limited partnership agreement of New Advisory L.P. may also prevent, delay, or make more difficult, a transaction or a change in control that might involve a premium price for holders of our Class A common stock or otherwise be in their best interests. These provisions include, among others:

•	rights of limited partners of New Advisory L.P., subject to certain exceptions and qualifications, to approve certain change of control transactions involving us; and

•	following the occurrence of a “Board Change of Control,” as described under “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement,” rights of limited partners of New Advisory L.P. to consent to certain corporate actions and transactions.

See “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement.”

Further, as a Delaware corporation, we are also subject to provisions of Delaware law, which may impair a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or negatively affect the trading price of our Class A common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

Risks Relating to Our Class A Common Stock

There may not be an active trading market for shares of our Class A common stock, which may cause the market price of our Class A common stock to decline and make it difficult to sell the shares of Class A common stock you receive in the distribution.

Prior to the spin-off there has not been a public trading market for shares of our Class A common stock. It is possible that after this offering an active trading market will not develop or continue or, if developed, that any market may not be sustained which would make it difficult for you to sell your shares of Class A common stock at an attractive price or at all.

The market price of our Class A common stock may decline due to the large number of shares of Class A common stock eligible for exchange and future sale.

The market price of shares of our Class A common stock could decline as a result of sales of a large number of shares of Class A common stock in the market after the spin-off or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell shares of Class A common stock in the future at a time and at a price that we deem appropriate.

In addition, we and the holders of Partnership Units (other than PJT Partners Inc.) will enter into an exchange agreement under which they (or certain permitted transferees thereof) will have the right, subject to the terms and conditions set forth in the partnership agreement of New Advisory L.P., on a quarterly basis, from and after the first anniversary of the date of the consummation of the spin-off (subject to the terms of the exchange agreement), to exchange all or part of their Partnership Units for cash equal to the then-current market value of an equal number of shares of our Class A common stock (determined in accordance with and subject to adjustment under the exchange agreement), or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications.

Depending on our liquidity and capital resources, market conditions, the timing and concentration of exchange requests and other considerations, we may choose to fund cash-settled exchanges of Partnership Units with available cash, borrowings or new issuances of Class A common stock or to settle exchanges by issuing Class A common stock to the exchanging Partnership Unitholder. Issuing significant numbers of shares of our Class A common stock upon exchange of Partnership Units could adversely affect the tax consequences to Blackstone of the distribution. Accordingly, while we will retain the right under the Exchange Agreement to elect to settle exchanges in cash or Class A common stock in our sole discretion, we intend to limit such issuances of Class A common stock in settlement of exchanges of Partnership Units to the extent necessary to preserve the intended tax-free nature of the spin-off and to comply with our obligations under the Tax Matters Agreement. The market price of shares of our Class A common stock could decline as a result of sales of our Class A common stock to fund cash-settled exchanges of Partnership Units, or sales by exchanging holders of Partnership Units of Class A common stock received in stock-settled exchanges, or, in each case, the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for holders of our Class A common stock to sell such stock in the future at a time and at a price that they deem appropriate. See “Certain Relationships and Related Person Transactions—Exchange Agreement.”

The market price of our Class A common stock may be volatile, which could cause the value of our Class A common stock to decline.

Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our Class A common stock could decrease significantly.

You may be diluted by the future issuance of additional Class A common stock by PJT Partners Inc. and the future issuance of additional partnership units by New Advisory L.P., in each case in connection with our incentive plans, acquisitions or otherwise.

After the completion of the spin-off, we will have approximately             shares of Class A common stock authorized but unissued, including approximately             shares of Class A common stock that may be issued upon exchange of Partnership Units that will be held by the limited partners of New Advisory L.P. Our certificate of incorporation authorizes us to issue these shares of Class A common stock and options, rights, warrants and appreciation rights relating to Class A common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. Similarly, the limited partnership agreement of New Advisory L.P. permits New Advisory L.P. to issue an unlimited number of additional partnership interests of New Advisory L.P. with designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the Partnership Units, and which may be exchangeable for shares of our Class A common stock. Additionally, we have reserved             shares for issuance under our 2015 Omnibus Incentive Plan, including             shares issuable upon the vesting of replacement and retention awards to PJT Partners personnel that we intend to grant to our employees at the time of the distribution, as well as shares issuable upon the vesting of certain “true-up awards” that may be issued to our employees in connection with the spin-off as described below. Pursuant to the terms of the Employee Matters Agreement, generally fifty percent of the unvested Blackstone equity awards (with certain exceptions) held by PJT Partners personnel who remain employed with us through the spin-off will be converted into equity awards of PJT Partners based on the trading price of Blackstone prior to the spin-off and an assumed $         valuation for PJT Partners. The replacement PJT Partners equity awards will be subject to a potential “true-up” feature payable by Blackstone based on the actual share performance of Blackstone and PJT Partners following the spin-off, as described under “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement.” While Blackstone would reimburse PJT Partners for the value of any true-up issued in the form of additional PJT Partners equity awards, the true-up awards may be paid in cash, Blackstone equity or additional PJT Partners equity awards, at Blackstone’s discretion. See “Management—PJT Partners Inc. 2015 Omnibus Incentive Plan” and “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement.” In addition, as described under “Certain Relationships and Related Party Transactions—Transaction Agreement—Founder Earn-Out Units,” Mr. Taubman and the other selling holders of equity interests in PJT Capital LP will receive an aggregate of              partnership interests in New Advisory L.P. that will be issued in the form of LTIP Units and will be subject to both time-based and market condition-based vesting. Any Class A common stock that we issue, including under our 2015 Omnibus Incentive Plan or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership held by the common unitholders of Blackstone who receive Class A common stock of PJT Partners Inc. in the distribution.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this information statement, including in the sections entitled “Summary,” “Risk Factors,” “Questions and Answers About the Spin-Off,” “The Spin-Off,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, benefits resulting from our separation from Blackstone, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements in this information statement. We do not have any intention or obligation to update forward-looking statements after we distribute this information statement.

The risk factors discussed in “Risk Factors” could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements.

THE SPIN-OFF

Background

On October 7, 2014, the board of directors of Blackstone Group Management L.L.C. approved a plan to separate Blackstone’s financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses from Blackstone to form PJT Partners, following which PJT Partners will be an independent, publicly traded company.

In connection with the spin-off and the retention of Mr. Taubman as our Chairman and CEO, we and Blackstone have entered into the Transaction Agreement with Mr. Taubman and the other parties thereto, pursuant to which we will acquire, on the terms and subject to the conditions set forth in the Transaction Agreement, all of the outstanding equity interests in PJT Capital, which we refer to as the “acquisition.”

Following the internal reorganization and the acquisition, The Blackstone Group L.P. will distribute on a pro rata basis to its common unitholders all of the outstanding shares of our Class A common stock held by it. The distribution will occur on the distribution date, which is expected to be                    ,                    . Each holder of Blackstone common units will receive one share of our Class A common stock for every                     Blackstone common units held at                    , New York time, on                    ,                    , the record date. Substantially concurrently with the distribution, we will consummate the acquisition of PJT Capital.

After completion of the spin-off:

•	PJT Capital will have combined with us and we will operate as a single enterprise;

•	we will be an independent, publicly traded company (NYSE: ), and will own and operate the financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses, which, together with the capital markets services business that will be retained by Blackstone, have historically constituted Blackstone’s Financial Advisory reporting segment; and

•	Blackstone will continue to be an independent, publicly traded company (NYSE: BX) and will focus on its core asset management operations, consisting of its private equity, real estate, hedge fund solutions and credit businesses.

Each holder of Blackstone common units will continue to hold his, her or its common units of Blackstone. No vote of Blackstone common unitholders is required or is being sought in connection with the spin-off, including the internal reorganization, and Blackstone common unitholders will not have any appraisal rights in connection with the spin-off.

The spin-off, including the consummation of the acquisition and the distribution of shares of Class A common stock of PJT Partners Inc. as described in this information statement is subject to the satisfaction or waiver of certain conditions. In addition, we, Blackstone and PJT Capital have the right to terminate the Transaction Agreement and abandon the spin-off in certain circumstances, as described in this information statement. See “—Conditions to the Spin-Off” and “—Termination and Abandonment of the Spin-Off.”

Reasons for the Spin-Off

The board of directors of Blackstone Group Management L.L.C. has determined that the spin-off is in the best interests of Blackstone, its common unitholders and other stakeholders because the spin-off will provide the following key benefits:

•	Relief from Conflict-related Constraints on Growth and Greater Strategic Focus of Management’s Efforts and Resources. The spin-off will meaningfully enhance our opportunities for organic growth,

including by eliminating conflicts with Blackstone’s investing areas and enhancing our ability to compete for business from financial sponsors. As a part of Blackstone, our professionals have been effectively precluded from competing for advisory and restructuring engagements in many transactions where the potential for an investment by a Blackstone fund created an actual or perceived conflict of interest. As Blackstone’s investing businesses have grown broader and larger, the potential for such conflicts has grown commensurately, with the result that Blackstone has not been free to aggressively grow our advisory business out of concern for compounding such conflicts. As an independent firm, free from such conflicts, we believe that we will be able to more effectively compete for new client engagements and significantly expand our platform into new product industries and transaction execution capabilities. Moreover, we will be free to compete for advisory and placement assignments from financial sponsors unhindered by the inherent challenges of securing such assignments from Blackstone competitors.

In addition, Blackstone will be better positioned to devote its full efforts and resources toward the unrestricted growth of its core asset management businesses and better serving its fund investors, free from conflict management and other challenges caused by being a part of a combined enterprise with our advisory businesses.

•	Unlocking Multiple Value. We believe that peer advisory firms of PJT Partners have historically traded at significantly higher earnings multiples than asset managers. As a pure-play advisory business, we believe this value will be unlocked to the benefit of PJT Partners’ owners, including the common unitholders of Blackstone.

•	Improved Management Incentive Tools. In multi-business companies such as Blackstone, it is difficult to structure incentives that reward professionals in a manner directly related to the performance of their respective business units. The spin-off will enable us to grant equity compensation to our senior management and other professionals tied directly to the PJT Partners business, creating a strong alignment of interest with our public stockholders and resulting in incentives that will be less diluted and more effective.

•	Enhanced Focus on Clients. Both Blackstone and we believe that, as a unified, independently managed, stand-alone company, our management will be able to more closely align internal resources, including senior management time, with the unique priorities of the clients of our business.

•	Ability to Utilize Equity as an Acquisition Currency. The spin-off will enable us to use our equity as currency to pursue certain financial and strategic objectives, including tax-free merger transactions. In addition, future strategic transactions with similar businesses will be more easily facilitated through the use of our equity as consideration.

Manner of Effecting the Spin-Off

Certain terms and conditions relating to the spin-off are set forth in the Transaction Agreement, and certain general terms and conditions relating to the spin-off will be set forth in a Separation Agreement between us and Blackstone.

Internal Reorganization

In connection with the spin-off, Blackstone will undergo an internal reorganization, pursuant to which the operations that have historically constituted Blackstone’s Financial Advisory reporting segment, other than Blackstone’s capital markets services business, will be contributed to New Advisory L.P., a newly-formed holding partnership that will be controlled by PJT Partners Inc., as general partner. Blackstone’s capital markets services business, which has historically derived a majority of its revenue from transactions involving portfolio companies or investment funds of Blackstone, will not be contributed to New Advisory L.P., and Blackstone will retain this business following completion of the spin-off. In the internal reorganization, the limited partners of the

Blackstone Holdings partnerships and certain individuals engaged in our business will receive Class A common stock of PJT Partners Inc., as well as Partnership Units in New Advisory L.P. that, subject to certain terms and conditions, are exchangeable at the option of the holder for cash, or, at our election, for shares of our Class A common stock on a one-for-one basis. In addition, in connection with the spin-off, PJT Partners personnel will receive various types of awards under our 2015 Omnibus Incentive Plan denominated in shares of Class A common stock of PJT Partners Inc. and partnership interests in New Advisory L.P. See “Certain Relationships and Related Party Transactions—Transaction Agreement—Founder Earn-Out Units” and “—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement” for additional information.

The Acquisition

Prior to the distribution, New Advisory L.P. will acquire, on the terms and subject to the conditions set forth in the Transaction Agreement, all of the outstanding equity interests in PJT Capital LP. In connection with the acquisition, Mr. Taubman and the other selling holders of equity interests in PJT Capital LP will receive unvested Partnership Units in New Advisory L.P.

Distribution of Shares of Our Class A Common Stock

Following the internal reorganization and the acquisition, The Blackstone Group L.P. will distribute on a pro rata basis to its common unitholders, all of the issued and outstanding Class A common stock of PJT Partners Inc. held by it.

Under the Separation Agreement, the distribution will be effective as of                        , New York time, on ,                            , the distribution date. As a result of the spin-off, on the distribution date, each holder of Blackstone common units will receive one share of our Class A common stock for every                     common units of Blackstone Group L.P. that he, she or it owns as of                    New York time, on                     ,                         , the record date.

On the distribution date, Blackstone will release the shares of our Class A common stock held by it to our distribution agent to distribute to Blackstone common unitholders. For most Blackstone common unitholders, our distribution agent will credit their shares of our Class A common stock to book-entry accounts established to hold their shares of our Class A common stock. Our distribution agent will send these common unitholders, including any Blackstone common unitholder that holds physical certificates of Blackstone common units and is the registered holder of such Blackstone common units represented by those certificates on the record date, a statement reflecting their ownership of our Class A common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For common unitholders who own Blackstone common units through a broker or other nominee, their shares of our Class A common stock will be credited to these common unitholders’ accounts by the broker or other nominee. It may take the distribution agent up to two weeks to issue shares of our Class A common stock to Blackstone common unitholders or to their bank or brokerage firm electronically by way of direct registration in book-entry form. Trading of our Class A common stock will not be affected by this delay in issuance by the distribution agent. As further discussed below, we will not issue fractional shares of our Class A common stock in the distribution. Following the spin-off, shareholders whose shares are held in book-entry form may request that their shares of our Class A common stock be transferred to a brokerage or other account at any time.

Each share of our Class A common stock will have attached to it a preferred stock purchase right as further described in “Description of Our Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, Our Stockholder Rights Agreement and Certain Provisions of Delaware Law.” In addition, each Partnership Unit will have attached to it a preferred unit purchase right as further described in “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement.”

Blackstone common unitholders will not be required to make any payment or surrender or exchange their Blackstone common units or take any other action to receive their shares of our Class A common stock. No vote of Blackstone common unitholders is required or sought in connection with the spin-off, including the internal reorganization, and Blackstone common unitholders have no appraisal rights in connection with the spin-off.

Treatment of Fractional Shares

The distribution agent will not distribute any fractional shares of our Class A common stock to Blackstone common unitholders. Instead, as soon as practicable on or after the distribution date, the distribution agent will aggregate fractional shares of our Class A common stock to which Blackstone common unitholders of record would otherwise be entitled into whole shares, sell them in the open market at the prevailing market prices and then distribute the aggregate net sale proceeds ratably to Blackstone common unitholders who would otherwise have been entitled to receive fractional shares of our Class A common stock. The amount of this payment will depend on the prices at which the distribution agent sells the aggregated fractional shares of our Class A common stock in the open market shortly after the distribution date and will be reduced by any amount required to be withheld for tax purposes and any brokerage fees and other expenses incurred in connection with these sales of fractional shares. Receipt of the proceeds from these sales will generally result in a taxable gain or loss to those common unitholders. Each Blackstone common unitholder entitled to receive cash proceeds from these shares should consult his, her or its own tax advisor as to such Blackstone common unitholder’s particular circumstances. The tax consequences of the spin-off are described in more detail under “—U.S. Federal Income Tax Consequences of the Spin-Off.”

U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of certain U.S. Federal income tax consequences of the spin-off. This summary is based on the Code, the U.S. Treasury regulations promulgated thereunder, and interpretations of the Code and the U.S. Treasury regulations by the courts and the IRS, in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the tax consequences described below.

This summary is limited to holders of Blackstone common units that are U.S. holders, as defined immediately below. A U.S. holder is a beneficial owner of Blackstone common units that is, for U.S. Federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or

•	a trust, if (1) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations.

This summary does not address the consequences to Blackstone common unitholders subject to special treatment under the U.S. Federal income tax laws (including, for example, non-U.S. persons, insurance companies, dealers, brokers or traders in securities or currencies, tax-exempt organizations, financial institutions, pass-through entities and investors in such entities, holders who have a functional currency other than the U.S. dollar, holders who hold their units as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or holders who acquired their units in connection with the receipt of compensation).

This summary only addresses the U.S. Federal income tax consequences to U.S. holders who hold Blackstone common units as a capital asset (generally, property held for investment). Moreover, this summary does not address the Medicare tax on net investment income, or any state, local or non-U.S. tax consequences or any estate, gift or other non-income tax consequences.

If a partnership (or other entity treated as a partnership for U.S. Federal income tax purposes) holds Blackstone common units or our Class A common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its tax consequences.

BLACKSTONE COMMON UNITHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE SPIN-OFF TO THEM, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL OR NON-U.S. TAX LAWS OR U.S. TAX LAWS OTHER THAN THOSE RELATING TO INCOME TAXES AND OF CHANGES IN APPLICABLE TAX LAWS.

The spin-off is conditioned on the receipt of an opinion of tax counsel, in form and substance reasonably satisfactory to Blackstone, to the effect that certain transactions in the internal reorganization should qualify as tax-free distributions under Section 355 of the Code, and that a certain transaction in the internal reorganization should qualify as a tax-free reorganization under Section 368 of the Code. Assuming such transactions qualify as tax-free, then with respect to a Blackstone common unitholder:

•	no gain or loss will be recognized by, and no amount will be included in the income of, such unitholder upon receipt of our Class A common stock in the distribution or in connection with the spin-off, except that such unitholder will recognize gain or loss, generally capital in nature, in the amount that any cash received in lieu of fractional shares of our Class A common stock exceeds or is less than such unitholder’s basis in such fractional shares;

•	such unitholder’s basis in the Class A common stock received in the distribution will equal the lesser of (1) Blackstone’s basis in such stock immediately before the distribution or (2) such unitholder’s basis in its common units immediately before the distribution;

•	such unitholder’s basis in its Blackstone common units will be reduced (but not below zero) by such unitholder’s basis in our Class A common stock received (including any fractional shares deemed received) in the distribution;

•	such unitholder’s holding period in our Class A common stock received in the distribution will include Blackstone’s holding period for our Class A common stock, which will be over one year; and

•	no gain or loss will be recognized by Blackstone upon the distribution of our Class A common stock or in connection with the spin-off.

Following the spin-off, Blackstone will provide Blackstone common unitholders with information regarding its basis in our Class A common stock.

The opinion of tax counsel will be conditioned on the truthfulness and completeness of certain factual statements and representations provided by Blackstone and us. If those factual statements and representations are incomplete or untrue in any material respect, the tax consequences of the transactions could be different than those set forth in the opinion of tax counsel. Blackstone and we have reviewed the statements of fact and representations on which the opinion of tax counsel will be based, and neither Blackstone nor we is aware of any facts or circumstances that would cause any of the statements of fact or representations to be incomplete or untrue. We have agreed to some restrictions on our future actions to provide further assurance that certain transactions in the internal reorganization should qualify as tax-free distributions under Section 355 of the Code and that a certain transaction in the internal reorganization should qualify as a tax-free reorganization under Section 368 of the Code.

As discussed above, certain requirements for tax-free treatment will be addressed in the opinion of tax counsel. An opinion of tax counsel is not binding on the IRS. Accordingly, upon audit the IRS may reach conclusions with respect to the spin-off that are different from the conclusions reached in the opinion.

If certain transactions in the internal reorganizations do not qualify as tax-free distributions under Section 355 of the Code or a certain transaction in the internal reorganization does not qualify as a tax-free reorganization under Section 368 of the Code, Blackstone would recognize dividend income or gain on the internal reorganization, and, with respect to a Blackstone common unitholder:

•	Blackstone’s dividend income or gain on the internal reorganization would be allocated to such unitholder in proportion to such unitholder’s interest in Blackstone;

•	such unitholder’s basis in its Blackstone common units would be increased in the amount of such dividend income or gain allocated to such unitholder;

•	no gain or loss will be recognized by, and no amount will be included in the income of, such unitholder upon receipt of shares of our Class A common stock in the distribution, except that such unitholder will recognize gain or loss, generally capital in nature, in the amount that any cash received in lieu of fractional shares of our Class A common stock exceeds or is less than such unitholder’s basis in such fractional shares;

•	such unitholder’s basis in the Class A common stock received in the distribution will equal the lesser of (1) Blackstone’s basis in such stock immediately before the distribution or (2) such unitholder’s basis in its common units immediately before the distribution;

•	such unitholder’s basis in its Blackstone common units will be reduced (but not below zero) by such unitholder’s basis in our Class A common stock received (including any fractional shares deemed received) in the distribution;

•	such unitholder’s holding period in our Class A common stock received in the distribution will depend on the treatment of certain of the transactions in the internal reorganization; and

•	no gain or loss will be recognized by Blackstone upon the distribution of our Class A common stock.

Under certain circumstances one or both of the Distributing Corporations or we would recognize taxable gain on certain transactions in the internal reorganization. These circumstances would include the following:

•	such transactions do not qualify as tax-free distributions under Section 355 of the Code or as a tax-free reorganization under Section 368 of the Code, as applicable; and

•	there are one or more acquisitions (including by reason of issuances) of the stock of us in excess of specified thresholds, measured by vote or value, or acquisitions of the stock of one or both of the Distributing Corporations representing 50% or more, measured by vote or value, of the then-outstanding stock of us or such Distributing Corporation and the acquisition or acquisitions are deemed to be part of a plan or series of related transactions that include transactions in the internal reorganization. Any acquisition of any class of our common stock or stock of a Distributing Corporation within two years before or after the distribution (with exceptions, including public trading by less-than-5% shareholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted.

The amount of such gain would result in a significant U.S. Federal income tax liability to a Distributing Corporation or us.

Under the Tax Matters Agreement, PJT Partners will agree, subject to certain exceptions, not to enter into any transaction for a period of two years following the internal reorganization involving an acquisition (including by reason of an issuance) of Class A common stock of PJT Partners Inc. or any other transaction that could cause the distribution to be taxable to the Distributing Corporations. PJT Partners Inc. and New Advisory L.P. will also agree to indemnify Blackstone, and Blackstone will agree to indemnify PJT Partners Inc. and New Advisory L.P., for any tax resulting from any such transaction to the extent a party’s actions caused such tax liability, whether or not the indemnified party consented to such transaction or the indemnifying party was otherwise permitted to enter into such transaction under the Tax Matters Agreement, and for all or a portion of any tax liabilities resulting from the internal reorganization under certain other circumstances. PJT Partners Inc. and New Advisory L.P.’s obligation to indemnify the Distributing Corporations may discourage, delay or prevent a change of control of our company. In addition, if certain transactions in the internal reorganization were to become taxable, then under U.S. Treasury regulations, we would be severally liable for the resulting U.S. Federal income tax liability of one of the Distributing Corporations. The resulting tax liability may have a material adverse effect on the business, financial condition, results of operations or cash flows of us or Blackstone.

The preceding summary of certain anticipated U.S. Federal income tax consequences of the spin-off is for general informational purposes only. Blackstone common unitholders should consult their own tax advisors as to the specific tax consequences of the spin-off to them, including the application and effect of U.S. Federal, state, local or non-U.S. tax laws and of changes in applicable tax laws.

Organizational Structure Following the Spin-Off

Following the spin-off, PJT Partners Inc. will be a holding company and its only material asset will be its controlling equity interest in New Advisory L.P. As the sole general partner of New Advisory L.P., PJT Partners Inc. will operate and control all of the business and affairs and consolidate the financial results of New Advisory L.P. and its subsidiaries. The ownership interest of the holders of Partnership Units (other than PJT Partners Inc.) will be reflected as a non-controlling interest in PJT Partners Inc.’s consolidated financial statements.

Upon consummation of the spin-off:

•	New Advisory L.P. is expected to have a total of million Partnership Units issued and outstanding, of which:

•	million Partnership Units (or %) will be held by our internal owners; and

•	million Partnership Units (or %) will be held by PJT Partners Inc.; and

•	PJT Partners Inc. is expected to have a total of million shares of Class A common stock issued and outstanding, of which:

•	million shares (or %) will be held by our internal owners; and

•	million shares (or %) will be distributed to the common unitholders of Blackstone in the spin-off.

The number of shares of Class A common stock to be distributed to the common unitholders of Blackstone is based on the number of common units of Blackstone expected to be outstanding as of                     ,                     , the record date, and assuming a distribution ratio of                     . Accordingly, upon consummation of the spin-off, the shares of Class A common stock of PJT Partners Inc. to be received by Blackstone common unitholders is expected to represent     % of the economic interest in PJT Partners Inc. (    % of the economic interest in the PJT Partners business). The exact number of shares of Class A common stock of PJT Partners Inc. to be distributed will be calculated on the record date and will reflect any repurchases of common units of Blackstone and issuances of common units of Blackstone, including issuances in connection with the exchange of Blackstone Holdings Partnership units and in respect of Blackstone equity incentive plans between the date the board of directors of Blackstone Group Management L.L.C. declares the dividend for the distribution and the record date for the distribution.

Our internal owners will also hold all issued and outstanding shares of the Class B common stock of PJT Partners Inc. The shares of Class B common stock will have no economic rights but will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested Partnership Units of New Advisory L.P. held by such holder on all matters presented to stockholders of PJT Partners Inc. other than director elections and removals. With respect to the election and removal of directors of PJT Partners Inc., shares of Class B common stock will initially entitle holders to only one vote per share, representing significantly less than one percent of the voting power entitled to vote thereon. However, the voting power of Class B common stock with respect to the election and removal of directors of PJT Partners Inc. may be increased to up to the number of votes to which a holder is then entitled on all other matters presented to stockholders, as described under “Description of Capital Stock—Common Stock—Class B Common Stock.” The voting power on applicable matters afforded to holders of Partnership Units by their shares of Class B common stock is automatically and correspondingly reduced as they exchange Partnership Units for cash or for shares of Class A common stock of PJT Partners Inc. pursuant to the exchange agreement described below. If at any time the ratio at which Partnership Units are exchangeable for shares of Class A common stock of PJT Partners Inc. changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled on applicable matters will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other executive officers, will provide an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is the CEO of PJT Partners Inc.

Accordingly, upon consummation of the spin-off, and based on the assumptions described above regarding the shares outstanding on the record date and the distribution ratio, the shares of Class A common stock of PJT Partners Inc. to be received by Blackstone common unitholders is expected to represent:

•	% of the voting power in PJT Partners Inc. with regard to the election and removal of directors of PJT Partners Inc.; and

•	% of the voting power in PJT Partners Inc. with regard to all other matters presented to stockholders of PJT Partners Inc.

The foregoing discussion does not reflect shares of Class A common stock and Partnership Units that may be issued upon settlement of awards under our 2015 Omnibus Incentive Plan (or upon conversion of interests granted thereunder). See “Certain Relationships and Related Party Transactions—Transaction Agreement—Founder Earn-Out Units” and “—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement” for additional information.

See “Description of Capital Stock—Common Stock” for additional information.

The diagram below depicts our organizational structure immediately following the spin-off. The information in the diagram below does not reflect shares of Class A common stock and Partnership Units that may be issued upon settlement of awards under our 2015 Omnibus Incentive Plan (or upon conversion of interests granted thereunder). See “Certain Relationships and Related Party Transactions—Transaction Agreement—Founder Earn-Out Units” and “—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement” for additional information.

(1)

The shares of Class B common stock will have no economic rights but will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested Partnership Units of New Advisory L.P. held by such holder on all matters presented to stockholders of PJT Partners Inc. other than director elections and removals. With respect to the election and removal of directors of PJT Partners Inc., shares of Class B common stock will initially entitle holders to only one vote per share, representing significantly less than one percent of the voting power entitled to vote thereon. However, the voting power of Class B common stock with respect to the election and removal of directors of PJT Partners Inc. may be increased to up to the number of votes to which a holder is then entitled on all other matters presented to stockholders, as described under “Description of Capital Stock—Common Stock—Class B Common Stock.” The percentage of combined voting power in PJT Partners Inc. of our internal owners reflects the voting power in respect of the shares of Class A Common Stock and Partnership Units held by such persons. Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other executive officers, will provide an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is the CEO of PJT Partners Inc.

Incorporation of PJT Partners Inc.

PJT Partners Inc. (formerly known as Blackstone Advisory Inc.) was incorporated as a Delaware corporation on November 5, 2014 and changed its name to PJT Partners Inc. on March 3, 2015. PJT Partners Inc. has not engaged in any business or other activities except in connection with its formation. Upon consummation of the spin-off, the amended and restated certificate of incorporation of PJT Partners Inc. will authorize two classes of common stock, Class A common stock and Class B common stock, each having the terms described in “Description of Capital Stock.”

Amended and Restated Limited Partnership Agreement of New Advisory L.P.

The limited partnership agreement of New Advisory L.P. will initially provide for a class of common units of limited partnership interest in New Advisory L.P. that we refer to as “Partnership Units,” as well as a class of partnership interests, known as long-term incentive plan units (“LTIP Units”), as described below. As a result of the internal reorganization, PJT Partners Inc. will hold Partnership Units in New Advisory L.P. and will be the sole general partner of New Advisory L.P. Accordingly, PJT Partners Inc. will operate and control all of the business and affairs of New Advisory L.P. and, through New Advisory L.P. and its operating entity subsidiaries, conduct our business.

The limited partnership agreement of New Advisory L.P. will also provide that substantially all expenses incurred by or attributable to PJT Partners Inc. (such as expenses incurred in connection with the spin-off), but not including obligations incurred under the tax receivable agreement by PJT Partners Inc., income tax expenses of PJT Partners Inc. and payments on indebtedness incurred by PJT Partners Inc., will be borne by New Advisory L.P.

Pursuant to the limited partnership agreement of New Advisory L.P. as it will be in effect at the time of the consummation of the spin-off, PJT Partners Inc. has the right to determine when distributions will be made to holders of Partnership Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of Partnership Units pro rata in accordance with the percentages of their respective partnership interests.

The holders of Partnership Units, including PJT Partners Inc., will incur U.S. Federal, state and local income taxes on their proportionate share of any taxable income of New Advisory L.P. Except for the priority allocations of income in respect of LTIP Units described below, net profits and net losses of New Advisory L.P. will generally be allocated to its holders (including PJT Partners Inc.) pro rata in accordance with the percentages of their respective partnership interests, except as otherwise required by law. In accordance with the partnership agreement, we intend to cause New Advisory L.P. to make pro rata cash distributions, to the extent of available cash, to the holders of the partnership interests in New Advisory L.P. in amounts equal to 50% of the taxable income allocated to such holders for purposes of funding their tax obligations in respect of the income of New Advisory L.P. that is allocated to them.

In addition, the limited partnership agreement of New Advisory L.P. will enable New Advisory L.P. to issue LTIP Units pursuant to the 2015 Omnibus Incentive Plan. LTIP Units are a class of partnership interest that are intended to qualify as “profits interests” in New Advisory L.P. for U.S. Federal income tax purposes that, subject to certain conditions, including vesting, are convertible by the holder into Partnership Units. LTIP Units initially will not have full parity, on a per unit basis, with Partnership Units with respect to ordinary and liquidating distributions. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with Partnership Units, at which time vested LTIP Units may be converted into Partnership Units on a one-for-one basis. See “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement.”

Exchange Agreement

We and the internal owners will also enter into an exchange agreement prior to the consummation of the spin-off under which they (or certain permitted transferees) will have the right, subject to the terms and conditions set forth in the partnership agreement of New Advisory L.P., on a quarterly basis, from and after the first anniversary of the date of the consummation of the spin-off (subject to the terms of the exchange agreement), to exchange all or part of their Partnership Units for cash or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. The price per Partnership Unit to be received in a cash-settled exchange will be equal to the fair value of a share of our Class A common stock (determined in accordance with and subject to adjustment under the exchange agreement). In the event cash-settled exchanges of Partnership Units are funded with new issuances of Class A common stock, the fair value of a share of our Class A common stock will be deemed to be equal to the net proceeds per share of Class A common stock received by PJT Partners Inc. in the related issuance. Accordingly, in this event, the price per Partnership Unit to which an exchanging Partnership Unitholder will be entitled may be greater than or less than the then-current market value of our Class A common stock. The exchange agreement will also provide that a holder of Partnership Units will not have the right to exchange Partnership Units in the event that PJT Partners Inc. determines that such exchange would be prohibited by law or regulation, would result in any breach of any debt agreement or other material contract of New Advisory L.P., or, subject to certain limitations, would cause unreasonable financial burden on New Advisory L.P. As a holder exchanges Partnership Units for cash (to the extent such cash-settled exchanges are funded with new issuances of Class A common stock as described above) or for shares of Class A common stock, the number of Partnership Units held by PJT Partners Inc. is correspondingly increased as it acquires the exchanged Partnership Units. See “Certain Relationships and Related Person Transactions—Exchange Agreement.”

Other Agreements with Blackstone Related to the Spin-Off

Before the spin-off, we will enter into several agreements with Blackstone to effect the spin-off and provide a framework for our relationship with Blackstone after the spin-off. These agreements will govern the relationship between us and Blackstone after completion of the spin-off and provide for the allocation between us and Blackstone of the assets, liabilities, rights and obligations of Blackstone. See “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off.”

Trading Prior to the Distribution Date

We anticipate that, at least two trading days prior to the record date and continuing up to and including the distribution date, there will be a “when-issued” market in our Class A common stock. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The when-issued trading market will be a market for shares of our Class A common stock that will be distributed to Blackstone common unitholders on the distribution date. Any Blackstone common unitholder who owns Blackstone common units at            , New York time, on the record date will be entitled to shares of our Class A common stock distributed in the spin-off. Blackstone common unitholders may trade this entitlement to shares of our Class A common stock, without the Blackstone common units they own, on the when-issued market. On the first trading day following the distribution date, we expect when-issued trading with respect to our Class A common stock will end and “regular-way” trading will begin. See “Trading Market.”

Following the distribution date, we expect shares of our Class A common stock to be listed on the NYSE under the ticker symbol “PJT.” We will announce the when-issued ticker symbol when and if it becomes available.

It is also anticipated that, at least two trading days prior to the record date and continuing up to and including the distribution date, there will be two markets in Blackstone common units: a “regular-way” market and an “ex-distribution” market. Blackstone common units that trade on the regular-way market will trade with an entitlement to shares of our Class A common stock distributed pursuant to the distribution. Blackstone common units that trade on the ex-distribution market will trade without an entitlement to shares of our Class A common stock distributed pursuant to the distribution. Therefore, if Blackstone common units are sold in the regular-way market up to and including the distribution date, the selling common unitholder’s right to receive shares of our Class A common stock in the distribution will be sold as well. However, if Blackstone common unitholders own Blackstone common units as of            , New York time, on the record date and sell those common units on the ex-distribution market up to and including the distribution date, the selling common unitholders will still receive the shares of our Class A common stock that they would otherwise receive pursuant to the distribution. See “Trading Market.”

Revolving Credit Facility

We expect to procure, substantially concurrently with the completion of the spin-off, from one or more financing sources a revolving credit facility for New Advisory L.P. in an aggregate principal amount of up to $             million. We expect the revolving credit facility will have a maturity of            and will be on market terms (including pricing). We do not expect to have any borrowings under the revolving credit facility outstanding upon consummation of the spin-off.

Conditions to the Spin-Off

Our obligations and the obligations of Blackstone and PJT Capital to consummate the spin-off, including the acquisition and related transactions and the distribution, are subject to the satisfaction or waiver of certain conditions, including the following:

•	there shall be no (1) injunction, restraining order or decree of any nature of any governmental authority in effect that restrains, prohibits or makes illegal the spin-off, including acquisition, or the consummation of the related transactions or (2) pending action which seeks to restrain or prohibit the spin-off, including the acquisition or the consummation of the related transactions;

•	all regulatory approvals and other consents required for the spin-off, including the consummation of the acquisition, the consummation of the related transactions, and the performance by Blackstone, us and PJT Capital of our respective obligations under the Transaction Agreement and related agreements, shall have been obtained and be in full force and effect, and the applicable waiting period under the HSR Act shall have expired or been earlier terminated (the FTC granted early termination of the waiting period under the HSR Act with respect to the acquisition on December 18, 2014);

•	the internal reorganization shall have occurred in accordance with the Separation Agreement;

•	the Class A common stock of PJT Partners Inc. shall have been approved for listing on the NYSE, subject to official notice of distribution;

•	(1) our Registration Statement on Form 10, of which this information statement forms a part, shall have been declared effective by the SEC and shall not be the subject of any stop order suspending its effectiveness or any actions initiated or threatened by the SEC seeking a stop order (2) all other necessary permits or filings under state securities or “blue sky laws,” the Securities Act and the Exchange Act relating to the issuance and trading of the Class A shares shall have been obtained and shall be in effect and (3) any applicable notice periods required by applicable stock exchange rules or any of the foregoing securities laws shall have expired;

•	all necessary actions shall have been taken to adopt the form of amended and restated certificate of incorporation and amended and restated bylaws filed by PJT Partners Inc. with the SEC as exhibits to the Registration Statement on Form 10, of which this information statement forms a part;

•	Blackstone shall have (1) obtained an opinion, in form and substance reasonably satisfactory to Blackstone, from a nationally recognized solvency valuation firm with respect to the capital adequacy and solvency of PJT Partners Inc. and New Advisory L.P. after giving effect to the spin-off, including the internal reorganization, the acquisition and the distribution and (2) provided a written copy of such opinion to PJT Capital; and

•	each of the Separation Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement and the other ancillary agreements shall have been executed by each party.

In addition, the obligations of Blackstone and us to consummate the spin-off, including the acquisition and related transactions and the distribution, are subject to additional conditions, including the following:

•	certain fundamental representations and warranties of Mr. Taubman and PJT Capital in the Transaction Agreement shall be true and correct in all respects both as of the date of the Transaction Agreement and as of the distribution date (except to the extent expressly made as of an earlier date, in which case as of such date);

•	all other representations and warranties of Mr. Taubman and PJT Capital in the Transaction Agreement (without giving effect to any materiality or material adverse effect qualifications) shall be true and correct both as of the date of the Transaction Agreement and as of the distribution date (except to the extent expressly made as of an earlier date, in which case as of such date) except for those instances in which the failure of the representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect;

•	there shall not have been any change in the business, assets, condition (financial or otherwise) or results of operations of PJT Capital, taken as a whole, which would reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of us, taken as a whole, or PJT Capital, taken as a whole, to operate our respective businesses, in each case on substantially the same basis as such businesses are currently operated, including any such effect resulting from the consummation of the transactions contemplated by the Transaction Agreement; and

•	there shall not have been a “key man event” with respect to Mr. Taubman determined in accordance with the Transaction Agreement;

•	PJT Capital shall have delivered a certificate with respect to certain matters regarding the Foreign Investment in Real Property Tax Act of 1980; and

•	Blackstone shall have obtained an opinion from its tax counsel, in form and substance reasonably satisfactory to Blackstone, to the effect that certain transactions in the internal reorganization should qualify as tax-free distributions under Section 355 of the Code, and that a certain transaction in the internal reorganization should qualify as a tax-free reorganization under Section 368 of the Code.

In addition, the obligations of Mr. Taubman and PJT Capital to consummate the spin-off, including the acquisition and related transactions and the distribution, are subject to additional conditions, including the following:

•	the representations and warranties of Blackstone and us contained in the Transaction Agreement shall be true and correct both as of the date of the Transaction Agreement and as of the distribution date (except to the extent expressly made as of an earlier date, in which case as of such date), subject, in the case of certain representations and warranties, to qualifications regarding materiality;

•	Blackstone and we shall have performed in all material respects all obligations and agreements, and complied in all material respects with each of the covenants and conditions, contained in the Transaction Agreement to be performed or complied with by Blackstone and us prior to or at the distribution date; and

•	PJT Capital shall have received a certificate from us, dated the distribution date to the effect that the foregoing conditions regarding (1) the truth and correctness of Blackstone and us and (2) the performance by each of Blackstone and us of our respective obligations and compliance with all applicable covenants required by the Transaction Agreement and the related agreements, have been fulfilled.

Termination and Abandonment of the Spin-Off:

The Transaction Agreement may be terminated and the spin-off may be abandoned:

•	at any time by mutual written consent of Mr. Taubman and us;

•	by either Mr. Taubman or us, if the consummation of the spin-off, including the acquisition, shall not have occurred on or prior to the Termination Date, so long as Mr. Taubman and PJT Capital (in case of such termination by PJT Capital) or we and Blackstone (in case of such termination by us), as applicable, are not in material breach of our respective obligations under the Transaction Agreement at the time of such termination;

•	by Mr. Taubman, if we or Blackstone are in breach of any of our respective representations, warranties, covenants, agreements or obligations contained in the Transaction Agreement, which breach (1) would result in the failure of any of the mutual conditions to the spin-off or any of the conditions for the benefit of PJT Capital to be satisfied by the Termination Date, and (2) has not been cured by the Termination Date or is not capable of being cured prior to the Termination Date; provided, that none of Mr. Taubman or PJT Capital is in material breach of their representations, warranties, covenants, agreements or obligations under the Transaction Agreement at the time of such termination;

•	by us, if Mr. Taubman or PJT Capital are in breach of their respective representations, warranties, covenants, agreements or obligations contained in the Transaction Agreement, which breach (1) would result in the failure of any of the mutual conditions to the spin-off or the conditions for the benefit of us and Blackstone) to be satisfied by the Termination Date and (2) has not been cured by the Termination Date or is not capable of being cured prior to the Termination Date; provided, that we and Blackstone are not in material breach of our respective representations, warranties, covenants, agreements or obligations under the Transaction Agreement at the time of such termination; or

•	by us, at any time following a “key man event” with respect to Mr. Taubman, provided that we must exercise such right to terminate within thirty (30) calendar days following us or Blackstone first becoming aware of the occurrence of such “key man event.”

Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Blackstone common unitholders that are entitled to receive shares of our Class A common stock in the spin-off. This information statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of our securities. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Blackstone nor we undertake any obligation to update the information except in the normal course of our respective public disclosure obligations.

TRADING MARKET

Market for Our Class A Common Stock

There has been no public market for our Class A common stock. An active trading market may not develop or may not be sustained. We anticipate that trading of our Class A common stock will commence on a “when-issued” basis at least two trading days prior to the record date and continue through the distribution date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. When-issued trades generally settle within four trading days after the distribution date. If you own Blackstone common units as of             , New York time on the record date, you will be entitled to shares of our Class A common stock distributed pursuant to the spin-off. You may trade this entitlement to shares of our Class A common stock, without the Blackstone common units you own, on the when-issued market. On the first trading day following the distribution date, any when-issued trading with respect to our Class A common stock will end and “regular-way” trading will begin. We intend to list our Class A common stock on the NYSE under the ticker symbol “PJT”. We will announce our when-issued trading symbol when and if it becomes available.

It is also anticipated that, at least two trading days prior to the record date and continuing up to and including the distribution date, there will be two markets in Blackstone common units: a “regular-way” market and an “ex-distribution” market. Blackstone common units that trade on the regular-way market will trade with an entitlement to shares of our Class A common stock distributed pursuant to the distribution. Blackstone common units that trade on the ex-distribution market will trade without an entitlement to shares of our Class A common stock distributed pursuant to the distribution. Therefore, if you sell Blackstone common units in the regular-way market up to and including the distribution date, you will be selling your right to receive shares of our Class A common stock in the distribution. However, if you own Blackstone common units as of             , New York time, on the record date and sell those common units on the ex-distribution market up to and including the distribution date, you will still receive the shares of our Class A common stock that you would otherwise receive pursuant to the distribution.

We cannot predict the prices at which our Class A common stock may trade before the spin-off on a “when-issued” basis or after the spin-off. Those prices will be determined by the marketplace. Prices at which trading in our Class A common stock occurs may fluctuate significantly. Those prices may be influenced by many factors, including anticipated or actual fluctuations in our operating results or those of other companies in our industry, investor perceptions of our company and the financial advisory services industry, market fluctuations and general economic conditions. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the performance of many stocks and that have often been unrelated or disproportionate to the operating performance of these companies. These are just some factors that may adversely affect the market price of our Class A common stock. See “Risk Factors—Risks Relating to Our Class A Common Stock.”

Transferability of Shares of Our Class A Common Stock

On             , Blackstone had             common units issued and outstanding. Based on this number, we expect to issue approximately             million shares of Class A common stock in the distribution. The shares of our Class A common stock that you will receive in the distribution will be freely transferable, unless you are considered an “affiliate” of ours under Rule 144 under the Securities Act. Persons who can be considered our affiliates after the spin-off generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, us, and may include certain of our officers and directors. In addition, individuals who are affiliates of Blackstone on the distribution date may be deemed to be affiliates of ours. Our affiliates may sell shares of our Class A common stock received in the distribution only:

•	under a registration statement that the SEC has declared effective under the Securities Act; or

•	under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144.

In general, under Rule 144 as currently in effect, an affiliate will be entitled to sell, within any three-month period commencing 90 days after the date that the registration statement of which this information statement is a part is declared effective, a number of shares of our Class A common stock that does not exceed the greater of:

•	1.0% of our common stock then outstanding; or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to restrictions relating to manner of sale and the availability of current public information about us.

In addition, in the internal reorganization, our internal owners will receive Class A common stock of PJT Partners Inc., as well as Partnership Units that, subject to certain terms and conditions, are exchangeable at the option of the holder for cash, or, at our election, for shares of our Class A common stock on a one-for-one basis. In addition, in connection with the spin-off, PJT Partners personnel will receive various types of awards under our 2015 Omnibus Incentive Plan denominated in shares of Class A common stock of PJT Partners Inc. and partnership interests in New Advisory L.P. See “Certain Relationships and Related Party Transactions—Transaction Agreement—Founder Earn-Out Units” and “—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement” for additional information. In the future, we may adopt new equity-based compensation plans and issue options to purchase shares of our Class A common stock, restricted stock units and other stock-based awards. We currently expect to file a registration statement under the Securities Act to register shares to be issued under these stock plans. Shares issued pursuant to awards after the effective date of that registration statement, other than shares issued to affiliates, generally will be freely tradable without further registration under the Securities Act.

Except for our Class A common stock distributed in the distribution, shares of our Class A common stock and Class B common stock held by our internal owners and employee-based equity awards, PJT Partners Inc. will have no other equity securities outstanding immediately after the spin-off.

DIVIDEND POLICY

Subject to applicable law, we intend to pay a quarterly cash dividend to holders of our Class A common stock in an amount per share to be determined prior to the consummation of the spin-off, although we may reduce or discontinue entirely the payment of such dividends at any time. The declaration, amount and payment of future dividends to holders of our Class A common stock will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, cash flows, capital requirements, cash settlement of Partnership Unit redemptions, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our board of directors deem relevant.

PJT Partners Inc. is a holding company and has no material assets other than its ownership of Partnership Units in New Advisory L.P. We intend to cause New Advisory L.P. to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If New Advisory L.P. makes such distributions to PJT Partners Inc., the other holders of Partnership Units will also be entitled to receive distributions pro rata in accordance with the percentages of their respective partnership interests.

Financing arrangements that we enter into in the future may include restrictive covenants that limit our ability to pay dividends. In addition, New Advisory L.P. is generally prohibited under Delaware law from making a distribution to a partner to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of New Advisory L.P. (with certain exceptions) exceed the fair value of its assets. Subsidiaries of New Advisory L.P. are generally subject to similar legal limitations on their ability to make distributions to New Advisory L.P.

CAPITALIZATION

The following table presents our historical cash and cash equivalents and capitalization at March 31, 2015 and our pro forma cash and cash equivalents and capitalization at that date reflecting the spin-off and the related transactions and events described in the notes to our unaudited pro forma statement of financial condition as if the spin-off and the related transactions and events had occurred on March 31, 2015. The capitalization table below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited pro forma combined financial statements and the historical financial statements and the notes to those financial statements included in this information statement.

We are providing the unaudited capitalization table below for informational purposes only. It should not be construed to be indicative of our capitalization or financial condition had the spin-off and the related transactions and events been completed on the date assumed. The capitalization table below may not reflect the capitalization or financial condition that would have resulted had we been operating as a separate, independent entity at that date and is not indicative of our future capitalization or financial condition.

	PJT Partners*	PJT Partners Inc.
	As of March 31, 2015
	Actual	Actual	Pro Forma (a)
	(Dollars in Thousands, Except Share Data)	(Dollars, Except Share Data)	(Dollars in Thousands, Except Share Data)
Cash and Cash Equivalents (b)	$33,498	$1		$25,000

Redeemable Non-Controlling Interests (c)	$—	$—	$
Parent Company Investment (d)	319,244	—		—
Equity
Class A Common Stock of $0.01 par value per share: 1,000 shares authorized, 100 shares issued and outstanding, actual; 3,000,000,000 shares authorized, shares issued and outstanding, pro forma	—	1
Class B Common Stock of $0.01 par value per share: 1,000 shares authorized, no shares issued and outstanding, actual; 1,000,000 shares authorized, shares issued and outstanding, pro forma	—	—
Additional Paid-In Capital (e)	—	—
Accumulated Other Comprehensive Income	2,093	—		2,093

Total Capitalization	$321,337	$1	$

*	Reflects the historical financial position of PJT Partners, which collectively represents the financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses of The Blackstone Group L.P.

(a)	See “Unaudited Pro Forma Combined Financial Statements.”

(b)	Pro Forma amount reflects the pre-spin-off settlement of account balances as necessary to establish Cash and Cash Equivalents of PJT Partners Inc. of $25.0 million in accordance with the terms of the Separation Agreement.

(c)

As described in “The Spin-Off—Organizational Structure Following the Spin-Off,” PJT Partners Inc. will become the sole general partner and consolidate the financial results of New Advisory L.P. PJT Partners

Inc. will initially own less than 100% of the economic interest in New Advisory L.P. but will have 100% of the voting power and control the management of New Advisory L.P. Immediately following the spin-off, the redeemable non-controlling interest in New Advisory L.P. will be %. The percentage of the Net Income (Loss) Attributable to the Redeemable Non-Controlling Interests will vary from this percentage due to the differing level of income taxes applicable to the controlling interest.

As described in “Certain Relationships and Related Person Transactions—Exchange Agreement,” Partnership Units in New Advisory L.P. are exchangeable at the option of the holder for cash or, at PJT Partners’ election, for shares of Class A common stock on a one-for-one basis. The election to exchange Partnership Units is entirely within the control of the Partnership Unitholder, although PJT Partners retains the sole option to determine whether to settle the exchange in either cash or shares of Class A common stock. A non-controlling interest with redemption features not solely within PJT Partners’ control is considered a redeemable non-controlling interest and is presented separately from Equity in the Unaudited Pro Forma Combined Statement of Financial Condition.

(d)	Pro Forma amount reflects the final settlement of Blackstone’s remaining net investment in PJT Partners, which was recorded as Parent Company Investment in the historical combined financial statements.

(e)	Pro Forma amount reflects adjustments reflecting the spin-off and related transactions and events, as described in the notes to the Unaudited Pro Forma Combined Financial Statements. See “Unaudited Pro Forma Combined Financial Statements.”

SELECTED HISTORICAL FINANCIAL DATA

The following table presents selected historical financial data for PJT Partners. The statement of operations data for each of the years ended December 31, 2014, 2013 and 2012 and the statement of financial condition data as of December 31, 2014 and 2013 set forth below are derived from PJT Partners’ audited combined financial statements included in this information statement. The statement of operations data for the three months ended March 31, 2015 and March 31, 2014 and the statement of financial condition data as of March 31, 2015 is derived from the unaudited condensed combined financial statements for PJT Partners included elsewhere in this information statement. The statement of operations data for each of the years ended December 31, 2011 and 2010 and the statement of financial condition data as of December 31, 2012, 2011 and 2010 are derived from PJT Partners’ unaudited financial statements that are not included in this information statement. The unaudited combined financial statements and related disclosures have been prepared on substantially the same basis as the audited combined financial statements. PJT Partners’ financial data are not indicative of our future performance and do not necessarily reflect what our financial position and results of operations would have been had we been operating as an independent, publicly traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of the spin-off from Blackstone.

The selected historical financial data presented below should be read in conjunction with PJT Partners’ financial statements and accompanying notes and “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this information statement. PJT Partners’ financial data are not indicative of our future performance and do not necessarily reflect what our financial position and results of operations would have been had we been operating as an independent, publicly traded company during the periods presented, including changes that will occur in our operations and capitalization as a result of the spin-off from Blackstone. See “Unaudited Pro Forma Combined Financial Statements” for a further description of the anticipated changes.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(Dollars in Thousands)
Statement of Operations Data
Revenues
Advisory Fees	$58,674	$52,329	$271,278	$256,433	$244,439	$245,097	$302,279
Placement Fees	23,134	15,292	127,664	136,726	106,764	138,230	122,010
Interest Income	798	829	3,046	2,955	3,809	3,661	3,013
Other	(281)	(219)	(919)	840	(395)	(323)	(747)

Total Revenues	82,325	68,231	401,069	396,954	354,617	386,665	426,555

Expenses
Compensation and Benefits	79,635	85,440	317,478	339,778	318,255	349,424	385,466
Occupancy and Related	5,282	6,578	25,601	21,715	22,332	24,873	20,418
Travel and Related	3,304	2,573	13,382	13,678	13,606	15,441	11,373
Professional Fees	2,529	2,812	10,837	12,344	13,713	10,282	8,509
Communications and Information Services	1,406	1,530	7,048	6,772	7,855	6,215	5,948
Other Expenses	4,858	5,245	19,185	16,467	18,047	19,563	17,378

Total Expenses	97,014	104,178	393,531	410,754	393,808	425,798	449,092

Income (Loss) Before Provision for Taxes	(14,689)	(35,947)	7,538	(13,800)	(39,191)	(39,133)	(22,537)
Provision for Taxes	1,418	69	3,046	3,373	3,357	3,699	5,773

Net Income (Loss) Attributable to PJT Partners	$(16,107)	$(36,016)	$4,492	$(17,173)	$(42,548)	$(42,832)	$(28,310)

	March 31, 2015	December 31,
		2014	2013	2012	2011	2010
	(Dollars in Thousands)
Statement of Financial Condition Data
Total Assets	$358,594	$347,951	$319,662	$313,873	$333,571	$329,043
Total Liabilities	$37,257	$15,631	$18,334	$28,285	$30,254	$71,620
Total Parent Company Equity	$321,337	$332,320	$301,328	$285,588	$303,317	$257,423

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements have been derived by applying pro forma adjustments to the historical combined financial statements of PJT Partners included elsewhere in this information statement.

The pro forma adjustments give effect to events that are (1) directly attributable to the transactions referred to below, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on PJT Partners. The adjustments necessary to fairly present the unaudited pro forma combined financial statements have been based on available information and assumptions that PJT Partners believes are reasonable. The adjustments are described in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined statements of operations and financial condition are presented for illustrative purposes only and do not purport to represent PJT Partners’ results of operations or financial position that would actually have occurred had the transactions referred to below been consummated on January 1, 2014 for the unaudited pro forma combined statement of operations and on March 31, 2015 for the unaudited pro forma combined statement of financial condition, or to project PJT Partners’ results of operations or financial position for any future date or period.

The pro forma adjustments principally give effect to the following items:

•	in the case of the unaudited pro forma combined statement of operations, a provision for corporate income taxes,

•	PJT Partners’ new capitalization structure as a result of the spin-off, including to reflect the allocation of income (loss) between PJT Partners Inc. and redeemable non-controlling interests and the final settlement of Blackstone’s remaining net investment in PJT Partners,

•	in the case of the unaudited pro forma statement of financial condition, the recording of deferred tax assets principally related to PJT Partners’ goodwill and intangible assets,

•	the issuance of restricted stock awards to certain employees at the time of the distribution and to reflect PJT Partners’ terms applicable to year-end annual compensation awards,

•	the reversal of severance charges related to the reorganization, spin-off and acquisition,

•	the impact of a transition services agreement between PJT Partners and Blackstone with respect to services previously provided by Blackstone, including finance, information technology, human resources and facilities, and

•	the settlement of intercompany account balances between PJT Partners and Blackstone.

The unaudited pro forma combined financial statements are subject to the assumptions and adjustments described in the accompanying notes. However, these adjustments are subject to change as PJT Partners and Blackstone finalize the terms of the separation and distribution agreement and the other agreements related to the spin-off.

PJT Partners expects to experience changes in its ongoing cost structure for certain items that it will incur as an independent public company that are not covered by the transition services agreement. For example, Blackstone currently provides certain corporate functions on PJT Partners’ behalf, including, but not limited to, insurance, access to liquidity, including working capital, and directors’ fees. PJT Partners’ historical combined financial statements include direct expenses and allocations of these expenses from Blackstone. These costs may not be representative of the future costs PJT Partners will incur as an independent public company. No pro forma adjustments have been made to reflect such costs due to the fact that they currently are not objectively determinable.

PJT Partners currently contemplates that it may incur certain costs during the transition to being a stand-alone public company that are not covered by the transition services agreement. These costs might include, but are not limited to, incremental accounting, tax and other professional costs pertaining to the spin-off and establishing PJT Partners as a stand-alone public company, recruiting and relocation costs associated with hiring additional key corporate senior management personnel, costs related to establishing PJT Partners’ new brand in the marketplace and costs to separate corporate information systems. No pro forma adjustments have been made for these costs as the costs are not expected to have an ongoing impact on the Company’s operating results. Any projections or estimates of the amounts would not be factually supportable. PJT Partners anticipates that substantially all of these costs will be incurred within 18 months of the spin-off. Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

The non-recurring costs to effectuate the separation and public company registration of PJT Partners will be entirely borne by Blackstone.

This unaudited pro forma combined financial information should be read together with the other information contained in this information statement, including “Organizational Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and PJT Partners’ combined financial statements and the notes thereto.

PJT Partners

Unaudited Pro Forma Combined Statement of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Year Ended December 31, 2014
	Historical	Reorganization Adjustments			As Adjusted Before Separation		Separation Adjustments			Pro Forma Combined
Revenues
Advisory Fees	$271,278		$—			$271,278		$—			$271,278
Placement Fees	127,664		—			127,664		—			127,664
Interest Income	3,046		—			3,046		—			3,046
Other	(919)		—			(919)		—			(919)

Total Revenues	401,069		—			401,069		—			401,069

Expenses
Compensation and Benefits	317,478		—			317,478		27,731	(f)		306,500
								(19,841	)(g)
								(18,868	)(h)
Occupancy and Related	25,601		—			25,601		(8,298	)(h)		17,303
Travel and Related	13,382		—			13,382		(885	)(h)		12,497
Professional Fees	10,837		—			10,837		21,220	(h)		32,057
Communications and Information Services	7,048		—			7,048		(5,570	)(h)		1,478
Other Expenses	19,185		—			19,185		(4,603	)(h)		14,582

Total Expenses	393,531		—			393,531		(9,114)			384,417

Income Before Provision for Taxes	7,538		—			7,538		9,114			16,652
Provision for Taxes	3,046		11,926	(a)		14,972		2,060	(i)		17,032

Net Income (Loss)	4,492		(11,926)			(7,434)		7,054			(380)
Net Income Attributable to Redeemable Non-Controlling Interests	—			(b)					(k)

Net Income Attributable to PJT Partners	$4,492	$			$		$			$

Net Income Per Share of Class A Common Stock Outstanding
Basic										$		(l)

Diluted										$		(l)

Weighted-Average Shares of Class A Common Stock Outstanding
Basic												(l)

Diluted												(l)

PJT Partners

Unaudited Pro Forma Combined Statement of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended March 31, 2015
	Historical	Reorganization Adjustments			As Adjusted Before Separation		Separation Adjustments			Pro Forma Combined
Revenues
Advisory Fees	$58,674		$—			$58,674		$—			$58,674
Placement Fees	23,134		—			23,134		—			23,134
Interest Income	798		—			798		—			798
Other	(281)		—			(281)		—			(281)

Total Revenues	82,325		—			82,325		—			82,325

Expenses
Compensation and Benefits	79,635		—			79,635		4,834	(f)		79,725
								(251)	(g)
								(4,493)	(h)
Occupancy and Related	5,282		—			5,282		(1,969)	(h)		3,313
Travel and Related	3,304		—			3,304		(287)	(h)		3,017
Professional Fees	2,529		—			2,529		5,482	(h)		8,011
Communications and Information Services	1,406		—			1,406		(1,001)	(h)		405
Other Expenses	4,858		—			4,858		(1,158)	(h)		3,700

Total Expenses	97,014		—			97,014		1,157			98,171

Loss Before Provision for Taxes	(14,689)		—			(14,689)		(1,157)			(15,846)
Provision (Benefit) for Taxes	1,418		(2,249)	(a)		(831)		(258)	(i)		(1,089)

Net Loss	(16,107)		2,249			(13,858)		(899)			(14,757)
Net Income Attributable to Redeemable Non-Controlling Interests	—			(b)					(k)

Net Income (Loss) Attributable to
PJT Partners	$(16,107)	$			$		$			$

Net Income Per Share of Class A Common Stock Outstanding
Basic										$		(l)

Diluted										$		(l)

Weighted-Average Shares of Class A Common Stock Outstanding
Basic												(l)

Diluted												(l)

PJT Partners

Unaudited Pro Forma Combined Statement of Financial Condition

(Dollars in Thousands)

	March 31, 2015
	Historical	Reorganization Adjustments		As Adjusted Before Separation	Separation Adjustments		Pro Forma Combined
Assets
Cash and Cash Equivalents	$33,498	$—		$33,498	$(8,498	)(j)	$25,000
Accounts Receivable	159,021	—		159,021	—		159,021
Receivable from Affiliates	11,126	—		11,126	—		11,126
Due from Blackstone	57,405	—		57,405	(63,766	)(j)	—
					6,361	(g)
Intangible Assets, Net	19,134	—		19,134	—		19,134
Goodwill	68,873	—		68,873	—		68,873
Other Assets	7,470	—		7,470	—		7,470
Deferred Tax Assets	2,067	88,794	(d)	90,861	—		90,861

Total Assets	$358,594	$88,794		$447,388	$(65,903)		$381,485

Liabilities and Equity
Accrued Compensation and Benefits	$32,115	$—		$32,115	$(327	)(g)	$31,788
Accounts Payable, Accrued Expenses and Other Liabilities	3,886	—		3,886		(f)	3,886
Taxes Payable	53	—		53	—		53
Deferred Revenue	1,203	—		1,203	—		1,203

Total Liabilities	37,257	—		37,257	(327)		36,930

Redeemable Non-Controlling Interests	—		(e)			(k)
Equity
Parent Company Investment	319,244	(319,244	)(c)	—	—		—
Accumulated Other Comprehensive Income	2,093	—		2,093	—		2,093
Common Stock - Class A	—		(e)
Common Stock - Class B	—		(e)
Additional Paid-In Capital	—	319,244	(c)	408,038	(72,264	)(j)	342,462
		88,794	(d)			(k)
			(e)		6,688	(g)
						(f)

Total Equity	321,337	88,794		410,131	(65,576)		344,555

Total Liabilities and Equity	$358,594	$88,794		$447,388	$(65,903)		$381,485

Notes to Unaudited Pro Forma Combined Financial Statements

Reorganization Adjustments

(a)	The provision (benefit) for income taxes reflected in the historical combined financial statements was calculated on a separate tax return basis, although PJT Partners’ operations have historically been included in Blackstone’s U.S. Federal, state and foreign tax returns.

Following this transaction, PJT Partners Inc. will be subject to U.S. Federal income taxes, in addition to state and local taxes with respect to the allocable share of any net taxable income of New Advisory L.P., which will result in higher income taxes. As a result, the pro forma statements of operations reflect an adjustment to the provision (benefit) for income taxes to reflect effective rates below. These effective rates have been determined as if PJT Partners filed separate, stand-alone income tax returns after giving effect to the reorganization described elsewhere in this filing and calculate PJT Partners’ Provision (Benefit) for Taxes. The following tables reconcile PJT Partners’ pro forma effective tax rate to the U.S. Federal statutory rate and calculate PJT Partners’ Provision (Benefit) for Taxes:

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
Statutory U.S. Federal Income Tax Rate	35.0%	35.0%
Income Passed Through to Redeemable Non-Controlling Interest Holders	-16.9%	-16.7%
Foreign Income Taxes	4.2%	-1.1%
State and Local Income Taxes	58.6%	-4.4%
Compensation	115.3%	-6.9%
Other	2.4%	-0.2%

Effective Income Tax Rate	198.6%	5.7%

Thus, PJT Partners’ provision (benefit) for taxes is as follows:

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
	(Dollars in Thousands)
Income (Loss) Before Provision (Benefit) for Taxes	$7,538	$(14,689)
Effective Income Tax Rate	198.6%	5.7%

Provision (Benefit) for Taxes	$14,972	$(831)

(b)	As described in “The Spin-Off—Organizational Structure Following the Spin-Off,” PJT Partners Inc. will become the sole general partner, and consolidate the financial results, of New Advisory L.P. PJT Partners Inc. will initially own less than 100% of the economic interest in New Advisory L.P., but will have 100% of the voting power and control the management of New Advisory L.P. Immediately following the spin-off, the redeemable non-controlling interest in New Advisory L.P. will be %. The percentage of the Net Income (Loss) Attributable to the Redeemable Non-Controlling Interests will vary from this percentage due to the differing level of income taxes applicable to the controlling interest.

As described in “Certain Relationships and Related Person Transactions—Exchange Agreement,” Partnership Units in New Advisory L.P. are exchangeable at the option of the holder for cash, or, at PJT Partners’ election, for shares of Class A common stock on a one-for-one basis. The election to exchange Partnership Units is entirely within the control of the Partnership Unitholder, although PJT Partners retains the sole option to determine whether to settle the exchange in either cash or shares of Class A common stock. A non-controlling interest with redemption features not solely within PJT Partners’ control is considered a redeemable non-controlling interest and is presented separately from Equity in the Unaudited Pro Forma Combined Statement of Financial Condition.

Notes to Unaudited Pro Forma Combined Financial Statements

The corporate tax provision attributable to PJT Partners Inc. is allocated solely to PJT Partners Inc. The pro forma Net Income (Loss) is split as follows:

	Year Ended December 31, 2014		Three Months Ended March 31, 2015
	(Dollars in Thousands)
Income (Loss) Before Provision for Taxes		$7,538		$(14,689)
Tax Provision Attributable to all Shareholders		3,287		1,200

Net Income (Loss) Attributable to all Shareholders		4,251		(15,889)

Redeemable Non-Controlling Interests Percentage
Net Income (Loss) Attributable to Redeemable Non-Controlling Interests	$		$

Net Income (Loss) Attributable to all Shareholders		$4,251		$(15,889)
Controlling Interests Percentage

Tax Provision (Benefit) Attributable Solely to PJT Partners Inc.

Net Income (Loss) Attributable to PJT Partners Inc.	$		$

(c)	Represents the final settlement of Blackstone’s remaining net investment in PJT Partners which was recorded as Parent Company Investment in the historical combined financial statements.

(d)	Reflects adjustments to Deferred Tax Assets and Additional Paid-In Capital in connection with the reorganization to record a Deferred Tax Asset principally related to PJT Partners’ goodwill and intangible assets. This reflects the tax impact associated with the existing book and tax differences for items that will be allocated to PJT Partners and subject to corporate income taxes. The additional Deferred Tax Asset recorded for these items is $88.8 million, with the offset recorded within Additional Paid-In Capital.

(e)	With respect to the equity section of the Unaudited Pro Forma Combined Statements of Financial Condition, represents the issuance of shares of Class A common stock, the issuance of shares of Class B common stock and the allocation of equity between the % redeemable non-controlling interest holders and % controlling interest holders of PJT Partners Inc. as follows:

March 31, 2015
	Amount	Percentage
(Dollars in Thousands)
Redeemable Non-Controlling Interests	$

Equity
Common Stock - Class A	$
Common Stock - Class B
Additional Paid-In Capital

$

Separation Adjustments

(f)	Reflects the incremental equity-based compensation expense for awards granted or modified to existing PJT Partners employees in connection with the spin-off.

Notes to Unaudited Pro Forma Combined Financial Statements

Certain employees will receive restricted PJT Partners equity awards in connection with the spin-off. These awards generally vest at three years from the date of the spin-off. The equity-based compensation expense associated with these awards is $            million and $            million for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively.

Equity awards granted pursuant to Blackstone’s Bonus Deferral Plan with respect to 2014 bonuses differ from the same awards granted by Blackstone historically. The 2014 awards were subject to ratable service-based vesting over a three year period with no deferred bonus premium, but will receive distributions while unvested. Previously, Blackstone’s deferred restricted unit awards vested immediately from a service-vesting standpoint with ratable delivery over four years. These awards did not receive distributions while unvested, but were granted with a deferred bonus premium that would vest after four years. This pro forma adjustment recognizes compensation expense on these awards as if Blackstone’s plan had been in effect at January 1, 2011 and results in additional expense to PJT Partners of $27.7 million for the year ended December 31, 2014 and $4.8 million for the three months ended March 31, 2015.

In addition, PJT Partners will reimburse Blackstone for the value of forfeited unvested equity awards granted to former Blackstone employees transitioning to PJT Partners in connection with the spin-off. (See “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement.”) This pro forma adjustment is recorded in Accounts Payable, Accrued Expenses and Other Liabilities within the Combined Statement of Financial Condition, as following the spin-off, PJT Partners will be an independent public company. The offsetting credit is a charge to Additional Paid-In Capital. PJT Partners will cash settle the liability to Blackstone quarterly as the forfeitures attributable to these former Blackstone employees crystallize. The accrual for these future forfeitures was $                 million as of March 31, 2015.

No pro forma adjustment has been made for any equity awards issued to Mr. Taubman and the other selling holders of equity interests in PJT Capital LP who will receive Partnership Units in New Advisory L.P. upon consummation of the acquisition as the corporate positions and responsibilities such persons are filling are new to the enterprise. The historical results of PJT Partners include equity-based compensation expense allocated from Blackstone senior management personnel for oversight and review of the historical activities of PJT Partners.

The combined pro forma adjustments for these equity-based compensation related awards are as follows:

Impact on the Pro Forma Combined Statements of Operations	Year Ended December 31, 2014		Three Months Ended March 31, 2015
(Dollars in Thousands)
Awards for Certain Employees in Connection with the Spin-Off
Compensation and Benefits	$		$

Change in Vesting Period and Distributions Related to the Bonus Deferral Plan
Compensation and Benefits		27,731		4,834

Total Compensation and Benefits	$		$

Impact on the Pro Forma Combined Statement of Financial Condition
Forfeiture Reimbursement
Accounts Payable, Accrued Expenses and Other Liabilities			$

Additional Paid-In Capital			$

Notes to Unaudited Pro Forma Combined Financial Statements

(g)	This adjustment reverses severance charges incurred in connection with the spin-off. As discussed in “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement,” Blackstone will be obligated to retain these severance costs pursuant to the Employee Matters Agreement. Accordingly, following the closing of the spin-off, PJT Partners will not be responsible for these costs and such charges are thus reversed in these pro forma financial statements.

PJT Partners incurred severance costs of $19.8 million and $0.3 million for the year ended December 31, 2014 and the three months ended March 31, 2015, respectively, primarily associated with the termination of employees and related benefits. These amounts were recorded as Compensation and Benefits in the Combined Statements of Operations and are reversed by this adjustment.

As of March 31, 2015, the Company had a remaining liability relating to these severance obligations, net of payments, of $6.7 million comprised of $6.4 million in Due to Blackstone and $0.3 million in Accrued Compensation and Benefits. Blackstone provides payroll services on behalf of the U.S. operations of the Company and the liability is thus recorded based on whether Blackstone or the Company will pay the liability. Because Blackstone will be required to assume these severance obligations pursuant to the Employee Matters Agreement, this adjustment reverses the Company’s liability for them. At March 31, 2015, the Company had a net receivable from Blackstone and thus the Due to Blackstone is a component of the net Due from Blackstone.

(h)	Represents the impact of the transition services agreement. Blackstone allocates indirect expenses to PJT Partners covering services for finance, information technology, human resources, facilities, legal and compliance, public company reporting activities and external relations. Blackstone and PJT Partners expect the costs for these services to be lower for PJT Partners when it becomes an independent public company. Blackstone’s organizational size and complexity as well as it operating within multiple segments of the alternative asset management industry result in a different cost structure than the smaller less complex organizational structure of PJT Partners operating solely within the financial advisory services business. Blackstone and PJT Partners have entered into a 24 month transition services agreement for which Blackstone will continue to provide the defined services after the spin-off at rates estimated by Blackstone and PJT Partners to be arms-length market comparable rates. Each of the individual services covered by the transition services agreement can be terminated by either Blackstone or PJT Partners with 60 days’ notice. The reversed historical indirect allocated expenses specifically represent those expenses covered by an equivalent service in the transition services agreement. The pro forma effect of the agreement is detailed below:

	Year Ended December 31, 2014			Three Months Ended March 31, 2015
	Historical Indirect Allocated Expenses	Transition Services Agreement	Net	Historical Indirect Allocated Expenses	Transition Services Agreement	Net
	(Dollars in Thousands)
Expenses
Compensation and Benefits	$(18,868)	$—	$(18,868)	$(4,493)	$—	$(4,493)
Occupancy and Related	(8,298)	—	(8,298)	(1,969)	—	(1,969)
Travel and Related	(885)	—	(885)	(287)	—	(287)
Professional Fees	(6,334)	27,554	21,220	(1,407)	6,889	5,482
Communications and Information Services	(5,570)	—	(5,570)	(1,001)	—	(1,001)
Other Expenses	(4,603)	—	(4,603)	(1,158)	—	(1,158)

Total Expenses	$(44,558)	$27,554	$(17,004)	$(10,315)	$6,889	$(3,426)

Notes to Unaudited Pro Forma Combined Financial Statements

(i)	Provision (Benefit) for Taxes adjustment resulting from the pro forma separation adjustments using the same calculation methodologies described in (a), calculated as follows:

	Year Ended December 31, 2014		Three Months Ended March 31, 2015
	(Dollars in Thousands)
Combined Statement of Operations Separation Adjustments	$9,114		$(1,157)

Attributable to All Shareholders
Marginal Tax Rate	1.8%		1.8%
Incremental Tax Provision (Benefit)	$161		$(20)

Attributable to PJT Partners
Allocation to PJT Partners		%	%
Marginal Tax Rate		%	%
Incremental Tax Provision (Benefit)	1,899		(238)

Total Incremental Tax Provision (Benefit)	$2,060		$(258)

(j)	Represents the pre-spin-off settlement of account balances in accordance with the terms of the transaction agreement as follows: Cash and Cash Equivalents of $8.5 million is contributed to Blackstone (represents the balance to establish Cash and Cash Equivalents at $25.0 million) and the full settlement of Due from Blackstone of $57.4 million.

(k)	Reflects the incremental allocation of Net Income (Loss) and Additional Paid-In Capital to Redeemable Non-Controlling Interests consistent with the ownership percentages described in adjustment (b).

(l)	Pro forma basic earnings per share and pro forma weighted-average basic shares outstanding are based on the number of shares of Class A common stock of PJT Partners Inc. on , 2015, adjusted for an assumed distribution ratio of one share of Class A common stock of PJT Partners Inc. for every Blackstone common units held on , 2015, the record date. Pro forma diluted earnings per share and pro forma weighted-average diluted shares outstanding give effect to the potential dilution from common shares related to equity awards granted to our employees under PJT Partners’ stock-based compensation programs. The actual effect on a go-forward basis will depend on various factors, including the employment of personnel at PJT Partners and the value of the equity awards at the time of the spin-off. PJT Partners cannot estimate the fully dilutive effects at this time.

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
Weighted-Average Shares of Class A Shares Outstanding
Basic

Diluted

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our results of operations and financial condition together with the audited historical financial statements and the notes thereto included in this information statement, as well as the discussion in the section of this information statement entitled “Business.”

The financial statements, which are discussed below, reflect the historical financial condition, results of operations and cash flows of the financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses of Blackstone, which, together with the capital markets services business that will be retained by Blackstone, have historically constituted Blackstone’s Financial Advisory reporting segment. The financial information discussed below and included in this information statement, however, may not necessarily reflect what our financial condition, results of operations or cash flows would have been had we been a standalone company during the periods presented or what our financial condition, results of operations and cash flows may be in the future.

Our Business

PJT Partners is a global independent financial advisory firm. Our veteran team of professionals, including our 33 partners, delivers a wide array of strategic advisory, restructuring and reorganization, and funds advisory services to corporations, financial sponsors, institutional investors and governments around the world. We offer a balanced portfolio of advisory services designed to help our clients realize major corporate milestones. We also provide, through Park Hill Group, fund placement and secondary advisory services for alternative investment managers, including private equity funds, real estate funds and hedge funds.

We have world-class franchises in each of the areas in which we compete. Our strategic advisory business, established in 1985, offers a broad range of financial advisory and transaction execution capability, including acquisitions, mergers, joint ventures, minority investments, asset swaps, divestitures, takeover defenses, corporate finance advisory, private placements and distressed sales. Since inception, we have advised on more than 285 announced M&A transactions with a total value of more than $580 billion. The combined value of the announced M&A transactions that we and PJT Capital advised on over the past two years was more than $195 billion. Our restructuring and reorganization business, established in 1991, is one of the world’s leading restructuring advisors, having advised on more than 390 distressed situations, both in and out of bankruptcy, involving more than $1.4 trillion of total liabilities. Park Hill Group, our funds advisory services business, is the world’s leading private equity and real estate fund placement agent, having served as a placement agent to more than 189 funds raising approximately $259 billion for a diverse range of investment strategies since its inception in 2005. Moreover, Park Hill Group is the only group among its peers with top-tier dedicated private equity, hedge fund and real estate advisory groups, as well as a dedicated team that supports secondary transactions in limited partnership interests in existing funds.

We believe the success of our business has resulted from a highly-experienced team and a relentless focus on our core principles: prioritizing our client’s interests, providing superior client service, protecting client confidentiality and avoiding conflicts of interest. As of March 31, 2015, our strategic advisory team was comprised of 105 professionals, including 11 partners, with an average of over 20 years of experience in providing corporate finance and mergers and acquisitions advice. As of March 31, 2015, our restructuring and reorganization team was comprised of 40 professionals, including 8 partners with an average of 17 years of experience advising a diverse base of clients, including companies, creditors, corporate parents, hedge funds, financial sponsors and acquirers of troubled companies. We believe that we have one of the most seasoned and experienced restructuring teams in the financial services industry, working on a significant share of the major restructuring assignments in this area. As of March 31, 2015, our Park Hill Group team was comprised of 71 professionals, including 14 partners with an average of over 20 years of experience advising and executing on all aspects of the fundraising process, and operates across seven offices around the world.

Spin-off from Blackstone

On October 7, 2014, the board of directors of Blackstone Group Management L.L.C. approved a plan to separate Blackstone’s financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses from Blackstone to form PJT Partners, following which PJT Partners will be an independent, publicly traded company.

Consummation of the spin-off, including the consummation of the acquisition and the distribution of our Class A common stock to Blackstone common unitholders is subject to the satisfaction or waiver of certain conditions. In addition, we, Blackstone and Mr. Taubman have the right to terminate the Transaction Agreement and abandon the spin-off in certain circumstances, as described in this information statement. See “The Spin-Off—Conditions to the Spin-Off” and “—Termination and Abandonment of the Spin-Off.” Immediately following the distribution, Blackstone will not own any shares of any class of our outstanding common stock, and we will have entered into a Separation Agreement and will enter into several other agreements with Blackstone. These agreements will set forth the principal transactions required to effect our separation from Blackstone and provide for the allocation between us and Blackstone of various assets, liabilities, rights and obligations (including employee benefits and tax-related assets and liabilities) and govern the relationship between us and Blackstone after completion of the spin-off. These agreements will also include arrangements with respect to transitional services to be provided by Blackstone to us.

We expect to experience changes in our ongoing cost structure for certain items that we will incur as an independent public company that have not been historically allocated to us as a part of Blackstone, and accordingly are not covered by the transition services agreement. For example, Blackstone currently provides certain corporate functions on our behalf, including, but not limited to, insurance, access to liquidity, including working capital, and directors’ fees. PJT Partners’ historical combined financial statements include direct expenses and allocations of these expenses from Blackstone. These costs may not be representative of the future costs we will incur as an independent public company. No pro forma adjustments have been made to reflect such costs due to the fact that they currently are not objectively determinable.

In addition, we currently contemplate that we may incur certain costs during the transition to being a stand-alone public company that are not covered by the transition services agreement. These costs might include, but are not limited to, incremental accounting, tax and other professional costs pertaining to the spin-off and establishing us as a stand-alone public company, recruiting and relocation costs associated with hiring additional key corporate senior management personnel, costs related to establishing our new brand in the marketplace and costs to separate corporate information systems. No pro forma adjustments have been made for these costs as the costs are not expected to have an ongoing impact on our operating results. Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

Primary Sources of Revenue

Substantially all of our revenues are derived from Advisory Fees and Placement Fees. This revenue is primarily a function of the number of active engagements we have, the size of each of those engagements and the fees we charge for our services.

Advisory Fees – Our strategic advisory services include a broad range of financial advisory and transaction execution services relating to acquisitions, mergers, joint ventures, minority investments, asset swaps, divestitures, takeover defenses, corporate finance advisory and distressed sales. Our restructuring and reorganization services include providing advice to corporations and creditors in bankruptcies and restructurings around the world, with particular expertise in large, complex and high-profile deals. In conjunction with providing such restructuring advice, we may also assist with raising various forms of financing, including debt and equity. Our secondary advisory services within Park Hill Group include providing solutions to investing clients seeking portfolio liquidity, unfunded commitment relief and investments in secondary markets. Advisory

Fees typically consist of advisory retainer and transaction-based fee arrangements. The amount and timing of the fees paid vary by the type of engagement. The majority of our Advisory Fees are dependent on the successful completion of a transaction.

A transaction can fail to be completed for many reasons, including failure of parties to agree upon final terms with the counterparty, to secure necessary board or shareholder approvals, to secure necessary financing or to achieve necessary regulatory approvals. In the case of bankruptcy engagements, fees are subject to approval of the court.

From time to time we serve as an advisor to portfolio companies owned or controlled by Blackstone as well as funds managed by Blackstone. Advisory Fee Revenue from such assignments was 11.8% and 5.9% of our Advisory Fees for each of the years ended December 31, 2014 and 2013, respectively. We earned Advisory Fees from 142 clients and 147 clients for the years ended December 31, 2014 and 2013, respectively. For the year ended December 31, 2014, no one client represented 10% or more of Advisory Fees. For the year ended December 31, 2013, one client represented 12.3% of Advisory Fees. The number of clients from which we earned Advisory Fees equal to or greater than $1 million was 68 and 70 for the years ended December 31, 2014 and 2013, respectively.

Placement Fees – Our funds placement services are provided within Park Hill Group and primarily serve private equity, real estate and hedge funds. Our team advises on all aspects of the fundraising process including competitive positioning and market assessment, marketing materials and related documentation, and partnership terms and conditions most prevalent in the current environment. We also provide private placement fundraising services to our corporate clients and earn placement fees based on successful completion of the transaction.

Fund placement fees earned for services to alternative investment funds are typically recognized as earned upon acceptance by a fund of capital or capital commitments, in accordance with terms set forth in individual agreements. For commitment based fees, revenue is recognized as commitments are accepted (referred to as a “closing”). Fees for such closed end fund arrangements are generally paid in quarterly installments over three or four years, and interest is charged to the outstanding balance at an agreed upon rate (typically the London Interbank Offered Rate (“LIBOR”) plus a market-based margin). For funds with multiple closings, each closing is treated as a separate performance obligation. As a result, we recognize revenue at each closing as our performance obligations are fulfilled. For hedge fund structures, placement fees are earned based on net asset value (“NAV”) and calculated as a percentage of a placed investor’s month end NAV. Typically, we earn fees for such hedge fund structures over a 48 month period. For these arrangements, revenue is recognized monthly as the amounts become fixed and determinable.

We may receive non-refundable up-front fees upon execution of agreements with funds to provide capital fundraising services, which are recorded as revenues in the period over which services are provided. However, our more recent placement fee arrangements have increasingly eliminated upfront fees and such fees comprised less than one percent of our Placement Fee Revenues for each of the years ended December 31, 2014 and 2013, respectively.

From time to time, we serve as an advisor to funds managed by Blackstone and to portfolio companies owned or controlled by Blackstone. Placement Fee Revenue from such assignments was 11.7% and 9.4% of our Placement Fees for each of the years ended December 31, 2014 and 2013, respectively. We earned Placement Fees from 75 clients and 66 clients for the years ended December 31,2014 and 2013, respectively, with no one client representing 10% or more of Placement Fee Revenues in either period. The number of clients from which we earned Placement Fees equal to or greater than $1 million was 35 and 30 for the years ended December 31, 2014 and 2013, respectively.

Interest Income – Interest income is earned on bank deposits and outstanding placement fees receivable.

Other Revenue – Other Revenue consists of miscellaneous income and foreign exchange gains and losses arising on transactions denominated in currencies other than U.S. dollars.

Primary Expenses

Compensation and Benefits — Compensation and benefits expense includes employee and partner salaries, bonuses, benefits and employer taxes. Changes in this expense are driven by fluctuations in the number of employees, increases in wages as a result of inflation or labor market conditions, changes in rates for employer taxes and other cost increases affecting benefit plans. In addition, this expense is affected by the composition of our work force. The expense associated with our bonus and equity plans can also have a significant impact on this expense category and may vary from year to year.

We maintain compensation programs, including base salary, cash, deferred cash and equity bonus awards and benefits programs and manage compensation to estimates of competitive levels based on market conditions and performance. Our level of compensation reflects our plan to maintain competitive compensation levels to retain key personnel, and it reflects the impact of newly-hired senior professionals, including related grants of equity awards which are generally valued at their grant date.

Increasing the number of high-caliber, experienced senior level employees is critical to our growth efforts. In our advisory businesses, these hires generally do not begin to generate significant revenue in the year they are hired.

As described in “Certain Relationships and Related Party Transactions—Transaction Agreement,” upon consummation of the acquisition, Mr. Taubman and the other selling holders of equity interests in PJT Capital LP will receive an aggregate of              unvested Partnership Units in New Advisory L.P. that will be subject to time-based vesting and an aggregate of              partnership interests in New Advisory L.P. that will be issued in the form of LTIP Units and subject to both time-based and market condition-based vesting. As a result, we expect to record equity-based compensation expense of $             million, which will be charged to compensation and benefits expense over the service period. The effect of the market condition on the LTIP units will be reflected in the estimated grant date fair value of these awards.

In addition, as described in “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related To The Spin-Off—Employee Matters Agreement,” we intend to issue retention awards to PJT Partners personnel at the time of the spin-off covering an aggregate of              shares of our Class A common stock and Partnership Units that generally will vest 100% on the third anniversary of the spin-off subject to the holder’s continued employment with us through such vesting date. Retention awards may also be issued in the form of LTIP Units subject to both time-based and market condition-based vesting. As a result, we expect to record equity-based compensation expense of $             million, which will be will be charged to compensation and benefits expense over the service periods.

Also as described in “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related To The Spin-Off—Employee Matters Agreement,” we intend to issue replacement equity awards to PJT Partners personnel at the time of the spin-off covering an aggregate of              shares of our Class A common stock and Partnership Units. The vesting and settlement terms of the replacement awards will be identical to the corresponding Blackstone award which it replaced and as a result, we expect to record equity-based compensation expense associated with such replacement equity awards consistently with historical periods.

Our remaining expenses are the other costs typical to operating our business, which consist of:

•	Occupancy and Related – consisting primarily of costs related to leased property including rent, maintenance, real estate taxes, utilities and other related costs. Our company headquarters are located in New York, NY, and we maintain additional offices in the U.S. and throughout the world;

•	Travel and Related – consisting of costs for our partners and employees to render services where our clients are located;

•	Professional Fees – consisting principally of consulting, audit and tax, recruiting and legal services;

•	Communications and Information Services – consisting primarily of costs for our technology infrastructure, telecommunications costs and fees paid for access to external market data;

•	Other Expenses – consisting principally of depreciation and amortization on our leasehold improvements and intangibles, research, bad debt and interest;

Income Taxes — Our operations have historically been included in Blackstone’s income tax returns, except for certain entities that are classified as partnerships for U.S. tax purposes. Our historical income tax expense and deferred tax balances have been presented in the combined financial statements on a separate company basis as if we filed income tax returns on a stand-alone basis separate from Blackstone. After consummation of the spin-off, PJT Partners Inc. will become subject to U.S. Federal, state, local and foreign income taxes with respect to its allocable share of any taxable income of New Advisory L.P. at the prevailing corporate tax rates. Accordingly, our deferred taxes and effective tax rate will differ from those in the historical periods.

We are subject to entity level taxation in New York City, and certain foreign businesses are subject to entity level foreign income taxes. As a result, the Combined Statements of Operations include tax expense related to jurisdictions where those businesses operate.

Other

Redeemable Non-Controlling Interest — Following the spin-off, PJT Partners Inc. will be a holding company and its only material asset will be its controlling equity interest in New Advisory L.P. As the sole general partner of New Advisory L.P., PJT Partners Inc. will operate and control all of the business and affairs and consolidate the financial results of New Advisory L.P. and its subsidiaries. The ownership interest of the holders of Partnership Units (other than PJT Partners Inc.) will be reflected as a non-controlling interest in PJT Partners Inc.’s consolidated financial statements.

Non-GAAP Financial Measures

Adjusted Net Income — Adjusted Net Income is a key performance measure used by management.

Adjusted Net Income is a key measure of value creation, a benchmark of performance and a key indicator in making resource allocation and compensation decisions. Adjusted Net Income represents Net Income (Loss) Attributable to PJT Partners excluding Transaction-Related charges and after current period taxes. Transaction-Related charges arise from the spin-off and related transactions, Blackstone’s IPO and special equity awards from reissued IPO units and other corporate actions, including acquisitions. Transaction-Related charges include equity-based compensation charges, amortization of intangible assets, severance, occupancy and professional fees. Adjusted Net Income is a non-GAAP measure. Adjusted Net Income is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of Net Income (Loss) Attributable to PJT Partners.

Combined Results of Operations

Following is a discussion of our combined results of operations for the three months ended March 31, 2015 and 2014 and for the years ended December 31, 2014, 2013 and 2012.

	Three Months Ended March 31,
			2015 vs. 2014		Year Ended December 31,			2014 vs. 2013		2013 vs. 2012
	2015	2014	$	%	2014	2013	2012	$	%	$	%
	(Dollars in Thousands)
Revenues
Advisory Fees	$58,674	$52,329	$6,345	12%	$271,278	$256,433	$244,439	$14,845	6%	$11,994	5%
Placement Fees	23,134	15,292	7,842	51%	127,664	136,726	106,764	(9,062)	-7%	29,962	28%
Interest Income	798	829	(31)	-4%	3,046	2,955	3,809	91	3%	(854)	-22%
Other	(281)	(219)	(62)	-28%	(919)	840	(395)	(1,759)	N/M	1,235	N/M

Total Revenues	82,325	68,231	14,094	21%	401,069	396,954	354,617	4,115	1%	42,337	12%

Expenses
Compensation and Benefits	79,635	85,440	(5,805)	-7%	317,478	339,778	318,255	(22,300)	-7%	21,523	7%
Occupancy and Related	5,282	6,578	(1,296)	-20%	25,601	21,715	22,332	3,886	18%	(617)	-3%
Travel and Related	3,304	2,573	731	28%	13,382	13,678	13,606	(296)	-2%	72	1%
Professional Fees	2,529	2,812	(283)	-10%	10,837	12,344	13,713	(1,507)	-12%	(1,369)	-10%
Communications and Information Services	1,406	1,530	(124)	-8%	7,048	6,772	7,855	276	4%	(1,083)	-14%
Other Expenses	4,858	5,245	(387)	-7%	19,185	16,467	18,047	2,718	17%	(1,580)	-9%

Total Expenses	97,014	104,178	(7,164)	-7%	393,531	410,754	393,808	(17,223)	-4%	16,946	4%

Income (Loss) Before Provision for Taxes	(14,689)	(35,947)	21,258	59%	7,538	(13,800)	(39,191)	21,338	N/M	25,391	65%
Provision for Taxes	1,418	69	1,349	N/M	3,046	3,373	3,357	(327)	-10%	16	0%

Net Income (Loss) Attributable to PJT Partners	$(16,107)	$(36,016)	$19,909	55%	$4,492	$(17,173)	$(42,548)	$21,665	N/M	$25,375	60%

N/M	Not meaningful.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Revenues

Total Revenues were $82.3 million for the three months ended March 31, 2015, an increase of $14.1 million compared to Total Revenues for the three months ended March 31, 2014 of $68.2 million. The increase in Total Revenues was primarily attributable to increases of $7.8 million in Placement Fees and $6.3 million in Advisory Fees. The number of clients from which we earned Advisory Fees increased to 64 from 62 for the three months ended March 31, 2015 compared to the three months ended March 31, 2014. The number of clients from which we earned Advisory Fees equal to or greater than $1 million increased to 14 from 10 for the three months ended March 31, 2015 compared to the three months ended March 31, 2014. The number of clients from which we earned Placement Fees was 36 in each of the three month periods ended March 31, 2015 and 2014. The number of clients from which we earned Placement Fees equal to or greater than $1 million increased to 8 from 6 for the three months ended March 31, 2015 and 2014, respectively.

Expenses

Expenses were $97.0 million for the three months ended March 31, 2015, a decrease of $7.2 million compared to $104.2 million for the three months ended March 31, 2014. The decrease in expenses was primarily attributable to a $5.8 million decrease in Compensation and Benefits, which is primarily due to a decrease in equity award amortization expense. Expenses for the three months ended March 31, 2015 included $11.9 million of Transaction-Related Charges, which include principally equity-based compensation charges associated with Blackstone’s IPO and special equity awards from reissued IPO units, and expenses for the three months ended March 31, 2014 included $24.9 million of Transaction-Related Charges.

Provision for Taxes

The Company’s Provision for Taxes for the three months ended March 31, 2015 and 2014 was $1.4 million and $0.1 million, respectively. This resulted in an effective tax rate of -9.7% and -0.2%, respectively, based on our Loss Before Provision for Taxes of $14.7 million and $35.9 million, respectively.

The New York City Unincorporated Business Tax (“UBT”) of $0.6 million for the period ended March 31, 2015 compared with the New York City UBT of $0.2 million for the period ended March 31, 2014 resulted in a 3.5% decrease to the effective tax rate between the respective periods based on the reduction of pre-tax loss of $14.7 million and $35.9 million for the periods ended March 31, 2015 and March 31, 2014, respectively.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenues

Total Revenues were $401.1 million for the year ended December 31, 2014, an increase of $4.1 million compared to Total Revenues for the year ended December 31, 2013 of $397.0 million. The increase in Total Revenues in 2014 was driven by an increase of Advisory Fees of $14.8 million, partially offset by a decrease in Placement Fees of $9.1 million. The number of clients from which we earned Advisory Fees decreased from 147 in 2013 to 142 in 2014. The number of clients from which we earned Advisory Fees equal to or greater than $1 million increased from 66 in 2013 to 69 in 2014. The number of clients from which we earned Placement Fees increased to 75 in 2014 from 66 in 2013. The number of clients from which we earned Placement Fees equal to or greater than $1 million increased to 35 in 2014 from 30 in 2013.

Expenses

Expenses were $393.5 million for the year ended December 31, 2014, a decrease of $17.2 million compared to $410.8 million for the year ended December 31, 2013. The decrease in expenses was primarily attributable to decreases of $22.3 million in Compensation and Benefits and $1.5 million in Professional Fees, partially offset by an increase of $3.9 million in Occupancy and Related expenses. The overall decrease in Compensation and Benefits was primarily due to changes associated with the deferred compensation plan. Professional fees decreased primarily as a result of reduced consulting and recruiting fees. Occupancy and Related expenses increased primarily as a result of additional rent in New York and London. Expenses for the year ended December 31, 2014 included $91.3 million of Transaction-Related charges, which include principally equity-based compensation charges associated with Blackstone’s IPO and special equity awards from reissued IPO units, and expenses for the year ended December 31, 2013 included $82.0 million of Transaction-Related charges.

Provision for Taxes

The Company’s Provision for Taxes for the year ended December 31, 2014 and 2013 was $3.0 million and $3.4 million, respectively. This resulted in an effective tax rate of 40.4% based on our Income Before Taxes of $7.5 million for the year ended December 31, 2014 and an effective tax rate of -24.4% based on our Loss Before Taxes of $13.8 million for the year ended December 31, 2013.

The New York City UBT of $3.0 million for the year ended December 31, 2014 compared with the New York City UBT of $3.0 million for the year ended December 31, 2013 resulted in a 61.7% increase to the effective tax rate between the respective years based on the pre-tax income of $7.5 million and pre-tax loss of $13.8 million for the years ended December 31, 2014 and December 31, 2013, respectively.

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Revenues

Total Revenues were $397.0 million for the year ended December 31, 2013, an increase of $42.3 million compared to $354.6 million for the year ended December 31, 2012. The increase in Total Revenues in 2013 was driven primarily by an increase in Placement Fee revenues of $30.0 million as well as an increase in Advisory Fees of $12.0 million. The number of clients from which we earned Advisory Fees increased to 147 in 2013 from 135 in 2012. The number of clients from which we earned Advisory Fees equal to or greater than $1 million increased to 70 in 2013 from 61 in 2012. The number of clients from which we earned Placement Fees increased to 66 in 2013 from 57 in 2012. The number of clients from which we earned Placement Fees equal to or greater than $1 million increased to 30 in 2013 from 19 in 2012.

Expenses

Expenses were $410.8 million for the year ended December 31, 2013, an increase of $16.9 million compared to $393.8 million for the year ended December 31, 2012. The increase was primarily attributable to an increase in Compensation and Benefits of $21.5 million, primarily due to the overall increase in fee revenue. Expenses for the year ended December 31, 2013 included $82.0 million of Transaction-Related charges, which include principally equity-based compensation charges associated with Blackstone’s IPO and special equity awards from reissued IPO units, and expenses for the year ended December 31, 2012 included $83.5 million of Transaction-Related charges.

Provision for Taxes

The Company’s Provision for Taxes for the years ended December 31, 2013 and 2012 was $3.4 million and $3.4 million, respectively. This resulted in an effective tax rate of -24.4% and -8.6%, respectively, based on our Loss Before Provision for Taxes of $13.8 million and $39.2 million, respectively.

The New York City UBT of $3.0 million for the period ended December 31, 2013 compared with the New York City UBT of $2.5 million for the period ended December 31, 2012 resulted in a 15.5% decrease to the effective tax rate between the respective years based on the reduction of pre-tax loss of $13.8 million and $39.2 million for the periods ended December 31, 2013 and December 31, 2012, respectively.

Additional information regarding our income taxes can be found in Note 7. “Income Taxes” in the “Notes to Combined Financial Statements” of this filing.

Adjusted Net Income

The following table is a reconciliation of Net Income (Loss) Attributable to PJT Partners to Adjusted Net Income for the respective periods:

	Three Months Ended March 31,
			2015 vs. 2014		Year Ended December 31,			2014 vs. 2013		2013 vs. 2012
	2015	2014	$	%	2014	2013	2012	$	%	$	%
	(Dollars in Thousands)
Net Income (Loss) Attributable to PJT Partners	$(16,107)	$(36,016)	$19,909	55%	$4,492	$(17,173)	$(42,548)	$21,665	N/M	$25,375	60%
Provision for Taxes	1,418	69	1,349	N/M	3,046	3,373	3,357	(327)	-10%	16	0%

Income (Loss) Before Provision for Taxes	(14,689)	(35,947)	21,258	59%	7,538	(13,800)	(39,191)	21,338	N/M	25,391	65%
Adjustments
Compensation and Benefits (a)	11,904	24,902	(12,998)	-52%	91,294	81,981	83,529	9,313	11%	(1,548)	-2%
Occupancy and Related (b)	(260)	—	(260)	N/M	679	—	—	679	N/M	—	N/M
Professional Fees (b)	150	—	150	N/M	44	—	—	44	N/M	—	N/M
Other Expenses (c)	646	664	(18)	-3%	2,828	2,653	2,653	175	7%	—	—

Adjusted Pre-Tax Income	(2,249)	(10,381)	8,132	78%	102,383	70,834	46,991	31,549	45%	23,843	51%
Provision for Taxes (d)	674	354	320	90%	3,814	3,584	3,298	230	6%	286	9%

Adjusted Net Income	$(2,923)	$(10,735)	$7,812	73%	$98,569	$67,250	$43,693	$31,319	47%	$23,557	54%

(a)	This adjustment adds back to Income (Loss) Before Provision for Taxes amounts for Transaction-Related charges, which include principally equity-based compensation charges associated with Blackstone’s IPO, special equity awards from reissued IPO units and severance. Severance was $19.8 million for the year ended December 31, 2014 and $0.3 million for the three months ended March 31, 2015. There were no severance costs related to the spin-off that were incurred during the years ended December 31, 2013 and 2012 or during the three months ended March 31, 2014. The $19.8 million of severance costs for the year ended December 31, 2014 consists of $14.6 million of cash-based severance payments and $5.2 million of equity-based severance payments. The cash severance amount is based on Blackstone’s plan to provide departing employees with 50% of their 2014 total cash compensation amount. The equity amount is based on accelerated vesting of certain equity awards held by departing employees. The balance of this adjustment relates to equity-based compensation charges associated with the vesting during the periods presented of awards granted and re-issued in connection with the Blackstone IPO in 2007. These awards have vested or will vest in the period from 2007 through 2015. As these awards represent payment for prior existing ownership interests, and as the associated expense is not expected to recur in periods after 2015, we believe that the presentation of a non-GAAP financial measure that excludes the expense associated with their vesting, as well as non-recurring severance costs associated with the spin-off, provides useful insights into the results of the business in the periods presented. We expect to incur costs for similar equity-based awards after the spin-off as further discussed in “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement.” We also expect to incur incremental costs for similar equity-based awards to be put in place at the time the spin-off is consummated as discussed in the Unaudited Pro Forma Combined Statement of Operations in adjustment (f). Had these similar plans been in place on January 1, 2014, the incremental expense to the Company, as noted in pro forma adjustment (f) to the Unaudited Pro Forma Combined Financial Statements, would have been $27.7 million for the year ended December 31, 2014 and $4.8 million for the three months ended March 31, 2015.
(b)	These adjustments add back to Income (Loss) Before Provision for Taxes Transaction-Related charges associated with the spin-off.
(c)	This adjustment adds back to Income (Loss) Before Provision for Taxes amounts for the amortization of intangible assets which are associated with Blackstone’s IPO.
(d)	Taxes represent the total GAAP tax provision adjusted to include only the current tax provision calculated on Income (Loss) Before Provision for Taxes.

Adjusted Net Income - Pro Forma

The following table presents our reconciliation of Adjusted Net Income on a pro forma combined basis to pro forma adjusted Net Loss:

	Year Ended December 31, 2014	Three Months Ended March 31, 2015
	(Dollars in Thousands)
Pro Forma Net Loss	$(380)	$(14,757)
Pro Forma Provision (Benefit) for Taxes	17,032	(1,089)

Pro Forma Income (Loss) Before Provision for Taxes	16,652	(15,846)
Adjustments
Compensation and Benefits (a)	71,453	11,653
Occupancy and Related (b)	679	(260)
Professional Fees (b)	44	150
Other Expenses (c)	2,828	646

Pro Forma Adjusted Income (Loss) Before Provision for Taxes	91,656	(3,657)
Provision for Taxes (d)	3,929	652

Pro Forma Adjusted Net Income (Loss)	$87,727	$(4,309)

(a)	Represents the amounts for Transaction-Related charges, which include principally equity-based compensation charges associated with Blackstone’s IPO and special equity awards from reissued IPO units. Of the total Transaction-Related charges of $91.3 million for the year ended December 31, 2014, $19.8 million related to severance has been recorded in pro forma adjustment (g), with the remaining $71.5 million recorded here. Of the total Transaction-Related charges of $11.9 million for the three months ended March 31, 2015, $0.3 million related to severance has been recorded in pro forma adjustment (g), with the remaining $11.7 recorded here. The adjustment relates to equity-based compensation charges associated with the vesting during the period presented of awards granted and re-issued in connection with the Blackstone IPO in 2007. These awards have vested or will vest in the period from 2007 through 2015. As these awards represent payment for prior existing ownership interests, and as the associated expense is not expected to recur in periods after 2015, we believe that the presentation of a non-GAAP financial measure that excludes the expense associated with their vesting provides useful insights into the results of the business in the period presented. We expect to incur costs for similar equity-based awards after the spin-off as further discussed in “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off—Employee Matters Agreement.” We also expect to incur incremental costs for similar equity-based awards to be put in place at the time the spin-off is consummated as discussed in the Unaudited Pro Forma Combined Statement of Operations in adjustment (f). Had these similar plans been in place on January 1, 2014, the incremental expense to the Company, as noted in pro forma adjustment (f) to the Unaudited Pro Forma Combined Financial Statements, would have been $27.7 million for the year ended December 31, 2014 and $4.8 million for the three months ended March 31, 2015.
(b)	Represents Transaction-Related charges for occupancy and professional fees due to the spin-off.
(c)	Represents the amounts for amortization of intangible assets, which are associated with Blackstone’s IPO.
(d)	Taxes represent the total GAAP tax provision adjusted to include only the current tax provision calculated on Income (Loss) Before Provision for Taxes.

Liquidity and Capital Resources

General

We regularly monitor our liquidity position, including cash and cash equivalents, working capital assets and liabilities, any commitments and other liquidity requirements. PJT Partners’ cash and cash equivalents reflects only the cash balances of legal entities transferring to PJT Partners.

Our assets have historically comprised cash and receivables related to fees earned from providing strategic advisory and placement services. Our liabilities include accrued compensation and benefits, accounts payable and accrued expenses and taxes payable. Intercompany amounts due to Blackstone are typically settled monthly, which include settlements of accruals for forecast year end incentive compensation. After the spin-off, we will hold the accrual and cash for year end incentive compensation. Blackstone currently holds the accrual and cash for year end incentive payments. We expect to pay a significant amount of incentive compensation late each year or during the first two months of each calendar year with respect to the prior year’s results. A significant portion of annual compensation, 15% to 20%, is awarded with equity-based compensation and thus requires less cash. We expect levels of cash to decline at year end or during the first quarter of each year after incentive compensation is paid to our employees. We then expect cash to gradually increase over the remainder of the year.

Additionally, we expect to procure, substantially concurrently with the completion of the spin-off, from one or more financing sources a revolving credit facility for New Advisory L.P.

We evaluate our cash needs on a regular basis in light of current market conditions. As of March 31, 2015 and December 31, 2014, the Company had cash and cash equivalents of $33.5 million and $38.5 million, respectively.

Our liquidity is highly dependent upon cash receipts from clients, which are generally dependent upon the successful completion of transactions as well as the timing of receivable collections. As of March 31, 2015 and December 31, 2014, total accounts receivable including receivable from affiliates were $170.1 million and $175.1 million, respectively, net of allowance for doubtful accounts of $4.4 million and $3.8 million, respectively. Average days outstanding on our receivables from strategic advisory and restructuring services is approximately 60 days. Receivables from our funds advisory services are often collected over a multi-year period. As of March 31, 2015 and December 31, 2014, $55.1 million and $66.0 million, respectively, of receivables attributable to our funds advisory services business were expected to be collected at or more than one year from each date.

Sources and Uses of Liquidity

Following the separation, our primary cash needs will be for working capital, paying operating expenses, including cash compensation to our employees, funding the cash redemption of Partnership Units, paying income taxes, making distributions to our shareholders in accordance with our dividend policy, capital expenditures, commitments and strategic investments. We expect to fund these liquidity requirements through cash flows from operations, borrowings under the new revolving credit facility to be entered into in connection with the spin-off and access to additional bank financing and capital markets. Our ability to fund these needs through cash flows from operations will depend, in part, on our ability to generate or raise cash in the future, which depends on our future financial results, which are subject to general economic, financial, competitive, legislative and regulatory factors. Furthermore, our ability to forecast future cash flows is more limited because we do not have a recent operating history as a stand-alone company. If our cash flows from operations are less than we expect, we may need to incur additional debt or issue additional equity. Although we believe that the arrangements in place at the time of the separation will permit us to finance our operations on acceptable terms and conditions, our access to, and the availability of, financing on acceptable terms and conditions in the future will be impacted by many factors, including: (1) our credit ratings or absence of a credit rating, (2) the liquidity of the overall capital markets and (3) the current state of the economy. We cannot assure that such financing will be available to us on acceptable terms or that such financing will be available at all. We believe that our future cash from operations and availability under our revolving credit facility, together with our access to funds on hand, bank financing and capital markets will provide adequate resources to fund our short-term and long-term liquidity and capital needs.

Subject to the terms and conditions of the Exchange Agreement, Partnership Units in New Advisory L.P. are exchangeable at the option of the holder for cash, or, at our election, for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Person Transactions—Exchange Agreement.” Depending on our liquidity and capital resources, market conditions, the timing and concentration of exchange requests and other considerations, we may choose to fund cash-settled exchanges of Partnership Units with available cash, borrowings or new issuances of Class A common stock or to settle exchanges by issuing Class A common stock to the exchanging Partnership Unitholder. Issuing significant numbers of shares of our Class A common stock upon exchange of Partnership Units could adversely affect the tax consequences to Blackstone of the distribution. Accordingly, while we will retain the right under the Exchange Agreement to elect to settle exchanges in cash or Class A common stock in our sole discretion, we intend to limit such issuances of Class A common stock in settlement of exchanges of Partnership Units to the extent necessary to preserve the intended tax-free nature of the spin-off and to comply with our obligations under the Tax Matters Agreement.

Regulatory Capital

We actively monitor our regulatory capital base. We are subject to regulatory requirements in the U.S. and selected international jurisdictions to ensure general financial soundness and liquidity. This requires, among other things, that we comply with certain minimum capital requirements, recordkeeping, reporting procedures, experience and training requirements for employees and certain other requirements and procedures. These regulatory requirements may restrict the flow of funds to and from affiliates. See Note 12. “Regulated Entities” in the “Notes to Combined Financial Statements” for further information. The licenses under which we operate are meant to be appropriate to conduct our strategic advisory, restructuring and reorganization and funds advisory services businesses. We believe that we provide each of our subsidiaries with sufficient capital and liquidity, consistent with their business and regulatory requirements.

Park Hill Group LLC, which is an entity within Park Hill Group funds advisory services business, is a registered broker-dealer and is subject to the net capital requirements of Rule 15c3-1 under the Exchange Act. Park Hill Group LLC elected to adopt the alternative standard, which defines minimum net capital as the greater of $250 thousand or 2% of aggregate debit items computed in accordance with the reserve requirement. Park Hill Group LLC had net capital as of March 31, 2015 and December 31, 2014 of $21.7 million and $34.6 million, respectively, which exceeded the minimum net capital requirement by $21.4 million and $34.3 million, respectively. Park Hill Group LLC does not carry customer accounts and does not otherwise hold funds or securities for, or owe money or securities to, customers and, accordingly, is exempt from the SEC Customer Protection Rule (Rule 15c3-3).

In connection with the spin-off, New Advisory L.P. will acquire from Mr. Taubman and the other selling holders of equity interests in PJT Capital LP, PJT Partners LP, which is registered as a broker-dealer with the SEC. We anticipate that from and after the consummation of the spin-off, our domestic strategic advisory and restructuring and reorganization businesses will be conducted through PJT Partners LP. We expect that upon consummation of the spin-off, PJT Partners LP will be required to maintain minimum net capital of $50,000.

We expect that following the consummation of the spin-off, we will also conduct certain activities through a newly-formed subsidiary licensed with the United Kingdom’s Financial Conduct Authority, which will be required to maintain regulatory net capital of €50,000, and certain activities through a newly-formed subsidiary licensed with the Hong Kong Securities and Futures Commission, which will be subject to a minimum liquid capital requirement of HK$3 million. Our activities may also be subject to regulation, including regulatory capital requirements, by various other foreign jurisdictions and self-regulatory organizations.

We do not anticipate that compliance with any and all such requirements will materially adversely impact the availability of funds for domestic and parent-level purposes.

Critical Accounting Policies

We prepare our combined financial statements in accordance with GAAP. In applying many of these accounting principles, we need to make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our combined financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are often subjective. Actual results may be affected negatively based on changing circumstances. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates and/or judgments. See Note 2. “Summary of Significant Accounting Policies” in the “Notes to Combined Financial Statements” of this filing.

Principles of Combination

The combined financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Blackstone. The combined financial statements reflect the financial position, results of operations and cash flows of PJT Partners as they were historically managed, in conformity with GAAP. The combined financial statements include certain assets that have historically been held at the Blackstone corporate level but are specifically identifiable or otherwise attributable to these combined financial statements, primarily goodwill and intangible assets.

These financial statements are presented as if such businesses had been combined for all periods presented. All intercompany transactions have been eliminated.

Revenue Recognition

Revenues primarily consist of Advisory and Placement Fees, Interest Income and Other. Transaction-based fees are recognized when (a) there is evidence of an arrangement with a client, (b) agreed upon services have been provided, (c) fees are fixed or determinable, and (d) collection is reasonably assured.

Advisory Fees – Advisory Fees consist of retainer and transaction-based fee arrangements related to strategic advisory services, restructuring and reorganization services and secondary advisory services within Park Hill Group. Advisory retainer and transaction-based fees are recognized when services for the transactions are complete, in accordance with terms set forth in individual agreements. The majority of the Advisory Fees are dependent on the successful completion of a transaction.

Placement Fees – Placement Fees consist of fund placement services for alternative investment funds and private placements for corporate clients. Private placement fees earned for services to corporate clients are recognized as earned upon successful completion of the transaction. Fund placement fees earned for services to alternative investment funds are typically recognized as earned upon acceptance by a fund of capital or capital commitments, in accordance with terms set forth in individual agreements. For commitment based fees, revenue is recognized as commitments are accepted. Fees for such closed end fund arrangements are generally paid in quarterly installments over three or four years, and interest is charged to the outstanding balance at an agreed upon rate (typically LIBOR plus a market-based margin). For funds with multiple closings, each closing is treated as a separate performance obligation. As a result, revenue is recognized at each closing as the performance obligations are fulfilled. For hedge fund structures, placement fees are earned based on NAV and calculated as a percentage of a placed investor’s month end NAV. Typically, fees for such hedge fund structures are earned over a 48 month period. For these arrangements, revenue is recognized monthly as the amounts become fixed and determinable.

The Company may receive non-refundable up-front fees upon execution of agreements with funds to provide capital fundraising services, which are recorded as revenues in the period over which services are provided. However, more recent placement fee arrangements have increasingly eliminated upfront fees and such fees comprised less than one percent of Placement Fee revenues in each of the years ended December 31, 2014 and 2013, respectively.

Accrued but unpaid Advisory and Placement Fees are included in Accounts Receivable and Receivable from Affiliates in the Combined Statements of Financial Condition.

Interest Income – The Company typically earns interest on Cash and Cash Equivalents and on outstanding Placement Fees receivable. Interest on Placement Fees receivable is earned from the time revenue is recognized and is calculated based upon LIBOR plus an additional percentage as mutually agreed upon with the receivable counterparty. Interest receivable is included in Accounts Receivable and Receivable from Affiliates in the Combined Statements of Financial Condition.

Deferred Revenue – Deferred Revenue represents the receipt of Advisory and Placement Fees prior to such amounts being earned, and is recognized using the straight-line method over the period that it is earned.

Other Revenue – Other Revenue consists of miscellaneous income and foreign exchange gains and losses arising on transactions denominated in currencies other than U.S. dollars.

Expenses

Our principal expense is related to compensation and benefits. Our accounting policies related thereto are as follows:

Compensation and Benefits – Certain employees of PJT Partners participate in Blackstone’s equity-based compensation plans. Equity-based compensation expense related to these plans is based upon specific identification of cost related to PJT Partners’ employees. PJT Partners also receives allocated equity-based compensation expense associated with Blackstone employees of central support functions. Compensation and Benefits consists of (a) employee compensation, comprising salary and bonus, and benefits paid and payable to employees and partners and (b) equity-based compensation associated with the grants of equity-based awards to employees and partners. Compensation cost relating to the issuance of equity-based awards with a requisite service period to partners and employees is measured at fair value at the grant date, taking into consideration expected forfeitures, and expensed over the vesting period on a straight-line basis. Equity-based awards that do not require future service are expensed immediately. Cash settled equity-based awards are classified as liabilities and are remeasured at the end of each reporting period.

In certain instances, PJT Partners may grant equity-based awards containing both a service and a market condition. The effect of the market condition is reflected in the grant date fair value of the award. Compensation cost is recognized for an award with a market condition over the requisite service period, provided that the requisite service period is completed, irrespective of whether the market condition is satisfied. If a recipient terminates employment before completion of the derived service period, any compensation cost previously recognized is reversed unless the market condition has been satisfied prior to termination. If the market condition has been satisfied prior to termination, the remaining unrecognized compensation cost is accelerated.

Intangibles and Goodwill

PJT Partners’ intangible assets are derived from customer relationships. Identifiable finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives of 15 years, reflecting the average time over which such relationships are expected to contribute to cash flows. Amortization expense is included within Other Expenses in the Combined Statements of Operations. The Company does not hold any indefinite-lived intangible assets. Intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.

Goodwill comprises goodwill arising from the contribution and reorganization of Blackstone’s predecessor entities in 2007 immediately prior to Blackstone’s IPO. Goodwill is reviewed for impairment at least annually utilizing a qualitative or quantitative approach, and more frequently if circumstances indicate impairment may have occurred. Goodwill is tested for impairment at the reporting unit level. A reporting unit is a component of an operating segment for which discrete financial information is available which is regularly reviewed by segment management. The impairment testing for goodwill under the qualitative approach is based first on a qualitative assessment to determine if it is more likely than not that the fair value of PJT Partners’ reporting unit is less than its respective carrying value. If it is determined that it is more likely than not that the reporting unit’s fair value is less than its carrying value or when the quantitative approach is used, a two-step quantitative assessment is performed to (a) calculate the fair value of the reporting unit and compare it to its carrying value, and (b) if the carrying value exceeds its fair value, to measure an impairment loss.

Off-Balance Sheet Arrangements

We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources or market or credit risk support that expose us to any liability that is not reflected in our combined financial statements.

Recent Accounting Developments

Information regarding recent accounting developments and their impact on the Company can be found in Note 2. “Summary of Significant Accounting Policies” in the “Notes to Combined Financial Statements” of this filing.

Contractual Obligations, Commitments and Contingencies

The following table sets forth information relating to our contractual obligations as of March 31, 2015:

Contractual Obligations	April 1, 2015 to December 31, 2015	2016-2017	2018-2019	Thereafter	Total
	(Dollars in Thousands)
Operating Lease Obligations (a)	$417	$1,158	$1,227	$72	$2,874

(a)	Our primary office space is leased by Blackstone and charges are allocated to us for which any future commitments are not included in this table. Further disclosure regarding rent is presented in Note 10. “Commitments and Contingencies—Commitments, Operating Leases” in the “Notes to Combined Financial Statements” of this filing. We lease certain office space under agreements that expire through 2020. In connection with these lease agreements, we are responsible for escalation payments. The contractual obligation table above includes only guaranteed minimum lease payments for such leases and does not project potential escalation or other lease-related payments. These leases are classified as operating leases for financial statement purposes and as such are not recorded as liabilities on the Combined Statements of Financial Condition.

Tax Receivable Agreement

Holders of Partnership Units (other than PJT Partners Inc.) may, subject to the terms and conditions set forth in the partnership agreement of New Advisory L.P., on a quarterly basis, from and after the first anniversary of the date of the consummation of the spin-off (subject to the terms of the exchange agreement) exchange their Partnership Units for cash or, at our election, for shares of Class A common stock of PJT Partners Inc. on a one-for-one basis. New Advisory L.P. intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of Partnership Units for cash or for shares of Class A common stock occurs, which is expected to result in increases to the tax basis of the assets of New Advisory L.P. at the time of an exchange of Partnership Units. Stock-settled exchanges and certain of these cash-settled exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of New Advisory L.P. These increases in tax basis may reduce the amount of tax that PJT Partners Inc. would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase and increased deductions, and a court could sustain such a challenge.

We will enter into a tax receivable agreement that provides for the payment by PJT Partners Inc. to exchanging holders of Partnership Units of 85% of the benefits, if any, that PJT Partners Inc. is deemed to realize as a result of the increases in tax basis related to such future exchanges of Partnership Units and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. This payment obligation is an obligation of PJT Partners Inc. and not of New Advisory L.P. PJT Partners Inc. expects to benefit from the remaining 15% of cash tax savings, if any, in income tax it realizes. For purposes of the tax receivable agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of PJT Partners Inc. (calculated with certain assumptions) to the amount of such taxes that PJT Partners Inc. would have been required to pay had there been no increase to the tax basis of the assets of New Advisory L.P. as a result of the exchanges and had PJT Partners Inc. not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless PJT Partners Inc. exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or PJT Partners Inc. breaches any of its material obligations under the tax receivable agreement in which case all obligations generally will be accelerated and due as if PJT Partners Inc. had exercised its right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. While the actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the size of the transfers and increases in the tax basis of the tangible and intangible assets of New Advisory L.P., the payments that PJT Partners Inc. may make under the tax receivable agreement will be substantial. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by the holders of Partnership Units. See “Certain Relationships and Related Person Transactions—Tax Receivable Agreement.”

We anticipate that we will account for the effects of these increases in tax basis and associated payments under the tax receivable agreement arising from future exchanges as follows:

•	we will record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates at the date of the exchange;

•	to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we will reduce the deferred tax asset with a valuation allowance; and

•	we will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the tax receivable agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

All of the effects of changes in any of our estimates after the date of the exchange will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

Indemnifications

We enter into contracts that contain a variety of indemnifications. Our maximum exposure under these arrangements is not known. However, we have not had prior claims or losses pursuant to these contracts and expect the risk of loss to be remote.

Market Risk and Credit Risk

Our business is not capital-intensive and we do not invest in derivative instruments or, generally, borrow through issuing debt. As a result, we are not subject to significant market risk (including interest rate risk, foreign currency exchange rate risk and commodity price risk) or credit risk.

Risks Related to Cash and Cash Equivalents

Our cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less from the date of purchase. Cash is primarily maintained at one major U.S. financial institution. We believe our cash and cash equivalents are not subject to any material interest rate risk, equity price risk, credit risk or other market risk.

Credit Risk

We regularly review our accounts receivable and allowance for doubtful accounts by considering factors such as historical experience, credit quality, age of the accounts receivable and recoverable expense balances and the current economic conditions that may affect a customer’s ability to pay such amounts owed to the Company. We maintain an allowance for doubtful accounts that, in our opinion, provides for an adequate reserve to cover losses that may be incurred. As of March 31, 2015 and December 31, 2014, our allowance for doubtful accounts was $4.4 million and $3.8 million, respectively, representing 2.5% and 2.1%, respectively, of the gross accounts receivable and receivable from affiliates outstanding at the respective dates.

Exchange Rate Risk

We are exposed to the risk that the exchange rate of the U.S. dollar relative to other currencies may have an adverse effect on the reported value of our non-U.S. dollar denominated or based assets and liabilities. In addition, the reported amounts of our advisory revenues may be affected by movements in the rate of exchange between the currency in which an invoice is issued and paid and the U.S. dollar, the currency in which our financial statements are denominated. The principal non-U.S. dollar currencies include the pound sterling, the euro, the Japanese yen and the Hong Kong dollar. For the year ended December 31, 2014 the impact of the fluctuation of foreign currencies in Other Comprehensive Income, Net of Tax – Currency Translation Adjustment in the Combined Statements of Comprehensive Income was $1.2 million and in Other Revenues in the Combined Statements of Operations for transaction losses was $1.0 million. For the three months ended March 31, 2015 the impact of the fluctuation of foreign currencies in Other Comprehensive Income, Net of Tax – Currency Translation Adjustment in the Condensed Combined Statements of Comprehensive Income was $1.1 million and in Other Revenues in the Condensed Combined Statements of Operations for transaction gains was $0.1 million. We have not entered into any transaction to hedge our exposure to these foreign currency fluctuations through the use of derivative instruments or other methods.

BUSINESS

Our Business

PJT Partners is a global independent financial advisory firm. Our veteran team of professionals, including our 33 partners, delivers a wide array of strategic advisory, restructuring and reorganization, and funds advisory services to corporations, financial sponsors, institutional investors and governments around the world. We offer a balanced portfolio of advisory services designed to help our clients realize major corporate milestones. We also provide, through Park Hill Group, fund placement and secondary advisory services for alternative investment managers, including private equity funds, real estate funds and hedge funds.

We have world-class franchises in each of the areas in which we compete. Our strategic advisory business, established in 1985, offers a broad range of financial advisory and transaction execution capability, including acquisitions, mergers, joint ventures, minority investments, asset swaps, divestitures, takeover defenses, corporate finance advisory, private placements and distressed sales. Since inception, we have advised on more than 285 announced M&A transactions with a total value of more than $580 billion. The combined value of the announced M&A transactions that we and PJT Capital advised on over the past two years was more than $195 billion. Our restructuring and reorganization business, established in 1991, is one of the world’s leading restructuring advisors, having advised on more than 390 distressed situations, both in and out of bankruptcy, involving more than $1.4 trillion of total liabilities. Park Hill Group, our funds advisory services business, is the world’s leading private equity and real estate fund placement agent, having served as a placement agent to more than 189 funds raising approximately $259 billion for a diverse range of investment strategies since its inception in 2005. Moreover, Park Hill Group is the only group among its peers with top-tier dedicated private equity, hedge fund and real estate advisory groups, as well as a dedicated team that supports secondary transactions in limited partnership interests in existing funds.

We believe the success of our business has resulted from a highly-experienced team and a relentless focus on our core principles: prioritizing our client’s interests, providing superior client service, protecting client confidentiality and avoiding conflicts of interest. As of March 31, 2015, our strategic advisory team was comprised of 105 professionals, including 11 partners, with an average of over 20 years of experience in providing corporate finance and mergers and acquisitions advice. As of March 31, 2015, our restructuring and reorganization team was comprised of 40 professionals, including 8 partners with an average of 17 years of experience advising a diverse base of clients, including companies, creditors, corporate parents, hedge funds, financial sponsors and acquirers of troubled companies. We believe that we have one of the most seasoned and experienced restructuring teams in the financial services industry, working on a significant share of the major restructuring assignments in this area. As of March 31, 2015, our Park Hill Group team was comprised of 71 professionals, including 14 partners with an average of over 20 years of experience advising and executing on all aspects of the fundraising process, and operates across seven offices around the world.

Our firm will be led by Paul J. Taubman, who will serve as our Chairman and Chief Executive Officer. Before departing in late 2012, Mr. Taubman spent 30 years at Morgan Stanley where he served as Co-President of the Institutional Securities Group. Prior to becoming Co-President, he served as Head of Global Investment Banking and Head of its Global Mergers and Acquisitions Department. In addition to being one of the preeminent investment bankers in the world, Mr. Taubman is a proven leader with the experience and skill to lead PJT Partners in its new life as an independent public company. Since departing Morgan Stanley, Mr. Taubman and PJT Capital have advised on transactions with a total value of more than $140 billion. Over the past two years, those transactions on which Mr. Taubman personally advised placed him in the top 25 in the global M&A advisory league tables, which we believe is an unprecedented achievement for an individual practitioner.

Mr. Taubman joins us with a team of veteran investment bankers, including 13 partners, who have a wealth of experience and client relationships developed over long tenures in the investment banking industry, and who share a common commitment to excellence. Through their sizable equity stake in our business, a significant portion of which is subject to performance-based vesting, the long-term incentives of Mr. Taubman and our partners will be strongly aligned with the interests of our stockholders. Upon completion of the spin-off, our partners, advisory professionals and other employees will initially own in the aggregate over         % of the equity in our business, assuming the equity awards to be received by such persons in connection with the spin-off were fully vested and earned.

We believe this spin-off will further unlock our potential by meaningfully enhancing our opportunities for organic growth, including by enhancing our ability to compete for business from financial sponsors and eliminating conflicts with Blackstone’s investing areas.

•	Conflicts with other financial sponsors. We believe the ability to compete unhindered by the inherent challenges of securing business from Blackstone competitors significantly increases the addressable market of our advisory and placement services. For instance, while transactions involving financial sponsors represented nearly a third of global M&A advisory volume by transaction value in 2014, such transactions represented only 10% of the advisory revenue generated by our strategic advisory and restructuring and reorganization businesses in the same period.

•	Conflicts with Blackstone’s investing areas. As part of Blackstone, we have been effectively precluded from competing for advisory and restructuring engagements in many transactions where an investment or potential investment by a Blackstone fund created an actual or perceived conflict of interest. An advisory engagement can have the effect of precluding or limiting an investment opportunity of a Blackstone fund given that advisory clients may require Blackstone to act exclusively on behalf of a potential seller, buyer or other party in a subject transaction. As a result, we have declined to compete for many advisory assignments in order to avoid creating a potential conflict with a potential Blackstone investment opportunity. In that connection, sellers may resist engaging our strategic advisory team if they see a reasonable possibility that a Blackstone investing business could be a buyer. Investment conflicts have also been particularly prevalent as between our restructuring and reorganization practice and Blackstone’s credit business.

We believe the impact of these actual or perceived conflicts has been to artificially constrain the growth opportunities that PJT Partners might otherwise have enjoyed as an independent company, including mandates we have lost to competitors and business that we declined to compete for in the first instance.

We additionally believe we will excel in attracting and retaining world-class professionals. We believe that the opportunity to practice at a dedicated advisory firm whose core mission is providing client-focused advice and solutions is a compelling proposition for practitioners that increasingly seek to leave behind large financial institutions. Moreover, while we and PJT Capital have enjoyed great success recruiting, we believe that the freedom from conflicts and increased addressable market that will result from the spin-off will make our firm even more attractive to new hires.

Since our founding, we have earned a reputation as a trusted, long-term strategic advisor by providing thoughtful, tailored solutions to help our clients achieve their strategic, financial and fundraising goals. Together, our objective is to become the leading provider of financial advice and the top destination for advisory talent.

Our revenues for the year ended December 31, 2014 were $401.1 million. We had 100 clients and 96 clients that generated fees equal to or greater than $1 million in 2014 and 2013, respectively, and there was no single transaction or client in 2014 or 2013 the fees from which were equal to 10% or more of the revenues of PJT Partners for such periods. As of March 31, 2015, we employed 216 professionals across 12 offices around the world.

Our Strategy

We intend to grow our business by increasing our share of business from existing clients and developing new client relationships as we expand into new industry verticals, geographies and products. Our strategy for achieving these objectives has five components:

•	Provide World-Class Financial Advice. The creativity and depth of our advice, and the integrity and judgment with which we deliver it, are the foundations of the business we have built. As the newly independent PJT Partners, we intend to build on nearly three decades of commitment to excellence in the work we do and the delivery of superior outcomes for our clients across our full suite of advisory services.

•	Invest in New Capabilities to Better Serve Our Clients. We are focused on continuing to expand the breadth and depth of our platform and build capabilities in areas where a sizeable market opportunity clearly exists in order both to expand wallet share with existing clients and to develop new client relationships. Such efforts may include expansion into new industry verticals, geographies and product capabilities such as capital markets services. In each such case, our goal to offer increasingly comprehensive and valuable solutions to our clients will be combined with a disciplined approach to managing our financial resources and an insistence on hiring only top-tier talent.

•	Exploit Embedded Growth Opportunities. We intend to drive organic growth by exploiting opportunities that will arise from our separation from Blackstone, including relief from conflicts with Blackstone’s investing areas and an enhanced ability to compete for business from financial sponsors. For instance, we believe the ability to compete for strategic advisory engagements in transactions involving financial sponsors (which represented nearly a third of global M&A advisory volume by transaction value in 2014) unhindered by the inherent challenges of securing advisory assignments from Blackstone competitors increases by approximately 50% the addressable market of our strategic advisory services. The opportunities of our funds advisory services business have similarly been constrained as some other sponsors have been reluctant to hire us to assist with their fundraising needs. Finally, Blackstone’s ability to hire us for advisory and placement assignments will no longer be impacted by actual or perceived conflicts of interest following the spin-off.

•	Attract and Retain Best-in-Class Talent. The creativity, insightfulness and clarity of our advice, and the trusted client relationships it inspires, are the foundation of our business. We will continue to focus on hiring and retaining top-quality practitioners with expertise and relationships in new industries, products and geographies where we perceive an opportunity to fulfill existing or emerging client needs. We believe that the opportunity to practice at a dedicated advisory firm whose core mission is providing client-focused advice and solutions is a compelling proposition for practitioners that increasingly seek to leave behind large financial institutions. Moreover, while we and PJT Capital have enjoyed great success recruiting, we believe that the freedom from conflicts and increased addressable market that will result from the spin-off will make our firm even more attractive to new hires.

•	Leverage Our Diverse Platform. We have developed a scaled, diversified global advisory franchise comprised of complementary businesses, which each share our culture of excellence, teamwork and entrepreneurship. We are focused on maintaining the market leadership of our restructuring and reorganization and funds advisory services businesses in order to complement our world-class strategic advisory franchise, offering our clients a comprehensive and differentiated suite of independent advisory services and enhancing the stability of our revenue stream. As one firm, we intend to leverage the diverse capabilities and relationships of each business to deliver value for our clients.

Competitive Strengths

We intend to execute on our strategy by capitalizing on the following core strengths of our organization:

•	Trusted Advisors with Proven Track Records. We are recognized experts in strategic advisory, restructuring and reorganization and funds advisory services. Our teams act as trusted advisors to a diverse group of clients around the world. We provide clients with creative solutions addressing a range of complex strategic and fundraising challenges. With 12 offices spanning the globe, we have advised on or served as placement agent on:

•	more than 285 announced M&A transactions with a total value of more than $580 billion;

•	more than 390 distressed situations, both in and out of bankruptcy, involving more than $1.4 trillion of total liabilities; and

•	fundraising for more 189 funds that have raised approximately $259 billion for a diverse range of investment strategies.

Through our spin-off and combination with PJT Capital, we believe we can harness the legacy, scale and scope of a well-established business while capturing the entrepreneurial energy of a new firm.

•	Complementary Business Lines. Our unique and highly differentiated portfolio of industry, product, and geographical expertise will better enable us to serve our clients. Our partners and team members have relationships with hundreds of corporate executives, board members, financial sponsors and governments as well as expertise in multiple product areas, industry verticals and geographies. Through our Park Hill business, we have relationships with over 3,000 different institutional investors, who collectively manage over $75 trillion of capital. These unique relationships and capabilities have the potential to help us drive incremental value for clients, and growth for our company, as we operate in a more integrated and cohesive manner.

•	Veteran Team of Practitioners. As of March 31, 2015, our team consisted of 216 professionals, including 33 partners, each with an average of over 20 years of relevant experience. Many of our partners are recognized leaders in their particular areas of expertise. Our partners share a culture of being practitioners first; consistently demonstrating an active, hands-on, high-touch approach to serving clients. Our professionals adhere to core principles: prioritizing our client’s interests, providing superior client service, protecting client confidentiality and avoiding conflicts of interest.

•	Experienced Leadership to Drive Profitable Growth. Our team will be led by Mr. Taubman, one of the preeminent investment bankers in the world. Mr. Taubman is a proven leader with the experience and skill to lead PJT Partners in its new life as an independent public company, in addition to actively advising our firm’s clients. We anticipate he will continue his success in attracting and retaining new talent that is increasingly seeking to leave large financial institutions in favor of dedicated advisory firms.

Industry Trends

We believe we are well-positioned to take advantage of the following favorable trends in our industry:

•

Robust Mergers & Acquisitions Activity. M&A volume globally for 2014 was up 41% as compared to 2013, and 2014 was the most active year since 2007. We expect this trend to continue as a result of an improving global macroeconomic environment, strong corporate balance sheets, a trend toward global consolidation and an environment in which companies are increasingly pursuing strategic acquisitions as part of their growth strategy. M&A volume is subject to periodic fluctuation based on a variety of factors, including conditions in the credit markets and other macroeconomic factors. For instance, recent periods have seen a decline in the number of leveraged buyouts in excess of certain debt levels due in part to the implementation of guidance from U.S. federal banking agencies with regard to leveraged lending practices. However, we believe there continue to be ample opportunities for sponsor M&A activity. Moreover, we believe such constraints have had very little impact, if any, on M&A volumes more generally. According to Thomson Reuters, global announced M&A volume in the twelve months ended March 31, 2015 was up 16% as compared to the prior year period, and, in the three months ended March 31, 2015 was down only 7% as compared to the prior year period. As the environment for M&A continues to improve, we expect to see an increase in deal flow in which we are well-positioned to participate.

The chart below depicts global announced M&A volume over the past ten years.

Global Announced M&A Volume

($ in trillions)

Source: Thomson Reuters 2015

Note: Volume defined as ranking value including net debt of target.

•	Active Debt Markets to Drive Future Restructuring and Reorganization Activity. Both 2012 and 2013 represented record years for leveraged finance issuance in the United States as companies took advantage of historically low borrowing costs to leverage their capital structures. Given the lag between high-yield issuance and default rates, today’s historical level of current issuance should create a favorable environment for our Restructuring and Reorganization business in future periods. Moreover, we believe that restructuring activity in recent periods has been approaching a cyclical low, with high-yield default rates well below their long-term historical averages and strong demand for high-yield credit providing liquidity and access to capital for companies looking to refinance near-term maturities. We believe our leading Restructuring and Reorganization advisory franchise will position us well to capitalize on a future upturn in restructuring activity when corporate default rates moderate back to their long-term averages.

The chart below depicts the volume of global high-yield debt issuance and the default rate for speculative-grade debt since 2003.

Global High-Yield Issuance and Default Rate

($ in billions)

Source: Thomson Reuters 2015, Moody’s Annual Default Study 2015

•	Increasing Importance of Alternative Assets Driving Demand for Capital Raising Services. McKinsey and Co. estimates that global alternative assets under management has grown from $3.2 trillion in 2005 to $7.2 trillion in 2013, representing a compound annual growth of 11%. Moreover, institutional investors have allocated increasingly larger portions of their portfolios to alternative asset classes. The allocation to alternative assets in pension fund portfolios increased from 5% in 2001 to 25% in 2014.

Global AUM of Alternative Assets ($ in trillions)	Pension Asset Allocation to Alternative Assets (Average percent of total portfolio AUM)

Source: McKinsey, The Trillion-Dollar Convergence: Capturing the Next Wave of Growth in Alternative Investments, August 2014	Source: Towers Watson, Global Pension Assets Study 2015, February 2015

In addition, as illustrated in the chart below, greater investor demand has led to a 14% compound annual growth rate in global capital raising for alternative investment strategies over the last five years.

Global Capital Raised

($ in billions)

Source: Preqin

Note: Global capital includes private equity, real estate, secondaries, distressed debt, mezzanine and other.

We expect this current trend will continue as the combination of volatile returns in public equities and low yields on traditional fixed income investments shifts investor focus to the lower correlated and absolute levels of returns offered by alternative assets. As a leading alternative asset fundraising platform, Park Hill Group is well-positioned to benefit from this tailwind. In addition, as an independent firm, Park Hill Group will be even better positioned to foster relationships with additional alternative asset managers who were previously reluctant to hire Park Hill Group when it was a part of Blackstone.

•	Growing Demand for Dedicated Advisory Services. Demand for dedicated advisory services has increased significantly over the past several years. Since 2003, dedicated advisory firms have increased their market share of global M&A advisory fees significantly from 19% to 34%. In 2014, 60% of the top 10 announced M&A deals and 60% of the top 20 announced M&A deals included a dedicated advisory firm. In addition, over the past five years, the great majority of restructurings with an announced restructuring value of at least $100 million have included a dedicated advisory firm. We believe this is the result of a growing market preference for firms whose core mission is providing client-focused advice and solutions, free from the conflicts at large financial institutions where sizable sales and trading, underwriting and lending businesses coexist with an advisory business that comprises only a small portion of revenues and profits.

•	Ongoing Challenges at Large Financial Institutions. We will seek to continue to take advantage of growth opportunities arising from the ongoing challenges at large financial institutions. These firms face increasing regulation leading to higher operating costs, compensation limitations and increased capital constraints, all of which we believe adversely affect their ability to serve clients and compete to attract and retain talented professionals. In addition, such institutions must devote substantial resources and attention to the management of internal conflicts associated with lending to clients or potential clients of their advisory businesses or trading in their securities. We believe dislocation at large financial institutions has led to an increased exodus of senior advisory talent and that we are well- positioned to take advantage of this trend as we seek to attract and retain top-tier professionals.

Competition

The financial services industry is intensely competitive, and we expect it to remain so. Our competitors are other investment banking and financial advisory firms. We compete on both a global and a regional basis, and on the basis of a number of factors, including depth of client relationships, industry knowledge, transaction execution skills, our range of products and services, innovation, reputation and price.

We believe our primary competitors in securing advisory engagements include the investment banking businesses of Bank of America Corporation, Citigroup Inc., Credit Suisse Group AG, The Goldman Sachs Group, Inc., JPMorgan Chase & Co., Morgan Stanley and other large investment banking businesses as well as independent investment banking firms such as Centerview Partners, Moelis & Company, Evercore Partners Inc., Greenhill & Co., Inc., Lazard Ltd., Houlihan Lokey, Inc., Alvarez & Marsal and NM Rothschild & Sons Limited. We believe the primary competitors of Park Hill Group in securing engagements for funds advisory services are Cogent, Credit Suisse, Hodes Weill, Lazard Ltd., UBS AG, Greenhill and Evercore.

We also compete to attract and retain qualified employees. Our ability to continue to compete effectively in our business will depend upon our ability to attract new employees and retain and motivate our existing employees.

In past years there has been substantial consolidation in the financial services industry. In particular, a number of large commercial banks and other broad-based financial services firms have established or acquired broker-dealers or have merged with other financial institutions. Many of these firms have the ability to offer a wider range of products, from loans, deposit-taking and insurance to brokerage, asset management and investment banking services, which may enhance their competitive position. They also have the ability to support investment banking and securities products with commercial lending and other financial services revenues in an effort to gain market share, which could result in pricing pressure in our business or loss of opportunities for us. In addition, we may be at a competitive disadvantage with regard to certain of our competitors who are able to, and regularly do, provide financing or market making services that are often instrumental in effecting transactions. The trend toward consolidation has significantly increased the capital base and geographic reach of our competitors as well as the potential for actual or perceived conflicts of these firms.

Regulation

Our business, as well as the financial services industry generally, is subject to extensive regulation in the U.S. and across the globe. As a matter of public policy, regulatory bodies in the U.S. and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets, not with protecting the interests of our stockholders or creditors. In the U.S., the SEC is the federal agency responsible for the administration of the federal securities laws. Upon consummation of the spin-off, we anticipate that one or more of our subsidiaries through which we will conduct our financial advisory and funds advisory services business in the U.S. will be registered as broker-dealers with the SEC. Any such registered broker-dealer will be subject to regulation and oversight by the SEC. In addition, FINRA, a self-regulatory organization that is subject to oversight by the SEC, adopts and enforces rules governing the conduct, and examines the activities, of its member firms, which would include any such registered broker-dealer. State securities regulators would also have regulatory or oversight authority over any such registered broker-dealer.

Broker-dealers are subject to regulations that cover all aspects of the securities business, including capital structure, record-keeping and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of a self-regulatory organization, we are subject to the SEC’s uniform net capital rule, Rule 15c3-1. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer’s assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital.

In addition to the regulation we are subject to in the U.S., we are also subject to regulation internationally, such as by the Financial Conduct Authority in the United Kingdom, the Securities and Futures Commission in Hong Kong, the Australian Securities and Investments Commission and the Dubai Financial Services Authority.

Certain parts of our business are subject to compliance with laws and regulations of U.S. Federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to, among other things, the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the U.S., are empowered to conduct periodic examinations and initiate administrative proceedings that can result in censure, fines, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees.

Broker-dealers are also subject to regulations, including the USA PATRIOT Act of 2001, which impose obligations regarding the prevention and detection of money-laundering activities, including the establishment of customer due diligence and other compliance policies and procedures.

Failure to comply with these requirements may result in monetary, regulatory and, in certain cases, criminal penalties. In connection with its administration and enforcement of economic and trade sanctions based on U.S. foreign policy and national security goals, the Treasury Department’s Office of Foreign Assets Control, or OFAC, publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups and entities, such as terrorists and narcotics traffickers, designated under programs that are not country-specific. Collectively, such individuals and companies are called “Specially Designated Nationals,” or SDNs. Assets of SDNs are blocked, and we are generally prohibited from dealing with them. In addition, OFAC administers a number of comprehensive sanctions and embargoes that target certain countries, governments and geographic regions. We are generally prohibited from engaging in transactions involving any country, region or government that is subject to such comprehensive sanctions.

The Foreign Corrupt Practices Act (the “FCPA”) and the UK 2010 Bribery Act (the “UK Bribery Act”) prohibit the payment of bribes to foreign government officials and political figures. The FCPA has a broad reach, covering all U.S. companies and citizens doing business abroad, among others, and defining a foreign official to include not only those holding public office but also local citizens acting in an official capacity for or on behalf of foreign government-run or -owned organizations or public international organizations. The FCPA also requires maintenance of appropriate books and records and maintenance of adequate internal controls to prevent and detect possible FCPA violations. Similarly, the UK Bribery Act prohibits us from bribing, being bribed or making other prohibited payments to government officials or other persons to obtain or retain business or gain some other business advantage.

Park Hill Group is also affected by various state and local regulations that restrict or prohibit the use of placement agents in connection with investments by public pension funds, including regulations in New York, Illinois and California. Similar measures are being considered or have been implemented in other jurisdictions.

Facilities

Our principal executive offices are currently located in leased office space at 345 Park Avenue, New York, New York 10154. We currently lease the space for our offices in Atlanta, Beijing, Boston, Chicago, Hong Kong, London, Madrid, Menlo Park, San Francisco, Sydney and Tokyo. We do not own any real property. We intend to move our principal executive offices to 280 Park Avenue, New York, New York 10017 in 2015.

Employees

As of March 31, 2015, we had 269 employees.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business.

On June 16, 2009, Plaintiffs Frank Foy and Suzanne Foy, purportedly as qui tam plaintiffs on behalf of the State of New Mexico, filed a case in New Mexico state court against Park Hill Group, The Blackstone Group L.P., and one of its officers (together, “Blackstone Defendants”), in addition to dozens of other named and unnamed defendants, alleging violations of New Mexico’s Fraud Against Taxpayers Act (“FATA”) in an action styled Foy v. Austin Capital Management, Ltd., et al., Case No. D-101-CV-2009-01189 (N.M. Dist. Ct.). The complaint alleges, among other things, that the New Mexico Educational Retirement Board and the New Mexico State Investment Council made investments that were influenced by kickbacks and other inducements. In the complaint, the Blackstone Defendants are grouped together with other defendants who are all alleged generically to have conspired to defraud the State of New Mexico. In May 2011, the trial court ruled that, as defendants had argued, FATA cannot constitutionally be applied retroactively. Plaintiffs appealed and, in December 2012, the intermediate appellate court affirmed the trial court’s determination that FATA cannot constitutionally be applied retroactively. Plaintiffs appealed and the appeal remains under consideration by the New Mexico Supreme Court. The proceedings in the trial court remain stayed pending resolution of Plaintiffs’ appeal.

Blackstone Advisory Partners L.P. is named as a defendant in a consolidated class action pending in the Delaware Court of Chancery (In re Physicians Formula, Inc. Stockholder Litigation). Purported classes of common stockholders of Physicians Formula, Inc. allege that the directors of Physicians Formula, Inc. breached their fiduciary duties in connection with a merger between Physicians Formula, Inc. and Markwins International Corporation, as well as in connection with an earlier merger agreement between Physicians Formula, Inc. and Swander Pace Capital. Plaintiffs allege that the directors failed to maximize shareholder value and that Physicians Formula, Inc.’s definitive proxy failed to disclose certain material information to stockholders. Plaintiffs claim that Blackstone Advisory Partners L.P., which served as the financial advisor to the Special Committee of the Physicians Formula, Inc. board of directors, aided and abetted the director defendants in the alleged breach of their fiduciary duty. After the conclusion of discovery (other than expert discovery), the director defendants and Blackstone each requested the Court’s leave to file a motion for summary judgment. Plaintiffs opposed the request. The court denied the requests of the director defendants and of Blackstone. Expert discovery is ongoing. There is no date scheduled for any trial of the action.

Blackstone believes that the foregoing suits are totally without merit and will continue to defend them vigorously.

MANAGEMENT

Directors and Executive Officers

Following the spin-off, we will consist of the businesses that currently conduct the operations of Blackstone’s financial and strategic advisory, restructuring and reorganization advisory and funds advisory services as well as the acquired operations of PJT Capital. Mr. Taubman will join us as our Chairman and Chief Executive Officer concurrently with the spin-off. We have not yet determined the other individuals who will serve as members of our Board of Directors or as our executive officers following the spin-off. Following the spin-off, none of our executive officers will be affiliated with Blackstone.

The following table sets forth certain information concerning Mr. Taubman.

Name	Age	Position(s)
Paul J. Taubman	54	Chairman and Chief Executive Officer

Paul J. Taubman—Mr. Taubman will serve as our Chief Executive Officer and as Chairman of our Board of Directors. Mr. Taubman has served as founder and principal of PJT Capital since August 2, 2013. Prior to founding PJT Capital, Mr. Taubman was Co-President of Morgan Stanley’s Institutional Securities Division. Mr. Taubman began his career at Morgan Stanley in 1982 as an analyst and rejoined the firm as an associate after business school. After serving as Co-Head of the Global Mergers and Acquisitions Department, Mr. Taubman assumed the rule of Co-Head of Investment Banking and subsequently Head of Investment Banking. After a 30-year tenure at Morgan Stanley, Mr. Taubman retired in December 2012. Mr. Taubman is Board President of New York Cares. He graduated with a B.S. in Economics from the University of Pennsylvania’s Wharton School in 1982, and earned his M.B.A. from Stanford University’s Graduate School of Business in 1986.

Mr. Taubman’s knowledge of and extensive experience in various senior leadership roles in the investment banking and the financial services industry will provide our Board of Directors valuable industry-specific knowledge and expertise. In addition, Mr. Taubman’s role as our Chief Executive Officer will bring management perspective to board deliberations and provide valuable information about the status of our day-to-day operations.

Our Board of Directors Following the Spin-Off

After the completion of the distribution, we expect to have a Board of Directors initially consisting of five directors. A majority of our directors will be independent directors who meet the criteria for independence set forth in the NYSE Listing Rules. We are in the process of identifying additional individuals who will become directors following the spin-off.

Structure of the Board of Directors

Our Board of Directors will be divided into three classes that will be, as nearly as possible, of equal size. The initial terms of the Class I, Class II and Class III directors will expire at the annual meeting in each of 2016, 2017 and 2018, respectively, and in each case, when any successor has been duly elected and qualified. Upon the expiration of each initial term, directors will subsequently serve three-year terms if renominated and reelected. The proposed Class I directors will include             , the proposed Class II directors will include             , and the proposed Class III directors will include             .

Committees of the Board of Directors

Following the spin-off, the standing committees of our Board of Directors will include an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each as further described below.

Following our listing on the New York Stock Exchange and in accordance with the transition provisions of the rules of the New York Stock Exchange applicable to companies listing in conjunction with a spin-off transaction, each of these committees will, by the date required by the rules of the New York Stock Exchange, be composed exclusively of directors who are independent. Other committees may also be established by the Board of Directors from time to time.

Audit Committee. The members of the Audit Committee are expected to be            (chair) and            . The Audit Committee will have the responsibility, among other things, to meet periodically with management and with both our independent auditor and our internal auditor to review audit results and the adequacy of and compliance with our system of internal controls. In addition, the Audit Committee will appoint or discharge our independent auditor, and review and approve auditing services and permissible non-audit services to be provided by the independent auditor in order to evaluate the impact of undertaking such added services on the independence of the auditor. The responsibilities of the Audit Committee will be more fully described in our Audit Committee charter. The Audit Committee charter will be posted on our website and will be available in print to any shareholder who requests it. Further, the Board of Directors has determined that            ,            and             possess accounting or related financial management expertise within the meaning of the New York Stock Exchange listing standards and that            qualifies as an “audit committee financial expert” as defined under the applicable SEC rules.

Compensation Committee. The members of the Compensation Committee are expected to be              (chair) and            . The Compensation Committee will oversee all benefit programs, executive compensation and actions that affect our senior officers. The Compensation Committee will also provide strategic direction for our overall compensation structure, policies and programs and will oversee and approve the succession planning process. The responsibilities of the Compensation and Personnel Committee will be more fully described in the Compensation and Personnel Committee charter. The Compensation and Personnel Committee Charter will be posted on our website and will be available in print to any shareholder who requests it. Each member of the Compensation and Personnel Committee will be a non-employee director and there are no Compensation and Personnel Committee interlocks involving any of the projected members of the Compensation and Personnel Committee.

Nominating and Governance Committee. The members of the Nominating and Governance Committee are expected to be            (chair) and            . The Nominating and Governance Committee will be responsible for developing and recommending to the Board of Directors criteria for identifying and evaluating director candidates; identifying, reviewing the qualifications of and proposing candidates for election to the Board of Directors; and assessing the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board of Directors. The Nominating and Governance Committee will also review and recommend action to the Board of Directors on matters concerning transactions with related persons and matters involving corporate governance and, in general, oversee the evaluation of the Board of Directors. The responsibilities of the Nominating and Governance Committee will be more fully described in the Nominating and Governance Committee charter. The Nominating and Governance Committee charter will be posted on our website and will be available in print to any shareholder who requests it.

Director Independence. Our Board of Directors is expected to annually determine the independence of directors based on a review by the directors and the Nominating and Governance Committee. No director will be considered independent unless the Board of Directors determines that he or she has no material relationship with us, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with us. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. The standards that will be relied upon by the Board of Directors in affirmatively determining whether a director is independent are composed, in part, of those objective standards set forth in the New York Stock Exchange rules, which generally provide that:

•

A director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law, brother- and sister-in-law and anyone,

other than a domestic employee, sharing the director’s home) is an executive officer, of our company, would not be independent until three years after the end of such relationship.

•	A director who receives, or whose immediate family member receives, more than $120,000 per year in direct compensation from our company, other than director and committee fees and pension or other forms of deferred compensation for prior services (provided such compensation is not contingent in any way on continued service) would not be independent until three years after ceasing to receive such amount.

•	A director who is a partner of or employed by, or whose immediate family member is a partner of or employed by and personally works on our company’s audit, a present or former internal or external auditor of our company would not be independent until three years after the end of the affiliation or the employment or auditing relationship.

•	A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our company’s present executives serve on the other company’s compensation committee would not be independent until three years after the end of such service or employment relationship.

•	A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, our company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenue, would not be independent.

Director Nominations

As noted above, we are in the process of identifying the individuals who, together with Mr. Taubman, will become directors following the spin-off. Going forward, we expect that the Nominating and Corporate Governance Committee will weigh the characteristics, experience, independence and skills of potential candidates for election to the Board of Directors and will recommend nominees for director to the Board of Directors for election. In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee will also assess the size, composition and combined expertise of the Board of Directors. As the application of these factors involves the exercise of judgment, we expect that the Nominating and Corporate Governance Committee will not have a standard set of fixed qualifications that is applicable to all director candidates, although we anticipate that the Nominating and Corporate Governance Committee will at a minimum assess each candidate’s strength of character, judgment, industry knowledge or experience, his or her ability to work collegially with the other members of the Board of Directors and his or her ability to satisfy any applicable legal requirements or listing standards. In identifying prospective director candidates, we expect that the Nominating and Corporate Governance Committee may seek referrals from other members of the Board of Directors, management, stockholders and other sources, including third party recommendations. When considering director candidates, the Nominating and Corporate Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the effectiveness of the Board of Directors. In connection with its annual recommendation of a slate of nominees, the Nominating and Corporate Governance Committee also may assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board of Directors.

Director Compensation

Following the spin-off, our employees who serve on our Board of Directors will receive no separate compensation for service as a director or on committees of our Board of Directors. However, we expect to establish compensation practices for our outside directors that will be aligned with creating and sustaining equityholder value whereby such directors will receive customary compensation for their service as members of our Board of Directors and of committees of our Board of Directors of and be reimbursed for reasonable out-of-pocket expenses incurred in connection with such service.

Executive Compensation

Following the spin-off, we will consist of the businesses that currently conduct the operations of Blackstone’s financial and strategic advisory, restructuring and reorganization advisory and funds advisory services as well as the acquired operations of PJT Capital. We did not have a principal executive officer during 2014. Mr. Taubman will join us as our Chairman and Chief Executive Officer concurrently with the Separation and has had no historic role or compensation at Blackstone. We have not yet determined the other individuals who will serve as executive officers of PJT Partners. The historical compensation of the Blackstone personnel who work in the Blackstone operations that will comprise our business following the separation has been primarily determined by Blackstone’s founder, Mr. Stephen A. Schwarzman, who approves and oversees administration of Blackstone’s executive compensation program. In connection with the spin-off, we will form our own Compensation Committee that will be responsible for our future executive compensation programs. Accordingly, our executive compensation programs following the spin-off may differ significantly from the Blackstone programs in place during 2014. We have presented information below under “—Actions Taken in Anticipation of Separation—Partner Agreement with Paul J. Taubman” concerning the compensation arrangements entered into with Mr. Taubman.

Actions Taken in Anticipation of Separation

Partner Agreement with Paul J. Taubman

New Advisory L.P. has entered into a Partner Agreement with Mr. Taubman (the “CEO Agreement”) which governs the terms of his employment from and after the closing of the acquisition. Mr. Taubman will serve as Chairman and Chief Executive Officer of PJT Partners Inc. and Chairman, Chief Executive Officer and Partner of New Advisory L.P. The CEO Agreement provides for an annual base salary of $1,000,000 through the third anniversary of the closing of the acquisition and an annual draw of $350,000 thereafter.

Mr. Taubman is generally subject to covenants of non-competition and non-solicitation of employees, consultants, clients and investors during his service to New Advisory L.P. and for a period ending on the later of (x) two and one-half years following our spin-off and (y) one year following the termination of his service to New Advisory L.P. in the case of the non-competition restrictions, and two years following the termination of his service to New Advisory L.P. in the case of the non-solicitation restrictions. If Mr. Taubman is terminated by New Advisory L.P. without “cause” or he resigns for “good reason,” the foregoing periods of time during which he will be subject to the non-competition restrictions will be reduced to 120 days and 90 days respectively. If Mr. Taubman’s service with New Advisory L.P. is terminated for any reason other than his resignation without “Board Change Good Reason” or a termination of service by New Advisory L.P. for cause, in each case within 24 months following a “Board Change of Control,” then (1) the covenants of non-competition and non-solicitation of client and investors will expire upon termination, and (2) the covenants of non-solicitation of employees and consultants will expire six months after termination. Mr. Taubman is also subject to perpetual covenants of confidentiality and non-disparagement.

Founder Units. Pursuant to the CEO Agreement and the Transaction Agreement, Mr. Taubman will acquire upon consummation of the acquisition, an aggregate of            Partnership Units in New Advisory L.P. (“Founder Units”), which vest over a five year period, with 20% vesting on October 9, 2017 (the third anniversary of the signing of the Transaction Agreement), 30% vesting on October 9, 2018 (the fourth anniversary of the signing of the Transaction Agreement), and 50% vesting October 9, 2019 (on the fifth anniversary of the signing of the Transaction Agreement). The Founder Units vest in full upon a change in control of PJT Partners.

Founder Earn-Out Units. Mr. Taubman will also acquire upon consummation of the acquisition, an aggregate of             partnership interests in New Advisory L.P. (the “Founder Earn-Out Units”) that will be issued in the form of LTIP Units, as described in “The Spin-Off—Amended and Restated Limited Partnership Agreement of New Advisory L.P.” and “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement.” The Founder Earn-Out Units are subject to both time and performance vesting. The

Founder Earn Out Units satisfy the time-vesting requirement over a five year period, with 20% vesting on October 9, 2017 (the third anniversary of the signing of the Transaction Agreement), 30% vesting on October 9, 2018 (the fourth anniversary of the signing of the Transaction Agreement) and 50% vesting on October 9, 2019 (the fifth anniversary of the signing of the Transaction Agreement). The performance vesting requirement will be satisfied upon the publicly traded Class A shares of PJT Partners Inc. achieving certain volume-weighted average share price targets over any consecutive 30-day trading period following the consummation of the spin-off, as follows:

•	1/5th of the Founders Earn-Out Units will be earned upon achieving a trading price of PJT Partners Inc. of $ per share;

•	1/5th of the Founders Earn-Out Units will be earned upon achieving a trading price of PJT Partners Inc. of $ per share;

•	1/5th of the Founders Earn-Out Units will be earned upon achieving a trading price of PJT Partners Inc. of $ per share;

•	1/5th of the Founders Earn-Out Units will be earned upon achieving a trading price of PJT Partners Inc. of $ per share; and

•	1/5th of the Founders Earn-Out Units will be earned upon achieving a trading price of PJT Partners Inc. of $ per share.

The performance vesting requirements must be met prior to the sixth anniversary of the consummation of the spin-off. No portion of the Founder Earn Out Units will become vested until both the time-vesting and performance-vesting conditions have been satisfied. Upon a change in control of PJT Partners, the time-vesting conditions will be deemed satisfied, but the performance-vesting conditions will satisfied only if the applicable share price targets are achieved in connection with such change in control.

The Founder Units and Partnership Units received upon conversion of Founder Earn-Out Units will be entitled to the benefits of the exchange agreement, as described under “Certain Relationships and Related Person Transactions—Exchange Agreement.”

If Mr. Taubman’s service to PJT Partners terminates for any reason other than Mr. Taubman’s resignation without good reason or by PJT Partners for cause, then (i) all of Mr. Taubman’s unvested Founder Units and Founder Earn-Out Units will remain outstanding and eligible to vest, (ii) the unvested performance-based Founder Earn-Out Units will vest only upon the satisfaction of the applicable stock price performance conditions and will time vest on their regularly scheduled vesting dates during the period Mr. Taubman is bound by the restrictive covenants described above (the “Restriction Period”), with full time-vesting at the end of the Restriction Period, or, if earlier, the date of Mr. Taubman’s death, and (iii) all unvested Founder Units will continue to vest on their regularly scheduled vesting dates during the Restriction Period and will vest in full upon the expiration of the Restriction Period, or, if earlier, the date of Mr. Taubman’s death.

Notwithstanding the foregoing, if Mr. Taubman’s service to PJT Partners is terminated for any reason other than his death, his resignation without Board Change Good Reason, or termination by PJT Partners for cause, in each case within 24 months following a Board Change of Control, then all of Mr. Taubman’s unvested Founder Units and Founder Earn-Out Units will fully vest upon such termination, without regard to any applicable service or performance vesting conditions.

For purposes of the CEO Agreement:

•

“cause” means the occurrence or existence of any of the following: (i) Mr. Taubman’s willful act of fraud, misappropriation, or embezzlement against New Advisory L.P. that has a material adverse effect on the business of New Advisory L.P., (ii) Mr. Taubman’s conviction of a felony or (iii) an un-appealable final determination by a court or regulatory body having authority with respect to securities laws that Mr. Taubman violated any applicable securities laws or any rules or regulations thereunder if such final determination (A) bars Mr. Taubman from employment in the securities industry or (B) renders Mr. Taubman unable to substantially perform his duties to New Advisory L.P.; provided, that, New Advisory L.P. must provide a notice of termination to Mr. Taubman within 60 days of the occurrence of the event constituting “cause,” and, other than with respect to clause (ii) above, Mr. Taubman will have the opportunity to cure within 30 days of receiving such notice.

•	“good reason” means the occurrence of any of the following events without Mr. Taubman’s written consent: (i) a material adverse change in Mr. Taubman’s titles, positions, authority, duties or responsibilities, (ii) the assignment of any duties materially inconsistent with Mr. Taubman’s positions, (iii) a reduction of Mr. Taubman’s salary, (iv) the relocation of Mr. Taubman’s principal place of employment to anywhere other than New Advisory L.P.’s principal office, (v) a material breach by New Advisory L.P. or its affiliates of the CEO Agreement or any other material agreement with New Advisory L.P. or its affiliates, (vi) the failure of PJT Partners Inc. to nominate Mr. Taubman or Mr. Taubman’s failure to be elected to the board of PJT Partners Inc. (other than as a result of Mr. Taubman’s voluntary resignation) or Mr. Taubman’s removal as a member of the board by PJT Partners Inc. (other than for “cause”), (vii) the hiring or firing of any executive officer, or (viii) the failure by New Advisory L.P. to obtain written assumption of the Partner Agreement by a purchaser or successor of New LP; provided, that, Mr. Taubman must provide a notice of termination to New Advisory L.P. within 60 days of the occurrence of the event constituting “good reason,” and New Advisory L.P. will have the opportunity to cure within 30 days of receiving such notice.

•	“Board Change Good Reason” means the occurrence of any of the following events without Mr. Taubman’s written consent: (i) a material adverse change in Mr. Taubman’s titles, positions, authority, duties or responsibilities, (ii) the assignment any duties materially inconsistent with Mr. Taubman’s positions, (iii) a reduction of Mr. Taubman’s salary, (iv) the relocation of Mr. Taubman’s principal place of employment to anywhere other than New Advisory L.P.’s principal office, (v) a breach by New Advisory L.P. or its affiliates of the CEO Agreement or any other material agreement with New Advisory L.P. or its affiliates, (vi) the failure of PJT Partners Inc. to nominate Mr. Taubman or Mr. Taubman’s failure to be elected to the board of PJT Partners Inc. (other than as a result of Mr. Taubman’s voluntary resignation) or Mr. Taubman’s removal as a member of the board by PJT Partners Inc. (other than for “cause”), (vii) the failure by New Advisory L.P. to obtain written assumption of the CEO Agreement by a purchaser or successor of New Advisory L.P., (viii) PJT Partners Inc. or any of its affiliates effecting a material disposition, acquisition or other business combination, (ix) PJT Partners Inc. or any of its affiliates entering into a new significant business line or discontinuing a significant existing business line, (x) the hiring or firing of any executive officer, or (xi) PJT Partners Inc. or any of its affiliates making any material compensation decisions with respect to partners or employees other than Mr. Taubman or PJT Partners Inc. or any of its affiliates failing to implement any material compensation decision made by Mr. Taubman with respect to partners or employees; provided, that, Mr. Taubman must provide a notice of termination to New Advisory L.P. within 120 days of the occurrence of the event constituting “Board Change Good Reason,” and New Advisory L.P. will have the opportunity to cure within 10 days of receiving such notice.

•	“Board Change of Control” means a majority of the members of the board of PJT Partners Inc. ceasing to be “continuing directors” which means any member of the board of PJT Partners Inc. who: (i) was a member of such board immediately following the spin-off; or (ii) was nominated for election or elected or appointed to the board with the approval of a majority of the “continuing directors” who were members of such board at the time of such nomination, election or appointment .

Partner Agreements with Other Partners

New Advisory L.P. has entered into a Partner Agreement (each, a “Partner Agreement”) with each of            ,            and            (each, a “Partner”) which governs the terms of their employment with us from and after the spin-off. Each Partner will serve as Partner of New Advisory L.P. The Partner Agreement provides for an annual draw of $350,000.

Each Partner is generally subject to covenants of non-competition and non-solicitation of employees, consultants, clients and investors during his or her service to New Advisory L.P. and for a period ending on the later of (x) two and one-half years following our spin-off and (y) one year following the termination of his or her service to New Advisory L.P. in the case of the non-competition restrictions, and two years following the termination of his or her service to New Advisory L.P. in the case of the non-solicitation restrictions. If the Partner is terminated by New Advisory L.P. without “cause” or resigns for “good reason,” the foregoing periods of time during which he or she will be subject to the non-competition restrictions will be reduced to 120 days and 90 days respectively. Each Partner is also subject to perpetual covenants of confidentiality and non-disparagement.

The terms of the Partner Agreements that New Advisory L.P. entered into with the selling holders of equity interests in PJT Capital LP provide that if any such Partner’s service to PJT Partners terminates for any reason other than such Partner’s resignation without good reason or by PJT Partners for cause, then (x) all of such Partner’s unvested Founder Units will remain outstanding and eligible to vest, (y) the unvested Founder Earn-Out Units will be forfeited to the extent the applicable stock price performance conditions have not been met, unless otherwise determined by Mr. Taubman, and (z) all unvested Founder Units will continue to vest on their regularly scheduled vesting dates during the period that such Partner is subject to the restrictive covenants described above (the “Partner Restriction Period”) and will vest in full upon the expiration of the Partner Restriction Period, or, if earlier, the date of the Partner’s death.

For purposes of each Partner Agreement:

•	“cause” means the occurrence or existence of any of the following: (i) the Partner’s material breach of the Partner Agreement, restrictive covenants, or material rules or regulations of New Advisory L.P., (ii) the Partner’s deliberate and repeated failure to substantially perform his or her duties to New Advisory L.P., (iii) any act of fraud, misappropriation, embezzlement or similar conduct by the Partner against New Advisory L.P., or (iv) a conviction of a felony or crime of moral turpitude, or a determination by a court, regulatory body, or self-regulatory body having authority with respect to securities laws, that the Partner violated any securities laws or any rules or regulations, if such conviction or determination has a material adverse effect on (A) the Partner’s ability to function as a Partner or (B) the business of New Advisory L.P.

•	“good reason” means the occurrence of any of the following events without the Partner’s written consent: (i) a material adverse change in the Partner’s title, authority, duties or responsibilities, (ii) the relocation of the Partner’s principal place of employment by more than 50 miles, (iii) a material breach by New Advisory L.P. or its affiliates of the Partner Agreement or any other material agreement with New Advisory L.P., or (iv) the failure by New Advisory L.P. to obtain written assumption of the Partner Agreement by a purchaser or successor of New Advisory L.P.; provided, that, the Partner must provide a notice of termination to New Advisory L.P. within 60 days of the occurrence of the event constituting “good reason,” and in the event the Partner provides notice of “good reason,” New Advisory L.P. will have the opportunity to cure within 30 days of receiving such notice.

PJT Partners Inc. 2015 Omnibus Incentive Plan

In connection with the spin-off, we will adopt a new omnibus incentive plan.

Summary of Our 2015 Omnibus Incentive Plan

Purpose. The purpose of our 2015 Omnibus Incentive Plan is to provide a means through which to attract and retain key personnel and to provide a means whereby our directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants, and advisors) can acquire and maintain an equity interest in us, or be paid incentive compensation, including incentive compensation measured by reference to the value of our Class A common stock, thereby strengthening their commitment to our welfare and aligning their interests with those of our stockholders.

Administration. Our 2015 Omnibus Incentive Plan will be administered by the compensation committee of our board of directors or such other committee of our board of directors to which it has delegated power, or if no such committee or subcommittee thereof exists, our board of directors (as applicable, the “Committee”). The Committee is authorized to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in our 2015 Omnibus Incentive Plan and any instrument or agreement relating to, or any award granted under, our 2015 Omnibus Incentive Plan; establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee deems appropriate for the proper administration of our 2015 Omnibus Incentive Plan; and to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of our 2015 Omnibus Incentive Plan. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which our securities are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it in accordance with the terms of our 2015 Omnibus Incentive Plan. Unless otherwise expressly provided in our 2015 Omnibus Incentive Plan, all designations, determinations, interpretations, and other decisions under or with respect to our 2015 Omnibus Incentive Plan or any award or any documents evidencing awards granted pursuant to our 2015 Omnibus Incentive Plan are within the sole discretion of the Committee, may be made at any time and are final, conclusive and binding upon all persons or entities, including, without limitation, us, any participant, any holder or beneficiary of any award, and any of our stockholders.

Interests Subject to our 2015 Omnibus Incentive Plan. Our 2015 Omnibus Incentive Plan provides that the total number of shares of Class A common stock, Partnership Units or LTIP Units (collectively, “Interests”) that may be issued under our 2015 Omnibus Incentive Plan is             . Of this amount, the maximum number of Interests for which incentive stock options may be granted is             ; the maximum number of Interests for which options or stock appreciation rights may be granted to any individual participant during any single fiscal year is             ; the maximum number of Interests for which performance compensation awards denominated in shares may be granted to any individual participant in respect of a single fiscal year is             (or if any such awards are settled in cash, the maximum amount may not exceed the fair market value of such shares on the last day of the performance period to which such award relates); the maximum number of shares of Class A common stock granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $             in total value; and the maximum amount that may be paid to any individual participant for a single fiscal year under a performance compensation award denominated in cash is $            . Except for substitute awards (as described below), in the event any award terminates, lapses, or is settled without the payment of the full number of shares subject to such award, including as a result of net settlement of the award or as a result of the award being settled in cash, the undelivered Interests may be granted again under our 2015 Omnibus Incentive Plan, unless the Interests are surrendered after the termination of our 2015 Omnibus Incentive Plan, and only if stockholder approval is not required under the then-applicable rules of the exchange on which the shares of Class A common stock are listed. Awards may, in the sole discretion of the Committee, be granted in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by us or with which we combine (referred to as “substitute awards”), and such substitute awards shall not be counted against the total number of Interests that may be issued under our 2015 Omnibus Incentive Plan, except that substitute awards intended to qualify as “incentive stock options” shall count against the limit on incentive stock options described above. No award may be granted under our 2015 Omnibus Incentive Plan after the tenth anniversary of the effective date (as defined therein), but awards theretofore granted may extend beyond that date.

Options. The Committee may grant non-qualified stock options and incentive stock options, under our 2015 Omnibus Incentive Plan, with terms and conditions determined by the Committee that are not inconsistent with our 2015 Omnibus Incentive Plan; provided, that all stock options granted under our 2015 Omnibus Incentive Plan are required to have a per share exercise price that is not less than 100% of the fair market value of our Class A common stock underlying such stock options on the date such stock options are granted (other than in the case of options that are substitute awards), and all stock options that are intended to qualify as incentive stock options must be granted pursuant to an award agreement expressly stating that the options are intended to qualify as incentive stock options, and will be subject to the terms and conditions that comply with the rules as may be prescribed by Section 422 of the Code. The maximum term for stock options granted under our 2015 Omnibus Incentive Plan will be ten years from the initial date of grant, or with respect to any stock options intended to qualify as incentive stock options, such shorter period as prescribed by Section 422 of the Code. However, if a non-qualified stock option would expire at a time when trading of shares of common stock is prohibited by our insider trading policy (or “blackout period” imposed by us), the term will automatically be extended to the 30th day following the end of such period. The purchase price for the Class A shares as to which a stock option is exercised may be paid to us, to the extent permitted by law (i) in cash or its equivalent at the time the stock option is exercised; (ii) in Class A shares having a fair market value equal to the aggregate exercise price for the Class A shares being purchased and satisfying any requirements that may be imposed by the Committee; or (iii) by such other method as the Committee may permit in its sole discretion, including, without limitation, (A) in other property having a fair market value on the date of exercise equal to the purchase price, (B) if there is a public market for the Class A shares at such time, through the delivery of irrevocable instructions to a broker to sell the Class A shares being acquired upon the exercise of the stock option and to deliver to us the amount of the proceeds of such sale equal to the aggregate exercise price for the Class A shares being purchased or (C) through a “net exercise” procedure effected by withholding the minimum number of shares needed to pay the exercise price and all applicable required withholding taxes. Any fractional shares of common stock will be settled in cash.

Stock Appreciation Rights. The Committee may grant stock appreciation rights, with terms and conditions determined by the Committee that are not inconsistent with our 2015 Omnibus Incentive Plan. Generally, each stock appreciation right will entitle the participant upon exercise to an amount (in cash, Class A shares or a combination of cash and Class A shares, as determined by the Committee) equal to the product of (i) the excess of (A) the fair market value on the exercise date of one share of Class A common stock, over (B) the strike price per share, times (ii) the number of shares of Class A common stock covered by the stock appreciation right. The strike price per share of a stock appreciation right will be determined by the Committee at the time of grant but in no event may such amount be less than the fair market value of a share of common stock on the date the stock appreciation right is granted (other than in the case of stock appreciation rights granted in substitution of previously granted awards).

Restricted Shares and Restricted Stock Units. The Committee may grant restricted Interests, restricted interest units, representing the right to receive, upon the expiration of the applicable restricted period, one share of Class A common stock or one Partnership Unit for each restricted interest unit, or, in the sole discretion of the Committee, the cash value thereof (or any combination thereof). As to restricted shares of our Class A common stock, subject to the other provisions of our 2015 Omnibus Incentive Plan, the holder will generally have the rights and privileges of a stockholder as to such restricted shares of Class A common stock, including, without limitation, the right to vote such restricted shares of common stock (except, that if the lapsing of restrictions with respect to such restricted shares of Class A common stock is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such restricted shares of Class A common stock will be retained, and delivered without interest to the holder of such shares when the restrictions on such shares lapse, unless otherwise determined by the Committee). As to restricted Partnership Units, subject to the other provisions of our 2015 Omnibus Incentive Plan, the holder will generally have the rights and privileges of a partner as to such restricted Partnership Unit, including, without limitation, the right to vote such

Partnership Unit to the extent a unit has voting rights (except, that if the lapsing of restrictions with respect to such restricted Partnership Unit is contingent on satisfaction of performance conditions other than or in addition to the passage of time, any dividends payable on such Partnership Unit will be retained, and delivered without interest to the holder of such unit when the restrictions on such unit lapse, unless otherwise determined by the Committee).

Other Interest-Based Awards. The Committee may issue unrestricted Interests, rights to receive grants of awards at a future date, or other awards denominated in Interests (including, without limitation, performance shares or performance units), under our 2015 Omnibus Incentive Plan, including performance-based awards, with terms and conditions determined by the Committee that are not inconsistent with our 2015 Omnibus Incentive Plan.

Performance Compensation Awards. The Committee may also designate any award as a “performance compensation award” intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee also has the authority to make an award of a cash bonus to any participant and designate such award as a performance compensation award under our 2015 Omnibus Incentive Plan. The Committee has sole discretion to select the length of any applicable performance periods, the types of performance compensation awards to be issued, the applicable performance criteria and performance goals, and the kinds and/or levels of performance goals that are to apply. The performance criteria that will be used to establish the performance goals may be based on the attainment of specific levels of our performance (and/or one or more affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing) and are limited to specific criteria enumerated in our 2015 Omnibus Incentive Plan.

Effect of Certain Events on 2015 Omnibus Incentive Plan and Awards. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Class A common stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of our shares of common stock or other securities, issuance of warrants or other rights to acquire our shares of common stock or other securities, or other similar corporate transaction or event (including, without limitation, a change in control, as defined in our 2015 Omnibus Incentive Plan) that affects the shares of common stock, or (b) unusual or nonrecurring events (including, without limitation, a change in control) affecting us, any affiliate, or the financial statements of us or any affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee must make any such adjustments in such manner as it may deem equitable, including, without limitation, any or all of: (i) adjusting any or all of (A) the Interest limits applicable under our 2015 Omnibus Incentive Plan with respect to the number of awards which may be granted thereunder; (B) the number of our Interests or other securities which may be issued in respect of awards or with respect to which awards may be granted under our 2015 Omnibus Incentive Plan and (C) the terms of any outstanding award, including, without limitation, (1) the number of Interests or other securities subject to outstanding awards or to which outstanding awards relate, (2) the exercise price or strike price with respect to any award or (3) any applicable performance measures; (ii) providing for a substitution or assumption of awards, accelerating the exercisability of, lapse of restrictions on, or termination of, awards or providing for a period of time for participants to exercise outstanding awards prior to the occurrence of such event; and (iii) cancelling any one or more outstanding awards and causing to be paid to the holders holding vested awards (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Class A common stock received or to be received by other holders of our Class A common stock in such event), including, without limitation, in the case of options and stock appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the shares of Class A common stock subject to the option or stock appreciation right over the aggregate exercise price or strike price thereof.

Nontransferability of Awards. An award will not be transferable or assignable by a participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against us or any affiliate. However, the Committee may, in its sole discretion, permit awards (other than incentive stock options) to be transferred, including transfer to a participant’s family members, any trust established solely for the benefit of a participant or such participant’s family members, any partnership or limited liability company of which a participant, or such participant and such participant’s family members, are the sole member(s), and a beneficiary to whom donations are eligible to be treated as “charitable contributions” for tax purposes.

Amendment and Termination. Our board of directors may amend, alter, suspend, discontinue, or terminate our 2015 Omnibus Incentive Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination may be made without stockholder approval if (i) such approval is necessary to comply with any regulatory requirement applicable to our 2015 Omnibus Incentive Plan or for changes in GAAP to new accounting standards; (ii) it would materially increase the number of securities which may be issued under our 2015 Omnibus Incentive Plan (except for adjustments in connection with certain corporate events) or (iii) it would materially modify the requirements for participation in our 2015 Omnibus Incentive Plan; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any award shall not to that extent be effective without such individual’s consent.

The Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award granted or the associated award agreement, prospectively or retroactively, subject to the consent of the affected participant if any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination would materially and adversely affect the rights of any participant with respect to such award; provided that without stockholder approval, except as otherwise permitted in our 2015 Omnibus Incentive Plan, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any stock appreciation right; (ii) the Committee may not cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right (with a lower exercise price or strike price, as the case may be) or other award or cash payment that is greater than the value of the cancelled option or stock appreciation right and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which our securities are listed or quoted.

Dividends and Dividend Equivalents. The Committee in its sole discretion may provide part of an award with dividends or dividend equivalents, on such terms and conditions as may be determined by the Committee in its sole discretion; provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) options or stock appreciation rights or (ii) unearned performance compensation awards or other unearned awards subject to performance conditions (other than or in addition to the passage of time) (although dividends or dividend equivalents may be accumulated in respect of unearned awards and paid after such awards are earned and become payable or distributable).

Clawback/Forfeiture. An award agreement may provide that the Committee may in its sole discretion cancel such award if the participant, while employed by or providing services to us or any affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise has engaged in or engages in other detrimental activity that is in conflict with or adverse to our interests or the interests of any affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. Without limiting the foregoing, all awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transaction Agreement

The following is a summary of certain material provisions of the Transaction Agreement. The rights and obligations of the parties are governed by the express terms and conditions of the Transaction Agreement and not by this summary or any other information included in this information statement. Recipients of this information statement are urged to read the Transaction Agreement in its entirety. The Transaction Agreement has been included to provide recipients of this information statement with information regarding its terms. It is not intended to provide any other factual information about Blackstone, us, Mr. Taubman or PJT Capital. Information about Blackstone, us, Mr. Taubman and PJT Capital can be found elsewhere in this information statement.

The Transaction Agreement contains representations and warranties that Blackstone, we, Mr. Taubman, PJT Capital LP and the other parties thereto made to each other. These representations and warranties have been made solely for the benefit of the other parties to the Transaction Agreement and have been qualified by certain information that has been disclosed to the other parties to the Transaction Agreement and that is not reflected in the Transaction Agreement. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, recipients of this information statement should not rely on the representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

The Acquisition. Under the Transaction Agreement, immediately prior to the distribution, we will acquire 100% of the equity interests of PJT Capital LP and PJT Management, LLC (its general partner). As a result of the acquisition, PJT Capital LP will become our wholly owned subsidiary. Upon consummation of the acquisition, Mr. Taubman and the other selling holders of equity interests in PJT Capital LP will receive an aggregate of            unvested Partnership Units in New Advisory L.P., which will be subject to time-based vesting as described in “Management—Actions Taken in Anticipation of Separation—Partner Agreement with Paul J. Taubman—Founder Units.”

Regulatory Approval and Efforts to Close. The acquisition is subject to the requirements of the HSR Act, and the rules and regulations promulgated thereunder, which provide that certain acquisition transactions may not be completed until required information has been furnished to the DOJ and the FTC, and until certain waiting periods have been terminated or have expired. On December 18, 2014, the FTC granted early termination of the waiting period under the HSR Act with respect to the acquisition. The expiration or earlier termination of any HSR Act waiting period would not preclude the DOJ or the FTC from challenging the Transactions on antitrust grounds or from seeking to preliminarily or permanently enjoin the Transactions. None of the parties believe that the Transactions will violate federal antitrust laws, but there can be no guarantee that the DOJ or the FTC will not take a different position. If the merger is not completed within twelve (12) months after the expiration or earlier termination of the applicable HSR Act waiting period, the parties will be required to submit new information to the DOJ and the FTC, and a new HSR Act waiting period will have to expire or be earlier terminated before the Transactions could be completed.

Subject to the terms of the Separation Agreement, the Transaction Agreement generally provides that the parties will use, and will cause their respective subsidiaries to use, their reasonable best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws to carry out the intent and purposes of the Transaction Agreement and to consummate the spin-off.

In connection with any filing or submission required, action to be taken or commitment to be made by the any party or its affiliates to consummate the transactions contemplated by the Transaction Agreement, (A) no party shall, without the other parties’ prior written consent, sell, divest or dispose of, or commit to any sale divestiture or disposal of, any assets, license any of its intellectual property or take any other action or commit to take any action that would limit their freedom of action with respect to, or their ability to retain any of, their respective businesses or assets or intellectual property.

Representations and Warranties. The Transaction Agreement contains substantially reciprocal customary representations and warranties that we, Blackstone, Mr. Taubman, PJT Capital LP and the other seller parties made to each other as of specific dates.

The representations and warranties by each of us, Blackstone and PJT Capital LP in the Transaction Agreement relate to, among other things: due organization, good standing and corporate power; authority to enter into the Transaction Agreement (and other transaction-related agreements) and no conflicts with or violations of governance documents, other obligations or laws; ownership, capitalization and subsidiaries; financial statements and absence of undisclosed liabilities; litigation; compliance with laws and regulatory matters; prior conduct of business; tax matters; compliance with SEC requirements of the information supplied for this information statement (and any other applicable requirements of the information supplied to other governmental authorities); transactions with interested persons; and payment of fees to brokers or finders in connection with the spin-off. In addition, PJT Capital LP made representations and warranties that relate to material agreements; title to properties; insurance, benefit plans; existence of third-party contracts for the services of Mr. Taubman and intellectual property matters and we and Blackstone made representations and warranties that relate to information concerning our business pipeline and sufficiency of assets for the independent operation of the business following the spin-off.

Mr. Taubman and the other seller parties to the Transaction Agreement made representations and warranties relating to, among other things: due authorization and non-contravention of law or contract; ownership; related party agreements; legal compliance; accredited investor status; receipt for investment; tax matters; and compliance with SEC requirements of the information supplied for this information statement (and any other applicable requirements of the information supplied to other governmental authorities).

Many of the representations and warranties contained in the Transaction Agreement are subject to a “material adverse effect” standard. None of the representations and warranties contained in the Transaction Agreement survive the closing.

Under the Transaction Agreement, “material adverse effect” means any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate, (1) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the relevant party or business unit, taken as a whole, or (2) prohibits or materially impairs the ability of the relevant party or business unit to timely perform its obligations under the Transaction Agreement at or prior to closing; provided, however, that in no event shall any of the following constitute a material adverse effect (except in the case of (a), (b), (c), (e) or (f) to the extent such fact, event, series of events, change, effect or circumstance has a disproportionate and adverse effect on the relevant party or business unit relative to other persons in the investment banking industry in the United States):

(a)	any fact, event, series of events, change, effect or circumstance resulting from or relating to a decline or worsening in economic or financial conditions generally;

(b)	any fact, event, series of events, change, effect or circumstance that affects the investment banking industry generally;

(c)	any fact, event, series of events, change, effect or circumstance resulting from or relating to changes in the securities markets, capital markets, credit markets or currency markets in the United States;

(d)	any fact, event, series of events, change, effect or circumstance resulting from or relating to the announcement of the spin-off;

(e)	the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States;

(f)	any change in GAAP or applicable law or interpretations thereof;

(g)	any action taken by the other party or its affiliates; or

(h)	any effect resulting from compliance with the terms and conditions of the Transaction Agreement.

Conduct of Business. Until the earlier of the closing and termination of the Transaction Agreement, subject to certain exceptions and items disclosed in the schedules to the Transaction Agreement, each of us and Blackstone with respect to our business, and Mr. Taubman, the other seller parties and PJT Capital with respect to the business of PJT Capital are required to conduct the relevant business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact the present business operations, organization and goodwill of the relevant business, and preserve the relationships with clients, employees and others having business relationships with the relevant business, including, in the case of PJT Capital, by enforcing any covenants or other agreements with respect to certain material agreements and arrangements in the schedules to the Transaction Agreement.

Without the prior written consent of the other parties to the Transaction Agreement (which consent shall not be unreasonably withheld, conditioned, or delayed), subject to certain specified exceptions and thresholds, and items disclosed in the schedules to the Transaction Agreement, neither we nor Blackstone with respect to the PJT Partners business, and none of Mr. Taubman, the other seller parties and PJT Capital with respect to the business of PJT Capital may take, permit or authorize any or all of the following actions or commit or agree to take any of the following actions:

•	adopt or propose any change in the organizational documents of PJT Capital, New Advisory L.P. or PJT Partners Inc., as applicable, except as required by applicable law;

•	issue any equity interests, equity equivalents or other interests in PJT Capital, New Advisory L.P. or PJT Partners Inc., as applicable;

•	(A) incur, assume, guarantee, refinance or become obligated with respect to any indebtedness that will not be repaid at or prior to the spin-off, (B) other than in the ordinary course, enter into any swap or hedging transaction or other derivative agreements, or (C) other than in the ordinary course, make any loans, capital contributions, advances or other investments in or to any person;

•	sell, license or dispose of, or subject to any claim, any assets, other than in the ordinary course of business;

•	acquire (including by merger) another business or entity or equity interests or other interests of any other person or any material assets;

•	make any capital expenditures that would impose material liabilities on our business after the spin-off;

•	settle, compromise, discharge or agree to settle any action, except where such action is not reasonably likely to result in the imposition of injunctive relief against the relevant business;

•	change or revoke any tax election (including any election relating to entity classification for U.S. Federal income tax purposes), enter into any closing agreement, or settle or compromise any proceeding with respect to any tax or tax return; or

•	wind up, terminate or dissolve any relevant entity.

In addition, without our prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed) PJT Capital may not declare, set aside or pay any cash dividends, or make any cash distribution.

No-Shop; Transfer of Interests. Until the earlier of the closing and termination of the Transaction Agreement, each of Blackstone and the seller parties will not (1) solicit, initiate or knowingly encourage any acquisition proposal from any person, (2) engage in discussions or negotiations in respect of an acquisition proposal, (3) furnish or cause to be furnished to any person, any information concerning the business, operations, properties or assets of our business or the business of PJT Capital, as applicable, in connection with an acquisition proposal, or (4) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.

For purposes of the Transaction Agreement, an “acquisition proposal” means any offer or proposal for, or indication of interest in (1) a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving PJT Capital, in the case of the seller parties, or us or New Advisory L.P., in the case of Blackstone, any purchase of a majority or more of the assets of any of PJT Capital LP, PJT Management, LLC or their respective subsidiaries, in the case of the seller parties, or us or New Advisory L.P., in the case of Blackstone, or any purchase of a majority of the interests, common stock or capital stock of any of PJT Capital LP, PJT Management, LLC or their respective subsidiaries, in the case of the seller parties, or us or New Advisory L.P., in the case of Blackstone, or (2) in the case of the seller parties, an employment or other services arrangement between Mr. Taubman (whether as an officer, partner, employee, independent contractor or otherwise) and any person other than PJT Capital, in each case other than the transactions contemplated by the Transaction Agreement.

Until the earlier of the closing and termination of the Transaction Agreement, except for the transactions contemplated by the Transaction Agreement and certain other exceptions expressly contemplated by the Transaction Agreement, none of the seller parties shall, directly or indirectly, sell, transfer or convey any of their interests in PJT Capital or create or incur any encumbrance on any such interest without our prior written consent.

No Solicitation. Until the earlier of the closing or the second anniversary of the date of the Transaction Agreement, each of Blackstone and us, on the one hand, and the seller parties and PJT Capital, on the other hand, shall not, and shall cause their respective affiliates not to, without the prior written consent of the other parties, directly or indirectly, solicit or hire (or cause or seek to cause to leave the employ of the other parties), whether as an officer, employee or consultant or other independent contractor, any individual who is currently or hereafter becomes a senior officer (or partner) or other management-level employee of the other parties, provided, however, that these restrictions shall not apply (x) to any general advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by the other parties or their affiliates or (y) the solicitation or hiring of any individual whose employment or term in office was terminated by the other parties or their affiliates.

Partner Agreements. Pursuant to the Transaction Agreement, each of Mr. Taubman and the key members of his team has executed and delivered a Partner Agreement or a Managing Director Agreement, as applicable, providing for such person’s employment by New Advisory L.P., which will become effective pursuant to their terms as of the date of the distribution. See “Management—Actions Taken in Anticipation of Separation—Partner Agreement with Paul J. Taubman.”

Founder Earn-Out Units. The Transaction Agreement provides for the issuance to Mr. Taubman and the other selling holders of equity interests in PJT Capital LP at the time of the distribution of an aggregate of              partnership interests in New Advisory L.P. that will be issued in the form of LTIP Units under our Omnibus Incentive Plan, which will be subject to both time and performance vesting as described in “Management—Actions Taken in Anticipation of Separation—Partner Agreement with Paul J. Taubman—Founder Earn-Out Units.”

Amendment; Waiver. The Transaction Agreement may not be amended except by an instrument in writing signed by each of the parties. Any provision of the Transaction Agreement may be waived, provided that any such waiver must be set forth in a writing executed by the waiving party.

Fees and Expenses. The Transaction Agreement provides that if the spin-off is consummated all expenses of PJT Capital in connection with the spin-off shall be borne by PJT Capital and all expenses of us and Blackstone in connection with the spin-off shall be borne by Blackstone.

Agreements with Blackstone Related to the Spin-Off

This section of the information statement summarizes material agreements between us and Blackstone (and, in certain cases, PJT Capital as well) that will govern the spin-off and the ongoing relationships between the two companies thereafter and are intended to provide for an orderly transition to our status as an independent, publicly traded company. Additional or modified agreements, arrangements and transactions, which would be negotiated at arm’s length, may be entered into between us and Blackstone after the spin-off. The summaries below of each of these agreements set forth the terms that we believe are material. These summaries are qualified in their entirety by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

Following the spin-off, we and Blackstone will operate independently, and neither will have any ownership interest in the other. In order to govern certain ongoing relationships between us and Blackstone after the spin-off and to provide mechanisms for an orderly transition, we and Blackstone intend to enter into agreements pursuant to which certain services and rights will be provided for following the spin-off, and we and Blackstone will indemnify each other against certain liabilities arising from our respective businesses. The following is a summary of the terms of the material agreements we have entered into or expect to enter into with Blackstone.

Separation Agreement

We intend to enter into a Separation Agreement with Blackstone prior to the consummation of the spin-off. The Separation Agreement will set forth agreements with Blackstone regarding the principal actions to be taken in connection with our spin-off from Blackstone. It will also set forth other agreements that govern certain aspects of our relationship with Blackstone following the spin-off.

Transfer of Assets and Assumption of Liabilities. The Separation Agreement will set forth the principal transactions required to effect our separation from Blackstone and provide for certain transfers of assets and assumptions of liabilities. The contributed assets will include the following:

•	100% of the equity interests in Park Hill Group LLC and the regulatory-related permits and licenses used by Park Hill Group LLC for purposes of our business;

•	the assets of Blackstone Advisory Partners L.P. (“BAP”) that are exclusively or primarily used, or held for exclusive or primary use, in (x) the financial and strategic advisory services conducted by BAP and/or (y) the restructuring and reorganization advisory services conducted by BAP (including, in each case, BAP engagement letters and other contracts, employees and employment agreements and tangible property);

•	an amount of cash to be determined prior to the spin-off, which amount will be designed to satisfy all regulatory and statutory reserve requirements and to provide minimum working capital to our business; and

•	such other assets of Blackstone subsidiaries that are exclusively or primarily used, or held for exclusive or primary use, in our business.

The assumed liabilities will include only specifically identified liabilities, including:

•	liabilities to the extent relating exclusively or primarily to our business or the ownership of the Contributed Assets;

•	liabilities contemplated to be assumed by our business by the Separation Agreement, the Registration Rights Agreement, the Exchange Agreement, the Tax Receivable Agreement, the Employee Matters Agreement, the Tax Matters Agreement and the Transition Services Agreement; and

•	accrued compensation (as calculated under GAAP and the relevant formulas for each of the three components of the our business through the closing consistent with past practice from the prior year).

Notwithstanding the foregoing, the contributed assets will not include certain excluded assets and the assumed liabilities will not include certain excluded liabilities.

Excluded Assets will be all assets of Blackstone or any of its affiliates not included as contributed assets, including:

•	assets exclusively or primarily related to Blackstone’s capital markets and related capital markets services business, Blackstone’s private wealth unit, and businesses and activities related to the funds of Blackstone and its affiliates, including “IRBD” and “GSO”;

•	the Blackstone name and trademarks;

•	all cash and cash equivalents in excess of the amount agreed upon prior to the spin-off to be contributed to us;

•	all regulatory-related permits and licenses other than those held by Park Hill Group LLC; and

•	the equity interests in BAP.

Excluded Liabilities will be all liabilities of Blackstone or any of its affiliates not included as assumed liabilities, including:

•	certain severance obligations to be retained by Blackstone and any lease breakage costs incurred by us or our subsidiaries prior to March 31, 2016;

•	liabilities incurred in connection with the implementation of the internal reorganization; and

•	any obligations for indebtedness for borrowed money.

To the extent any portion of the contributed assets or assumed liabilities or excluded assets or excluded liabilities, as the case may be, by their terms or operation of law, cannot be transferred, the parties shall cooperate and use commercially reasonable efforts to seek to obtain, any necessary consents or approvals. In the event that any such transfer of contributed assets or assumed liabilities or excluded assets or excluded liabilities, as the case may be, has not been consummated by the closing, from and after the closing (1) the party retaining such contributed asset or excluded asset, as the case may be, shall thereafter hold such contributed asset or excluded asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and (2) the party intended to assume or retain such assumed liability or excluded liability, as the case may be, shall, pay or reimburse the party bearing such assumed liability or excluded liability for all amounts paid or incurred in connection with such assumed liability or excluded liability.

In addition, to the extent necessary and permissible for regulatory purposes, the parties will agree to put in place back-to-back arrangements in one or more jurisdictions to address any broker dealer or other licensing matters.

Financing. We expect to procure, substantially concurrently with the completion of the spin-off, from one or more financing sources a revolving credit facility for New Advisory L.P. in an aggregate principal amount of up to $            million. We expect the revolving credit facility will have a maturity of            and will be on market terms (including pricing). We do not expect to have any borrowings under the revolving credit facility outstanding upon consummation of the spin-off.

Mutual Release and Indemnity. The Separation Agreement will provide for a customary mutual release of all pre-closing claims by Blackstone and us. In addition, Blackstone will agree to indemnify us for losses arising out of any excluded assets or excluded liabilities and we will agree to indemnify Blackstone for losses arising out of contributed assets and assumed liabilities.

Legal Materials. We expect that the Separation Agreement will contain customary provisions with respect to invocation of joint representation privilege relating to pre-separation privileged documents and cooperation with respect to litigation relating to pre-separation matters (including customary witness services covenant). Blackstone will be entitled to control the assertion or waiver of privilege with respect to any privileged materials to the extent relating to Blackstone’s business other than the PJT Partners business.

Non-Compete and No Solicitation. We expect that the Separation Agreement will contain customary covenants with respect to access and record retention following the spin-off. Additionally, the Separation Agreement will include non-competition and non-solicit covenants.

The Separation Agreement will provide that during the period beginning on the distribution date and ending on the third (3rd) anniversary thereof, each of Blackstone and its affiliates will not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly, anywhere in the world in a business competitive with the PJT Partners business or the business of PJT Capital. Notwithstanding the foregoing, the foregoing covenant will not be deemed to prohibit or otherwise restrict:

•	the conduct of any business of Blackstone or any of its affiliates (including Pátria Investimentos Ltda. and its affiliates and Blackstone’s capital markets business, and advisory services provided by Blackstone and its affiliates to its funds and their portfolio companies) (other than the PJT Partners business) in a manner consistent in all material respects with the way such business is conducted as of the date thereof;

•	the acquisition of or any investment in any entity or person whose aggregate annual revenue (including the revenue of such person or entity’s subsidiaries) from providing investment banking services, financial and strategic advisory services, restructuring and reorganization advisory services and funds advisory services do not exceed twenty-five percent (25%) of its aggregate annual revenue (including the revenue of such person or entity’s subsidiaries);

•	the business or operation of any direct or indirect portfolio companies of investment funds or vehicles or accounts managed or sponsored by Blackstone or any of its affiliates or any of the fund management or advisory business of Blackstone or any of its affiliates; and

•	ownership of less than five percent (5%) of the outstanding stock of any publicly-traded corporation.

In addition, the Separation Agreement will extend the effectiveness of the no-solicitation covenant contained in the Transaction Agreement to two years from the consummation of the spin-off.

Dispute Resolution. The Separation Agreement will contain arbitration provisions, which match the Transaction Agreement.

Termination. The Separation Agreement will terminate automatically upon termination of the Transaction Agreement. Except as otherwise expressly contemplated by the Separation Agreement or any of the other separation agreement, no covenants and agreements of the parties contained in the Separation Agreement or any other separation agreement will survive the spin-off.

Employee Matters Agreement

We intend to enter into an Employee Matters Agreement with Blackstone that will govern the respective rights, responsibilities and obligations of the parties from and after the spin-off with respect to employee-related liabilities and our respective retirement plans, nonqualified deferred compensation plans, health and welfare benefit plans, and equity-based compensation plans (including the treatment of outstanding awards thereunder). The Employee Matters Agreement will generally provide for the allocation and treatment of assets, account balances and liabilities, as applicable, arising out of incentive plans, retirement plans, nonqualified deferred compensation plans and employee health and welfare benefit programs in which our employees participated prior to the spin-off.

We will retain or otherwise assume all liabilities for our current and former employees and employees of Blackstone that will become our employees upon consummation of the spin-off, as well as liabilities related to former employees who, immediately prior to their separation from Blackstone, primarily provided services in respect of our business (except that Blackstone will retain all severance liabilities with respect to former employees whose employment terminated prior to the consummation of the spin-off). For at least 12 months following the spin-off, each individual who remains employed by us will receive (1) a base salary and bonus opportunity that generally are no less favorable in aggregate than those provided immediately before the spin-off and (2) other compensation and employee benefits that are substantially similar in the aggregate to those in effect immediately prior to the spin-off. We will assume all annual cash incentive arrangements with respect to PJT Partners personnel and will retain our existing or adopt new welfare, 401(k) and similar plans for PJT Partners personnel.

Generally, fifty percent (50%) of each unvested Blackstone equity award held by PJT Partners personnel who remain employed with us through the spin-off will be converted into equity awards of PJT Partners based on the per share price of Blackstone prior to the spin-off and an assumed $             valuation for PJT Partners. We expect such converted equity awards to represent an aggregate of             shares of Class A common stock of PJT Partners Inc. and Partnership Units of New Advisory L.P., before giving effect to any true-up awards as described in the next paragraph. The remaining 50% of each unvested Blackstone equity award generally will remain denominated in Blackstone units after the spin-off. The vesting and settlement terms of these converted PJT Partners awards will be identical to the corresponding Blackstone award which it replaced (and the unconverted Blackstone awards also will continue to vest on the same terms), except that any service-based vesting will be based on continuous service to us instead of Blackstone. If any converted equity awards are forfeited by PJT Partners personnel, we generally will reimburse Blackstone in cash for the value of such forfeited replacement equity awards on a quarterly basis. If the employment of any PJT Partners personnel is terminated, Blackstone, in its sole discretion, may elect to accelerate the vesting of any converted equity awards.

In the event that the value of the PJT Partners personnel’s converted PJT Partners equity award during each 20-trading day period within the first 180 calendar days following the spin-off is less than the hypothetical value that the relinquished Blackstone award would have had over the same periods, then the PJT Partners personnel will receive a “true-up award” in an amount equal to the shortfall, with the shortfall calculated using 180-calendar day volume-weighted average trading prices of PJT Partners Inc. and Blackstone following the spin-off. If, on the other hand, the value of the converted PJT Partners equity awards is equal to or greater than the value of hypothetical value of the relinquished award in any of the 20-trading day measurement periods, then no true-up will be payable. The true-up award will be payable in cash, Blackstone equity or PJT Partners equity, at Blackstone’s discretion. The vesting and settlement terms of any true-up award will correspond to the underlying award.

If, following the closing of the spin-off and prior to March 31, 2016, we terminate the employment of a former Blackstone employee who at the time of the spin-off primarily provided services to the PJT Partners business, then we will provide such terminated employee with severance benefits pursuant to a formula agreed upon with Blackstone. On a monthly basis, Blackstone will be obligated to reimburse us for a portion of any such severance costs to the extent required under the Employee Matters Agreement.

We expect to issue various types of retention awards to PJT Partners personnel at the closing of the spin-off representing an aggregate of             shares of Class A common stock of PJT Partners Inc. and Partnership Units of New Advisory L.P., as well as certain cash-based retention awards. The retention awards will generally vest 100% on the third anniversary of the spin-off (in the case of equity-based awards) or the second anniversary of the spin-off (in the case of cash-based awards) subject, in each case, to the holder’s continued employment with us through such vesting date. Any forfeited retention award will be reallocated by us to employees within the same business group as the former holder of the forfeited award. If the holder’s employment is terminated by PJT Partners without cause prior to the scheduled vesting date, 100% of the holder’s retention awards will vest and be payable upon such termination date. Additionally, if the holder’s employment is terminated by PJT Partners due to the holder’s disability or due to the holder’s death prior to the third anniversary of the spin-off, 100% of the retention awards will vest and be payable upon such termination date. Retention awards may also be issued in the form of performance-vesting LTIP Units similar in structure to the Founder Earn-Out Units.

Tax Matters Agreement

We and New Advisory L.P. intend to enter into a Tax Matters Agreement with Blackstone and the selling holders of equity interests in PJT Capital LP that will govern the respective rights, responsibilities and obligations of the parties to the Tax Matters Agreement after the spin-off with respect to tax liabilities and benefits, tax attributes, tax contests and other tax sharing regarding U.S. Federal, state, local and foreign income taxes, other tax matters and related tax returns. We have (and will continue to have following the spin-off) several liability with one of the Distributing Corporations to the IRS for the consolidated U.S. Federal income taxes of such Distributing Corporation’s consolidated group relating to the taxable periods during which we were part of that group. However, the Tax Matters Agreement will specify the portion, if any, of this tax liability for which we will bear responsibility and Blackstone will agree to indemnify us against any amounts for which we are not responsible. The Tax Matters Agreement will also provide special rules for allocating tax liabilities in the event that the spin-off is not tax-free. In addition, under the Tax Matters Agreement, PJT Partners Inc. and New Advisory L.P. will agree to indemnify Blackstone, and Blackstone will agree to indemnify PJT Partners Inc. and New Advisory L.P., for any tax of PJT Partners Inc. or a Distributing Corporation resulting from certain transactions to the extent an indemnifying party’s actions caused such tax liability, whether or not the indemnified party consented to such transaction or the indemnifying party was otherwise permitted to enter into such transaction under the terms of the Tax Matters Agreement, and for all or a portion of any tax liabilities resulting from the spin-off under certain other circumstances. Moreover, the Tax Matters Agreement will generally provide that the selling holders of equity interests in PJT Capital LP will be responsible for any of its pre-acquisition taxes.

The Tax Matters Agreement will provide for certain covenants that may restrict our ability to pursue strategic or other transactions that otherwise could maximize the value of our business and may discourage or delay a change of control that you may consider favorable. For example, unless we were to receive a private letter ruling from the IRS, an opinion at no less than a “should level” reasonably acceptable to Blackstone from a nationally recognized tax advisor or Blackstone were to grant us a waiver, we would be restricted until two years after the spin-off is consummated from entering into transactions (other than certain issuances of our stock pursuant to the exchange agreement) which would result in an ownership shift in PJT Partners Inc. or divestitures of our business or entities which could impact the intended tax-free nature of the spin-off. We may, however, issue shares of our Class A common stock to holders of Partnership Units pursuant to the exchange agreement or cause all or a portion of the voting power of any share of Class B common stock with respect to the election and removal of directors of PJT Partners Inc. to be increased to up to the number of votes to which a holder is then entitled on all other matters presented to stockholders, subject to certain limitations on the amount of such issuances or increases in voting power, without receiving such a private letter ruling, opinion or waiver. Under the Tax Matters Agreement, PJT Partners Inc. and New Advisory L.P. will agree to indemnify Blackstone for any tax resulting from any such transactions, whether or not Blackstone consented to such transactions or we were otherwise permitted to enter into such transactions under the Tax Matters Agreement. Though valid as between the parties, the Tax Matters Agreement will not be binding on the IRS.

Transition Services Agreement

We intend to enter into a Transition Services Agreement with Blackstone under which Blackstone or its respective affiliates will provide us with certain services, as described below, for a period of up to 24 months from the date of the spin-off (subject to the earlier termination of the agreement or any or all of the services provided thereunder in the circumstances set forth therein) to help ensure an orderly transition for each of us and Blackstone following the distribution.

Pursuant to the Transition Services Agreement, Blackstone will agree to provide us certain finance, information technology, human resources and compensation, facilities, legal and compliance, external relations, and public company services. We will pay Blackstone for any such services at agreed amounts as set forth in the Transition Services Agreement. Payments will be made on a quarterly basis. In addition, from time to time during the term of the agreement, we and Blackstone may mutually agree on additional services to be provided by Blackstone to us at pricing based on market rates that are reasonably agreed by the parties.

Other Agreements

Effective upon the distribution, we intend for certain intercompany work orders and/or informal intercompany commercial arrangements to be converted into third-party contracts based on the standard terms and conditions of Blackstone.

Exchange Agreement

We will enter into an exchange agreement with the limited partners of New Advisory L.P. pursuant to which they (or certain permitted transferees) will have the right, subject to the terms and conditions set forth in the partnership agreement of New Advisory L.P., on a quarterly basis, from and after the first anniversary of the date of the consummation of the spin-off (subject to the terms of the exchange agreement), to exchange all or part of their Partnership Units for cash, or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. The price per Partnership Unit to be received in a cash-settled exchange will be equal to the fair value of a share of our Class A common stock (determined in accordance with and subject to adjustment under the exchange agreement). In the event cash-settled exchanges of Partnership Units are funded with new issuances of Class A common stock, the fair value of a share of our Class A common stock will be deemed to be equal to the net proceeds per share of Class A common stock received by PJT Partners Inc. in the related issuance. Accordingly, in this event, the price per Partnership Unit to which an exchanging Partnership Unitholder will be entitled may be greater than or less than the then-current market value of our Class A common stock. The exchange agreement will also provide that a holder of Partnership Units will not have the right to exchange Partnership Units in the event that PJT Partners Inc. determines that such exchange would be prohibited by law or regulation, would result in any breach of any debt agreement or other material contract of New Advisory L.P., or, subject to certain limitations, would cause unreasonable financial burden on New Advisory L.P. As a holder exchanges Partnership Units for cash (to the extent such cash-settled exchanges are funded with new issuances of Class A common stock as described above) or for shares of Class A common stock, the number of Partnership Units held by PJT Partners Inc. is correspondingly increased as it acquires the exchanged Partnership Units.

Registration Rights Agreement

We will enter into a registration rights agreement with the limited partners of New Advisory L.P. pursuant to which we will grant them, their affiliates and certain of their transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of Class A common stock delivered in exchange for Partnership Units.

In addition, any holder or group of holders that tender Partnership Units with a cash value of at least $75 million (determined in accordance with the registration rights agreement) in respect of any quarterly exchange date will have the right to request that we facilitate a registered underwritten offering with respect to (1) the sale by such holder(s) of Class A common stock delivered to such holder(s) in exchange for such Partnership Units (in the event that we elect to settle such exchange in shares of Class A common stock); or (2) the sale by us of Class A common stock to fund the cash-settled exchanges of such Partnership Units (in the event that we elect to settle such exchange in cash); provided, however, that we will not be obligated to effect any such requested registration within 180 days after the effective date of a previous registration pursuant to the registration rights agreement. In addition, we will have the right to defer effecting a demand for a maximum of 180 days in certain circumstances, including if such demand could materially interfere with a bona fide business or financing transaction.

Holders of Partnership Units will also have the ability to exercise certain piggyback registration rights in respect of registered offerings requested by other registration rights holders or initiated by us, subject to customary cut-back provisions.

Tax Receivable Agreement

Holders of Partnership Units (other than PJT Partners Inc.) may, subject to the terms and conditions set forth in the partnership agreement of New Advisory L.P., on a quarterly basis, from and after the first anniversary of the date of the consummation of the spin-off (subject to the terms of the exchange agreement) exchange their Partnership Units for cash or, at our election, for shares of Class A common stock of PJT Partners Inc. on a one-for-one basis. New Advisory L.P. intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of Partnership Units for cash or for shares of Class A common stock occurs, which is expected to result in increases to the tax basis of the assets of New Advisory L.P. at the time of an exchange of Partnership Units. Stock-settled exchanges and certain of these cash-settled exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of New Advisory L.P. These increases in tax basis may reduce the amount of tax that PJT Partners Inc. would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. The IRS may challenge all or part of the tax basis increase and increased deductions, and a court could sustain such a challenge.

We will enter into a tax receivable agreement with the holders of Partnership Units (other than PJT Partners Inc.) that provides for the payment by PJT Partners Inc. to exchanging holders of Partnership Units of 85% of the benefits, if any, that PJT Partners Inc. is deemed to realize as a result of these increases in tax basis and of certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. This payment obligation is an obligation of PJT Partners Inc. and not of New Advisory L.P. PJT Partners Inc. expects to benefit from the remaining 15% of cash tax savings, if any, in income tax it realizes. For purposes of the tax receivable agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of PJT Partners Inc. (calculated with certain assumptions) to the amount of such taxes that PJT Partners Inc. would have been required to pay had there been no increase to the tax basis of the assets of New Advisory L.P. as a result of the exchanges and had PJT Partners Inc. not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless PJT Partners Inc. exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below) or PJT Partners Inc. breaches any of its material obligations under the tax receivable agreement in which case all obligations generally will be accelerated and due as if PJT Partners Inc. had exercised its right to terminate the tax receivable agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•	the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of New Advisory L.P. at the time of each exchange;

•	the price of shares of our Class A common stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of New Advisory L.P., is directly proportional to the cash price for the applicable Partnership Units (in the case of a cash-settled exchange) or the price of shares of our Class A common stock at the time of the exchange (in the case of a stock-settled exchange);

•	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of our income—PJT Partners Inc. will be required to pay 85% of the cash tax savings as and when realized, if any. If PJT Partners Inc. does not have taxable income, PJT Partners Inc. is not generally required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no cash tax savings will have been realized. However, any cash tax savings that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivables agreement.

We anticipate that we will account for the effects of these increases in tax basis and associated payments under the tax receivable agreement arising from future exchanges as follows:

•	we will record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted Federal and state tax rates at the date of the exchange;

•	to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we will reduce the deferred tax asset with a valuation allowance; and

•	we will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the tax receivable agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

All of the effects of changes in any of our estimates after the date of the exchange will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

We expect that as a result of the size of the increases in the tax basis of the tangible and intangible assets of New Advisory L.P., the payments that we may make under the tax receivable agreement will be substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement exceed the actual cash tax savings that PJT Partners Inc. realizes in respect of the tax attributes subject to the tax receivable agreement and/or distributions to PJT Partners Inc. by New Advisory L.P. are not sufficient to permit PJT Partners Inc. to make payments under the tax receivable agreement after it has paid taxes. Late payments under the tax receivable agreement generally will accrue interest at an uncapped rate equal to LIBOR plus 500 basis points. The payments under the tax receivable agreement are not conditioned upon continued ownership of us by holders of Partnership Units.

In addition, the tax receivable agreement provides that upon certain changes of control, PJT Partners Inc.’s (or its successor’s) obligations with respect to acquired or exchanged Partnership Units (whether acquired or exchanged before or after such transaction) would be based on certain assumptions, including that PJT Partners Inc. would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement.

Furthermore, PJT Partners Inc. may elect to terminate the tax receivable agreement early by making an immediate payment equal to the present value of the anticipated future cash tax savings. In determining such anticipated future cash tax savings, the tax receivable agreement includes several assumptions, including (1) that any Partnership Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A common stock at the time of termination, (2) PJT Partners Inc. will have sufficient taxable income in each future taxable year to fully realize all potential tax savings, (3) the tax rates for future years will be those specified in the law as in effect at the time of termination and (4) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax savings are discounted at a rate equal to LIBOR plus 100 basis points. Assuming that the market value of a share

of Class A common stock were to be equal to $            and that LIBOR were to be            %, we estimate that the aggregate amount of these termination payments would be approximately $            if PJT Partners Inc. were to exercise its termination right immediately following the spin-off.

As a result of the change in control provisions and the early termination right, PJT Partners Inc. could be required to make payments under the tax receivable agreement that are greater than the specified percentage of the actual cash tax savings that PJT Partners Inc. realizes in respect of the tax attributes subject to the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity.

Decisions made by our internal owners in the course of running our business may influence the timing and amount of payments that are received by an exchanging or selling existing owner under the tax receivable agreement. For example, the earlier disposition of assets following an acquisition or exchange transaction generally will accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an acquisition or exchange transaction will increase an existing owner’s tax liability without giving rise to any rights of an existing owner to receive payments under the tax receivable agreement.

Payments under the tax receivable agreement will be based on the tax reporting positions that we will determine. PJT Partners Inc. will not be reimbursed for any payments previously made under the tax receivable agreement if a tax basis increase is successfully challenged by the IRS. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of PJT Partners Inc.’s cash tax savings.

New Advisory L.P. Limited Partnership Agreement

As a result of the internal reorganization, PJT Partners Inc. will hold Partnership Units in New Advisory L.P. and will be the sole general partner of New Advisory L.P. Accordingly, PJT Partners Inc. will operate and control all of the business and affairs of New Advisory L.P. and, through New Advisory L.P. and its operating entity subsidiaries, conduct our business.

The limited partnership agreement of New Advisory L.P. will also provide that substantially all expenses incurred by or attributable to PJT Partners Inc. (such as expenses incurred in connection with the spin-off), but not including obligations incurred under the tax receivable agreement by PJT Partners Inc., income tax expenses of PJT Partners Inc. and payments on indebtedness incurred by PJT Partners Inc., will be borne by New Advisory L.P.

Pursuant to the limited partnership agreement of New Advisory L.P. as it will be in effect at the time of the consummation of the spin-off, PJT Partners Inc. has the right to determine when distributions will be made to holders of Partnership Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holders of Partnership Units pro rata in accordance with the percentages of their respective partnership interests.

The holders of Partnership Units, including PJT Partners Inc., will incur United States Federal, state and local income taxes on their proportionate share of any taxable income of New Advisory L.P. Except for the priority allocations of income in respect of LTIP Units described below, net profits and net losses of New Advisory L.P. will generally be allocated to its holders (including PJT Partners Inc.) pro rata in accordance with the percentages of their respective partnership interests, except as otherwise required by law. In accordance with the partnership agreement, we intend to cause New Advisory L.P. to make pro rata cash distributions, to the extent of available cash, to the holders of the partnership interests in New Advisory L.P. in amounts equal to 50% of the taxable income allocated to such holders for purposes of funding their tax obligations in respect of the income of New Advisory L.P. that is allocated to them.

The limited partnership agreement of New Advisory L.P. will provide that PJT Partners Inc. may not engage in, or cause or permit, a Termination Transaction (as defined below), other than with the consent of limited partners holding a majority of all the outstanding Partnership Units (other than Partnership Units held by PJT Partners Inc. and entities controlled by PJT Partners Inc.), including each limited partner that held, immediately following the consummation of the spin-off, and, as of any subsequent date of determination, holds, not less than five percent (5%) of the total number of Partnership Units then outstanding (a “Significant Limited Partner”), or if the requirements discussed below are satisfied. A “Termination Transaction” means any direct or indirect transfer of all or any portion of PJT Partners Inc.’s interest in New Advisory L.P. in connection with, or any other occurrence of:

•	a merger, consolidation or other combination transaction involving PJT Partners Inc.;

•	a sale, lease, exchange or other transfer of all or substantially all of the assets of PJT Partners Inc. not in the ordinary course of business, whether in a single transaction or a series of related transactions;

•	a reclassification, recapitalization or change of the outstanding shares of our Class A common stock (other than a change in par value, or from par value to no par value, or as a result of a stock split, stock dividend or similar subdivision, including in connection with the distribution, exchange, redemption or exercise of rights under our stockholder rights agreement or securities issuable in respect of such rights);

•	the adoption of any plan of liquidation or dissolution of PJT Partners Inc.; or

•	any other direct or indirect transfer of all or any portion of PJT Partners Inc.’s interest in New Advisory L.P., other than certain permitted transfers to affiliated entities.

Such consent of limited partners to a Termination Transaction is not required if either:

(1)	in connection with the Termination Transaction:

(i) each holder of Partnership Units is entitled to receive the “transaction consideration,” defined as the fair market value, at the time of the Termination Transaction, of an amount of cash, securities or other property equal to the product of:

•	the number of shares of our Class A common stock into which a Partnership Unit is then exchangeable; and

•	the greatest amount of cash, securities or other property paid per share to the holder of any shares of our Class A common stock in consideration of such shares in connection with the Termination Transaction;

provided that, if, in connection with the Termination Transaction, a purchase, tender or exchange offer is made to and accepted by the holders of a majority of the outstanding shares of our Class A common stock, the transaction consideration will refer to the fair market value of the greatest amount of cash, securities or other property which such holder would have received had it exercised its exchange right and received shares of our Class A common stock in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had accepted such purchase, tender or exchange offer; and

(ii) New Advisory L.P. receives an opinion from nationally recognized tax counsel to the effect that such Termination Transaction will be tax-free to each holder of Partnership Units (other than PJT Partners Inc. and entities controlled by PJT Partners Inc.) for U.S. Federal income tax purposes (except to the extent of cash received);

or

(2)	all of the following conditions are met:

•

substantially all of the assets directly or indirectly owned by New Advisory L.P. prior to the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by (x) New Advisory L.P. or (y) another limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, which is the survivor of a merger, consolidation or combination of assets with New Advisory L.P., which we refer to as the “surviving partnership,”

•	the surviving partnership is classified as a partnership for U.S. Federal income tax purposes;

•	each holder of Partnership Units (other than PJT Partners Inc. and entities controlled by PJT Partners Inc.) that held Partnership Units immediately prior to the consummation of such Termination Transaction owns a percentage interest of the surviving partnership based on the relative fair market value of the net assets of New Advisory L.P. and the other net assets of the surviving partnership immediately prior to the consummation of such transaction;

•	the rights of such limited partners with respect to the surviving partnership are at least as favorable as those of limited partners prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership, and such rights include:

(a) if PJT Partners Inc. or its successor has a single class of publicly traded common equity securities, the right, to the same extent provided to holders of Partnership Units pursuant to the exchange agreement, to exchange their interests in the surviving partnership for either: (1) a number of such publicly traded common equity securities with a fair market value, as of the date of consummation of such Termination Transaction, equal to the transaction consideration referred to above, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications, which we refer to as the “successor shares amount;” or (2) cash in an amount equal to the fair market value of the successor shares amount at the time of such exchange; or

(b) if PJT Partners Inc. or its successor does not have a single class of publicly traded common equity securities, the right to exchange their interests in the surviving partnership on a quarterly basis for cash in an amount equal to the fair market value of such interest at the time of exchange, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the surviving partnership.

For the purpose of determining compliance with the condition set forth in the third bullet above, the relative fair market values shall be reasonably determined by PJT Partners Inc. as of the time of such transaction and, to the extent applicable, shall be no less favorable to the holders of Partnership Units than the relative values reflected in the terms of such transaction.

The limited partnership agreement of New Advisory L.P. will also provide the limited partners with certain consent rights in the event a majority of our board of directors ceases to be Continuing Directors (as defined below) (such event, a “Board Change of Control”). “Continuing Directors” means as of any date of determination, any member of our board of directors who: (1) was a member immediately following the consummation by spin-off; or (2) was nominated for election or elected or appointed with the approval of a majority of the Continuing Directors who were members at the time of such nomination, election or appointment, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board of directors. From and after the occurrence of a Board Change of Control, the following actions will require the approval of limited partners representing a majority in interest of all limited partners (excluding any limited partners controlled by PJT Partners Inc.), including each Significant Limited Partner:

•	any removal or appointment of the Chief Executive Officer of PJT Partners Inc.;

•	the creation, authorization or issuance of any new class or series of equity interest in New Advisory L.P.;

•	the incurrence of any indebtedness (other than inter-company indebtedness) by New Advisory L.P. or any of its subsidiaries or controlled affiliates that would, or is intended to, result in a material increase in the amount of consolidated indebtedness of the New Advisory L.P. as compared to immediately prior to such Board Change of Control;

•	any extraordinary distribution of New Advisory L.P.;

•	any change in New Advisory L.P.’s distribution policy that would, or that is intended to, result in a material increase in the amount or frequency of distributions as compared to levels prior to the Board Change of Control;

•	any change in New Advisory L.P.’s policy regarding Partnership Unit repurchases including without limitation from PJT Partners Inc., that would, or that is intended to, result in a material increase in the amount or frequency of Partnership Unit repurchases as compared to levels prior to the Board Change of Control;

•	any merger, consolidation, or sale of all or any significant portion of the assets of New Advisory L.P.; or

•	any voluntary liquidation, dissolution or winding up of New Advisory L.P. or the commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the New Advisory L.P. or any of its subsidiaries or controlled affiliates.

In addition, the limited partnership agreement of New Advisory L.P. will enable New Advisory L.P. to issue LTIP Units pursuant to the 2015 Omnibus Incentive Plan. LTIP Units are a class of partnership interest that are intended to qualify as “profits interests” in New Advisory L.P. for U.S. Federal income tax purposes that, subject to certain conditions, including vesting, are convertible by the holder into Partnership Units. LTIP Units initially will not have full parity, on a per unit basis, with Partnership Units with respect to ordinary and liquidating distributions. Upon the occurrence of specified events, LTIP Units can over time achieve full parity with Partnership Units, at which time vested LTIP Units may be converted into Partnership Units on a one-for-one basis. The limited partnership agreement of New Advisory L.P. will provide that upon a sale of all or substantially all of the assets of New Advisory L.P., holders of LTIP Units will receive a priority allocation of income. The priority allocation will be made to the holders of LTIP Units until the capital account of each LTIP Unit equals the capital account of a Partnership Unit. In addition, the capital accounts of the LTIP Units will be increased in priority to the Partnership Units when New Advisory L.P. revalues its assets. After the capital account balances of the LTIP Units have been increased such that each LTIP Unit has a capital account balance equal to that of a Partnership Unit, allocations of net income and net loss are made on a per-unit basis. The effect of these allocation provisions is to enable LTIP Units, which are issued with lower capital account balances than the Partnership Units, to participate in liquidating distributions of New Advisory L.P. on the same basis as Partnership Units, assuming there is sufficient profit to allocate to the LTIP Units.

In addition, the limited partnership agreement of New Advisory L.P. will provide that each Partnership Unit will have attached to it a preferred unit purchase right. Such rights will become excercisable, if at all, at such time and to the same extent as the preferred stock purchase rights attached to shares of Class A common stock of PJT Partners Inc. shall become exercisable pursuant to the stockholder rights agreement described in “Description of Our Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, Our Stockholder Rights Agreement and Certain Provisions of Delaware Law.” Each right will entitle its holder to purchase at an exercise price per preferred unit equal to the exercise price per share of Series A preferred stock determined in accordance with the stockholder rights agreement (1) preferred units of New Advisory L.P., or (2) in lieu of such preferred units, a number of Partnership Units equal to the number of shares of Class A common stock that a holder of a right attached to a share of Class A common stock would be entitled to purchase pursuant to the stockholder rights agreement. In the event that holders of Class A common stock exercise or exchange the rights attached thereto for shares of Series A preferred stock, PJT Partners Inc. will exercise or exchange rights attached to Partnership Units held by PJT Partners Inc. for a corresponding number of preferred units of New Advisory L.P. In the event that holders of Class A common stock of PJT Partners Inc. exercise or exchange the rights attached thereto for additional shares of Class A common stock, PJT Partners Inc. will exercise or exchange rights attached to Partnership Units held by PJT Partners Inc. for a corresponding number of additional Partnership Units of New Advisory L.P. If at any time the ratio at which Partnership Units are exchangeable for shares of Class A common stock of PJT Partners Inc. changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of preferred units or Partnership Units, as the case may be, to which a holder of Partnership Units is entitled to receive upon exercise of or in exchange for the preferred unit purchase rights attached thereto will be adjusted accordingly. Each preferred unit of New Advisory L.P. will have substantially the same rights and preferences with respect to distributions of New Advisory L.P. in relation to Partnership Units as a share of Series A preferred stock of PJT Partners Inc. is entitled with respect to dividends and distributions of PJT Partners Inc. in relation to shares of Class A common stock. See “Description of Our Capital Stock—Preferred Stock—Junior Participating Preferred Stock.”

Statement of Policy Regarding Transactions with Related Persons

Prior to the consummation of the spin-off, our board of directors will adopt a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel will then promptly communicate that information to our board of directors. No related person transaction will be executed without the approval or ratification of our board of directors or a duly authorized committee of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

Indemnification of Directors and Officers

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, our certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this information statement, all of the issued and outstanding shares of our Class A common stock are beneficially owned by Blackstone and there no outstanding shares of Class B common stock. Upon consummation of the internal reorganization and prior to the distribution, all of the issued and outstanding shares of our Class A common stock will be beneficially owned by Blackstone and our internal owners, and all of the issued and outstanding shares of our Class B common stock will be held by our internal owners. On the distribution date, The Blackstone Group L.P. will distribute on a pro rata basis to its common unitholders all of the issued and outstanding shares of Class A common stock held by it. Immediately following the spin-off, Blackstone will not own any shares of any class of our common stock.

The following tables provide information with respect to the anticipated beneficial ownership of our Class A common stock, Class B common stock and Partnership Units by:

•	each person who we believe (based on the assumptions described below) will beneficially own more than 5% of any class of the outstanding voting securities of PJT Partners Inc.;

•	each of our directors and the directors following the spin-off;

•	each officer named in the summary compensation table; and

•	all of our directors and executive officers following the spin-off as a group.

Except as otherwise noted below, the amounts of Class A common stock, Class B common stock and Partnership Units of each person are presented giving effect to the internal reorganization, the acquisition and a distribution ratio of one share of our Class A common stock for every            common units of Blackstone held by each person.

To the extent our directors and executive officers own Blackstone common units at the record date of the spin-off, they will participate in the distribution on the same terms as other holders of Blackstone common units.

Except as otherwise noted in the footnotes below, each person or entity identified in the tables below has sole voting and investment power with respect to the securities owned by such person or entity. Beneficial ownership is determined in accordance with the rules of the SEC.

Immediately following the spin-off, we estimate that approximately            million shares of our Class A common stock will be issued and outstanding, based on the number of common units of Blackstone expected to be outstanding as of the record date and based on the distribution ratio. The actual number of shares of our Class A common stock outstanding following the spin-off will be determined on            ,            , the record date. Immediately following the spin-off, there will be            shares of Class B common stock outstanding.

Name of Beneficial Owner	Class A Common Stock Beneficially Owned(1)		Class B Common Stock Beneficially Owned(2)		Partnership Units Beneficially Owned(1)(2)		Combined Voting Power in Director Elections(2)(3)	Combined Voting Power in All Other Matters(2)(3)
	Number	% of Class	Number	% of Class	Number	% of Class	Percentage	Percentage
5% Stockholders:

					—	—

					—	—
Directors and Executive Officers:

Paul J. Taubman	—	—
Directors and executive officers as a group ( persons)

*	Represents less than 1%.
(1)	Subject to the terms of the exchange agreement, the Partnership Units may be exchanged for cash equal to the then-current market value of an equal number of shares of our Class A common stock (determined in accordance with and subject to adjustment under the exchange agreement), or, at our election, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, unit distributions and reclassifications. See “Certain Relationships and Related Person Transactions—Exchange Agreement.” Beneficial ownership of Partnership Units reflected in this table has not been also reflected as beneficial ownership of shares of our Class A common stock for which such units may be exchanged. Percentage of Partnership Units treats Partnership Units held by PJT Partners Inc. as outstanding.
(2)	The shares of Class B common stock will have no economic rights but will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested Partnership Units of New Advisory L.P. held by such holder on all matters presented to stockholders of PJT Partners Inc. other than director elections and removals. With respect to the election and removal of directors of PJT Partners Inc., shares of Class B common stock will initially entitle holders to only one vote per share, representing significantly less than one percent of the voting power entitled to vote thereon. However, the voting power of Class B common stock with respect to the election and removal of directors of PJT Partners Inc. may be increased to up to the number of votes to which a holder is then entitled on all other matters presented to stockholders, as described under “Description of Capital Stock—Common Stock—Class B Common Stock.” The voting power on applicable matters afforded to holders of Partnership Units by their shares of Class B common stock is automatically and correspondingly reduced as they exchange Partnership Units for cash or for shares of Class A common stock of PJT Partners Inc. pursuant to the exchange agreement. If at any time the ratio at which Partnership Units are exchangeable for shares of Class A common stock of PJT Partners Inc. changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled on applicable matters will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. Blackstone’s senior management, including Mr. Schwarzman and all of Blackstone’s other executive officers, will provide an irrevocable proxy to Mr. Taubman to vote their shares of Class B common stock for so long as Mr. Taubman is the CEO of PJT Partners Inc.
(3)	Represents percentage of voting power of the Class A common stock and Class B common stock voting together as a single class. See “Description of Capital Stock—Common Stock.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our company’s executive officers and directors, and any persons beneficially owning more than 10% of a registered class of our company’s equity securities, file reports of ownership and changes in ownership with the SEC within specified time periods. To our company’s knowledge, based upon a review of the copies of the reports furnished to our company and written representations that no other reports were required, all filing requirements were satisfied in a timely manner for the year ended December 31, 2014.

DESCRIPTION OF CAPITAL STOCK

Prior to the distribution date, we will amend and restate our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of the spin-off, the forms of which will be filed as exhibits to our Registration Statement on Form 10, of which this information statement forms a part. Under “Description of Capital Stock,” “we,” “us,” “our,” and “our company” refer to PJT Partners Inc. and not to any of its subsidiaries.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of this offering, our authorized capital stock will consist of                     shares of Class A common stock, par value $0.01 per share,                     shares of Class B common stock, par value $.01 per share, and                    shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our Class A common stock that will be outstanding at the time of the completion of the spin-off will be fully paid and non-assessable. The Class A common stock will not be subject to further calls or assessments by us. Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock. The rights, powers and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B Common Stock

With respect to all matters presented to stockholders of PJT Partners Inc. other than director elections and removals, each holder of Class B common stock shall be entitled, without regard to the number of shares of Class B common stock held by such holder, to one vote for each Partnership Unit in New Advisory L.P. held by such holder. Shares of Class B common stock will initially entitle holders to only one vote per share in the election and removal of directors of PJT Partners Inc. However, all or a portion of the voting power of Class B common stock with respect to the election of directors of PJT Partners Inc. may be increased to up to the number of votes to which a holder is then entitled and removal on all other matters presented to stockholders as described below.

By written notice to PJT Partners Inc., each holder of Class B common stock may, at any time, request that such holder become entitled to a number of votes in the election and removal of directors of PJT Partners Inc. not to exceed at any time the number of votes to which such holder is then entitled on all other matters presented to stockholders, or such lesser number of votes as may be specified in such holder’s request. The Corporation, in its sole discretion, may decline any such request. In the event that the Corporation fails to decline such request within twenty business days after receipt thereof, such holder shall automatically become entitled to such voting power in director elections and removals. Pursuant to the Tax Matters Agreement, we will agree to certain limitations on our ability to take certain actions or to enter into certain transactions that could cause any portion of the spin-off to be taxable to the Distributing Corporations, including with respect to equity issuances or other actions that result in the acquisition by holders of our stock of the power to vote in the election and removal of directors (or the increase in such voting power). See “Certain Relationships and Related Party Transactions—Agreements with Blackstone Related to the Spin-Off—Tax Matters Agreement.”

If at any time the ratio at which Partnership Units are exchangeable for shares of our Class A common stock changes from one-for-one as described under “Certain Relationships and Related Person Transactions—Exchange Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. Holders of shares of our Class B common stock will vote together with holders of our Class A common stock as a single class on matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of PJT Partners Inc.

Preferred Stock

No shares of preferred stock will be issued or outstanding immediately after the spin-off. Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our Class A or Class B common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized share of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Class A common stock might believe to be in their best interests or in which the holders of our Class A common stock might receive a premium over the market price of the shares of Class A common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Junior Participating Preferred Stock

Shares of our junior participating preferred stock, Series A, or “Series A preferred stock,” will be reserved for issuance upon exercise of the rights under our stockholder rights agreement. See “Description of Our Capital Stock—Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, Our Stockholder Rights Agreement and Certain Provisions of Delaware Law”. Shares of our Series A preferred stock may be purchased only after the rights have become exercisable, and each share of Series A preferred stock:

•	will rank junior to any other class or series of our preferred stock with respect to the payment of dividends and the distribution of assets.

•	will entitle holders to a quarterly dividend in an amount per share equal to the greater of (1) $1.00, or (2) the product of (a) 1,000 (subject to antidilution adjustment) and (b) the aggregate per share amount of all dividends declared on our Class A common stock since the preceding dividend payment date.

•	will entitle holders to one vote on all matters submitted to a vote of our stockholders.

•	in the event of our liquidation, will entitle holders to a preferred liquidation payment equal to $100 per share, plus accrued and unpaid dividends, provided that holders shall be entitled to receive not less than an aggregate amount per share equal to the product of (1) 1,000 (subject to antidilution adjustment) and (2) the aggregate amount to be distributed per share to holders of our Class A common stock.

•	in the event of any consolidation, merger, combination, or other transaction in which shares of our Class A common stock are exchanged for or changed into stock or securities of another entity, cash and/or other property, will be exchanged or changed into an amount per share equal to the product of (1) 1,000 (subject to antidilution adjustment) and (2) the aggregate amount of stock, securities, cash, and/or other property into which or for which each share of our Class A common stock is changed or exchanged.

The Series A preferred stock is not redeemable.

The exercise price of the rights, the number of shares of Series A preferred stock issuable, and the number of outstanding rights will adjust to prevent dilution that may result from a stock dividend, a stock split, or a reclassification of the Series A preferred stock or our common stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the shares of Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of the NYSE is that the calculation in this latter case treats shares issuable upon exchange of outstanding Partnership Units not held by PJT Partners Inc. as outstanding). These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

As described in “Certain Relationships and Related Person Transactions—New Advisory L.P. Limited Partnership Agreement,” we intend to cause New Advisory L.P. to make pro rata cash distributions, to the extent of available cash, to the holders of partnership interests in New Advisory L.P. in amounts equal to 50% of the taxable income allocated to such holders for purposes of funding their tax obligations in respect of the income of New Advisory L.P. that is allocated to them.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the chairman of our board of directors. Our amended and restated bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, Our Stockholder Rights Agreement and Certain Provisions of Delaware Law

Stockholder Rights Agreement

At the request of Blackstone we will adopt a stockholder rights agreement to be executed prior to the spin-off. Although holders of shares of our Class B common stock will initially own in excess of             % of the equity in our business by virtue of their ownership of Partnership Units in New Advisory L.P., their shares of Class B common stock will initially only entitle such holders to significantly less than one percent of the voting power for the election and removal of directors of PJT Partners Inc. Accordingly, in the absence of a rights plan, a short-term investor would be able to acquire an outsized percentage of the voting power for the election and removal of directors of PJT Partners Inc., and pursue an agenda that may not be in the long-term best interests of our company, without making a commensurately significant investment in the ownership of our business. Due to these highly unusual circumstances, Blackstone and we believe a stockholder rights agreement is prudent as it will permit our board of directors to manage our affairs for the long term benefit of our stockholders and allow all stockholders to realize the full value of their investment.

We intend to submit the stockholder rights agreement to our stockholders for approval at the 2016 annual meeting and, unless such approval is obtained, the stockholder rights agreement will expire by its terms on             , 2016. Our stockholder rights agreement provides recognized stockholder protections, including automatic expiration in 12 months unless approved by stockholders (in which case it will expire in three years) and no features that would limit the ability of a future board of directors to redeem the rights or otherwise make the stockholder rights agreement non-applicable to a particular transaction prior to a person or group becoming an “acquiring person.”

Upon consummation of the spin-off, each outstanding share of our Class A common stock will have attached to it a right entitling its holder to purchase from us one one-thousandth of a share of Series A junior participating preferred stock (subject to antidilution provisions) upon the occurrence of certain triggering events. The purchase price for the Series A junior participating preferred stock shall be the exercise price of $            , subject to certain adjustments. Until a triggering events occurs, or the rights are earlier redeemed, exchanged, or expire, the rights will not be evidenced by separate certificates and may be transferred only with the Class A common stock to which they are attached.

The rights will become exercisable, unless redeemed or exchanged, 10 business days after a public announcement that any person or group beneficially owns 15 percent or more of the outstanding shares of our Class A common stock (such person or group being an “acquiring person”), or 10 business days (or such later date as our board of directors may determine) after a person or group commences a tender or exchange offer the consummation of which would result in any person or group beneficially owning 15 percent or more of the outstanding shares of our Class A common stock, whichever occurs first (the “rights distribution date”). In the event that the rights become exercisable, we will distribute separate rights certificates evidencing the rights to all holders of our Class A common stock held on the date the rights become exercisable. In the event any person or group has become the beneficial owner of 15 percent or more of our Class A common stock, each right will entitle its holder (except the acquiring party whose rights become void) to purchase, in lieu of the Series A junior participating preferred stock, the number of shares of Class A common stock having a market value of two times the exercise price of the right.

If, following the date that a person or group becomes the beneficial owner of 15 percent or more of our Class A common stock, we merge into or consolidate with, or transfer 50 percent or more of our consolidated assets or earning power to another entity (other than PJT Partners Inc. or its subsidiaries) (any such transaction, a “flip-over event”), then each right will entitle its holder to purchase the number of shares of common stock of the acquiring entity having a market value of two times the exercise price of the right.

Any person who beneficially owns 15 percent or more of our Class A common stock as of the date of the initial filing with the SEC of the Registration Statement on Form 10 of which this information statement forms a part (or would beneficially own 15 percent or more of our Class A common stock by virtue of the spin-off if the spin-off were consummated as of the date of such initial filing), and including as “beneficially owned” for this purpose any shares of Class A common stock that may be issued to such person upon redemption of Partnership Units held by such person (whether or not vested) in accordance with the Exchange Agreement, will not be deemed to be acquiring persons under the stockholder rights agreement by virtue of such holdings (such persons being “exempt persons”). However, if, at any time after the date of the initial filing with the SEC of the Registration Statement on Form 10 of which this information statement forms a part, any exempt person (1) beneficially owns less than 15 percent of our Class A common stock (or would beneficially own less than 15 percent our Class A common stock by virtue of the spin-off if the spin-off were consummated as of the date of such initial filing) or (2) acquires any additional outstanding shares of our Class A common stock (other than by way of a pro rata stock dividend or a stock split or solely as a result of any unilateral grant of restricted stock or any other security by us or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by us to our directors, officers and employees pursuant to any equity incentive or award plan or acquisitions of Class A common stock upon redemption of Partnership Units pursuant to the Exchange Agreement), such person shall no longer be an exempt person under the stockholder rights agreement. A person will not be deemed to be an acquiring person due to (1) the repurchase of our shares that causes a holder to become the beneficial owner of 15 percent or more of our Class A common stock, unless and until such person acquires beneficial ownership of additional shares representing one percent or more of our Class A common stock; (2) acquisitions by way of a pro rata stock dividend or a stock split; (3) acquisitions solely as a result of any unilateral grant of restricted stock or any other security by us or our subsidiaries or through the exercise of any options, warrants, rights or similar interests (including restricted stock) granted by us or our subsidiaries to our directors, officers and employees pursuant to any equity incentive or award plan); (4) acquisitions of shares of Class A common stock that would cause such person to be an acquiring person, to the extent such acquisition is determined by our board of directors, in its sole discretion, to be inadvertent, provided, that following such acquisition, the acquirer promptly, but in any case within 10 business days of notice to the acquirer, divests a sufficient number of shares so that such person would no longer otherwise qualify as an acquiring person; or (5) acquisitions of Class A common stock upon exchange of Partnership Units pursuant to the Exchange Agreement.

The rights will expire on the earliest to occur of (1) the third anniversary of the consummation of the spin-off, (2) the time at which the rights are redeemed by us pursuant to the stockholder rights agreement as described below, (3) the time at which the rights are exchanged pursuant to the stockholder rights agreement as described below, and (4)             , 2016 if stockholder approval has not been obtained.

The exercise price of the rights, the number of shares of Series A junior participating preferred stock issuable, and the number of outstanding rights will be adjusted to prevent dilution that may occur from any stock dividend, a stock split, or a reclassification of the Series A junior participating preferred stock or our Class A common stock.

Our board of directors may redeem the rights, in whole, but not in part, at a price of $0.001 per right (subject to certain adjustments), or amend the agreement to change the expiration date of the rights at any time prior to the earlier of the date that is 10 business days (unless extended by the board of directors in certain circumstances) following such time as any person acquires 15 percent or more of our Class A common stock and the expiration date of the rights.

At any time after a person acquires 15 percent or more of our outstanding Class A common stock, but prior to such person becoming the beneficial owner of 50 percent or more of our outstanding Class A common stock or there occurs a “flip-over event,” our board of directors may cause us to exchange for all or part of the then-outstanding and exercisable rights shares of our Class A common stock at an exchange ratio of one share of Class A common stock per right, adjusted to reflect any stock split, stock dividend, or similar transaction. We will have the discretion to exchange the rights for Series A junior participating preferred stock (or equivalent preferred stock) at an exchange ratio of one right per one one-thousandth of a share of such preferred stock.

Until a right is exercised, its holder, as such, will have no rights as a stockholder with respect to such rights, including, without limitation, the right to vote or to receive dividends.

The rights will have certain anti-takeover effects. For example, the rights will cause substantial dilution to any person or group who attempts, without approval of our board of directors, to acquire a 15% or greater interest in our Class A common stock. As a result, the overall effect of the rights may be to render it more difficult or to discourage any attempt to acquire us, even if the acquisition would be in the best interests of our stockholders. Because of our board of directors’ ability to redeem the rights, the rights should not interfere with a merger or other business combination approved by our board of directors.

For so long as the rights continue to be associated with our Class A common stock, each new share of our Class A common stock issued will have attached to it a right. Stockholders will not be required to pay any separate consideration for the rights issued with our Class A common stock.

In addition, each Partnership Unit will have attached to it a preferred unit purchase right as further described in “Certain Relationships and Related Party Transactions—New Advisory L.P. Limited Partnership Agreement.”

Acquisitions of shares of our Class A common stock as a result of acquiring additional Blackstone common units prior to the spin-off or shares representing our Class A common stock in the when-issued trading market or as a result of the spin-off will each be included in determining the beneficial ownership of a person and all such acquisitions following the date of the initial filing with the SEC of the Registration Statement on Form 10 of which this information statement forms a part will be taken into account in determining whether a person is an acquiring person under the terms of the stockholder rights agreement. Therefore, a person might become an acquiring person simultaneously with the consummation of the spin-off. Even if a person is an exempt person, such person could lose such status as a result of pre-spin-off acquisitions.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super majority voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us or otherwise effect a change in control of us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Classified Board of Directors

Our Board of Directors will be divided into three classes that will be, as nearly as possible, of equal size. The initial terms of the Class I, Class II and Class III directors will expire at each of the first three annual meetings of our stockholders following the consummation of the spin-off, respectively, and in each case, when any successor has been duly elected and qualified. Upon the expiration of each initial term, directors will subsequently serve three-year terms if renominated and reelected. The proposed Class I directors will include             , the proposed Class II directors will include             , and the proposed Class III directors will include             .

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures for stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Our board of directors may increase or decrease the size of the board of directors, and vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Supermajority Provisions

Our amended and restated certificate of incorporation provides that the board of directors is expressly authorized to make, alter, or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of 80% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

In addition, certain provisions of our amended and restated certificate of incorporation, including those providing for a classified board of directors, may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith may be adopted, only with the approval of 80% or more of the voting power of all of the outstanding shares of our capital stock entitled to vote.

Nomination of CEO as Director; Rights of Chairman of the Board of Director

Our amended and restated certificate of incorporation provides that (1) our chief executive officer will, at the applicable time, be nominated for election as a director, and will serve as the chairman of our board of directors upon such election, (2) our chief executive officer will serve as the chairman of the nominating and governance committee of the board of directors for so long as such service is permitted under the NYSE Listing Rules and (3) the chairman of our board of directors shall select the chairman and other members of the nominating and governance committee of our board of directors.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company’s amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not permit our Class A common stockholders to act by consent in writing unless such action is recommended by all directors then in office, but does permit our Class B common stockholders to act by consent in writing without requiring any such recommendation by the directors then in office.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a publicly-held Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder. These provisions generally prohibit or delay the accomplishment of mergers, assets or stock sales or other takeover or change-in-control attempts that are not approved by a company’s board of directors.

In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, Section 203 could have an anti-takeover effect with respect to certain transactions our board of directors does not approve in advance. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, Section 203 also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of our company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf, to the fullest extent permitted by law, of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director or officer of our company to our company or our company’s stockholders, creditors or other constituents, (3) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, or (4) action asserting a claim against our company or any director or officer of our company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must generally indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for shares of our Class A common stock will be                    .

Listing

Following the spin-off, we expect to have our Class A common stock listed on the NYSE under the ticker symbol “PJT”.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of Class A common stock that Blackstone common unitholders will receive in the distribution. This information statement does not contain all of the information contained in the Registration Statement on Form 10 and the exhibits and schedules to the Registration Statement on Form 10, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and the spin-off, we refer you to the registration statement and to its exhibits and schedules. Statements contained in this information statement as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of the contract or other documents filed as an exhibit to the Registration Statement on Form 10. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which you can electronically access the Registration Statement on Form 10, including the exhibits and schedules to the Registration Statement on Form 10.

As a result of the distribution, we will become subject to the informational requirements of the Exchange Act and will be required to file reports and other information with the SEC. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We intend to make available to our Class A common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

*	The combined financial statements reflect the historical results of operations and financial position of PJT Partners, which collectively represents the financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses of The Blackstone Group L.P., for all periods presented. Accordingly, the historical combined financial statements do not reflect what the results of operations and financial position of PJT Partners would have been had PJT Partners been a stand-alone, public company for the periods presented.

PJT Partners’ business is presently conducted through a number of businesses for which there is no single holding entity, but which is under the common ownership of the existing owners. There is currently no separate capital structure for the combined business. Accordingly, the Company has not presented historical earnings per share of the combined businesses. See the Unaudited Pro Forma Combined Financial Statements included elsewhere in this information statement for a presentation of unaudited pro forma earnings per share, giving effect to the spin-off and the adjustments described in the notes thereto.

Report of Independent Registered Public Accounting Firm

To the Stockholder of PJT Partners Inc.:

We have audited the accompanying statement of financial condition of PJT Partners Inc. (the “Company”) as of December 31, 2014. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, such statement of financial condition presents fairly, in all material respects, the financial position of PJT Partners Inc. as of December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 4, 2015

PJT Partners Inc.

Statement of Financial Condition

As of December 31, 2014

Assets
Cash	$1

Stockholder’s Equity
Stockholder’s Equity	$1

Notes to Statement of Financial Condition

1.	ORGANIZATION

PJT Partners Inc. (the “Company”, formerly known as Blackstone Advisory Inc.) was incorporated in the State of Delaware on November 5, 2014 and changed its name to PJT Partners Inc. on March 3, 2015. The Company’s fiscal year end is December 31. Pursuant to a reorganization into a holding corporation structure, the Company will become a holding corporation and its only material asset is expected to be a controlling equity interest in New Advisory L.P. which at that time will be consolidated by the Company. The Company will be the general partner of New Advisory L.P. and will operate and control all of the businesses and affairs of New Advisory L.P. and, through New Advisory L.P. and its subsidiaries, continue to conduct the business now conducted by these subsidiaries.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Statement of Financial Condition has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Operations, Comprehensive Income, Stockholder’s Equity and of Cash Flows have not been presented in the financial statement because there have been no activities of this entity.

3.	STOCKHOLDER’S EQUITY

The Company is authorized to issue 1,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and 1,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock”). Under the Company’s certificate of incorporation in effect as of November 5, 2014, holders of shares of the Company’s Class A common stock are (i) entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors; (ii) entitled to receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor; and (iii) entitled to receive pro rata the Company’s remaining assets available for distribution upon any liquidation, dissolution or winding up of the Company. Under the Company’s certificate of incorporation in effect as of November 5, 2014, holders of shares of Class B Common Stock are (i) not entitled to vote in respect of such shares on any matter submitted to stockholders of the Company, except as required by law; (ii) not entitled to participate in respect of such shares in any dividend or distribution paid on the stock of the Company; and (iii) not entitled to participate in respect of such shares in any distribution of assets of the Company upon the liquidation, dissolution, l or winding up of the Company, except to the extent of the par value of such shares of Class B Common Stock. In exchange for $1.00, the Company has issued 100 shares of Class A Common Stock, all of which were held by Blackstone Holdings I/II GP Inc., as of March 4, 2015. As of March 4, 2015, the Company has not issued any shares of Class B Common Stock.

4.	SUBSEQUENT EVENTS

As of March 4, 2015, the date on which this financial statement was available to be issued, there have been no subsequent events since December 31, 2014 that require recognition or disclosure in the financial statement.

PJT Partners Inc.

Statements of Financial Condition (Unaudited)

	March 31, 2015	December 31, 2014
Assets
Cash	$1	$1

Stockholder’s Equity
Stockholder’s Equity	$1	$1

Notes to Statement of Financial Condition

1.	ORGANIZATION

PJT Partners Inc. (the “Company”, formerly known as Blackstone Advisory Inc.) was incorporated in the State of Delaware on November 5, 2014 and changed its name to PJT Partners Inc. on March 3, 2015. The Company’s fiscal year end is December 31. Pursuant to a reorganization into a holding corporation structure, the Company will become a holding corporation and its only material asset is expected to be a controlling equity interest in New Advisory L.P. which at that time will be consolidated by the Company. The Company will be the general partner of New Advisory L.P. and will operate and control all of the businesses and affairs of New Advisory L.P. and, through New Advisory L.P. and its subsidiaries, continue to conduct the business now conducted by these subsidiaries.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Statements of Financial Condition have been prepared in accordance with accounting principles generally accepted in the United States of America. Separate Statements of Operations, Comprehensive Income, Stockholder’s Equity and of Cash Flows have not been presented in the financial statement because there have been no activities of this entity.

3.	STOCKHOLDER’S EQUITY

The Company is authorized to issue 1,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and 1,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock”). Under the Company’s certificate of incorporation in effect as of November 5, 2014, holders of shares of the Company’s Class A common stock are (i) entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors; (ii) entitled to receive dividends when and if declared by the Company’s board of directors out of funds legally available therefor; and (iii) entitled to receive pro rata the Company’s remaining assets available for distribution upon any liquidation, dissolution or winding up of the Company. Under the Company’s certificate of incorporation in effect as of November 5, 2014, holders of shares of Class B Common Stock are (i) not entitled to vote in respect of such shares on any matter submitted to stockholders of the Company, except as required by law; (ii) not entitled to participate in respect of such shares in any dividend or distribution paid on the stock of the Company; and (iii) not entitled to participate in respect of such shares in any distribution of assets of the Company upon the liquidation, dissolution, l or winding up of the Company, except to the extent of the par value of such shares of Class B Common Stock. In exchange for $1.00, the Company has issued 100 shares of Class A Common Stock, all of which were held by Blackstone Holdings I/II GP Inc., as of June 23, 2015. As of June 23, 2015, the Company has not issued any shares of Class B Common Stock.

4.	SUBSEQUENT EVENTS

As of June 23, 2015, the date on which this financial statement was available to be issued, there have been no subsequent events since March 31, 2015 that require recognition or disclosure in the financial statement.

Report of Independent Registered Public Accounting Firm

To the General Partner and Unitholders of The Blackstone Group L.P.:

We have audited the accompanying combined statements of financial condition of PJT Partners (“PJT Partners”, or the “Company”) which collectively represents the financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses of The Blackstone Group L.P. (“Blackstone”) as of December 31, 2014 and 2013, and the related combined statements of operations, comprehensive income, changes in parent company equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in the Index to Financial Statements. These combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of PJT Partners as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As described in Note 2, the accompanying combined financial statements have been derived from the consolidated financial statements and accounting records of Blackstone. The accompanying combined financial statements include expense allocations for certain corporate functions and for shared services provided by Blackstone. The allocations may not reflect the expense the Company would have incurred as an independent, publicly traded company for the periods presented.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 4, 2015

(June 23, 2015 for the change in presentation of revenues as described in Note 2.)

PJT Partners

Combined Statements of Financial Condition

(Dollars in Thousands)

	December 31, 2014	December 31, 2013
Assets
Cash and Cash Equivalents	$38,533	$29,664
Accounts Receivable (net of allowance for doubtful accounts of $3,758 and $2,876 at December 31, 2014 and 2013, respectively)	162,924	162,540
Receivable from Affiliates	12,162	17,456
Due from Blackstone	36,517	9,805
Intangible Assets, Net	19,797	22,450
Goodwill	68,873	68,873
Other Assets	6,441	6,940
Deferred Tax Assets	2,704	1,934

Total Assets	$347,951	$319,662

Liabilities and Parent Company Equity
Accrued Compensation and Benefits	$9,178	$12,711
Accounts Payable, Accrued Expenses and Other Liabilities	4,817	4,518
Taxes Payable	62	295
Deferred Revenue	1,574	810

Total Liabilities	15,631	18,334

Commitments and Contingencies

Parent Company Equity
Parent Company Investment	331,310	301,561
Accumulated Other Comprehensive Income (Loss)	1,010	(233)

Total Parent Company Equity	332,320	301,328

Total Liabilities and Parent Company Equity	$347,951	$319,662

See notes to combined financial statements.

PJT Partners

Combined Statements of Operations

(Dollars in Thousands, Except Share and Per Share Data)

	Year Ended December 31,
	2014		2013	2012
Revenues
Advisory Fees		$271,278	$256,433	$244,439
Placement Fees		127,664	136,726	106,764
Interest Income		3,046	2,955	3,809
Other		(919)	840	(395)

Total Revenues		401,069	396,954	354,617

Expenses
Compensation and Benefits		317,478	339,778	318,255
Occupancy and Related		25,601	21,715	22,332
Travel and Related		13,382	13,678	13,606
Professional Fees		10,837	12,344	13,713
Communications and Information Services		7,048	6,772	7,855
Other Expenses		19,185	16,467	18,047

Total Expenses		393,531	410,754	393,808

Income (Loss) Before Provision for Taxes		7,538	(13,800)	(39,191)
Provision for Taxes		3,046	3,373	3,357

Net Income (Loss) Attributable to PJT Partners		$4,492	$(17,173)	$(42,548)

Revenues Earned from Affiliates
Advisory Fees		$31,948	$15,131	$26,744

Placement Fees		$14,911	$12,786	$12,771

Pro Forma Combined Statement of Operations Information (Unaudited)

Income Before Provision for Taxes		$7,538
Pro Forma Provision for Taxes		14,972

Pro Forma Net Loss		(7,434)
Pro Forma Net Income (Loss) Attributable to Redeemable
Non-Controlling Interests

Pro Forma Net Income (Loss) Attributable to PJT Partners	$

Income per Share of Class A Common Stock
Basic	$

Diluted	$

Weighted-Average Shares of Class A Common Stock Outstanding
Basic

Diluted

See notes to combined financial statements.

PJT Partners

Combined Statements of Comprehensive Income

(Dollars in Thousands)

	Year Ended December 31,
	2014	2013	2012
Net Income (Loss) Attributable to PJT Partners	$4,492	$(17,173)	$(42,548)
Other Comprehensive Income (Loss), Net of Tax - Currency Translation Adjustment	1,243	(108)	(141)

Comprehensive Income (Loss) Attributable to PJT Partners	$5,735	$(17,281)	$(42,689)

See notes to combined financial statements.

PJT Partners

Combined Statements of Changes in Parent Company Equity

(Dollars in Thousands)

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
Balance at January 1, 2012	$303,301	$16	$303,317
Net Loss Attributable to PJT Partners	(42,548)	—	(42,548)
Currency Translation Adjustment	—	(141)	(141)
Net Increase in Parent Company Investment	24,960	—	24,960

Balance at December 31, 2012	285,713	(125)	285,588
Net Loss Attributable to PJT Partners	(17,173)	—	(17,173)
Currency Translation Adjustment	—	(108)	(108)
Net Increase in Parent Company Investment	33,021	—	33,021

Balance at December 31, 2013	301,561	(233)	301,328
Net Income Attributable to PJT Partners	4,492	—	4,492
Currency Translation Adjustment	—	1,243	1,243
Net Increase in Parent Company Investment	25,257	—	25,257

Balance at December 31, 2014	$331,310	$1,010	$332,320

See notes to combined financial statements.

PJT Partners

Combined Statements of Cash Flows

(Dollars in Thousands)

	Year Ended December 31,
	2014	2013	2012
Operating Activities
Net Income (Loss)	$4,492	$(17,173)	$(42,548)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities
Equity-Based Compensation Expense	66,464	79,260	86,555
Excess Tax Benefits Related to Equity-Based Compensation	(60)	(45)	—
Depreciation Expense	5,120	6,122	7,959
Amortization Expense	2,653	2,653	2,653
Bad Debt Recovery	882	(1,245)	(2,424)
Other Non-Cash Amounts Included in Net Income (Loss)	(87)	(1,088)	(1,823)
Cash Flows Due to Changes in Operating Assets and Liabilities
Accounts Receivable	(1,265)	(11,558)	(4,456)
Receivable from Affiliates	5,294	(3,204)	13,217
Due from Blackstone	(26,712)	12,717	(30,220)
Other Assets	(4,149)	(6,315)	(7,013)
Accrued Compensation and Benefits	(3,533)	(826)	(1,337)
Accounts Payable, Accrued Expenses and Other Liabilities	299	575	(876)
Taxes Payable	(233)	(543)	(1,133)
Deferred Revenue	764	(9,157)	9,073

Net Cash Provided by Operating Activities	49,929	50,173	27,627

Financing Activities
Excess Tax Benefits Related to Equity-Based Compensation	60	45	—
Net Decrease from Parent Company Investment	(41,120)	(45,150)	(59,774)

Net Cash Used in Financing Activities	(41,060)	(45,105)	(59,774)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	(290)

Net Increase (Decrease) in Cash and Cash Equivalents	8,869	5,068	(32,437)
Cash and Cash Equivalents, Beginning of Year	29,664	24,596	57,033

Cash and Cash Equivalents, End of Year	$38,533	$29,664	$24,596

Supplemental Disclosure of Cash Flows Information
Payments for Income Taxes, including those to Blackstone	$3,668	$3,136	$3,477

See notes to combined financial statements.

PJT Partners

Notes to Combined Financial Statements

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

1.	ORGANIZATION

On October 7, 2014, the board of directors of the general partner of The Blackstone Group L.P. (“Blackstone” or the “Parent”) approved a plan to separate Blackstone’s financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses from Blackstone to form PJT Partners (“PJT Partners” or the “Company”).

Blackstone will distribute on a pro rata basis to its common unitholders all of the issued and outstanding shares of Class A common stock of PJT Partners Inc. held by it. This pro rata distribution is referred to as the “Distribution”. The separation of the PJT Partners business from Blackstone and related transactions, including the Distribution, the internal reorganization that will precede the Distribution and the acquisition by PJT Partners of PJT Capital LP (together with its general partner and their respective subsidiaries, “PJT Capital”) that will occur substantially concurrently with the Distribution, is referred to as the “spin-off.”

The spin-off, including the consummation of the acquisition of PJT Capital and the Distribution is subject to the satisfaction or waiver of certain conditions, as described in Note 3. “Reorganization and Spin-Off”.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These combined financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Blackstone. The combined financial statements reflect the financial position, results of operations and cash flows of PJT Partners as they were historically managed, in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The combined financial statements include certain assets that have historically been held at the Blackstone corporate level but are specifically identifiable or otherwise attributable to these combined financial statements, primarily goodwill and intangible assets.

These financial statements are presented as if such businesses had been combined for all periods presented. All intercompany transactions have been eliminated.

The Combined Statements of Operations reflect intercompany expense allocations made to PJT Partners by Blackstone for certain corporate functions and for shared services provided by Blackstone. Where possible, these allocations were made on a specific identification basis, and in other cases these expenses were allocated by Blackstone based on a pro-rata basis of headcount, usage or some other basis depending on the nature of the allocated cost. Expenses without a specific consumption based indicator were allocated based on revenues adjusted for factors such as the size and complexity of the business. See Note 9. “Related Party Transactions” for further information on expenses allocated by Blackstone.

Both PJT Partners and Blackstone consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by PJT Partners during the periods presented. The allocations may not, however, reflect the expense PJT Partners would have incurred as an independent, publicly traded company for the periods presented. Actual costs that may have been incurred if PJT Partners had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, which functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the spin-off, PJT Partners will perform these functions using its own resources or purchased services. For an interim period, however, some of these functions will continue to be provided by Blackstone, pursuant to a transition services agreement for a

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

period of 24 months with the option for Blackstone or PJT Partners to terminate any given service with 60 days’ notice. In addition to the transition services agreement, effective upon the spin-off, PJT Partners intends for certain related party arrangements to be converted into third party contracts.

The Company revised its accounting practice for the presentation of Advisory Fees and Placement Fees and has retrospectively revised its Combined Statements of Operations as a result of this change. Advisory Fees and Placement Fees were previously presented as a single financial statement line item and are now presented separately within the Combined Statements of Operations.

Use of Estimates

The preparation of the combined financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material. Estimates and the assumptions underlying these estimates are reviewed periodically, and the effects of revisions are reflected in the period in which they are determined to be necessary. In preparing the combined financial statements, management makes estimates regarding the adequacy of the allowance for doubtful accounts, evaluation of goodwill and intangible assets, realization of deferred taxes, measurement of equity-based compensation and other matters that affect the reported amounts and disclosures in the combined financial statements.

Revenue Recognition

Revenues primarily consist of Advisory and Placement Fees, Interest Income and Other. Transaction-based fees are recognized when (a) there is evidence of an arrangement with a client, (b) agreed upon services have been provided, (c) fees are fixed or determinable, and (d) collection is reasonably assured.

Advisory Fees – Advisory Fees consist of retainer and transaction-based fee arrangements related to strategic advisory services, restructuring and reorganization services and secondary advisory services within Park Hill Group. Advisory retainer and transaction-based fees are recognized when services for the transactions are complete, in accordance with terms set forth in individual agreements. The majority of the Advisory Fees are dependent on the successful completion of a transaction.

Placement Fees – Placement Fees consist of fund placement services for alternative investment funds and private placements for corporate clients. Private placement fees earned for services to corporate clients are recognized as earned upon successful completion of the transaction. Fund placement fees earned for services to alternative investment funds are typically recognized as earned upon acceptance by a fund of capital or capital commitments, in accordance with terms set forth in individual agreements. For commitment based fees, revenue is recognized as commitments are accepted (referred to as a “closing”). Fees for such closed end fund arrangements are generally paid in quarterly installments over three or four years, and interest is charged to the outstanding balance at an agreed upon rate (typically the London Interbank Offered Rate (“LIBOR”) plus a market-based margin). For funds with multiple closings, each closing is treated as a separate performance obligation. As a result, revenue is recognized at each closing as the performance obligations are fulfilled. For hedge fund structures, placement fees are earned based on net asset value (“NAV”) and calculated as a percentage of a placed investor’s month end NAV. Typically, fees for such hedge fund structures are earned over a 48 month period. For these arrangements, revenue is recognized monthly as the amounts become fixed and determinable.

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

The Company may receive non-refundable up-front fees upon execution of agreements with funds to provide capital fundraising services, which are recorded as revenues in the period over which services are provided. However, more recent placement fee arrangements have increasingly eliminated upfront fees and such fees comprised less than one percent of Placement Fees in each of years ended December 31, 2014 and 2013, respectively, and approximately one percent of Placement Fees in the year ended December 31, 2012.

Accrued but unpaid Advisory and Placement Fees are included in Accounts Receivable and Receivable from Affiliates in the Combined Statements of Financial Condition.

Interest Income – The Company typically earns interest on Cash and Cash Equivalents and on outstanding placement fees receivable. Interest on Placement Fees receivable is earned from the time revenue is recognized and is calculated based upon LIBOR plus an additional percentage as mutually agreed upon with the receivable counterparty. Interest receivable is included in Accounts Receivable and Receivable from Affiliates in the Combined Statements of Financial Condition.

Deferred Revenue – Deferred Revenue represents the receipt of Advisory and Placement Fees prior to such amounts being earned, and is recognized using the straight-line method over the period that it is earned.

Other Revenue – Other Revenue consists of miscellaneous income and foreign exchange gains and losses arising on transactions denominated in currencies other than U.S. dollars.

Fair Value of Financial Instruments

The carrying value of financial instruments approximates fair value. Financial instruments held by the Company include Cash Equivalents and Accounts Receivable.

GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination of fair values, as follows:

•	Level I – Quoted prices are available in active markets for identical financial instruments as of the reporting date.

•	Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.

•	Level III – Pricing inputs are unobservable for the financial instruments and includes situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement.

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and Cash Equivalents consist of cash which is primarily held at one major U.S. financial institution.

Accounts Receivable

Accounts Receivable includes placement fees, interest and advisory fee receivables. Accounts receivable are assessed periodically for collectability and an allowance is recognized for doubtful accounts, if required.

Included in Accounts Receivable are long term receivables which relate to placement fees that are generally paid in installments over a period of four years. Additional disclosures regarding Accounts Receivable are discussed in Note 4. “Accounts Receivable and Allowance for Doubtful Accounts”. The Company charges interest on long term receivables based upon LIBOR plus an additional percentage as mutually agreed upon with the receivable counterparty.

The Company is reimbursed by certain clients for reasonable travel, telephone, postage and other out-of pocket expenses incurred in relation to services provided. Expenses that are directly related to such transactions and billable to clients are presented net in Accounts Receivable and Receivable from Affiliates in the Combined Statements of Financial Condition.

Allowance for Doubtful Accounts

The Company performs periodic reviews of outstanding accounts receivable and its clients’ financial condition. The Company generally does not require collateral and establishes an allowance for doubtful accounts based upon factors such as historical experience, credit quality, age of the accounts receivable balances and the current economic conditions that may affect a counterparty’s ability to pay such amounts owed to the Company.

After concluding that a reserved accounts receivable balance is no longer collectible, the Company will reduce both the gross receivable and the allowance for doubtful accounts. This is determined based on several factors including the age of the accounts receivable balance and the creditworthiness of the counterparty.

Goodwill and Intangible Assets

Goodwill recorded arose from the contribution and reorganization of Blackstone’s predecessor entities in 2007 immediately prior to Blackstone’s initial public offering (“IPO”). Goodwill is reviewed for impairment at least annually utilizing a qualitative or quantitative approach, and more frequently if circumstances indicate impairment may have occurred. Goodwill is tested for impairment at the reporting unit level. A reporting unit is a component of an operating segment for which discrete financial information is available which is regularly reviewed by segment management. The impairment testing for goodwill under the qualitative approach is based first on a qualitative assessment to determine if it is more likely than not that the fair value of PJT Partners’ reporting unit is less than its respective carrying value. If it is determined that it is more likely than not that the reporting unit’s fair value is less than its carrying value or when the quantitative approach is used, a two-step quantitative assessment is performed to (a) calculate the fair value of the reporting unit and compare it to its carrying value, and (b) if the carrying value exceeds its fair value, to measure an impairment loss.

PJT Partners’ intangible assets are derived from customer relationships. Identifiable finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives of fifteen years, reflecting the average time over which such relationships are expected to contribute to cash flows. Amortization expense is

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

included within Other Expenses in the Combined Statements of Operations. The Company does not hold any indefinite-lived intangible assets. Intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.

Furniture, Equipment and Leasehold Improvements

Furniture, Equipment and Leasehold Improvements consist primarily of leasehold improvements, furniture, fixtures and equipment, computer hardware and software and are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the assets’ estimated useful economic lives, which for leasehold improvements are the lesser of the lease terms or the life of the asset, generally ten to fifteen years, and three to seven years for other fixed assets. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Furniture, Equipment and Leasehold Improvements are included in Other Assets on the Combined Statements of Financial Condition and Depreciation and Amortization are included in Other Expenses on the Combined Statements of Operations.

Foreign Currency

In the normal course of business, the Company may enter into transactions not denominated in U.S. dollars. Foreign exchange gains and losses arising on such transactions are recorded as Other Revenue in the Combined Statements of Operations. In addition, the Company combines a number of businesses that have a non-U.S. dollar functional currency. Non-U.S. dollar denominated assets and liabilities are translated to U.S. dollars at the exchange rate prevailing at the reporting date and income, expenses, gains and losses are translated at the prevailing exchange rate on the dates they were recorded. Cumulative translation adjustments arising from the translation of non-U.S. dollar denominated operations are recorded in Other Comprehensive Income.

Comprehensive Income

Comprehensive Income consists of Net Income and Other Comprehensive Income. The Company’s Other Comprehensive Income is comprised of foreign currency cumulative translation adjustments.

Compensation and Benefits

Certain employees of PJT Partners participate in Parent’s equity-based compensation plans. Equity-based compensation expense related to these plans is based upon specific identification of cost related to PJT Partners’ employees. PJT Partners also receives allocated equity-based compensation expense associated with Parent employees of central support functions. Compensation and Benefits consists of (a) employee compensation, comprising salary and bonus, and benefits paid and payable to employees and partners and (b) equity-based compensation associated with the grants of equity-based awards to employees and partners. Compensation cost relating to the issuance of equity-based awards with a requisite service period to partners and employees is measured at fair value at the grant date, taking into consideration expected forfeitures, and expensed over the vesting period on a straight-line basis. Equity-based awards that do not require future service are expensed immediately. Cash settled equity-based awards are classified as liabilities and are remeasured at the end of each reporting period.

In certain instances, PJT Partners may grant equity-based awards containing both a service and a market condition. The effect of the market condition is reflected in the grant date fair value of the award. Compensation cost is recognized for an award with a market condition over the requisite service period, provided that the

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

requisite service period is completed, irrespective of whether the market condition is satisfied. If a recipient terminates employment before completion of the derived service period, any compensation cost previously recognized is reversed unless the market condition has been satisfied prior to termination. If the market condition has been satisfied prior to termination, the remaining unrecognized compensation cost is accelerated.

Income Taxes

The Company’s operations have historically been included in Parent’s income tax returns, except for certain entities that are classified as partnerships for U.S. tax purposes. For purposes of the combined financial statements, PJT Partners income tax expense and deferred tax balances have been presented on a separate company basis as if the Company filed income tax returns on a stand-alone basis separate from Parent. As a stand-alone entity, PJT Partners’ deferred taxes and effective tax rate may differ from those in the historical periods.

The effects of tax adjustments and settlements from taxing authorities are presented in PJT Partners’ combined financial statements in the period to which they relate as if the Company were a separate tax filer. The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the combined financial statements using the provisions of enacted tax laws.

PJT Partners and certain of their subsidiaries operate in the U.S. as partnerships for U.S. Federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. Accordingly, these entities in some cases are subject to New York City unincorporated business taxes or non-U.S. income taxes. Certain entities that are classified as partnerships for U.S. tax purposes filed income tax returns on a separate company basis.

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current tax liabilities are recorded within Taxes Payable in the Combined Statements of Financial Condition.

PJT Partners analyzes its tax filing positions in all of the U.S. Federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. PJT Partners records uncertain tax positions on the basis of a two-step process: (a) a determination is made whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position, and (b) those tax positions that meet the more-likely-than-not threshold are recognized as the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. PJT Partners recognizes accrued interest and penalties related to uncertain tax positions in Other Expenses within the Combined Statements of Operations.

Affiliates

PJT Partners considers its partners, employees, Parent, Parent funds and the portfolio companies of the Parent funds to be affiliates.

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Recent Accounting Developments

In February 2013, the FASB issued guidance on the reporting of amounts reclassified out of accumulated other comprehensive income. The guidance did not change the requirement for reporting net income or other comprehensive income in financial statements. However, the amendments required an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes to the financial statements, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts.

The guidance was effective prospectively for periods beginning after December 15, 2012. Adoption had no impact on the Company’s combined financial statements.

In September 2011, the FASB issued enhanced guidance on testing goodwill for impairment. The amended guidance provides an entity with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any. Under the amended guidance, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. An entity may resume performing the qualitative assessment in any subsequent period. The amended guidance includes examples of events or circumstances that an entity must consider in evaluating whether it is more likely than not that the fair value of reporting units is less than its carrying amount. The amended guidance no longer permits the carry forward of detailed calculations of a reporting unit’s fair value from a prior year. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company adopted the guidance on October 1, 2012, the date of annual impairment testing. The amended guidance did not have a material impact on the Company’s combined financial statements.

In March 2013, the FASB issued guidance on a parent entity’s accounting for cumulative translation adjustment upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. When a parent entity ceases to have a controlling financial interest in a subsidiary or a group of assets that is a business within a foreign entity, any related portion of the total cumulative translation adjustment should be released into net income if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. For an equity method investment that is a foreign entity, partial sale guidance applies. As such, a pro rata portion of the cumulative translation adjustment should be released into net income upon a partial sale of such an equity method investment. For an equity method investment that is not a foreign entity, the cumulative translation adjustment is released into net income only if the partial sale represents a complete or substantially complete liquidation of the foreign entity that contains the equity method investment. Additionally, the guidance clarifies that the sale of an investment in a foreign entity includes both (a) events that result in the loss of a controlling financial interest in a foreign entity (that is, irrespective of any

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

retained investment) and (b) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date (sometimes also referred to as a step acquisition). Accordingly, the cumulative translation adjustment should be released into net income upon the occurrence of those events. The guidance shall be applied on a prospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2013. The guidance should be applied to derecognition events occurring after the effective date. Prior periods should not be adjusted. Early adoption is permitted. Adoption did not have a material impact on the Company’s combined financial statements.

In June 2014, the FASB issued amended guidance on revenue from contracts with customers. The guidance requires that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity is required to (a) identify the contract(s) with a customer (b) identify the performance obligations in the contract (c) determine the transaction price (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

The guidance introduces new qualitative and quantitative disclosure requirements about contracts with customers including revenue and impairments recognized, disaggregation of revenue and information about contract balances and performance obligations. Information is required about significant judgments and changes in judgments in determining the timing of satisfaction of performance obligations and determining the transaction price and amounts allocated to performance obligations. Additional disclosures are required about assets recognized from the costs to obtain or fulfill a contract.

The amended guidance is effective for annual periods beginning after December 15, 2016 including interim periods within that reporting period. The Company is currently evaluating the impact of the new guidance and the method of adoption in the combined financial results.

In November 2014, the FASB issued amended guidance on pushdown accounting. The amended guidance provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. Pushdown accounting is defined by the guidance as the use of the acquirer’s basis in the preparation of the acquiree’s separate financial statements. The amended guidance provides an acquired entity the option to determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity has the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. The amendments in this updated guidance are effective on November 18, 2014. Adoption of the amended guidance did not have a material impact on PJT Partners’ combined financial statements.

3.	REORGANIZATION AND SPIN-OFF

In connection with the spin-off, Blackstone will undergo an internal reorganization, pursuant to which the operations that have historically constituted Blackstone’s Financial Advisory reporting segment, other than Blackstone’s capital markets services business, will be contributed to New Advisory L.P., a newly-formed holding partnership that will be controlled by PJT Partners Inc., as general partner. Blackstone’s capital markets

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

services business, which has historically derived a majority of its revenue from transactions involving portfolio companies or investment funds of Blackstone, will not be contributed to New Advisory L.P. and Blackstone will retain this business following completion of the spin-off. In the internal reorganization, the limited partners of the holding partnerships that own Blackstone’s operating subsidiaries and certain individuals engaged in the Company’s business will receive Class A common stock of PJT Partners Inc., as well as common units, of partnership interest in New Advisory L.P. (“Partnership Units”) that, subject to certain terms and conditions, are redeemable at the option of the holder for cash, or, at New Advisory L.P.’s election, for shares of PJT Partners Inc.’s Class A common stock on a one-for-one basis.

Prior to the distribution, New Advisory L.P. will acquire all of the outstanding equity interests in PJT Capital LP. In connection with the acquisition, Mr. Taubman and the other selling holders of equity interests in PJT Capital LP will receive unvested Partnership Units in New Advisory L.P.

Following the internal reorganization and the acquisition, The Blackstone Group L.P. will distribute on a pro rata basis to its common unitholders, all of the issued and outstanding Class A common stock of PJT Partners Inc. held by it.

Following the spin-off, PJT Partners Inc. will be a holding company and its sole asset will be its controlling equity interest in New Advisory L.P. As the sole general partner of New Advisory L.P., PJT Partners Inc. will operate and control all of the business and affairs and consolidate the financial results of New Advisory L.P. and its subsidiaries. The ownership interest of the limited partners of New Advisory L.P. will be reflected as a redeemable non-controlling interest in PJT Partners Inc.’s consolidated financial statements.

The limited partners of New Advisory L.P. will also hold all issued and outstanding shares of the Class B common stock of PJT Partners Inc. The shares of Class B common stock will have no economic rights but will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested Partnership Units of New Advisory L.P. held by such holder on all matters presented to stockholders of PJT Partners Inc. other than director elections and removals. Shares of Class B common stock will initially entitle holders to only one vote per share in the election and removal of directors of PJT Partners Inc. In certain circumstances provided in PJT Partners Inc.’s certificate of incorporation, however, all or a portion of the voting power of any share of Class B common stock may become entitled to vote on all matters on which stockholders are entitled to vote generally, including the election and removal of directors of PJT Partners Inc. The voting power on applicable matters afforded to holders of Partnership Units by their shares of Class B common stock is automatically and correspondingly reduced as they exchange Partnership Units for cash or for shares of Class A common stock of PJT Partners Inc. pursuant to the exchange agreement. If at any time the ratio at which Partnership Units are exchangeable for shares of Class A common stock of PJT Partners Inc. changes from one-for-one, the number of votes to which Class B common stockholders are entitled on applicable matters will be adjusted accordingly. Holders of shares of PJT Partners Inc.’s Class B common stock will vote together with holders of PJT Partners Inc.’s Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Pro Forma Combined Statement of Operations Information (Unaudited)

The following unaudited pro forma financial information presented on the Combined Statements of Operations for the year ended December 31, 2014 is based on PJT Partners’ historical financial statements as adjusted to reflect the internal reorganization described above.

Income Before Provision for Taxes		$7,538
Pro Forma Provision for Taxes (a)		14,972

Pro Forma Net Loss		(7,434)
Pro Forma Net Income (Loss) Attributable to Redeemable Non-Controlling Interests (b)

Pro Forma Net Income (Loss) Attributable to PJT Partners	$

Loss per Share of Class A Common Stock
Basic	$

Diluted	$

Weighted-Average Shares of Class A Common Stock Outstanding
Basic

Diluted

(a)	The provision for income taxes reflected in the historical financial combined statements was calculated on a separate tax return basis, although PJT Partners’ operations have historically been included in Blackstone’s U.S. Federal, state and foreign tax returns.

Following the spin-off, PJT Partners Inc. will be subject to U.S. Federal income taxes, in addition to state and local taxes with respect to the allocable share of any net taxable income of New Advisory L.P., which will result in higher income taxes. As a result, the pro forma combined statement of operations reflects an adjustment to the provision for income taxes to reflect effective rates below. These effective rates have been determined as if PJT Partners filed separate, stand-alone income tax returns after giving effect to the reorganization described elsewhere in this filing and calculate PJT Partners’ Provision for Taxes. The following tables reconcile PJT Partners’ pro forma effective tax rate to the U.S. Federal statutory rate and calculate PJT Partners’ Provision for Taxes:

Year Ended December 31, 2014
Statutory U.S. Federal Income Tax Rate	35.0%
Income Passed Through to Redeemable Non-Controlling Interest Holders	-16.9%
Foreign Income Taxes	4.2%
State and Local Income Taxes	58.6%
Compensation	115.3%
Other	2.4%

Effective Income Tax Rate	198.6%

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Thus, PJT Partners’ provision for taxes is as follows:

Year Ended December 31, 2014
Income Before Provision for Taxes	$7,538
Effective Income Tax Rate	198.6%

Provision for Taxes	$14,972

(b)	Following the spin-off, PJT Partners Inc. will become the sole general partner of New Advisory L.P. PJT Partners Inc. will initially own less than 100% of the economic interest in New Advisory L.P., but will have 100% of the voting power and control the management of New Advisory L.P. Immediately following the spin-off, the non-controlling interest will be %. The percentage of the Net Income Attributable to the Redeemable Non-Controlling Interests will vary from this percentage due to the differing level of income taxes applicable to the controlling interest.

Partnership Units in New Advisory L.P. are exchangeable at the option of the holder for cash, or, at PJT Partners’ election, for shares of Class A common stock on a one-for-one basis. The election to exchange Partnership Units is entirely within the control of the Partnership Unitholder, although PJT Partners retains the sole option to determine whether to settle the exchange in either cash or shares of Class A common stock. A non-controlling interest with redemption features not solely within PJT Partners’ control is considered a redeemable non-controlling interest and is presented separately from Equity in Unaudited Pro Forma Combined Statement of Financial Condition.

The corporate tax provision attributable to PJT Partners Inc. is allocated solely to PJT Partners Inc. The pro forma Net Income is split as follows:

	Year Ended December 31, 2014
Income Before Provision for Taxes		$7,538
Tax Provision Attributable to all Shareholders		3,287

Net Income Attributable to all Shareholders		4,251
Redeemable Non-Controlling Interests Percentage

Net Income Attributable to Redeemable Non-Controlling
Interests	$

Net Income Attributable to all Shareholders		$4,251
Controlling Interests Percentage

Tax Provision (Benefit) Attributable Solely to
PJT Partners Inc.

Net Income Attributable to PJT Partners Inc.	$

4.	ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Included in Accounts Receivable and Receivable from Affiliates are long term receivables of $66.0 million and $65.2 million as of December 31, 2014 and December 31, 2013, respectively, related to placement fees that are generally paid in installments over a period of four years. Of these amounts, $5.1 million and $8.4 million relate to long term receivables with affiliates as of December 31, 2014 and 2013, respectively. The carrying value

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

of such long term receivables approximates fair value. Long term receivables are classified as Level II in the fair value hierarchy.

The Company does not have any long term receivables on non-accrual status. Long term receivables which were more than 90 days past due as of December 31, 2014 and December 31, 2013 were $1.1 million and $9.2 million, respectively. Long term receivables from affiliates which were more than 90 days past due as of December 31, 2014 were $0.2 million. As of December 31, 2013, there were no long term receivables from affiliates which were more than 90 days past due.

Changes in the allowance for doubtful accounts related to long term receivables are presented below:

	Year Ended December 31,
	2014	2013	2012
Balance, Beginning of Year	$1,621	$2,849	$5,040
Allowance Recovery	(1,229)	(1,228)	(2,191)

Balance, End of Year	$392	$1,621	$2,849

5.	GOODWILL AND INTANGIBLE ASSETS

The carrying value of goodwill was $68.9 million as of December 31, 2014 and December 31, 2013. As of December 31, 2014 and 2013, the Company concluded there was no evidence of goodwill impairment.

Intangible Assets, Net consists of the following:

	December 31,
	2014	2013
Finite-Lived Intangible Assets/Customer Relationships	$39,791	$39,791
Accumulated Amortization	(19,994)	(17,341)

Intangible Assets, Net	$19,797	$22,450

Changes in the Company’s Intangible Assets, Net consists of the following:

	Year Ended December 31,
	2014	2013	2012
Balance, Beginning of Year	$22,450	$25,103	$27,756
Amortization Expense	(2,653)	(2,653)	(2,653)

Balance, End of Year	$19,797	$22,450	$25,103

Amortization expense was $2.7 million for each of the years ended December 31, 2014, 2013 and 2012, respectively. Amortization of Intangible Assets held at December 31, 2014 is expected to be $2.7 million for each of the years ending December 31, 2015, 2016, 2017, 2018 and 2019. The intangible assets as of December 31, 2014 are expected to amortize over a weighted-average period of 7.5 years.

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

6.	OTHER ASSETS

Other Assets consists of the following:

	December 31,
	2014	2013
Furniture, Equipment and Leasehold Improvements	$17,404	$17,400
Less: Accumulated Depreciation	(12,293)	(12,874)

Furniture, Equipment and Leasehold Improvements, Net	5,111	4,526
Prepaid Expenses	1,120	1,737
Other Assets	210	677

	$6,441	$6,940

Depreciation expense, including Parent allocations, was $5.1 million, $6.1 million and $8.0 million related to Furniture, Equipment and Leasehold Improvements for the years ended December 31, 2014, 2013 and 2012, respectively, and was included in Other Expenses in the Combined Statements of Operations.

7.	INCOME TAXES

PJT Partners income taxes were calculated on a separate tax return basis, although PJT Partners’ operations have historically been included in Parent’s U.S. Federal, state and foreign tax returns. As a stand-alone entity, PJT Partners’ deferred taxes and effective tax rate may differ from those in the historical periods.

	Year Ended December 31,
	2014	2013	2012
Income (Loss) Before Provision for Taxes
United States	$8,952	$(6,413)	$(19,203)
International	(1,414)	(7,387)	(19,988)

Total	$7,538	$(13,800)	$(39,191)

The Provision for Income Taxes consists of the following:

	Year Ended December 31,
	2014	2013	2012
Current
Foreign Income Tax	$319	$230	$571
State and Local Income Tax	3,495	3,354	2,727

	3,814	3,584	3,298

Deferred
State and Local Income Tax	(768)	(211)	59

Provision for Taxes	$3,046	$3,373	$3,357

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

The following table summarizes the Company’s tax position:

	Year Ended December 31,
	2014	2013	2012
Income (Loss) Before Provision for Taxes	$7,538	$(13,800)	$(39,191)
Total Provision for Taxes	$3,046	$3,373	$3,357
Effective Income Tax Rate	40.4%	-24.4%	-8.6%

The following table reconciles the Provision for Taxes to the U.S. Federal statutory tax rate:

	Year Ended December 31,
	2014	2013	2012
Statutory U.S. Federal Income Tax Rate	35.0%	35.0%	35.0%
Income Passed Through to Common Unitholders and Non-Controlling Interest Holders(a)	-41.6%	-16.3%	-18.2%
Foreign Income Taxes	10.8%	-20.4%	-18.3%
State and Local Income Taxes	39.8%	-21.9%	-6.4%
Change in Tax Rate	-3.6%	-0.8%	-0.7%

Effective Income Tax Rate (b)	40.4%	-24.4%	-8.6%

(a)	Includes income that is not taxable to PJT Partners and its subsidiaries. Such income is directly taxable to the Company’s unitholders and non-controlling interest holders.
(b)	The Effective Income Tax Rate is calculated on Income (Loss) Before Provision for Taxes.

Deferred income taxes reflect the net tax effects of temporary differences that may exist between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. A summary of the tax effects of the temporary differences is as follows:

	December 31,
	2014	2013
Deferred Tax Assets
Equity-Based Compensation	$2,659	$2,247
Depreciation and Amortization	(408)	(399)
Other	453	86

Total Deferred Tax Assets	$2,704	$1,934

Future realization of tax benefits depends on the expectation of taxable income within a period of time that the tax benefits will reverse. The Company also considers projections of taxable income in evaluating its ability to utilize deferred tax assets. In projecting its taxable income, the Company begins with historic results and incorporates assumptions of the amount of future pretax operating income. The assumptions about future taxable income require significant judgment and are consistent with the plans and estimates that the Company uses to manage its business. At this time, the Company’s projections of future taxable income that include the effects of originating and reversing temporary differences, including those for the tax basis intangibles, indicate that it is more likely than not that the benefits from the deferred tax asset will be realized. Therefore, the Company has determined that a valuation allowance is not needed at December 31, 2014 and December 31, 2013.

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Currently, the Company does not believe it meets the indefinite reversal criteria that would cause the Company to not recognize a deferred tax liability with respect to its foreign subsidiaries. Where applicable, the Company will record a deferred tax liability for any outside basis difference of an investment in a foreign subsidiary.

The Company’s Parent or its subsidiary files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and certain state, local and foreign tax regulators. As of December 31, 2014, the Company’s U.S. Federal income tax returns for the years 2011 through 2013 are open under the normal three-year statute of limitations and therefore subject to examination. State and local tax returns are generally subject to audit from 2010 through 2013.

The Company’s unrecognized tax benefits, excluding related interest and penalties, were:

	December 31,
	2014	2013
Unrecognized Tax Benefits - January 1	$5	$—
Additions for Tax Positions of Prior Years	56	5
Settlements	(61)	—

Unrecognized Tax Benefits - December 31	$—	$5

If the above tax benefits were recognized, $4.7 for the year ended December 31, 2013 would reduce the annual effective rate. The Company does not believe that it will have a material increase or decrease in its unrecognized tax benefits during the coming year.

The unrecognized tax benefits are recorded in Accounts Payable, Accrued Expenses and Other Liabilities in the Combined Statements of Financial Condition.

The Company recognizes interest and penalties accrued related to unrecognized tax positions in Other Expenses. During the years ended December 31, 2014 and December, 31, 2013, $42.3 and $2.9, respectively, of interest expense and no penalties were accrued. During 2014, the Company paid $45.2 of interest that was accrued in the settlement of an audit of a subsidiary tax return for the year 2007.

On September 13, 2013, the U.S. Treasury Department and the IRS issued final regulations that address costs incurred in acquiring, producing or improving tangible property (“the tangible property regulations”). The tangible property regulations are generally effective for tax years beginning on or after January 1, 2014, and may be adopted in earlier years. Management does not anticipate the impact of these changes to be material to the Company’s combined financial condition or results of operations.

8.	EQUITY-BASED COMPENSATION

Until the consummation of the spin-off, existing PJT Partners employees will continue to participate in Parent’s equity compensation plans. The equity-based compensation expense recorded by PJT Partners, for the periods presented, includes the expense associated with the employees historically attributable to PJT Partners’ operations. As the equity-based compensation plans are Parent’s plans, the amounts have been recognized within Parent Company Investment and Due from Blackstone on the Combined Statements of Financial Condition.

Parent has granted equity-based compensation awards to the Company’s partners, non-partner professionals, non-professionals and selected external advisers under the Partnership’s 2007 Equity Incentive Plan (the “Equity

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Plan”), the majority of which to date were granted in connection with Parent’s IPO. The Equity Plan allows for the granting of options, unit appreciation rights or other unit-based awards (units, restricted units, restricted common units, deferred restricted common units, phantom restricted common units or other unit-based awards based in whole or in part on the fair value of the Parent common units or Parent Holdings Partnership Units) which may contain certain service or performance requirements. As of January 1, 2014, the Parent had the ability to grant 164,224,426 units under the Equity Plan.

For the years ended December 31, 2014, 2013 and 2012 the Company recorded compensation expense of $90.4 million, $126.5 million, and $121.7 million, respectively, in relation to its equity-based awards with corresponding tax benefits of $0.3 million, $0.3 million and $0.3 million, respectively.

As of December 31, 2014, there was $67.0 million of estimated unrecognized compensation expense related to unvested awards. This cost is expected to be recognized over a weighted-average period of 2.0 years.

Total vested and unvested outstanding units, including Parent common units, Parent Holdings Partnership Units and deferred restricted common units, were 21,524,864 as of December 31, 2014. Total outstanding unvested phantom units were 513 as of December 31, 2014.

A summary of the status of the Company’s unvested equity-based awards as of December 31, 2014 and of changes during the period January 1, 2014 through December 31, 2014 is presented below:

	Blackstone Holdings		The Blackstone Group L.P.
			Equity Settled Awards		Cash Settled Awards
Unvested Units	Blackstone Units	Weighted- Average Grant Date Fair Value	Deferred Restricted Common Units	Weighted- Average Grant Date Fair Value	Phantom Units	Weighted- Average Grant Date Fair Value
Balance, December 31, 2013	6,072,041	$21.40	3,302,136	$12.60	2,020	$28.97
Granted	459,436	32.47	414,621	29.10	233	28.05
Vested	(2,915,145)	27.33	(1,110,136)	15.10	(661)	33.77
Forfeited	(259,132)	18.61	(307,775)	13.46	(1,079)	31.39
Transferred Out (a)	—	—	(922)	12.14	—	—

Balance, December 31, 2014	3,357,200	$23.05	2,297,924	$16.40	513	$32.62

(a)	Represents the transfer of units related to employee transfers from PJT Partners to another Blackstone business.

Units Expected to Vest

The following unvested units, after expected forfeitures, as of December 31, 2014, are expected to vest:

	Units	Weighted-Average Service Period in Years
Blackstone Holdings Partnership Units	2,991,660	1.6
Deferred Restricted Blackstone Common Units	2,058,544	1.3

Total Equity-Based Awards	5,050,204	1.5

Phantom Units	513	0.0

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Deferred Restricted Common Units and Phantom Units

Blackstone has granted deferred restricted common units to certain partner and non-partner professionals, analysts and senior finance and administrative personnel and selected external advisers and phantom units (cash settled equity-based awards) to other partner and non-partner employees. Holders of deferred restricted common units and phantom units are not entitled to any voting rights. Only phantom units are to be settled in cash.

The fair values of deferred restricted common units have been derived based on the closing price of Blackstone’s common units on the date of the grant, multiplied by the number of unvested awards and expensed over the assumed service period, which ranges from 1 to 8 years. Additionally, the calculation of the compensation expense assumes forfeiture rates based upon historical turnover rates, ranging from 1.0% to 13.9% annually by employee class, and a per unit discount, ranging from $0.01 to $7.17 as a majority of these unvested awards do not contain distribution participation rights. In most cases, Blackstone will not make any distributions with respect to unvested deferred restricted common units. However, there are certain grantees who receive distributions on both vested and unvested deferred restricted common units.

The phantom units vest over the assumed service period, which ranges from 2 to 4 years. On each such vesting date, Blackstone delivered or will deliver cash to the holder in an amount equal to the number of phantom units held multiplied by the then fair market value of the Blackstone common units on such date. Additionally, the calculation of the compensation expense assumes forfeiture rates based upon historical turnover rates, ranging from 1.0% to 13.9% annually by employee class. Blackstone is accounting for these cash settled awards as a liability.

Blackstone paid $0.1 million, $0.1 million and $0.1 million to non-partner employees in settlement of phantom units for the years ended December 31, 2014, 2013 and 2012, respectively.

Parent Holdings Partnership Units

At the time of Parent’s reorganization in 2007, Parent’s predecessor owners and selected advisers received 827,516,625 Partner Holdings Partnership Units, of which 387,805,088 were vested and 439,711,537 were to vest over a period of up to 8 years from the IPO date. Subsequent to this reorganization, Parent has granted Parent Holdings Partnership Units to newly hired partners. Parent has accounted for the unvested Parent Holdings Partnership Units as compensation expense over the vesting period. The fair values have been derived based on the closing price of Parent’s common units on the date of the grant, or $31 (based on the IPO price per Parent common unit) for those units issued at the time of the reorganization, multiplied by the number of unvested awards and expensed over the assumed service period which ranges from 1 to 8 years. Additionally, the calculation of the compensation expense assumes a forfeiture rate of up to 13.9%, based on historical experience.

9.	RELATED PARTY TRANSACTIONS

Receivable from Affiliates

Receivable from Affiliates includes placement and advisory fee receivables from affiliates. Placement fee receivables from affiliates totaled $11.9 million and $16.1 million as of December 31, 2014 and 2013, respectively. Advisory fee receivables from affiliates totaled $0.3 million and $1.3 million as of December 31, 2014 and 2013, respectively.

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Due from Blackstone

Due from Blackstone represents the net amount of non-placement and advisory fee related receivables and payables transacted with affiliates in the ordinary course of business. Due from Blackstone includes PJT Partners’ relationship with Blackstone’s treasury and central bill paying entity offset by expenses incurred by Blackstone on PJT Partners’ behalf including but not limited to accounting, payroll, human resources, legal, compliance, financial administration and information technology.

Revenues Earned from Affiliates

Advisory Fees earned from affiliates totaled $31.9 million, $15.1 million and $26.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. Placement Fees earned from affiliates totaled $14.9 million, $12.8 million and $12.8 million for the years ended December 31, 2014, 2013 and 2012, respectively, representing 11.7%, 9.4% and 12.0% of total placement fees for such periods, respectively. These fees were earned in the ordinary course of business.

Interest Income earned from affiliates totaled $0.3 million, $0.5 million and $1.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Corporate Allocations

Blackstone has historically provided PJT Partners with various office facilities, administrative and operational support services at cost. Such expenses have historically been allocated to PJT Partners based upon an established methodology appropriate to the expense. Under this methodology, expenses incurred by support service groups are allocated based agreed upon expense drivers. Example allocation methodologies include time and labor studies and proportional usage, headcount or square footage measures. Additionally, Blackstone incurs expenses on behalf of PJT Partners that can be specifically attributed to PJT Partners. Such expenses are comprised principally of compensation and benefits, occupancy and office services, communications and information services, research and professional fees. PJT Partners reimburses Blackstone for its share of all such expenses paid on its behalf.

Additionally, Blackstone provides bill paying, payroll, cash management and foreign currency risk services on behalf of PJT Partners. These arrangements generate amounts due to or due from Blackstone which are reflected in Due from Blackstone.

Management believes the assumptions underlying the combined financial statements are reasonable. Nevertheless, the combined financial statements may not include all of the actual expenses that would have been incurred and may not reflect PJT Partners’ combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if PJT Partners had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

In connection with the spin-off, the Company incurred severance costs of $19.8 million for the year ended December 31, 2014, which was recorded as Compensation and Benefits in the Combined Statements of Operations. The severance costs were primarily associated with the termination of employees and related benefits. Of the $19.8 million, $5.2 million was a non-cash equity-based compensation expense with its related credit recorded in Parent Company Investment in the Combined Statements of Financial Condition. The following table summarizes the net accrued balance and utilization by caption as recorded in the Combined Statements of Financial Condition:

	Due to Blackstone	Accrued Compensation and Benefits	Total
Balance, December 31, 2013	$—	$—	$—
Severance Incurred	10,742	3,859	14,601
Payments	(370)	(838)	(1,208)

Balance, December 31, 2014	$10,372	$3,021	$13,393

As noted above, Blackstone provides payroll services on behalf of the Company. The severance liability is thus recorded based on whether Blackstone or the Company will pay the liability. At December 31, 2014, the Company had a net receivable from Blackstone, and thus the Due to Blackstone is a component of the net Due from Blackstone in the Combined Statements of Financial Condition.

10.	COMMITMENTS AND CONTINGENCIES

Commitments

Operating Leases

The Company leases office space in various cities throughout the United States under non-cancelable leases expiring at various dates through 2020.

As of December 31, 2014, the aggregate minimum future payments required on the operating leases are as follows:

2015	$554
2016	571
2017	587
2018	605
2019	622
Thereafter	72

Total	$3,011

Total rent expense, including Parent allocations, of $23.3 million, $18.9 million and $19.5 million is included in Occupancy and Related charges in the Combined Statements of Operations for the years ended December 31, 2014, 2013 and 2012, respectively. These amounts include variable operating escalation payments, which are paid when invoiced.

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Litigation

From time to time, the Company is named as a defendant in legal actions relating to transactions conducted in the ordinary course of business. Some of these matters may involve claims of substantial amounts. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, after consultation with external counsel, the Company believes it is not probable and/or reasonably possible that any current legal proceedings or claims would individually or in the aggregate have a material adverse effect on the combined financial statements of the Company.

Indemnification

The Company enters into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements is not known. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

Concentrations

The Company is not subject to any material concentrations with respect to its revenues for the years ended December 31, 2014, 2013 and 2012, and credit risk with respect to its accounts receivable as of December 31, 2014 and 2013.

11.	EMPLOYEE BENEFIT PLANS

Parent provides a 401(k) plan (the “Plan”) for eligible employees in the United States. For certain administrative employees who are eligible for participation in the Plan, Parent makes a non-elective contribution of 2% of such employee’s annual compensation up to a maximum of one thousand six hundred dollars regardless of whether the employee makes any elective contributions to the Plan. In addition, Parent will also contribute 50% of certain eligible employee’s contribution to the Plan with a maximum matching contribution of one thousand six hundred dollars. For each of the years ended December 31, 2014, 2013 and 2012, the Company incurred expenses of $0.3 million in connection with such Plan.

Parent provides a defined contribution plan for eligible employees in the United Kingdom (“U.K. Plan”). All United Kingdom employees are eligible to contribute to the U.K. Plan after three months of qualifying service. Parent contributes a percentage of an employee’s annual salary, subject to United Kingdom statutory restrictions, on a monthly basis for administrative employees of the Company based upon the age of the employee. For the years ended December 31, 2014, 2013 and 2012, the Company incurred expenses of $0.2 million, $0.1 million and $0.1 million, respectively, in connection with the U.K. Plan.

12.	REGULATED ENTITIES

Park Hill Group LLC, which is an entity within Park Hill Group funds advisory services business, is a registered broker-dealer and is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 as amended (the “Exchange Act”). Park Hill Group LLC elected to adopt the alternative standard, which defines minimum net capital as the greater of $250 or 2% of aggregate debit items computed in accordance with the reserve requirement. Park Hill Group LLC had net capital as of December 31, 2014 and December 31, 2013 of $34.6 million and $17.8 million, respectively, which exceeded the minimum net capital requirement by $34.3 million and $17.6 million, respectively.

PJT Partners

Notes to Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Park Hill Group LLC does not carry customer accounts and does not otherwise hold funds or securities for, or owe money or securities to, customers and, accordingly, is exempt from the SEC Customer Protection Rule (Rule 15c3-3).

13.	BUSINESS INFORMATION

PJT Partners’ activities providing strategic advisory, restructuring and reorganization and funds advisory services constitute a single reportable segment. An operating segment is a component of an entity which conducts business, incurs revenues and expenses for which discrete financial information is available that is reviewed by the chief operating decision maker in assessing performance and making resource allocation decisions. PJT Partners has a single operating segment and therefore a single reportable segment.

Since the financial markets are global in nature, the Company generally manages its business based on the operating results of the Company taken as a whole, not by geographic region. The following table sets forth the geographical distribution of revenues and assets based on the location of the office that generates the revenues or holds the assets, and therefore may not be reflective of the geography in which the Company’s clients are located.

	As of and for the Year Ended December 31,
	2014	2013	2012
Revenues
United States	$352,391	$352,244	$303,081
Rest of World	48,678	44,710	51,536

Total	$401,069	$396,954	$354,617

Assets
United States	$329,475	$297,649
Rest of World	18,476	22,013

Total	$347,951	$319,662

14.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through March 4, 2015, the date on which the combined financial statements were originally issued, and through June 23, 2015, the date on which these retrospectively revised (for the change in presentation of revenues described in Note 2) combined financial statements were available to be issued. There have been no subsequent events since December 31, 2014 that require recognition or disclosure in the retrospectively revised combined financial statements.

PJT Partners

Condensed Combined Statements of Financial Condition (Unaudited)

(Dollars in Thousands)

	March 31, 2015	December 31, 2014
Assets
Cash and Cash Equivalents	$33,498	$38,533
Accounts Receivable (net of allowance for doubtful accounts of $4,367 and $3,758 at March 31, 2015 and December 31, 2014, respectively)	159,021	162,924
Receivable from Affiliates	11,126	12,162
Due from Blackstone	57,405	36,517
Intangible Assets, Net	19,134	19,797
Goodwill	68,873	68,873
Other Assets	7,470	6,441
Deferred Tax Assets	2,067	2,704

Total Assets	$358,594	$347,951

Liabilities and Parent Company Equity
Accrued Compensation and Benefits	$32,115	$9,178
Accounts Payable, Accrued Expenses and Other Liabilities	3,886	4,817
Taxes Payable	53	62
Deferred Revenue	1,203	1,574

Total Liabilities	37,257	15,631

Commitments and Contingencies

Parent Company Equity
Parent Company Investment	319,244	331,310
Accumulated Other Comprehensive Income	2,093	1,010

Total Parent Company Equity	321,337	332,320

Total Liabilities and Parent Company Equity	$358,594	$347,951

See notes to condensed combined financial statements.

PJT Partners

Condensed Combined Statements of Operations (Unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended March 31,
	2015		2014
Revenues
Advisory Fees		$58,674	$52,329
Placement Fees		23,134	15,292
Interest Income		798	829
Other		(281)	(219)

Total Revenues		82,325	68,231

Expenses
Compensation and Benefits		79,635	85,440
Occupancy and Related		5,282	6,578
Travel and Related		3,304	2,573
Professional Fees		2,529	2,812
Communications and Information Services		1,406	1,530
Other Expenses		4,858	5,245

Total Expenses		97,014	104,178

Loss Before Provision for Taxes		(14,689)	(35,947)
Provision for Taxes		1,418	69

Net Loss Attributable to PJT Partners		$(16,107)	$(36,016)

Revenues Earned from Affiliates
Advisory Fees		$2,450	$5,095

Placement Fees		$1,068	$3,981

Pro Forma Combined Statement of Operations (Unaudited)

Loss Before Provision for Taxes		$(14,689)
Pro Forma Benefit for Taxes		(831)

Pro Forma Net Loss		(13,858)
Pro Forma Net Income (Loss) Attributable to Redeemable Non-Controlling Interests

Pro Forma Net Income (Loss) Attributable to PJT Partners	$

Income per Share of Class A Common Stock
Basic	$

Diluted	$

Weighted-Average Shares of Class A Common Stock Outstanding
Basic

Diluted

See notes to condensed combined financial statements.

PJT Partners

Condensed Combined Statements of Comprehensive Income (Unaudited)

(Dollars in Thousands)

	Three Months Ended March 31,
	2015	2014
Net Loss Attributable to PJT Partners	$(16,107)	$(36,016)
Other Comprehensive Income (Loss), Net of Tax - Currency Translation Adjustment	1,083	(10)

Comprehensive Loss Attributable to PJT Partners	$(15,024)	$(36,026)

See notes to condensed combined financial statements.

PJT Partners

Condensed Combined Statements of Changes in Parent Company Equity (Unaudited)

(Dollars in Thousands)

	Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Parent Company Equity
Balance at December 31, 2013	$301,561	$(233)	$301,328
Net Loss Attributable to PJT Partners	(36,016)	—	(36,016)
Currency Translation Adjustment	—	(10)	(10)
Net Increase in Parent Company Investment	21,468	—	21,468

Balance at March 31, 2014	$287,013	$(243)	$286,770

Balance at December 31, 2014	$331,310	$1,010	$332,320
Net Loss Attributable to PJT Partners	(16,107)	—	(16,107)
Currency Translation Adjustment	—	1,083	1,083
Net Increase in Parent Company Investment	4,041	—	4,041

Balance at March 31, 2015	$319,244	$2,093	$321,337

See notes to condensed combined financial statements.

PJT Partners

Condensed Combined Statements of Cash Flows (Unaudited)

(Dollars in Thousands)

	Three Months Ended March 31,
	2015	2014
Operating Activities
Net Loss	$(16,107)	$(36,016)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used In) Operating Activities
Equity-Based Compensation Expense	9,561	23,017
Excess Tax Benefits Related to Equity-Based Compensation	(71)	(99)
Depreciation Expense	864	1,813
Amortization Expense	663	663
Net Bad Debt Expense	609	1
Other Non-Cash Amounts Included in Net Loss	(111)	36
Cash Flows Due to Changes in Operating Assets and Liabilities
Accounts Receivable	3,295	39,001
Receivable from Affiliates	1,036	5,565
Due from Blackstone	(20,888)	(38,123)
Other Assets	(173)	(1,928)
Accrued Compensation and Benefits	22,937	(1,978)
Accounts Payable, Accrued Expenses and Other Liabilities	(931)	106
Taxes Payable	(9)	(197)
Deferred Revenue	(371)	(635)

Net Cash Provided by (Used In) Operating Activities	304	(8,774)

Financing Activities
Excess Tax Benefits Related to Equity-Based Compensation	71	99
Net Decrease from Parent Company Investment	(5,410)	(1,584)

Net Cash Used in Financing Activities	(5,339)	(1,485)

Net Decrease in Cash and Cash Equivalents	(5,035)	(10,259)
Cash and Cash Equivalents, Beginning of Period	38,533	29,664

Cash and Cash Equivalents, End of Period	$33,498	$19,405

Supplemental Disclosure of Cash Flows Information
Payments for Income Taxes, including those to Blackstone	$666	$1,056

See notes to condensed combined financial statements.

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited)

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

1.	ORGANIZATION

On October 7, 2014, the board of directors of the general partner of The Blackstone Group L.P. (“Blackstone” or the “Parent”) approved a plan to separate Blackstone’s financial and strategic advisory services, restructuring and reorganization advisory services and Park Hill Group businesses from Blackstone to form PJT Partners (“PJT Partners” or the “Company”).

Blackstone will distribute on a pro rata basis to its common unitholders all of the issued and outstanding shares of Class A common stock of PJT Partners Inc. held by it. This pro rata distribution is referred to as the “Distribution”. The separation of the PJT Partners business from Blackstone and related transactions, including the Distribution, the internal reorganization that will precede the Distribution and the acquisition by PJT Partners of PJT Capital LP (together with its general partner and their respective subsidiaries, “PJT Capital”) that will occur substantially concurrently with the Distribution, is referred to as the “spin-off.”

The spin-off, including the consummation of the acquisition of PJT Capital and the Distribution is subject to the satisfaction or waiver of certain conditions, as described in Note 3. “Reorganization and Spin-Off”.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These condensed combined financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of Blackstone. The condensed combined financial statements reflect the financial position, results of operations and cash flows of PJT Partners as they were historically managed, in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The condensed combined financial statements include certain assets that have historically been held at the Blackstone corporate level but are specifically identifiable or otherwise attributable to these condensed combined financial statements, primarily goodwill and intangible assets.

These financial statements are presented as if such businesses had been combined for all periods presented. All intercompany transactions have been eliminated.

The Condensed Combined Statements of Operations reflect intercompany expense allocations made to PJT Partners by Blackstone for certain corporate functions and for shared services provided by Blackstone. Where possible, these allocations were made on a specific identification basis, and in other cases these expenses were allocated by Blackstone based on a pro-rata basis of headcount, usage or some other basis depending on the nature of the allocated cost. Expenses without a specific consumption based indicator were allocated based on revenues adjusted for factors such as the size and complexity of the business. See Note 9. “Related Party Transactions” for further information on expenses allocated by Blackstone.

Both PJT Partners and Blackstone consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by PJT Partners during the periods presented. The allocations may not, however, reflect the expense PJT Partners would have incurred as an independent, publicly traded company for the periods presented. Actual costs that may have been incurred if PJT Partners had been a stand-alone company would depend on a number of factors, including the chosen organizational structure, which functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure. Following the spin-off, PJT Partners will perform these functions using its own resources or purchased services. For an interim period, however, some of

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

these functions will continue to be provided by Blackstone, pursuant to a transition services agreement for a period of 24 months with the option for Blackstone or PJT Partners to terminate any given service with 60 days’ notice. In addition to the transition services agreement, effective upon the spin-off, PJT Partners intends for certain related party arrangements to be converted into third party contracts.

Management believes it has made all necessary adjustments (consisting of only normal recurring items) so that the condensed combined financial statements are presented fairly and that estimates made in preparing its condensed combined financial statements are reasonable and prudent. These condensed combined financial statements should be read in conjunction with the Company’s audited combined financial statements.

Use of Estimates

The preparation of the condensed combined financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and such differences could be material. Estimates and the assumptions underlying these estimates are reviewed periodically, and the effects of revisions are reflected in the period in which they are determined to be necessary. In preparing the condensed combined financial statements, management makes estimates regarding the adequacy of the allowance for doubtful accounts, evaluation of goodwill and intangible assets, realization of deferred taxes, measurement of equity-based compensation and other matters that affect the reported amounts and disclosures in the condensed combined financial statements.

Revenue Recognition

Revenues primarily consist of Advisory and Placement Fees, Interest Income and Other. Transaction-based fees are recognized when (a) there is evidence of an arrangement with a client, (b) agreed upon services have been provided, (c) fees are fixed or determinable, and (d) collection is reasonably assured.

Advisory Fees – Advisory Fees consist of retainer and transaction-based fee arrangements related to strategic advisory services, restructuring and reorganization services and secondary advisory services within Park Hill Group. Advisory retainer and transaction-based fees are recognized when services for the transactions are complete, in accordance with terms set forth in individual agreements. The majority of the Advisory Fees are dependent on the successful completion of a transaction.

Placement Fees – Placement Fees consist of fund placement services for alternative investment funds and private placements for corporate clients. Private placement fees earned for services to corporate clients are recognized as earned upon successful completion of the transaction. Fund placement fees earned for services to alternative investment funds are typically recognized as earned upon acceptance by a fund of capital or capital commitments, in accordance with terms set forth in individual agreements. For commitment based fees, revenue is recognized as commitments are accepted (referred to as a “closing”). Fees for such closed end fund arrangements are generally paid in quarterly installments over three or four years, and interest is charged to the outstanding balance at an agreed upon rate (typically the London Interbank Offered Rate (“LIBOR”) plus a market-based margin). For funds with multiple closings, each closing is treated as a separate performance obligation. As a result, revenue is recognized at each closing as the performance obligations are fulfilled. For hedge fund structures, placement fees are earned based on net asset value (“NAV”) and calculated as a percentage of a placed investor’s month end NAV. Typically, fees for such hedge fund structures are earned over a 48 month period. For these arrangements, revenue is recognized monthly as the amounts become fixed and determinable.

PJT Partners

Notes to Condensed Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

The Company may receive non-refundable up-front fees upon execution of agreements with funds to provide capital fundraising services, which are recorded as revenues in the period over which services are provided. However, more recent placement fee arrangements have increasingly eliminated upfront fees.

Accrued but unpaid Advisory and Placement Fees are included in Accounts Receivable and Receivable from Affiliates in the Condensed Combined Statements of Financial Condition.

Interest Income – The Company typically earns interest on Cash and Cash Equivalents and on outstanding placement fees receivable. Interest on Placement Fees receivable is earned from the time revenue is recognized and is calculated based upon LIBOR plus an additional percentage as mutually agreed upon with the receivable counterparty. Interest receivable is included in Accounts Receivable and Receivable from Affiliates in the Condensed Combined Statements of Financial Condition.

Deferred Revenue – Deferred Revenue represents the receipt of Advisory and Placement Fees prior to such amounts being earned, and is recognized using the straight-line method over the period that it is earned.

Other Revenue – Other Revenue consists of miscellaneous income and foreign exchange gains and losses arising on transactions denominated in currencies other than U.S. dollars.

Fair Value of Financial Instruments

The carrying value of financial instruments approximates fair value. Financial instruments held by the Company include Cash Equivalents and Accounts Receivable.

GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is affected by a number of factors, including the type of financial instrument, the characteristics specific to the financial instrument and the state of the marketplace, including the existence and transparency of transactions between market participants. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Financial instruments measured and reported at fair value are classified and disclosed based on the observability of inputs used in the determination of fair values, as follows:

•	Level I – Quoted prices are available in active markets for identical financial instruments as of the reporting date.

•	Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.

•	Level III – Pricing inputs are unobservable for the financial instruments and includes situations where there is little, if any, market activity for the financial instrument. The inputs into the determination of fair value require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement.

PJT Partners

Notes to Condensed Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Cash and Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and Cash Equivalents consist of cash which is primarily held at one major U.S. financial institution.

Accounts Receivable

Accounts Receivable includes placement fees, interest and advisory fee receivables. Accounts receivable are assessed periodically for collectability and an allowance is recognized for doubtful accounts, if required.

Included in Accounts Receivable are long term receivables which relate to placement fees that are generally paid in installments over a period of four years. Additional disclosures regarding Accounts Receivable are discussed in Note 4. “Accounts Receivable and Allowance for Doubtful Accounts”. The Company charges interest on long term receivables based upon LIBOR plus an additional percentage as mutually agreed upon with the receivable counterparty.

The Company is reimbursed by certain clients for reasonable travel, telephone, postage and other out-of pocket expenses incurred in relation to services provided. Expenses that are directly related to such transactions and billable to clients are presented net in Accounts Receivable and Receivable from Affiliates in the Condensed Combined Statements of Financial Condition.

Allowance for Doubtful Accounts

The Company performs periodic reviews of outstanding accounts receivable and its clients’ financial condition. The Company generally does not require collateral and establishes an allowance for doubtful accounts based upon factors such as historical experience, credit quality, age of the accounts receivable balances and the current economic conditions that may affect a counterparty’s ability to pay such amounts owed to the Company.

After concluding that a reserved accounts receivable balance is no longer collectible, the Company will reduce both the gross receivable and the allowance for doubtful accounts. This is determined based on several factors including the age of the accounts receivable balance and the creditworthiness of the counterparty.

Goodwill and Intangible Assets

Goodwill recorded arose from the contribution and reorganization of Blackstone’s predecessor entities in 2007 immediately prior to Blackstone’s initial public offering (“IPO”). Goodwill is reviewed for impairment at least annually utilizing a qualitative or quantitative approach and more frequently if circumstances indicate impairment may have occurred. Goodwill is tested for impairment at the reporting unit level. A reporting unit is a component of an operating segment for which discrete financial information is available which is regularly reviewed by segment management. The impairment testing for goodwill under the qualitative approach is based first on a qualitative assessment to determine if it is more likely than not that the fair value of PJT Partners’ reporting unit is less than its respective carrying value. If it is determined that it is more likely than not that the reporting unit’s fair value is less than its carrying value or when the quantitative approach is used, a two-step quantitative assessment is performed to (a) calculate the fair value of the reporting unit and compare it to its carrying value, and (b) if the carrying value exceeds its fair value, to measure an impairment loss.

PJT Partners’ intangible assets are derived from customer relationships. Identifiable finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives of fifteen years, reflecting the

PJT Partners

Notes to Condensed Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

average time over which such relationships are expected to contribute to cash flows. Amortization expense is included within Other Expenses in the Condensed Combined Statements of Operations. The Company does not hold any indefinite-lived intangible assets. Intangible assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable.

Furniture, Equipment and Leasehold Improvements

Furniture, Equipment and Leasehold Improvements consist primarily of leasehold improvements, furniture, fixtures and equipment, computer hardware and software and are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method over the assets’ estimated useful economic lives, which for leasehold improvements are the lesser of the lease terms or the life of the asset, generally ten to fifteen years, and three to seven years for other fixed assets. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Furniture, Equipment and Leasehold Improvements are included in Other Assets on the Condensed Combined Statements of Financial Condition and Depreciation and Amortization are included in Other Expenses on the Condensed Combined Statements of Operations.

Foreign Currency

In the normal course of business, the Company may enter into transactions not denominated in U.S. dollars. Foreign exchange gains and losses arising on such transactions are recorded as Other Revenue in the Condensed Combined Statements of Operations. In addition, the Company combines a number of businesses that have a non-U.S. dollar functional currency. Non-U.S. dollar denominated assets and liabilities are translated to U.S. dollars at the exchange rate prevailing at the reporting date and income, expenses, gains and losses are translated at the prevailing exchange rate on the dates they were recorded. Cumulative translation adjustments arising from the translation of non-U.S. dollar denominated operations are recorded in Other Comprehensive Income.

Comprehensive Income

Comprehensive Income consists of Net Income and Other Comprehensive Income. The Company’s Other Comprehensive Income is comprised of foreign currency cumulative translation adjustments.

Compensation and Benefits

Certain employees of PJT Partners participate in Parent’s equity-based compensation plans. Equity-based compensation expense related to these plans is based upon specific identification of cost related to PJT Partners’ employees. PJT Partners also receives allocated equity-based compensation expense associated with Parent employees of central support functions. Compensation and Benefits consists of (a) employee compensation, comprising salary and bonus, and benefits paid and payable to employees and partners and (b) equity-based compensation associated with the grants of equity-based awards to employees and partners. Compensation cost relating to the issuance of equity-based awards with a requisite service period to partners and employees is measured at fair value at the grant date, taking into consideration expected forfeitures, and expensed over the vesting period on a straight-line basis. Equity-based awards that do not require future service are expensed immediately. Cash settled equity-based awards are classified as liabilities and are remeasured at the end of each reporting period.

In certain instances, PJT Partners may grant equity-based awards containing both a service and a market condition. The effect of the market condition is reflected in the grant date fair value of the award. Compensation

PJT Partners

Notes to Condensed Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

cost is recognized for an award with a market condition over the requisite service period, provided that the requisite service period is completed, irrespective of whether the market condition is satisfied. If a recipient terminates employment before completion of the derived service period, any compensation cost previously recognized is reversed unless the market condition has been satisfied prior to termination. If the market condition has been satisfied prior to termination, the remaining unrecognized compensation cost is accelerated.

Income Taxes

The Company’s operations have historically been included in Parent’s income tax returns, except for certain entities that are classified as partnerships for U.S. tax purposes. For purposes of the condensed combined financial statements, PJT Partners income tax expense and deferred tax balances have been presented on a separate company basis as if the Company filed income tax returns on a stand-alone basis separate from Parent. As a stand-alone entity, PJT Partners’ deferred taxes and effective tax rate may differ from those in the historical periods.

The effects of tax adjustments and settlements from taxing authorities are presented in PJT Partners’ condensed combined financial statements in the period to which they relate as if the Company were a separate tax filer. The Company recognizes the current and deferred tax consequences of all transactions that have been recognized in the condensed combined financial statements using the provisions of enacted tax laws.

PJT Partners and certain of their subsidiaries operate in the U.S. as partnerships for U.S. Federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. Accordingly, these entities in some cases are subject to New York City unincorporated business taxes or non-U.S. income taxes. Certain entities that are classified as partnerships for U.S. tax purposes filed income tax returns on a separate company basis.

Income taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current tax liabilities are recorded within Taxes Payable in the Condensed Combined Statements of Financial Condition.

PJT Partners analyzes its tax filing positions in all of the U.S. Federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. PJT Partners records uncertain tax positions on the basis of a two-step process: (a) a determination is made whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position, and (b) those tax positions that meet the more-likely-than-not threshold are recognized as the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority. PJT Partners recognizes accrued interest and penalties related to uncertain tax positions in Other Expenses within the Condensed Combined Statements of Operations.

Affiliates

PJT Partners considers its partners, employees, Parent, Parent funds and the portfolio companies of the Parent funds to be affiliates.

PJT Partners

Notes to Condensed Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Recent Accounting Developments

In February 2013, the FASB issued guidance on the reporting of amounts reclassified out of accumulated other comprehensive income. The guidance did not change the requirement for reporting net income or other comprehensive income in financial statements. However, the amendments required an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes to the financial statements, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts.

The guidance was effective prospectively for periods beginning after December 15, 2012. Adoption had no impact on the Company’s condensed combined financial statements.

In September 2011, the FASB issued enhanced guidance on testing goodwill for impairment. The amended guidance provides an entity with the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test by calculating the fair value of the reporting unit and comparing the fair value with the carrying amount of the reporting unit. If the carrying amount of a reporting unit exceeds its fair value, then the entity is required to perform the second step of the goodwill impairment test to measure the amount of the impairment loss, if any. Under the amended guidance, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. An entity may resume performing the qualitative assessment in any subsequent period. The amended guidance includes examples of events or circumstances that an entity must consider in evaluating whether it is more likely than not that the fair value of reporting units is less than its carrying amount. The amended guidance no longer permits the carry forward of detailed calculations of a reporting unit’s fair value from a prior year. The guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company adopted the guidance on October 1, 2012, the date of annual impairment testing. The amended guidance did not have a material impact on the Company’s condensed combined financial statements.

In March 2013, the FASB issued guidance on a parent entity’s accounting for cumulative translation adjustment upon derecognition of certain subsidiaries or groups of assets within a foreign entity or of an investment in a foreign entity. When a parent entity ceases to have a controlling financial interest in a subsidiary or a group of assets that is a business within a foreign entity, any related portion of the total cumulative translation adjustment should be released into net income if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. For an equity method investment that is a foreign entity, partial sale guidance applies. As such, a pro rata portion of the cumulative translation adjustment should be released into net income upon a partial sale of such an equity method investment. For an equity method investment that is not a foreign entity, the cumulative translation adjustment is released into net income only if the partial sale represents a complete or substantially complete liquidation of the foreign entity that contains the equity method investment. Additionally, the guidance clarifies that the sale of an investment in a foreign entity includes both (a) events that result in the loss of a controlling

PJT Partners

Notes to Condensed Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

financial interest in a foreign entity (that is, irrespective of any retained investment) and (b) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date (sometimes also referred to as a step acquisition). Accordingly, the cumulative translation adjustment should be released into net income upon the occurrence of those events. The guidance shall be applied on a prospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2013. The guidance should be applied to derecognition events occurring after the effective date. Prior periods should not be adjusted. Early adoption is permitted. Adoption did not have a material impact on the Company’s condensed combined financial statements.

In June 2014, the FASB issued amended guidance on revenue from contracts with customers. The guidance requires that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity is required to (a) identify the contract(s) with a customer (b) identify the performance obligations in the contract (c) determine the transaction price (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

The guidance introduces new qualitative and quantitative disclosure requirements about contracts with customers including revenue and impairments recognized, disaggregation of revenue and information about contract balances and performance obligations. Information is required about significant judgments and changes in judgments in determining the timing of satisfaction of performance obligations and determining the transaction price and amounts allocated to performance obligations. Additional disclosures are required about assets recognized from the costs to obtain or fulfill a contract.

The amended guidance is effective for annual periods beginning after December 15, 2016 including interim periods within that reporting period. The Company is currently evaluating the impact of the new guidance and the method of adoption in the combined financial results.

In November 2014, the FASB issued amended guidance on pushdown accounting. The amended guidance provides an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. Pushdown accounting is defined by the guidance as the use of the acquirer’s basis in the preparation of the acquiree’s separate financial statements. The amended guidance provides an acquired entity the option to determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity has the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. The amendments in this updated guidance are effective on November 18, 2014. Adoption of the amended guidance did not have a material impact on PJT Partners’ condensed combined financial statements.

3.	REORGANIZATION AND SPIN-OFF

In connection with the spin-off, Blackstone will undergo an internal reorganization, pursuant to which the operations that have historically constituted Blackstone’s Financial Advisory reporting segment, other than Blackstone’s capital markets services business, will be contributed to New Advisory L.P., a newly-formed holding partnership that will be controlled by PJT Partners Inc., as general partner. Blackstone’s capital markets

PJT Partners

Notes to Condensed Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

services business, which has historically derived a majority of its revenue from transactions involving portfolio companies or investment funds of Blackstone, will not be contributed to New Advisory L.P. and Blackstone will retain this business following completion of the spin-off. In the internal reorganization, the limited partners of the holding partnerships that own Blackstone’s operating subsidiaries and certain individuals engaged in the Company’s business will receive Class A common stock of PJT Partners Inc., as well as common units, of partnership interest in New Advisory L.P. (“Partnership Units”) that, subject to certain terms and conditions, are redeemable at the option of the holder for cash, or, at New Advisory L.P.’s election, for shares of PJT Partners Inc.’s Class A common stock on a one-for-one basis.

Prior to the distribution, New Advisory L.P. will acquire all of the outstanding equity interests in PJT Capital LP. In connection with the acquisition, Mr. Taubman and the other selling holders of equity interests in PJT Capital LP will receive unvested Partnership Units in New Advisory L.P.

Following the internal reorganization and the acquisition, The Blackstone Group L.P. will distribute on a pro rata basis to its common unitholders, all of the issued and outstanding Class A common stock of PJT Partners Inc. held by it.

Following the spin-off, PJT Partners Inc. will be a holding company and its sole asset will be its controlling equity interest in New Advisory L.P. As the sole general partner of New Advisory L.P., PJT Partners Inc. will operate and control all of the business and affairs and consolidate the financial results of New Advisory L.P. and its subsidiaries. The ownership interest of the limited partners of New Advisory L.P. will be reflected as a redeemable non-controlling interest in PJT Partners Inc.’s consolidated financial statements.

The limited partners of New Advisory L.P. will also hold all issued and outstanding shares of the Class B common stock of PJT Partners Inc. The shares of Class B common stock will have no economic rights but will entitle the holder, without regard to the number of shares of Class B common stock held, to a number of votes that is equal to the aggregate number of vested and unvested Partnership Units of New Advisory L.P. held by such holder on all matters presented to stockholders of PJT Partners Inc. other than director elections and removals. Shares of Class B common stock will initially entitle holders to only one vote per share in the election and removal of directors of PJT Partners Inc. In certain circumstances provided in PJT Partners Inc.’s certificate of incorporation, however, all or a portion of the voting power of any share of Class B common stock may become entitled to vote on all matters on which stockholders are entitled to vote generally, including the election and removal of directors of PJT Partners Inc. The voting power on applicable matters afforded to holders of Partnership Units by their shares of Class B common stock is automatically and correspondingly reduced as they exchange Partnership Units for cash or for shares of Class A common stock of PJT Partners Inc. pursuant to the exchange agreement. If at any time the ratio at which Partnership Units are exchangeable for shares of Class A common stock of PJT Partners Inc. changes from one-for-one, the number of votes to which Class B common stockholders are entitled on applicable matters will be adjusted accordingly. Holders of shares of PJT Partners Inc.’s Class B common stock will vote together with holders of PJT Partners Inc.’s Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Pro Forma Combined Statement of Operations Information (Unaudited)

The following unaudited pro forma financial information presented on the Combined Statement of Operations for the three months ended March 31, 2015 is based on PJT Partners’ historical financial statements as adjusted to reflect the internal reorganization described above.

Loss Before Provision for Taxes		$(14,689)
Pro Forma Benefit for Taxes (a)		(831)

Pro Forma Net Loss		(13,858)
Pro Forma Net Income (Loss) Attributable to Redeemable Non-Controlling Interests (b)

Pro Forma Net Income (Loss) Attributable to PJT Partners	$

Loss per Share of Class A Common Stock
Basic	$

Diluted	$

Weighted-Average Shares of Class A Common Stock Outstanding
Basic

Diluted

(a)	The benefit for income taxes reflected in the historical combined financial statements was calculated on a separate tax return basis, although PJT Partners’ operations have historically been included in Blackstone’s U.S. Federal, state and foreign tax returns.

Following the spin-off, PJT Partners Inc. will be subject to U.S. Federal income taxes, in addition to state and local taxes with respect to the allocable share of any net taxable income of New Advisory L.P., which will result in higher income taxes. As a result, the Unaudited Pro Forma Combined Statement of Operations reflects an adjustment to the benefit for income taxes to reflect effective rates below. These effective rates have been determined as if PJT Partners filed separate, stand-alone income tax returns after giving effect to the reorganization described elsewhere in this filing and calculate PJT Partners’ Benefit for Taxes. The following tables reconcile PJT Partners’ pro forma effective tax rate to the U.S. Federal statutory rate and calculate PJT Partners’ Benefit for Taxes:

Three Months Ended March 31, 2015
Statutory U.S. Federal Income Tax Rate	35.0%
Income Passed Through to Redeemable Non-Controlling Interest Holders	-16.7%
Foreign Income Taxes	-1.1%
State and Local Income Taxes	-4.4%
Compensation	-6.9%
Other	-0.2%

Effective Income Tax Rate	5.7%

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Thus, PJT Partners’ benefit for taxes is as follows:

Three Months Ended March 31, 2015
Loss Before Benefit for Taxes	$(14,689)
Effective Income Tax Rate	5.7%

Benefit for Taxes	$(831)

(b)	Following the spin-off, PJT Partners Inc. will become the sole general partner of New Advisory L.P. PJT Partners Inc. will initially own less than 100% of the economic interest in New Advisory L.P., but will have 100% of the voting power and control the management of New Advisory L.P. Immediately following the spin-off, the non-controlling interest will be %. The percentage of the Net Income Attributable to the Redeemable Non-Controlling Interests will vary from this percentage due to the differing level of income taxes applicable to the controlling interest.

Partnership Units in New Advisory L.P. are exchangeable at the option of the holder for cash, or, at PJT Partners’ election, for shares of Class A common stock on a one-for-one basis. The election to exchange Partnership Units is entirely within the control of the Partnership Unitholder, although PJT Partners retains the sole option to determine whether to settle the exchange in either cash or shares of Class A common stock. A non-controlling interest with redemption features not solely within PJT Partners’ control is considered a redeemable non-controlling interest and is presented separately from Equity in Unaudited Pro Forma Combined Statement of Financial Condition.

The corporate tax provision attributable to PJT Partners Inc. is allocated solely to PJT Partners Inc. The pro forma Net Loss is split as follows:

	Three Months Ended March 31, 2015
Loss Before Provision for Taxes		$(14,689)
Tax Provision Attributable to all Shareholders		1,200

Net Loss Attributable to all Shareholders		(15,889)
Redeemable Non-Controlling Interests Percentage

Net Loss Attributable to Redeemable Non-Controlling Interests	$

Net Loss Attributable to all Shareholders		$(15,889)
Controlling Interests Percentage

Tax Provision (Benefit) Attributable Solely to PJT Partners Inc.

Net Loss Attributable to PJT Partners Inc.	$

PJT Partners

Notes to Condensed Combined Financial Statements – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

4.	ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Included in Accounts Receivable and Receivable from Affiliates are long term receivables of $55.1 million and $66.0 million as of March 31, 2015 and December 31, 2014, respectively, related to placement fees that are generally paid in installments over a period of four years. Of these amounts, $4.4 million and $5.1 million relate to long term receivables with affiliates as of March 31, 2015 and December 31, 2014, respectively. The carrying value of such long term receivables approximates fair value. Long term receivables are classified as Level II in the fair value hierarchy.

The Company does not have any long term receivables on non-accrual status. Long term receivables which were more than 90 days past due as of March 31, 2015 and December 31, 2014 were $1.1 million and $1.1 million, respectively. Long term receivables from affiliates which were more than 90 days past due as of March 31, 2015 and December 31, 2014 were $0.1 million and $0.2 million, respectively.

Changes in the allowance for doubtful accounts related to long term receivables are presented below:

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Balance, Beginning of Period	$392	$1,621
Allowance Recovery	—	(1,229)

Balance, End of Period	$392	$392

5.	GOODWILL AND INTANGIBLE ASSETS

The carrying value of goodwill was $68.9 million as of March 31, 2015 and December 31, 2014. As of March 31, 2015 and December 31, 2014, the Company concluded there was no evidence of goodwill impairment.

Intangible Assets, Net consists of the following:

	March 31, 2015	December 31, 2014
Finite-Lived Intangible Assets/Customer Relationships	$39,791	$39,791
Accumulated Amortization	(20,657)	(19,994)

Intangible Assets, Net	$19,134	$19,797

Amortization expense was $0.7 million and $0.7 million for the three months ended March 31, 2015 and 2014, respectively. Amortization of Intangible Assets held at March 31, 2015 is expected to be $2.7 million for each of the years ending December 31, 2015, 2016, 2017, 2018 and 2019. The intangible assets as of March 31, 2015 are expected to amortize over a weighted-average period of 7.3 years.

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

6.	OTHER ASSETS

Other Assets consists of the following:

	March 31, 2015	December 31, 2014
Furniture, Equipment and Leasehold Improvements	$17,581	$17,404
Less: Accumulated Depreciation	(12,524)	(12,293)

Furniture, Equipment and Leasehold Improvements, Net	5,057	5,111
Prepaid Expenses	1,545	1,120
Other Assets	868	210

	$7,470	$6,441

Depreciation expense, including Parent allocations, was $0.9 million and $1.8 million related to Furniture, Equipment and Leasehold Improvements for the three months ended March 31, 2015 and 2014, respectively, and was included in Other Expenses in the Condensed Combined Statements of Operations.

7.	INCOME TAXES

PJT Partners income taxes were calculated on a separate tax return basis, although PJT Partners’ operations have historically been included in Parent’s U.S. Federal, state and foreign tax returns. As a stand-alone entity, PJT Partners’ deferred taxes and effective tax rate may differ from those in the historical periods.

	Three Months Ended March 31,
	2015	2014
Loss Before Provision for Taxes
United States	$(10,684)	$(33,206)
International	(4,005)	(2,741)

Total	$(14,689)	$(35,947)

The Provision for Income Taxes consists of the following:

	Three Months Ended March 31,
	2015	2014
Current
Foreign Income Tax	$165	$100
State and Local Income Tax	616	378

	781	478

Deferred
State and Local Income Tax	637	(409)

Provision for Taxes	$1,418	$69

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

The following table summarizes the Company’s tax position:

	Three Months Ended March 31,
	2015	2014
Loss Before Provision for Taxes	$(14,689)	$(35,947)
Total Provision for Taxes	$1,418	$69
Effective Income Tax Rate	-9.7%	-0.2%

The following table reconciles the Provision for Taxes to the U.S. Federal statutory tax rate:

	Three Months Ended March 31,
	2015	2014
Statutory U.S. Federal Income Tax Rate	35.0%	35.0%
Income Passed Through to Common Unitholders and Non-Controlling Interest Holders (a)	-25.4%	-32.4%
Foreign Income Taxes	-10.7%	-2.9%
State and Local Income Taxes	-4.2%	-0.7%
Change in Tax Rate	-4.4%	0.8%

Effective Income Tax Rate (b)	-9.7%	-0.2%

(a)	Includes income that is not taxable to PJT Partners and its subsidiaries. Such income is directly taxable to the Company’s unitholders and non-controlling interest holders.
(b)	The Effective Income Tax Rate is calculated on Loss Before Provision for Taxes.

Deferred income taxes reflect the net tax effects of temporary differences that may exist between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using enacted tax rates in effect for the year in which the differences are expected to reverse. A summary of the tax effects of the temporary differences is as follows:

	March 31, 2015	December 31, 2014
Deferred Tax Assets
Equity-Based Compensation	$2,123	$2,659
Depreciation and Amortization	(319)	(408)
Other	263	453

Total Deferred Tax Assets	$2,067	$2,704

Future realization of tax benefits depends on the expectation of taxable income within a period of time that the tax benefits will reverse. The Company also considers projections of taxable income in evaluating its ability to utilize deferred tax assets. In projecting its taxable income, the Company begins with historic results and incorporates assumptions of the amount of future pretax operating income. The assumptions about future taxable income require significant judgment and are consistent with the plans and estimates that the Company uses to manage its business. At this time, the Company’s projections of future taxable income that include the effects of originating and reversing temporary differences, including those for the tax basis intangibles, indicate that it is more likely than not that the benefits from the deferred tax asset will be realized. Therefore, the Company has determined that a valuation allowance is not needed at March 31, 2015 and December 31, 2014.

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Currently, the Company does not believe it meets the indefinite reversal criteria that would cause the Company to not recognize a deferred tax liability with respect to its foreign subsidiaries. Where applicable, the Company will record a deferred tax liability for any outside basis difference of an investment in a foreign subsidiary.

The Company’s Parent or its subsidiary files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and certain state, local and foreign tax regulators. As of March 31, 2015, the Company’s U.S. Federal income tax returns for the years 2011 through 2013 are open under the normal three-year statute of limitations and therefore subject to examination. State and local tax returns are generally subject to audit from 2010 through 2013.

The Company’s unrecognized tax benefits, excluding related interest and penalties, were:

	March 31, 2015	December 31, 2014
Unrecognized Tax Benefits - January 1	$—	$5
Additions for Tax Positions of Prior Years	—	56
Settlements	—	(61)

Unrecognized Tax Benefits - End of Period	$—	$—

The Company does not believe that it will have a material increase or decrease in its unrecognized tax benefits during the coming year.

The unrecognized tax benefits are recorded in Accounts Payable, Accrued Expenses and Other Liabilities in the Condensed Combined Statements of Financial Condition.

The Company recognizes interest and penalties accrued related to unrecognized tax positions in Other Expenses. During the three months ended March 31, 2015 and March 31, 2014, no interest expense or penalties were accrued.

On September 13, 2013, the U.S. Treasury Department and the IRS issued final regulations that address costs incurred in acquiring, producing or improving tangible property (“the tangible property regulations”). The tangible property regulations are generally effective for tax years beginning on or after January 1, 2014, and may be adopted in earlier years. Management does not anticipate the impact of these changes to be material to the Company’s combined financial condition or results of operations.

8.	EQUITY-BASED COMPENSATION

Until the consummation of the spin-off, existing PJT Partners employees will continue to participate in Parent’s equity compensation plans. The equity-based compensation expense recorded by PJT Partners, for the periods presented, includes the expense associated with the employees historically attributable to PJT Partners’ operations. As the equity-based compensation plans are Parent’s plans, the amounts have been recognized within Parent Company Investment and Due from Blackstone on the Condensed Combined Statements of Financial Condition.

Parent has granted equity-based compensation awards to the Company’s partners, non-partner professionals, non-professionals and selected external advisers under the Partnership’s 2007 Equity Incentive Plan (the “Equity Plan”), the majority of which to date were granted in connection with Parent’s IPO. The Equity Plan allows for

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

the granting of options, unit appreciation rights or other unit-based awards (units, restricted units, restricted common units, deferred restricted common units, phantom restricted common units or other unit-based awards based in whole or in part on the fair value of the Parent common units or Parent Holdings Partnership Units) which may contain certain service or performance requirements. As of January 1, 2015, the Parent had the ability to grant 165,943,809 units under the Equity Plan.

For the three months ended March 31, 2015 and 2014, the Company recorded compensation expense of $25.3 million and $31.2 million, respectively, in relation to its equity-based awards with corresponding tax benefits of $0.1 million and $0.1 million, respectively.

As of March 31, 2015, there was $75.5 million of estimated unrecognized compensation expense related to unvested awards. This cost is expected to be recognized over a weighted-average period of 2.5 years.

Total vested and unvested outstanding units, including Parent common units, Parent Holdings Partnership Units and deferred restricted common units, were 15,913,969 as of March 31, 2015. There were no outstanding unvested phantom units as of March 31, 2015.

A summary of the status of the Company’s unvested equity-based awards as of March 31, 2015 and of changes during the period January 1, 2015 through March 31, 2015 is presented below:

	Blackstone Holdings		The Blackstone Group L.P.
			Equity Settled Awards		Cash Settled Awards
Unvested Units	Blackstone Units	Weighted- Average Grant Date Fair Value	Deferred Restricted Common Units	Weighted- Average Grant Date Fair Value	Phantom Units	Weighted- Average Grant Date Fair Value
Balance, December 31, 2014	3,357,200	$23.05	2,297,924	$16.40	513	$32.62
Granted	—	—	1,109,975	33.81	—	—
Vested	(273,152)	19.72	(829,522)	13.99	(513)	32.62
Forfeited	—	—	(40,186)	14.47	—	—
Transferred Out (a)	(360,735)	19.27	(64,690)	14.15	—	—

Balance, March 31, 2015	2,723,313	$23.88	2,473,501	$25.12	—	$—

(a)	Represents the transfer of units related to employee transfers from PJT Partners to another Blackstone business.

Units Expected to Vest

The following unvested units, after expected forfeitures, as of March 31, 2015, are expected to vest:

	Units	Weighted-Average Service Period in Years
Blackstone Holdings Partnership Units	2,545,171	1.5
Deferred Restricted Blackstone Common Units	2,120,755	2.3

Total Equity-Based Awards	4,665,926	1.9

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Deferred Restricted Common Units and Phantom Units

Blackstone has granted deferred restricted common units to certain partner and non-partner professionals, analysts and senior finance and administrative personnel and selected external advisers and phantom units (cash settled equity-based awards) to other partner and non-partner employees. Holders of deferred restricted common units and phantom units are not entitled to any voting rights. Only phantom units are to be settled in cash.

The fair values of deferred restricted common units have been derived based on the closing price of Blackstone’s common units on the date of the grant, multiplied by the number of unvested awards and expensed over the assumed service period, which ranges from 1 to 8 years. Additionally, the calculation of the compensation expense assumes forfeiture rates based upon historical turnover rates, ranging from 5.5% to 16.7% annually by employee class, and a per unit discount, ranging from $0.01 to $7.40 as a majority of these unvested awards do not contain distribution participation rights. In most cases, Blackstone will not make any distributions with respect to unvested deferred restricted common units. However, there are certain grantees who receive distributions on both vested and unvested deferred restricted common units.

The phantom units have vested over the assumed three-year service period. On each such vesting date, Blackstone delivered cash to the holder in an amount equal to the number of phantom units held multiplied by the then fair market value of the Blackstone common units on such date. Additionally, the calculation of the compensation expense assumes a forfeiture rate based upon a historical turnover rate of 16.7% annually for this employee class. Blackstone is accounting for these cash settled awards as a liability. Blackstone paid $16.7 and $22.3 to non-partner employees in settlement of phantom units for the three months ended March 31, 2015 and 2014, respectively.

Parent Holdings Partnership Units

At the time of Parent’s reorganization in 2007, Parent’s predecessor owners and selected advisers received 827,516,625 Partner Holdings Partnership Units, of which 387,805,088 were vested and 439,711,537 were to vest over a period of up to 8 years from the IPO date. Subsequent to this reorganization, Parent has granted Parent Holdings Partnership Units to newly hired partners. Parent has accounted for the unvested Parent Holdings Partnership Units as compensation expense over the vesting period. The fair values have been derived based on the closing price of Parent’s common units on the date of the grant, or $31 (based on the IPO price per Parent common unit) for those units issued at the time of the reorganization, multiplied by the number of unvested awards and expensed over the assumed service period which ranges from 1 to 8 years. Additionally, the calculation of the compensation expense assumes a forfeiture rate of up to 16.7%, based on historical experience.

9.	RELATED PARTY TRANSACTIONS

Receivable from Affiliates

Receivable from Affiliates includes placement and advisory fee receivables from affiliates. Placement fee receivables from affiliates totaled $11.1 million and $11.9 million as of March 31, 2015 and December 31, 2014, respectively. Advisory fee receivables from affiliates totaled $43 and $0.3 million as of March 31, 2015 and December 31, 2014, respectively.

Due from Blackstone

Due from Blackstone represents the net amount of non-placement and advisory fee related receivables and payables transacted with affiliates in the ordinary course of business. Due from Blackstone includes PJT Partners’ relationship with Blackstone’s treasury and central bill paying entity offset by expenses incurred by Blackstone on PJT Partners’ behalf including but not limited to accounting, payroll, human resources, legal, compliance, financial administration and information technology.

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Revenues Earned from Affiliates

Advisory Fees earned from affiliates totaled $2.5 million and $5.1 million for the three months ended March 31, 2015 and 2014, respectively. Placement Fees earned from affiliates totaled $1.1 million and $4.0 million for the three months ended March 31, 2015 and 2014, respectively, representing 4.6% and 26.0% of total Placement Fees for such periods, respectively. These fees were earned in the ordinary course of business.

Interest Income earned from affiliates totaled $0.1 million and $0.1 million for the three months ended March 31, 2015 and 2014, respectively.

Corporate Allocations

Blackstone has historically provided PJT Partners with various office facilities, administrative and operational support services at cost. Such expenses have historically been allocated to PJT Partners based upon an established methodology appropriate to the expense. Under this methodology, expenses incurred by support service groups are allocated based agreed upon expense drivers. Example allocation methodologies include time and labor studies and proportional usage, headcount or square footage measures. Additionally, Blackstone incurs expenses on behalf of PJT Partners that can be specifically attributed to PJT Partners. Such expenses are comprised principally of compensation and benefits, occupancy and office services, communications and information services, research and professional fees. PJT Partners reimburses Blackstone for its share of all such expenses paid on its behalf.

Additionally, Blackstone provides bill paying, payroll, cash management and foreign currency risk services on behalf of PJT Partners. These arrangements generate amounts due to or due from Blackstone which are reflected in Due from Blackstone.

Management believes the assumptions underlying the condensed combined financial statements are reasonable. Nevertheless, the condensed combined financial statements may not include all of the actual expenses that would have been incurred and may not reflect PJT Partners’ combined results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Actual costs that would have been incurred if PJT Partners had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

In connection with the spin-off, the Company incurred severance costs for the year ended December 31, 2014, which was recorded as Compensation and Benefits in the Combined Statements of Operations. The severance costs were primarily associated with the termination of employees and related benefits. Severance costs of $251 were incurred for the three months ended March 31, 2015. The following table summarizes the net accrued balance and utilization by caption as recorded in the Combined Statements of Financial Condition:

	Due To Blackstone	Accrued Compensation and Benefits	Total
Severance, December 31, 2014	$10,372	$3,021	$13,393
Severance Incurred	18	233	251
Payments	(4,029)	(2,927)	(6,956)

Severance, March 31, 2015	$6,361	$327	$6,688

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

As noted above, Blackstone provides payroll services on behalf of the Company. The severance liability is thus recorded based on whether Blackstone or the Company will pay the liability. At March 31, 2015, the Company has a net receivable from Blackstone, and thus the Due to Blackstone is a component of the net Due from Blackstone in the Condensed Combined Statements of Financial Condition.

10.	COMMITMENTS AND CONTINGENCIES

Commitments

Operating Leases

The Company leases office space in various cities throughout the United States under non-cancelable leases expiring at various dates through 2020.

As of March 31, 2015, the aggregate minimum future payments required on the operating leases are as follows:

2015	$417
2016	571
2017	587
2018	605
2019	622
Thereafter	72

Total	$2,874

Total rent expense, including Parent allocations of rent expense, of $4.9 million and $5.9 million is included in Occupancy and Related charges in the Condensed Combined Statements of Operations for the three months ended March 31, 2015 and 2014, respectively. These amounts include variable operating escalation payments, which are paid when invoiced.

Litigation

From time to time, the Company is named as a defendant in legal actions relating to transactions conducted in the ordinary course of business. Some of these matters may involve claims of substantial amounts. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, after consultation with external counsel, the Company believes it is not probable and/or reasonably possible that any current legal proceedings or claims would individually or in the aggregate have a material adverse effect on the condensed combined financial statements of the Company.

Indemnification

The Company enters into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements is not known. However, the Company has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.

Concentrations

The Company is not subject to any material concentrations with respect to its revenues for the three months ended March 31, 2015 and 2014, or credit risk with respect to its accounts receivable as of March 31, 2015 and December 31, 2014.

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

11.	EMPLOYEE BENEFIT PLANS

Parent provides a 401(k) plan (the “Plan”) for eligible employees in the United States. For certain administrative employees who are eligible for participation in the Plan, Parent makes a non-elective contribution of 2% of such employee’s annual compensation up to a maximum of one thousand six hundred dollars regardless of whether the employee makes any elective contributions to the Plan. In addition, Parent will also contribute 50% of certain eligible employee’s contribution to the Plan with a maximum matching contribution of one thousand six hundred dollars. For each of the three months ended March 31, 2015 and 2014, the Company incurred expenses of $0.1 million in connection with such Plan.

Parent provides a defined contribution plan for eligible employees in the United Kingdom (“U.K. Plan”). All United Kingdom employees are eligible to contribute to the U.K. Plan after three months of qualifying service. Parent contributes a percentage of an employee’s annual salary, subject to United Kingdom statutory restrictions, on a monthly basis for administrative employees of the Company based upon the age of the employee. For the three months ended March 31, 2015 and 2014, the Company incurred expenses of $44.0 and $32.2, respectively, in connection with the U.K. Plan.

12.	REGULATED ENTITIES

Park Hill Group LLC, which is an entity within Park Hill Group funds advisory services business, is a registered broker-dealer and is subject to the net capital requirements of Rule 15c3-1 under the Securities Exchange Act of 1934 as amended (the “Exchange Act”). Park Hill Group LLC elected to adopt the alternative standard, which defines minimum net capital as the greater of $250 or 2% of aggregate debit items computed in accordance with the reserve requirement. Park Hill Group LLC had net capital as of March 31, 2015 and December 31, 2014 of $21.7 million and $34.6 million, respectively, which exceeded the minimum net capital requirement by $21.4 million and $34.3 million, respectively.

Park Hill Group LLC does not carry customer accounts and does not otherwise hold funds or securities for, or owe money or securities to, customers and, accordingly, is exempt from the SEC Customer Protection Rule (Rule 15c3-3).

13.	BUSINESS INFORMATION

PJT Partners’ activities providing strategic advisory, restructuring and reorganization and funds advisory services constitute a single reportable segment. An operating segment is a component of an entity which conducts business, incurs revenues and expenses for which discrete financial information is available that is reviewed by the chief operating decision maker in assessing performance and making resource allocation decisions. PJT Partners has a single operating segment and therefore a single reportable segment.

PJT Partners

Notes to Condensed Combined Financial Statements (Unaudited) – Continued

(All Dollars Are in Thousands, Except Share and Per Share Data, Except Where Noted)

Since the financial markets are global in nature, the Company generally manages its business based on the operating results of the Company taken as a whole, not by geographic region. The following table sets forth the geographical distribution of revenues and assets based on the location of the office that generates the revenues or holds the assets, and therefore may not be reflective of the geography in which the Company’s clients are located.

	As of and for the Three Months Ended March 31,
	2015	2014
Revenues
United States	$74,298	$57,207
Rest of World	8,027	11,024

Total	$82,325	$68,231

Assets
United States	$340,383
Rest of World	18,211

Total	$358,594

14.	SUBSEQUENT EVENTS

As of June 23, 2015, the date on which these condensed combined financial statements were available to be issued, there have been no subsequent events since March 31, 2015 that require recognition or disclosure in the condensed combined financial statements.

PJT Partners

Schedule II – Valuation and Qualifying Accounts

(Dollars in Thousands)

	Allowance for Doubtful Accounts
	Year Ended December 31,
	2014	2013	2012
Balance, Beginning of Period	$2,876	$4,121	$6,545
Additions:
Bad Debt Expense	2,138	677	1,558
Deductions:
Charge-offs of Uncollectible Balances	(1,256)	(1,922)	(3,982)

Balance, End of Period	$3,758	$2,876	$4,121